As filed with the Securities and Exchange Commission on May 24, 2013.

Registration No. 333-187564

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE OZARKS, INC.

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0556208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classifications Code Number)	(I.R.S. Employer Identification Number)

17901 Chenal Parkway

Little Rock, Arkansas 72223

(501) 978-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg L. McKinney

Chief Financial Officer and Chief Accounting Officer

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Tel. (501) 978-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

H. Watt Gregory, III Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, Arkansas 72201 Tel. (501) 975-3000	Neil E. Grayson Nelson Mullins Riley & Scarborough LLP 104 South Main Street, Suite 900 Greenville, South Carolina 29601 Tel. (864) 250-2300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common Stock, $0.01 par value	2,370,370	n/a	$95,518,000	$13,028.66

(1)	Represents the maximum number of shares of Bank of the Ozarks, Inc. (the “Company”) common stock that may be issued to holders of shares of common stock of The First National Bank of Shelby (“FNB”) in the merger assuming that (i) shareholders of FNB elect 100% stock consideration and (ii) the Buyer Average Stock Price (as such term is defined in the Agreement and Plan of Merger dated as of January 24, 2013 by and among the Company, Bank of the Ozarks and FNB, as amended, (the “Merger Agreement”)) is the lowest amount permitted in the Merger Agreement.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the book value of the FNB shares of common stock (the securities to be canceled in the merger) and is equal to the product of (i) $238.795, calculated according to Rule 457(f)(2) of the Securities Act, multiplied by (ii) 400,000, the maximum number of FNB shares of common stock that may be canceled and exchanged for Company common stock in the merger.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously Paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED MAY 24, 2013

THE FIRST NATIONAL BANK OF SHELBY

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                      , 2013

BANK OF THE OZARKS, INC.

PROSPECTUS

COMMON STOCK

To the Shareholders of The First National Bank of Shelby:

On January 24, 2013, The First National Bank of Shelby (“FNB”) entered into an Agreement and Plan of Merger with Bank of the Ozarks, Inc. (the “Company”) and its subsidiary, Bank of the Ozarks. That agreement was subsequently amended on February 5, 2013 to clarify certain provisions. We refer to the Agreement and Plan of Merger, as amended, as the “merger agreement.” If the merger agreement is approved and the merger is subsequently completed, FNB will be merged with and into Bank of the Ozarks. FNB is sending you this document to ask you to vote on a proposal to approve the merger agreement.

The aggregate merger consideration to be paid in the merger, subject to possible adjustments, is $64,000,000. The aggregate merger consideration will consist of a combination of cash and shares of Company common stock, $0.01 par value per share, which shares are traded on the NASDAQ Global Stock Market (“Nasdaq Stock Market”) under the symbol “OZRK.” Pursuant to the terms of the merger agreement, at least 51% of the aggregate merger consideration will consist of stock consideration. We refer to this requirement as the “minimum stock consideration requirement.” When the merger is completed, each holder of a share of FNB common stock will receive merger consideration, subject to possible adjustments, equal to $160.00 per share of FNB common stock, consisting of either $160.00 in cash, a number of shares of Company common stock having a value of $160.00 based on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger, or a combination of shares of Company common stock and cash having a total value of $160.00.

Assuming that shareholders of FNB elect to receive the minimum amount of stock consideration upon completion of the merger, the Company would pay $31,360,000 in cash and issue a number of shares of Company common stock having a value of approximately $32,640,000; however, because the market value of shares of the Company’s common stock fluctuates, the actual number of shares of Company common stock issuable in the merger will not be finally determined until the fifth business day prior to the closing of the merger. Assuming the 10-day average closing price of Company common stock ending on the fifth business day prior to the closing of the merger is $43.18 (which was the 10-day average closing price of Company common stock for the ten consecutive trading days ended on May 21, 2013, the last practicable trading day before the date of this proxy statement/prospectus), and assuming that shareholders of FNB elect to receive the minimum amount of stock consideration, then we anticipate that an aggregate of approximately 755,905 shares of Company common stock would be issued to FNB shareholders upon completion of the merger.

If the merger is approved, you will be asked to make an election with respect to your form of payment. Notwithstanding the elections made by FNB shareholders, pursuant to the minimum stock consideration requirement in the merger agreement, at least 51% (and up to 100%) of the total merger consideration will be paid in shares of Company common stock and no more than 49% of the total merger consideration will be paid in cash. If the total elections made by FNB shareholders would result in an oversubscription for cash, then the exchange agent will prorate the amount of stock and cash to be issued in the merger as necessary to ensure that 51% of the aggregate merger consideration is paid in the form of shares of Company common stock. In addition, (i) no fractional shares of Company common stock will be issued, and cash will be paid to an FNB shareholder electing to receive Company common stock, in an amount equal to the dollar value of any fractional interest, based on the average closing price of the Company’s common stock; and (ii) any stock election that would otherwise result in an FNB shareholder receiving less than ten (10) shares of Company common stock will be paid entirely in cash. In any of the above cases, you may receive a combination of shares of Company common stock and cash for your FNB shares that is different from the amount you elected, depending on the elections made by other FNB shareholders.

On                     , 2013, the closing sales price of Company common stock on the Nasdaq Stock Market was $        .

The board of directors of FNB has unanimously determined that the merger and the merger agreement are fair and in the best interests of FNB and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the FNB common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed return envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. Because the required vote is based on the outstanding shares of FNB, if you do not vote, or if you do not instruct your broker or other nominee how to vote any shares held for you, or if you “ABSTAIN,” it will have the same effect as voting “AGAINST” the merger agreement.

If you do not desire to receive the merger consideration and instead wish to exercise dissenters’ rights and be paid in cash the appraised fair value of your shares of FNB common stock, you must strictly comply with the requirements of the National Bank Act, particularly 12 U.S.C. §214a and the rules and regulations of the Office of the Comptroller of the Currency (the “OCC”), in order to perfect your dissenters’ rights under Federal law and receive the fair value of your FNB common stock in cash. Copies of 12 U.S.C. §214a and the relevant regulations of the OCC are included as Appendix C to this proxy statement/prospectus.

The officers and directors of FNB and holders of five percent or more of FNB’s common stock have executed voting agreements with the Company committing such persons, only in their capacity as shareholders of FNB, to vote their shares of FNB common stock in favor of the merger agreement and the merger.

This proxy statement/prospectus gives you detailed information about the special meeting of shareholders to be held                     , 2013, the merger agreement and other related matters. You should carefully read this entire document, including the appendices. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 26.

On behalf of the FNB board of directors, I thank you for your prompt attention to this important matter.

/S/ HELEN A. JEFFORDS
Helen A. Jeffords President and Chief Executive Officer The First National Bank of Shelby

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated                     , 2013, and is first being mailed to FNB shareholders on or about                     , 2013.

THE FIRST NATIONAL BANK OF SHELBY

106 SOUTH LAFAYETTE STREET

SHELBY, NORTH CAROLINA 28150

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2013

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of The First National Bank of Shelby (“FNB”) will be held at 106 South Lafayette Street, Shelby, North Carolina 28150, at 10:00 a.m., eastern time, on                     , 2013, for the following purposes:

1. To vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 24, 2013, by and among FNB, Bank of the Ozarks, Inc. (the “Company”) and its subsidiary, Bank of the Ozarks, as such agreement may be amended from time to time, pursuant to which, among other things, FNB will be merged with and into Bank of the Ozarks. As a result of the merger, each of the outstanding shares of FNB will be converted into the right to receive shares of Company common stock or cash, or a combination of both stock and cash, as more particularly described elsewhere in this proxy statement/prospectus.

2. To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

3. To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting.

The proposed merger is described in more detail in this proxy statement/prospectus, which you should read carefully in its entirety before voting. Only FNB shareholders of record as of the close of business on                     , 2013 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments or postponements of the special meeting.

A holder of FNB common stock who complies with the provisions of the National Bank Act and the rules and regulations of the Office of the Comptroller of the Currency (the “OCC”) relating to dissenters’ rights applicable to the merger is entitled to determination and payment in cash of the “fair value” of their stock under the relevant provisions of the National Bank Act and the rules and regulations of the OCC, copies of which are attached as Appendix C to this proxy statement/prospectus.

Whether you attend the special meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to the corporate secretary of FNB a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the special meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted.

BY ORDER OF THE FNB BOARD OF DIRECTORS

/S/ HELEN A. JEFFORDS
Helen A. Jeffords President and Chief Executive Officer

Shelby, North Carolina

                    , 2013

THE BOARD OF DIRECTORS OF THE FIRST NATIONAL BANK OF SHELBY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT, AND “FOR” GRANTING THE PROXIES THE DISCRETION TO ADJOURN THE SPECIAL MEETING TO A LATER DATE IN ORDER TO SOLICIT FURTHER PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE TIME OF THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Bank of the Ozarks, Inc. (the “Company”) from documents that are filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) but that are not included in or delivered with this proxy statement/prospectus. You can obtain copies of the Company’s documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the Company at the following address:

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Susan Blair, Investor Relations

Telephone: (501) 978-2217

Shareholders of The First National Bank of Shelby requesting copies of the Company’s documents from the Company should do so by                     , 2013 in order to receive them before the special meeting.

You may also obtain these documents at the SEC’s website (www.sec.gov) and you may obtain certain of these documents at the Company’s website (www.bankozarks.com) by selecting the tab entitled “Investor Relations” and then the tab entitled “Current SEC Filings.” Other information contained on the Company’s website is expressly not incorporated by reference into this document.

If you have any questions, or need assistance in completing and returning your proxy, you may contact The First National Bank of Shelby at the following address and telephone number:

The First National Bank of Shelby

106 South Lafayette Street

Shelby, North Carolina 28150

Attention: Helen A. Jeffords, President and Chief Executive Officer

Telephone: (704) 484-6200

See “Where You Can Find More Information” on page 229.

i

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

SPECIAL MEETING OF SHAREHOLDERS

The following are answers to certain questions you may have regarding the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	FNB is sending these materials to its shareholders to help them decide how to vote their shares of FNB common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless FNB shareholders approve the merger agreement. FNB is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger. Information about this special meeting, the merger and related matters to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of FNB and a prospectus of the Company. It is a proxy statement because the FNB board of directors is soliciting proxies from FNB shareholders using this document. It is a prospectus because the Company, in connection with the merger, is offering shares of its common stock in partial exchange for outstanding shares of FNB in the merger.

Q:	WHAT IS THE MERGER?

A:	The Company and its wholly-owned subsidiary, Bank of the Ozarks, have entered into a merger agreement with FNB, pursuant to which FNB will be merged with and into Bank of the Ozarks. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. In order for us to complete the merger we need not only the approval of the shareholders of FNB but the approval of the merger by the banking regulators of each of the Company, Bank of the Ozarks, and FNB.

Q:	WHAT WILL I RECEIVE IN EXCHANGE FOR MY FNB SHARES IN THE MERGER?

A:	If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, FNB shareholders will be entitled to receive aggregate merger consideration, subject to possible adjustments, of $64,000,000, which will consist of at least 51% in shares of Company common stock (the “minimum stock consideration requirement”) and no more than 49% in cash. Assuming that FNB shareholders elect to receive the minimum amount of stock consideration (i.e., 51%), we currently expect that approximately $32,640,000 of the merger consideration will be in the form of Company common stock, and approximately $31,360,000 of the merger consideration will be paid in the form of cash. This equates to $160.00 per share of FNB common stock in merger consideration, subject to possible adjustments, which may be payable in shares of common stock of the Company, cash, or a combination of both stock and cash.

The aggregate merger consideration may be adjusted downward, on a dollar for dollar basis, if FNB’s closing consolidated net book value is less than $96,000,000. FNB’s closing consolidated net book value will be calculated as FNB’s unaudited consolidated net tangible shareholders’ equity determined in accordance with GAAP as of the end of the month prior to the closing of the merger, except that the following amounts will be added back to the closing consolidated net book value before determining whether a purchase price adjustment is required: (i) the amount of any deferred tax asset valuation allowance; (ii) the amount of prepayment penalties or unwind costs on prepayment of any advances from the Federal Home Loan Bank of Atlanta (“FHLB-Atlanta”) and certain structured repurchase agreements and derivative transactions, net of any tax benefit recorded on FNB’s financial statements in connection with such prepayment penalties or unwind costs; and (iii) the amount of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that the Company and FNB agree are appropriate under the circumstances. As of April 30, 2013, although FNB’s unaudited consolidated net tangible shareholders’ equity was $87,424,952, the “added back” items described in (i) and (ii) in the preceding sentence aggregated approximately $14 million at such date. As of the date of this proxy statement/prospectus, FNB’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $96,000,000, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation.

Q:	ARE THERE ANY OTHER ADJUSTMENTS THAT COULD AFFECT WHAT I WILL RECEIVE IN THE MERGER?

A:	Apart from the adjustments summarized in the preceding paragraph, the value of the aggregate merger consideration could also be higher or lower than $64,000,000, depending on whether the average closing stock price of the Company common stock to be used in determining the exchange ratio is higher than $44.20 per share, in which case FNB shareholders receiving Company stock as part or all of the merger consideration would receive more shares than they otherwise would (without an offsetting decrease in any cash consideration they may receive in the merger) if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of the Company common stock is lower than $27.00 per share, FNB shareholders receiving Company stock as part or all of the merger consideration would receive fewer shares than they otherwise would (without any offsetting increase in any cash consideration they may receive in the merger) if there were no floor on the average closing price used in determining the exchange ratio.

Q:	CAN I ELECT THE TYPE OF CONSIDERATION I WILL RECEIVE IN THE MERGER?

A:	Yes, subject to the minimum stock consideration requirement and the proration and adjustment procedures described in this document on pages 49 and 50, you may elect to receive all shares of Company common stock, all cash, or a combination of Company common stock and cash, in exchange for your shares of FNB common stock.

Q:	IF I ELECT TO RECEIVE COMPANY COMMON STOCK IN THE MERGER, HOW MANY SHARES WILL I RECEIVE?

A:	Subject to the minimum stock consideration requirement and the proration and adjustment procedures described in this document on pages 49 and 50, and subject to the purchase price adjustments set forth in the merger agreement and described in this document on page 49, if you elect to receive Company common stock for all or a portion of your FNB common stock, you would receive for each share of your FNB common stock as to which you make such an election, Company common stock worth $160.00, based on the average closing price of Company common stock during the period of ten consecutive “trading days” (days on which the Nasdaq Stock Market is open for trading activities) ending on the fifth business day prior to the date the merger is effective. When we refer to the “average closing price” in this proxy statement/prospectus, we mean this ten consecutive trading day average of the Company common stock’s closing sale price.

You will not receive any fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Company common stock that you would otherwise be entitled to receive, based on the average closing price.

For example, assuming: (i) a 10-day average closing price of a share of Company common stock of 43.18, (ii) no proration is required to meet the minimum stock consideration requirement, and (iii) no purchase price adjustments are required or made, a FNB shareholder who owns ten shares of FNB common stock and who elects to receive Company common stock in exchange for all ten shares of FNB common stock would receive approximately $1,600 worth of merger consideration equal to 37.054 shares of Company common stock, payable in 37 whole shares, plus $2.34 in cash in lieu of a fractional 054/1000ths of a share of Company common stock.

Q:	WILL I RECEIVE THE FORM OF CONSIDERATION I ELECT TO RECEIVE?

A:	It is possible that you will not receive the exact form of consideration that you elect in the merger. Whether you will be entitled to receive cash or Company common stock in exchange for your FNB shares will be initially determined based on your election. Notwithstanding the particular election you make, the total consideration to be paid by the Company will be at least 51% in shares of Company common stock and no more than 49% in cash. If the elections made by all FNB shareholders considered in the aggregate total at least 51% of the total merger consideration being paid in Company common stock, then you would receive the form of consideration you elected to receive, subject to payment of cash in lieu of any fractional shares of Company common stock you elect to receive, and further subject to payment of cash in lieu of stock consideration if your election would otherwise result in the delivery to you of less than ten (10) whole shares of Company common stock. On the other hand, if the elections made by all FNB shareholders would result in an oversubscription for cash (i.e., more than 49% of the total merger consideration), then the exchange agent will prorate the amount of stock and cash to be issued in the merger in order to meet the minimum stock consideration requirement (i.e., at least 51% of the total merger consideration). In that case, you may receive a combination of cash and shares of Company common stock for each of your FNB shares that is different from the amount you elected, depending on the elections made by other FNB shareholders. The allocation of the mix of consideration payable to each FNB shareholder will not be finally determined until the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, tallies the results of the stock and cash elections made by FNB shareholders, which will not occur until near the time of or promptly following the closing of the merger.

Q:	HOW DO I ELECT THE FORM OF CONSIDERATION I PREFER TO RECEIVE?

A:	After the mailing of this proxy statement/prospectus, an election form and letter of transmittal will be mailed or otherwise delivered to you. The election form and letter of transmittal will allow you to elect the number of your shares of FNB common stock that will be converted into Company common stock and the number of your shares of FNB common stock that will be exchanged for cash. In order to make a proper election, you must complete the election form and letter of transmittal and return it along with your FNB stock certificate(s) to the exchange agent by the specified date and time deadline.

Q:	WHAT HAPPENS IF I DO NOT MAKE A VALID ELECTION UNDER THE ELECTION FORM?

A:	If you do not return a properly completed election form by the deadline specified in the election form, your shares of FNB common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or cash consideration in accordance with the proration procedures specified in the merger agreement. All elections will be subject to the proration provisions of the merger agreement, which will ensure that the aggregate stock consideration will constitute at least 51% of the total merger consideration and the aggregate cash consideration will not exceed 49% of the total merger consideration.

Q:	WILL I BE ENTITLED TO APPRAISAL RIGHTS?

A:

Yes. If you dissent from the merger transaction, you may exercise appraisal rights in connection with the merger. Your rights of appraisal are governed by the National Bank Act. To exercise rights of appraisal, you must precisely follow the procedures set forth in Section 214a of the National Bank Act and the

Comptroller’s Licensing Manual. These procedures are described in this proxy statement/prospectus under the heading “APPROVAL OF THE MERGER – Dissenters’ Appraisal Rights.” The text of section 214a of the National Bank Act and an excerpt of the relevant portions of the Comptroller’s Licensing Manual are included as Appendix C to this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this document, including the information incorporated into this document by reference, indicate on your proxy card how you want your shares to be voted. Then date, sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The merger agreement must be approved by the holders of at least two-thirds of the shares of FNB common stock outstanding and entitled to vote at the special meeting. Because the required vote on the merger agreement is based on the shares outstanding, a failure to vote or an “ABSTAIN” will have the same effect as a vote “AGAINST” the merger agreement.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker will not be able to vote your shares on the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker how to vote your shares held in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A:	If you fail to instruct your broker to vote your shares with respect to the merger agreement, the broker may submit an unvoted proxy (a broker “non-vote”) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the merger agreement, and therefore will have the same effect as a vote “AGAINST” the merger agreement.

Q:	WILL I BE ABLE TO SELL THE SHARES OF COMPANY COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:	Yes, in most cases. The shares of Company common stock to be issued in the merger will be registered under the Securities Act of 1933 (the “Securities Act”) and listed on the NASDAQ Stock Market. However, if there are any former shareholders of FNB who will be deemed to be “affiliates” of the Company under the Securities Act after the merger (generally, directors and executive officers of the Company and shareholders holding 10% or more of the outstanding shares of common stock of the Company), such persons must abide by certain transfer restrictions under the Securities Act.

Q:	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All shareholders of FNB are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. If you do not own your shares in street name, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Corporate Secretary of FNB; and

•	submitting a new proxy card (any earlier proxy will be revoked automatically); or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow your nominee’s directions to change your vote.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No, please do not send your stock certificates with your proxy card. Instructions will be sent to you later for surrendering your FNB stock certificates in exchange for the merger consideration.

Q:	WHAT IF I HAVE LOST OR CANNOT LOCATE MY STOCK CERTIFICATES?

A:	After the mailing of this proxy statement/prospectus, you will receive an election form and letter of transmittal from the exchange agent regarding the conversion of your FNB shares into the merger consideration. If you have your FNB certificates, please follow the instructions in the election form and letter of transmittal for delivery of the certificates with your completed form to the exchange agent. If you cannot locate your FNB stock certificates and believe them to be lost, stolen or destroyed, please follow the instructions in the form dealing with lost, stolen or destroyed certificates. You will then be provided with an Affidavit of Lost Stock Certificate(s) to complete and return to FNB, or if you provide such Affidavit after the merger occurs, to the exchange agent. Depending on the circumstances, the exchange agent will be entitled to require you to provide a surety bond to protect FNB, the exchange agent and the Company in the event the subject certificates are later presented to the exchange agent or the Company for conversion into the merger consideration.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	The Company and FNB currently expect to complete the merger in the third quarter of 2013, assuming all of the conditions to completion of the merger have been satisfied.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Helen A. Jeffords, President and Chief Executive Officer, The First National Bank of Shelby at (704) 484-6200.

THE FIRST NATIONAL BANK OF SHELBY

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank of the Ozarks, Inc. For a description of this information, see “Where You Can Find More Information,” on page 229. You may obtain the information incorporated by reference into this document without charge by following the instructions in that section. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, the “Company” refers to Bank of the Ozarks, Inc., “FNB” refers to The First National Bank of Shelby and “we,” “us,” and “our” refer collectively to the Company and FNB. Also, we refer to the proposed merger of FNB with and into Bank of the Ozarks as the “merger,” and the Agreement and Plan of Merger, dated January 24, 2013, and amended February 5, 2013, by and among the Company, Bank of the Ozarks, and FNB as the “merger agreement.”

The Merger

The terms and conditions of the merger by which FNB will merge with and into Bank of the Ozarks are contained in the merger agreement, a copy of which is attached to this document as Appendix A. We encourage you to read that agreement carefully.

Parties to the Merger

Bank of the Ozarks, Inc. (page 48)

Bank of the Ozarks

Bank of the Ozarks, Inc., an Arkansas corporation, is the parent bank holding company for Bank of the Ozarks, an Arkansas state banking corporation. As of March 31, 2013, Bank of the Ozarks, Inc. had consolidated total assets of approximately $3.95 billion, total deposits of approximately $2.99 billion and total common stockholders’ equity of approximately $524 million.

The principal executive office of Bank of the Ozarks, Inc. is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223, and the telephone number is (501) 978-2265.

The First National Bank of Shelby (page 48)

The First National Bank of Shelby is a national banking association headquartered in Shelby, North Carolina. As of March 31, 2013, FNB had consolidated total assets of approximately $716 million, total deposits of approximately $608 million and total common stockholders’ equity of approximately $85.8 million.

FNB’s principal executive office is located at 106 South Lafayette Street, Shelby, North Carolina 28150, and the telephone number is (704) 484-6200.

What FNB Shareholders will receive in the Merger (page 48)

The aggregate purchase price for the merger, which we also refer to as the aggregate or total “merger consideration,” is $64,000,000, subject to possible price adjustments as provided in the merger agreement. You should read “Purchase Price Adjustments” on page 49 of this proxy statement/prospectus for a more complete description of the possible price adjustments to the aggregate purchase price. The merger agreement provides that each share of FNB common stock (other than treasury shares, shares owned by the Company or by any person who has perfected dissenters’ rights with respect to shares of FNB common stock) will be converted on the closing date of the merger into the right to receive the merger consideration. The merger consideration, for each share of FNB common stock, is equal to:

•

a number of shares of Company common stock equal to (i) $160.00, subject to certain adjustments, divided by (ii) the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing date of the merger, plus cash in lieu of any fractional share; or

•	cash in an amount equal to $160.00, subject to certain adjustments.

Subject to the proration procedures described below, as a holder of FNB common stock, for each share of FNB common stock that you own, you may elect to receive the stock consideration described above or the cash consideration described above. You will not receive any fractional shares of Company common stock in connection with the merger. Instead, you will be paid cash in an amount equal to the fraction of a share of Company common stock otherwise issuable upon conversion, multiplied by the average closing price per share of Company common stock, determined as indicated above. Additionally, if you wholly or partially elect to receive stock consideration and your election would result in the delivery of less than ten (10) whole shares of Company common stock, then in accordance with the merger agreement, you will not receive any stock consideration and will instead receive cash consideration in exchange for all of your shares of FNB common stock.

After the mailing of this proxy statement/prospectus, an election form and letter of transmittal will be mailed or otherwise delivered to you by the exchange agent. The election form and letter of transmittal will allow you to elect the number of your shares of FNB common stock that will be exchanged for Company common stock and the number of your shares of FNB common stock that will be exchanged for cash. In order to make a proper election, you must complete the election form and letter of transmittal and return it, along with your certificate of FNB common stock, to the exchange agent by the date indicated in the election form. Failure to properly complete or timely return the election form and letter of transmittal will result in your shares of FNB common stock being deemed non-election shares, with the effect that the exchange agent will allocate the mix of Company common stock and cash constituting the merger consideration to you in accordance with the allocation procedures in the merger agreement.

Whether you will be entitled to receive cash or Company common stock in exchange for each of your FNB shares will be determined initially based on your election. Notwithstanding the election you make, however, pursuant to the minimum stock consideration requirement in the merger agreement the total consideration to be paid by the Company to all FNB shareholders, considered in the aggregate, must consist of at least 51% in shares of Company common stock and no more than 49% in cash. If the elections made by all FNB shareholders considered in the aggregate would result in at least 51% of the total merger consideration being paid in Company common stock, then you would receive the exact form of consideration you elect to receive. On the other hand, if the elections made by all FNB shareholders would result in an oversubscription for cash, then the exchange agent will prorate the amount of stock and cash to be issued in the merger to each FNB shareholder as necessary to meet the minimum stock consideration requirement. In that case, you may receive a combination of shares of Company common stock and cash for your FNB shares that is different from the amount you elected, depending on the elections made by other FNB shareholders. The allocation of the mix of consideration payable to FNB shareholders will not be finally determined until the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, tallies the results of the stock and cash elections made by FNB shareholders, which will not occur until near the time of or promptly following the closing of the merger.

Material United States Federal Income Tax Consequences of the Merger (page 78)

The Company and FNB will not be required to complete the merger unless the Company and FNB have each received a legal opinion to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. The opinions will not bind the Internal Revenue Service, which could take a different view.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to the exchange of your shares of FNB common stock for the stock consideration in the merger. You will, however, have to recognize gain in connection with any cash consideration received in the merger and any cash received in lieu of a fractional share interest in Company common stock.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 78 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

FNB’s Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement (page 56)

After careful consideration, the board of directors of FNB unanimously approved the merger agreement. The board of directors of FNB believes that the merger and the merger agreement are fair to and in the best interests of FNB and its shareholders, and unanimously recommends that you vote “FOR” approval of the merger agreement.

The board of directors of FNB recognizes that the merger consideration is approximately one-third less than the current tangible book value per share of FNB common stock. However, the board determined that the proposed merger with the Company is nevertheless in the best interests of FNB’s shareholders because, among other things, the merger consideration is approximately two and a half times the recent average trading price of FNB’s common stock. Further, in light of FNB’s current earnings per share and its projected earnings per share for the next several years as a stand-alone entity, FNB anticipates ongoing challenges to an improved earnings stream until nonperforming loans are either remediated or effectively mitigated by profitable loan growth in FNB’s current markets or through expansion into new markets. The current economy creates an intensely competitive banking environment and the board expects minimal improvement in the economy and in FNB’s current markets for the foreseeable future. Consequently, the potential for FNB to prosper as a stand-alone entity and to contend with stronger banks, as competitors consolidate, is diminished. In the short term, to restore FNB to a satisfactory level of profitability and reinstate dividends to shareholders, the board believes the bank’s infrastructure could be downsized to reduce expenses, but this option potentially jeopardizes FNB’s long-term viability to thrive and succeed. The board compared the prospects of FNB as a stand-alone entity with the value that FNB shareholders would receive if they elected to take shares of the Company’s common stock and partner with a larger, high-performing financial institution with a compatible corporate culture, and the board concluded that the consideration offered in connection with the merger better maximizes the long-term value of shareholders’ investment and is in the best interests of FNB’s shareholders.

Opinion of FNB’s Financial Advisor (page 60 and Appendix B)

In connection with the merger, the board of directors of FNB received the written opinion of Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”), the financial advisor to FNB, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of FNB common stock. The full text of the opinion of Sandler O’Neill dated January 24, 2013, is included in this document as Appendix B. FNB encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill. The opinion of Sandler O’Neill is directed to the board of directors of FNB and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. Sandler O’Neill will receive a fee of 1.5% of the aggregate merger consideration for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Shareholders of FNB (page 45)

FNB will hold a special meeting of its shareholders on                     , 2013, at 10:00 a.m., eastern time, at 106 South Lafayette Street, Shelby, North Carolina 28150. At the special meeting of shareholders, you will be asked to vote to approve the merger agreement.

You may vote at the special meeting of shareholders if you owned shares of FNB common stock at the close of business on the record date,                     , 2013. On that date, there were 400,000 shares of FNB common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of FNB common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, FNB recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Vote Required (page 46)

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of FNB common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of FNB common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger. As of the record date, the directors, officers, and other affiliates of FNB beneficially owned an aggregate of 180,640 shares of FNB common stock entitled to vote at the special meeting of shareholders. This represents approximately 45.16% of the total votes entitled to be cast at the special meeting of shareholders. Of this number, certain directors, officers and other affiliates of FNB, collectively representing an aggregate of 175,140 shares, or approximately 43.79% of the outstanding FNB common stock, have agreed, solely in their capacity as record and/or beneficial owners of FNB common stock, to vote “FOR” adoption of the merger agreement. See “Conflicts of Interest,” below.

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of FNB common stock that are voted, either in person or by proxy, at the special meeting.

Conflicts of Interest (page 46)

An aggregate of 169,634 shares, or approximately 42.41% of the outstanding FNB common stock, is owned of record by FNB in its capacity as (i) trustee of a number of family or private trusts established by the settlors of such trusts over a number of years for the benefit of certain FNB shareholders, and maintained by FNB as trustee in the ordinary course of business or (ii) executor of various estates that beneficially own shares of FNB common stock. Under North Carolina law, by which law most of the trusts and estates are governed, FNB may be deemed to have a conflict of interest with respect to the voting of shares of FNB common stock held by such trusts and estates with regard to the merger, and action taken by FNB in voting such shares of FNB common stock may be voidable at the instance of a beneficiary of any such trusts or estates unless certain specified conditions are met. FNB has taken and expects to take action to satisfy such conditions by obtaining the requisite written direction or, where appropriate, permission from certain beneficiaries or settlors of the trusts who are directors, officers or other affiliates of FNB, to vote the FNB shares at the meeting in accordance with voting agreements executed by such persons, or where permitted by the terms of the trusts, to authorize such beneficiaries to vote the shares on behalf of the trusts at the meeting. As of the date of this proxy statement/prospectus, the requisite directions or permissions have been obtained with respect to             shares held by such trusts, or approximately     % of the outstanding shares of FNB

common stock. Although FNB expects to seek direction, permission or other requisite authority with respect to all or substantially all of the remaining             shares of FNB common stock held by it as trustee or executor prior to the shareholders’ meeting, there can be no assurance that such consents or authority will be obtained with respect to each such trust or estate prior to the shareholders’ meeting, in which case FNB plans to abstain from voting FNB shares at the shareholders’ meeting held under any such trust or estate.

Dissenters’ Rights of Appraisal (page 82 and Appendix C)

If you are a FNB shareholder and you follow the procedures prescribed by the National Bank Act and the OCC, you may dissent from the merger and receive the fair value of your shares of FNB common stock as determined pursuant to those procedures. To perfect your dissenters’ rights, you must precisely follow the procedures specified in the National Bank Act at 12 U.S.C. § 214a and the Comptroller’s Licensing Manual, which are summarized herein and the relevant portions of which have been excerpted and included as Appendix C to this proxy statement/prospectus.

In order to receive payment as a dissenting shareholder, you must (i) either vote against the merger or, at or prior to the FNB shareholder meeting, provide written notice to FNB of your dissent to the merger; and (ii) within thirty (30) days of the consummation of the merger, make a written demand for payment of the fair value of your shares from Bank of the Ozarks. Your failure to vote against, or provide notice of dissent to, the merger and to make a written demand for payment of fair value within the thirty (30) days following consummation of the merger will result in you being bound by the terms of the merger, and your shares of FNB common stock will be converted into the right to receive the merger consideration.

The value of dissenting shares will be determined, as of the date of the meeting at which shareholders of FNB approve the merger, by a committee of three appraisers, one selected by the holders of a majority of the dissenting shares, one selected by the Company and the third selected by the other two appraisers. If you are a dissenting shareholder and the value determined is unsatisfactory to you, you may appeal to the OCC, within five (5) days of being notified of the value set by the appraisers, for a reappraisal, which shall be final and binding. If no appraisal is made within ninety (90) days of the consummation of the merger, the OCC shall, upon the written request of any interested party, make a final and binding appraisal.

If you comply with the dissenters’ rights requirements, the fair value of your FNB shares, determined in the manner described above, and which may be more or less than the value of the merger consideration you would receive in the merger if you do not dissent, will be paid to you in cash. This cash payment will be fully taxable to you.

Interests of FNB Officers and Directors in the Merger (page 70)

In considering the recommendation of the board of directors of FNB to approve the merger, you should be aware that certain of the executive officers and directors of FNB have financial interests in the merger that are in addition to their interests as FNB shareholders. As a condition to the closing of the merger, Helen A. Jeffords, President and Chief Executive Officer of FNB, will enter into an employment agreement with Bank of the Ozarks (the “Jeffords Employment Agreement”). Pursuant to the Jeffords Employment Agreement, Ms. Jeffords will continue her employment with Bank of the Ozarks as an executive officer of its Shelby Division, for a two-year term with an annual base salary of $285,000, which is equal to her current base salary, and she will be eligible to participate in all Bank of the Ozarks insurance and benefit plans. In addition, Ms. Jeffords will receive reimbursement of business expenses, including travel, cellular phone, dues for one country club membership, a car allowance of $500 per month, taxes owed under FNB’s Supplemental Executive Retirement Plan, and reasonable marketing and client development expenses.

As a condition to the closing of the merger, all of the directors of FNB will enter into non-competition agreements with Bank of the Ozarks (the “Non-Competition Agreements”). Pursuant to the Non-Competition

Agreements, in exchange for a lump sum payment of $10,000, each of the directors of FNB will agree for the twelve (12) month period following the closing of the merger not to (i) disclose any confidential information pertaining to the business or operations of FNB, (ii) solicit any employee of FNB or the Company for employment, or (iii) engage in business that competes with the Company within a fifteen (15) mile radius of any banking office operated by FNB on the date of the closing of the merger.

As a condition to the closing of the merger, Helen A. Jeffords, Carol A. Wood, Thomas L. Weaver, Eric E. McIntire, and Lisa P. Alvino, all officers of FNB, will enter into retention agreements with Bank of the Ozarks (the “Retention Agreements”). Pursuant to the Retention Agreements, Bank of the Ozarks will pay each of the officers a retention bonus to induce such officers to maintain continuous full-time employment with Bank of the Ozarks after the closing and to assist in Bank of the Ozarks’ integration of FNB’s computer, information and telecommunications systems. The amount of the retention bonuses will equal each officer’s current annual salary, as follows:

Helen A. Jeffords	$285,000
Carol A. Wood	$95,000
Thomas L. Weaver	$95,000
Eric E. McIntire	$170,000
Lisa P. Alvino	$82,500

The retention bonuses will be payable in two equal installments, the first of which will be paid upon the closing of the merger, and the second of which will be paid upon the earlier of 30 days following completion of the conversion and integration of the computer, information and telecommunications systems or seven (7) months after the closing of the merger, provided that the individual remains employed by Bank of the Ozarks at that time. The forms of the Jeffords Employment Agreement, the Non-Competition Agreements and the Retention Agreements are included as Exhibits A, B, and C, respectively, to the Agreement and Plan of Merger, which is included as Appendix A to this proxy statement/prospectus.

Additionally, officers and directors of FNB currently are covered by liability insurance for certain acts and omissions in their capacity as officers and/or directors of FNB. This insurance coverage will be continued by the Company for a period of time after the merger for acts and omissions of such persons in their capacity as officers and/or directors of FNB occurring before the merger.

Regulatory Approvals Required for the Merger (page 75)

To complete the merger, the parties must receive the prior approvals of the Federal Reserve Board (“FRB”) (unless waived), the Federal Deposit Insurance Corporation (“FDIC”) and the Arkansas State Bank Department. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Applications for such banking agency approvals were filed on behalf of the parties with the FDIC and the Arkansas State Bank Department on February 26, 2013, and a waiver of the requirement for approval by the FRB was submitted on March 19, 2013. The applications for approval of the merger were approved by the FDIC on April 9, 2013 and by the Arkansas State Bank Department on April 18, 2013. The requirement to submit an application to the FRB was waived on March 29, 2013.

Conditions to the Merger (page 74)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Holders of a two-thirds majority of the outstanding shares of common stock of FNB must have approved the merger agreement and the merger;

•

all regulatory approvals and consents must have been obtained, any necessary approvals shall not contain a material adverse non-standard term or condition, and all waiting periods required by law must have expired or been terminated; and

•

certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 76)

FNB has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with the Company is pending.

Termination of the Merger Agreement (page 77)

The Company and FNB may mutually agree at any time to terminate the merger agreement without completing the merger, even if the FNB shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement before closing under specified circumstances, including if the merger is not consummated by August 31, 2013, if the required regulatory approvals are not received or if the other party breaches its representations, warranties or covenants in the merger agreement in a material respect and such breach cannot be or has not been cured within the applicable cure period.

Termination Fee (page 78)

If the merger is terminated by the Company after FNB has breached its non-solicitation covenant, or the board of directors of FNB has withdrawn its recommendation to approve the merger or has recommended for approval a different business combination, based on an acquisition proposal by a third party that the FNB directors have determined to be a superior proposal, FNB will be required to pay a termination fee to the Company equal to 4% of the total purchase price calculated in accordance with the merger agreement.

Additionally, if the merger is terminated by the Company due to a material uncured breach by FNB of its representations, warranties or covenants under the merger agreement other than the non-solicitation covenant described in the immediately preceding paragraph, FNB will be required to pay to the Company $500,000 as liquidated damages.

FNB agreed to the termination fee and liquidated damages arrangements in order to induce the Company to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with FNB before the merger is completed.

Real Estate Purchase Agreement (page 78)

Four of the bank branches operated by FNB are owned or controlled by affiliates of FNB and leased to FNB. In connection with the merger, Bank of the Ozarks has agreed to purchase the bank branches from those affiliated entities for an aggregate purchase price of $3,792,000, which purchase price is in addition to the total merger consideration. It is presently anticipated that the closing of the real estate purchase will occur contemporaneously with the closing of the merger.

Differences in Rights of Shareholders (page 83)

The rights of FNB shareholders after the merger who continue as shareholders of the Company will be governed by Arkansas law. After the merger is completed, the articles of incorporation and bylaws of the Company, rather than the articles of association and bylaws of FNB, will govern your rights as a shareholder. Material differences between the rights of shareholders of FNB and shareholders of the Company include the process for amending charter documents, determining the size of the board of directors, the process for removing directors, limitations of director liability, indemnification of officers, directors and employees, the ability of a shareholder(s) to call a special meeting of shareholders or act by written consent, shareholder proposal and advance notice requirements, rights to examine corporate books and records, and limitations on the right to receive dividends. The different shareholder rights are explained more fully in “Comparison of Shareholders’ Rights” on page 83.

BANK OF THE OZARKS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information and other financial data for the Company. The data for the years ended December 31, 2008 through 2012 has been derived from the audited financial statements of the Company. Operating results for any historical period are not necessarily indicative of the results that might be expected for the full year of 2013 or any other future period.

	Unaudited Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share amounts)
Income statement data:
Interest income	$48,769	$49,943	$195,946	$199,169	$157,972	$165,908	$183,003
Interest expense	4,630	6,110	21,600	30,435	34,337	47,585	84,302
Net interest income	44,139	43,833	174,346	168,734	123,635	118,323	98,701
Provision for loan and lease losses	2,728	3,076	11,745	11,775	16,000	44,800	19,025
Non-interest income	16,357	13,810	62,860	117,083	70,322	51,051	19,349
Non-interest expense	29,231	28,607	114,462	122,531	87,419	68,632	54,398
Preferred stock dividends	—	—	—	—	—	6,276	227
Net income available to common stockholders	20,000	18,009	77,044	101,321	64,001	36,826	34,474
Common share and per common share data: (1)
Earnings – diluted	$0.56	$0.52	$2.21	$2.94	$1.88	$1.09	$1.02
Book value	14.81	12.81	14.39	12.32	9.39	7.96	7.48
Dividends	0.15	0.11	0.50	0.37	0.30	0.26	0.25
Weighted-average diluted shares outstanding (thousands)	35,631	34,826	34,888	34,482	34,090	33,800	33,748
End of period shares outstanding (thousands)	35,367	34,571	35,272	34,464	34,107	33,810	33,728
Balance sheet data at period end:
Total assets	$3,951,818	$3,837,382	$4,040,207	$3,841,651	$3,273,271	$2,770,811	$3,233,303
Loans and leases	2,157,771	1,889,756	2,115,834	1,880,483	1,851,113	1,904,104	2,021,199
Purchased non-covered loans	38,071	3,400	41,534	4,799	5,316	—	—
Covered loans	544,268	755,761	596,239	806,922	489,468	—	—
Allowance for loan and lease losses	38,422	38,632	38,738	39,169	40,230	39,619	29,512
FDIC loss share receivable	132,699	239,724	152,198	279,045	158,137	—	—
Covered foreclosed assets	51,040	71,950	52,951	72,907	31,145	—	—
Investment securities	487,648	434,197	494,266	438,910	398,698	506,678	944,783
Deposits	2,991,072	2,927,062	3,101,055	2,943,919	2,540,753	2,028,994	2,341,414
Repurchase agreements with customers	30,714	43,686	29,550	32,810	43,324	44,269	46,864
Other borrowings	280,756	280,786	280,763	301,847	282,139	342,553	424,947
Subordinated debentures	64,950	64,950	64,950	64,950	64,950	64,950	64,950
Preferred stock, net of unamortized discount	—	—	—	—	—	—	71,880
Total common stockholders’ equity	523,679	442,646	507,664	424,551	320,355	269,028	252,302
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	91.61%	90.50%	88.80%	91.45%	92.33%	93.84%	86.32%
Average balance sheet data:
Total average assets	$3,929,638	$3,801,610	$3,779,831	$3,755,291	$2,998,850	$3,002,121	$3,017,707
Total average common stockholders’ equity	514,378	432,536	458,595	374,664	296,035	267,768	213,271
Average common equity to average assets	13.09%	11.38%	12.13%	9.98%	9.87%	8.92%	7.07%
Performance ratios:
Return on average assets*	2.06%	1.91%	2.04%	2.70%	2.13%	1.23%	1.14%
Return on average common stockholders’ equity*	15.77	16.75	16.80	27.04	21.62	13.75	16.16
Net interest margin – FTE*	5.83	5.98	5.91	5.84	5.18	4.80	3.96
Efficiency ratio	46.76	47.73	46.58	41.56	42.86	37.84	42.32
Common stock dividend payout ratio*	26.46	21.05	22.44	12.50	15.89	23.84	24.42
Asset quality ratios:
Net charge-offs to average loans and leases* (2)	0.19%	0.44%	0.30%	0.69%	0.81%	1.75%	0.45%
Nonperforming loans and leases to total loans and leases (3)	0.40	0.60	0.43	0.70	0.75	1.24	0.76
Nonperforming assets to total assets (3)	0.50	0.76	0.57	1.17	1.72	3.06	0.81
Allowance for loan and lease losses as a percentage of:
Total loans and leases (3)	1.78%	2.04%	1.83%	2.08%	2.17%	2.08%	1.46%
Nonperforming loans and leases (3)	449%	339%	425%	297%	289%	168%	192%
Capital ratios at period end:
Tier 1 leverage	14.45%	12.75%	14.40%	12.06%	11.88%	11.39%	11.64%
Tier 1 risk-based capital	18.23	18.54	18.11	17.67	16.13	13.78	14.21
Total risk-based capital	19.47	19.79	19.36	18.93	17.39	15.03	15.36

(1)	Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
(2)	Excludes covered loans and net charge-offs related to such loans.
(3)	Excludes purchased non-covered loans, covered by loans and covered foreclosed assets, except for their inclusion in total assets.
*	Amounts for interim periods are annualized.

THE FIRST NATIONAL BANK OF SHELBY

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information and other financial data for FNB. The data for the years ended December 31, 2008 through 2012 has been derived from the audited financial statements of FNB. Operating results for any historical period are not necessarily indicative of the results that might be expected for the full year of 2013 or any other future period.

	Unaudited Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share amounts)
Income statement data:
Interest income	$6,471	$9,811	$34,592	$41,120	$47,336	$52,651	$57,413
Interest expense	1,710	2,905	10,695	13,512	18,463	22,630	27,589
Net interest income	4,761	6,906	23,897	27,608	28,873	30,021	29,824
Provision for loan and lease losses	(780)	1,735	8,233	13,368	16,350	8,680	6,150
Non-interest income (loss)	1,799	1,854	6,722	7,419	7,941	9,563	(18,579)
Non-interest expense	16,122	5,588	22,375	22,435	29,688	24,788	22,256
Net income (loss) available to common stockholders	(8,782)	1,002	(3,414)	247	(7,946)	4,513	(9,433)
Common share and per common share data:
Earnings (loss) – diluted	$(21.96)	$2.51	$(8.54)	$0.62	$(19.86)	$11.28	$(23.58)
Book value	214.61	253.40	238.80	251.02	248.47	262.49	255.06
Dividends	—	—	—	—	1.60	6.40	6.40
Weighted-average diluted shares outstanding (thousands)	400	400	400	400	400	400	400
End of period shares outstanding (thousands)	400	400	400	400	400	400	400
Balance sheet data at period end:
Total assets	$716,313	$889,175	$853,808	$898,380	$995,403	$1,040,094	$987,213
Loans and leases	466,933	509,491	474,436	518,235	560,709	578,106	576,980
Allowance for loan and lease losses	14,810	17,439	15,314	17,439	16,763	11,145	7,703
Investment securities	168,788	307,563	183,362	321,612	347,372	371,721	335,390
Deposits	608,192	659,922	641,376	666,356	715,653	703,236	629,041
Intangible assets	—	—	—	—	—	6,035	6,035
Repurchase agreements	—	42,500	42,500	42,500	80,000	80,000	80,000
Other borrowings	21,081	82,531	71,736	86,110	97,191	147,328	170,994
Total common stockholders’ equity	85,846	101,358	95,518	100,406	99,388	104,997	102,025
Loan and lease to deposit ratio	76.77%	77.20%	73.97%	77.77%	78.35%	82.21%	91.72%
Average balance sheet data:
Total average assets	$776,597	$900,882	$878,866	$956,787	$1,053,551	$1,041,544	$989,007
Total average common stockholders’ equity	89,738	101,831	101,701	101,036	108,662	106,674	114,495
Average common equity to average assets	11.56%	11.30%	11.57%	10.56%	10.31%	10.24%	11.57%
Performance ratios:
Return on average assets*	(4.59)%	0.45%	(0.39)%	0.03%	(0.75)%	0.43%	(0.95)%
Return on average common stockholders’ equity*	(39.69)	3.96	(3.36)	0.24	(7.31)	4.23	(8.24)
Net interest margin – FTE*	2.64	3.32	2.93	3.11	2.98	3.15	3.32
Efficiency ratio	245.76	63.79	73.08	64.05	80.64	62.62	197.92
Common stock dividend payout ratio	—	—	—	—	(8.06)	56.74	(27.14)
Asset quality ratios:
Net charge-offs to average loans and leases*	(0.06)%	0.34%	2.11%	2.36%	1.86%	0.90%	0.93%
Nonperforming loans and leases to total loans and leases	9.17	8.19	10.03	8.58	7.70	3.02	1.09
Nonperforming assets to total assets	6.44	5.09	6.00	5.59	4.70	2.06	0.88
Allowance for loan and lease losses as a percentage of:
Total loans and leases	3.17%	3.42%	3.23%	3.37%	2.99%	1.93%	1.34%
Nonperforming loans and leases	35%	42%	32%	39%	39%	64%	123%
Capital ratios at period end:
Tier 1 leverage	10.35%	10.54%	10.41%	10.30%	9.17%	9.67%	9.78%
Tier 1 risk-based capital	16.58	14.98	17.95	14.46	13.16	13.55	14.25
Total risk-based capital	17.85	16.25	19.22	15.73	14.41	14.79	15.35

*	Amounts for interim periods are annualized.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information is based upon the assumptions that (i) there will be no adjustment to the total purchase price of $64,000,000, (ii) that the total number of shares of FNB common stock immediately prior to the completion of the merger will be 400,000, (iii) that the FNB Stock Price (as such term is defined in the merger agreement) will be $160.00 (i.e., $64,000,000/400,000), and (iv) that 51% of the outstanding shares of FNB (204,000) will be converted into the right to receive the stock consideration and 49% of the outstanding shares of FNB (196,000 shares) will be converted into the right to receive the cash consideration.

Additionally, the following pro forma financial information assumes that the 10-day average closing price of Company common stock on the fifth business day prior to the closing of the merger is $43.18 (which was the average closing price of Company common stock for the ten consecutive trading days ended on May 21, 2013, the last practicable trading day before the date of this proxy statement/prospectus). Accordingly, applying the assumptions listed above, each share of FNB common stock for which an election is made to receive the stock consideration will be converted into the right to receive 3.705 shares of Company common stock ($160.00/$43.18) plus cash in lieu of any fractional shares, resulting in an aggregate of approximately 755,905 shares of Company common stock to be issued in connection with the merger.

The following unaudited pro forma combined consolidated financial statements as of and for the three months ended March 31, 2013 and as of and for the year ended December 31, 2012 combine the historical consolidated financial statements of the Company and FNB. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on March 31, 2013 and December 31, 2012 with respect to the pro forma combined consolidated balance sheets, and on January 1, 2013 and 2012, with respect to the pro forma combined consolidated income statements.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT THE COMPANY WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIODS PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that the Company and FNB have included in or incorporated by reference in this proxy statement/prospectus as of and for the indicated periods.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of March 31, 2013

	Bank of the Ozarks, Inc. Historical	The First National Bank of Shelby Historical	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$160,699	$13,811	$(31,360	) (a)	$139,358
			(3,792	) (b)
Federal funds sold and interest earning deposits	1,876	33,749			35,625

Cash and cash equivalents	162,575	47,560	(35,152)		174,983
Investment securities available for sale	487,648	168,788			656,436
Loans and leases, including purchased non-covered loans	2,195,842	466,933	(51,761	) (c)	2,611,014
Loans covered by FDIC loss share agreements	544,268	—			544,268
Allowance for loan and lease losses	(38,422)	(14,810)	14,810	(d)	(38,422)

Net loans	2,701,688	452,123	(36,951)		3,116,860
FDIC loss share receivable	132,699	—			132,699
Premises and equipment, net	227,458	14,596	3,792	(b)	243,639
			(2,207	) (e)
Foreclosed assets not covered by FDIC loss share agreements	11,290	3,330	(850	) (c)	13,770
Foreclosed assets covered by FDIC loss share agreements	51,040	—			51,040
Accrued interest receivable	12,785	1,640			14,425
Bank owned life insurance	124,928	15,036			139,964
Goodwill	5,243	—	2,196	(f)	7,439
Other intangible assets, net	6,015	—	10,282	(g)	16,297
Other, net	28,449	13,240	19,893	(h)	61,582

Total assets	$3,951,818	$716,313	$(38,997)		$4,629,134

Liabilities and Stockholders’ Equity
Deposits:
Demand non-interest bearing	$588,841	$111,345	$—		$700,186
Savings and interest bearing transaction	1,653,886	238,337			1,892,223
Time	748,345	258,510	10,796	(i)	1,017,651

Total deposits	2,991,072	608,192	10,796		3,610,060
Repurchase agreements	30,714	—	—	(j)	30,714
Other borrowings	280,756	21,081	—	(j)	301,837
Subordinated debentures	64,950	—			64,950
FDIC clawback payable	25,384	—			25,384
Accrued interest payable and other liabilities	31,810	1,194	3,413	(k)	36,417

Total liabilities	3,424,686	630,467	14,209		4,069,362

Stockholders’ equity:
Common stock	354	4,000	(4,000	) (l)	362
			8	(a)
Additional paid-in capital	76,102	8,000	(8,000	) (l)	108,734
			32,632	(a)
Retained earnings	438,194	75,485	(75,485	) (l)	438,194
Accumulated other comprehensive income (loss)	9,029	(1,639)	1,639	(l)	9,029

Total stockholders’ equity before noncontrolling interest	523,679	85,846	(53,206)		556,319
Noncontrolling interest	3,453	—			3,453

Total stockholders’ equity	527,132	85,846	(53,206)		559,772

Total liabilities and stockholders’ equity	$3,951,818	$716,313	$(38,997)		$4,629,134

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2012

	Bank of the Ozarks, Inc. Historical	The First National Bank of Shelby Historical	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$206,500	$17,681	$(31,360	) (a)	$189,029
			(3,792	) (b)
Federal funds sold and interest earning deposits	1,467	144,099			145,566

Cash and cash equivalents	207,967	161,780	(35,152)		334,595
Investment securities available for sale	494,266	183,362			677,628
Loans and leases, including purchased non-covered loans	2,157,368	474,436	(51,761	) (c)	2,580,043
Loans covered by FDIC loss share agreements	596,239	—			596,239
Allowance for loan and lease losses	(38,738)	(15,314)	15,314	(d)	(38,738)

Net loans	2,714,869	459,122	(36,447)		3,137,544
FDIC loss share receivable	152,198	—			152,198
Premises and equipment, net	225,754	14,789	3,792	(b)	242,128
			(2,207	) (e)
Foreclosed assets not covered by FDIC loss share agreements	13,924	3,641	(850	) (c)	16,715
Foreclosed assets covered by FDIC loss share agreements	52,951	—			52,951
Accrued interest receivable	13,201	1,834			15,035
Bank owned life insurance	123,846	15,430			139,276
Goodwill	5,243	—	2,151	(f)	7,394
Other intangible assets, net	6,584	—	10,282	(g)	16,866
Other, net	29,404	13,850	20,221	(h)	63,475

Total assets	$4,040,207	$853,808	$(38,210)		$4,855,805

Liabilities and Stockholders’ Equity
Deposits:
Demand non-interest bearing	$578,528	$108,607	$—		$687,135
Savings and interest bearing transaction	1,741,678	255,255			1,996,933
Time	780,849	277,514	10,796	(i)	1,069,159

Total deposits	3,101,055	641,376	10,796		3,753,227
Repurchase agreements	29,550	42,500	5,415	(j)	77,465
Other borrowings	280,763	71,736	5,044	(j)	357,543
Subordinated debentures	64,950	—			64,950
FDIC clawback payable	25,169	—			25,169
Accrued interest payable and other liabilities	27,614	2,678	3,413	(k)	33,705

Total liabilities	3,529,101	758,290	24,668		4,312,059

Stockholders’ equity:
Common stock	353	4,000	(4,000	) (l)	361
			8	(a)
Additional paid-in capital	73,043	8,000	(8,000	) (l)	105,675
			32,632	(a)
Retained earnings	423,485	84,267	(84,267	) (l)	423,485
Accumulated other comprehensive income (loss)	10,783	(749)	749	(l)	10,783

Total stockholders’ equity before noncontrolling interest	507,664	95,518	(62,878)		540,304
Noncontrolling interest	3,442	—			3,442

Total stockholders’ equity	511,106	95,518	(62,878)		543,746

Total liabilities and stockholders’ equity	$4,040,207	$853,808	$(38,210)		$4,855,805

Unaudited Pro Forma Combined Consolidated Income Statement

For the Three Months Ended March 31, 2013

	Bank of the Ozarks, Inc. Historical	The First National Bank of Shelby Historical	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Interest income:
Loans and leases, including purchased non-covered loans	$30,869	$5,783	$1,412	(m)	$38,064
Covered loans	12,864	—	—		12,864
Investment securities:
Taxable	1,285	614	—		1,899
Tax-exempt	3,744	—	—		3,744
Other	7	74	—		81

Total interest income	48,769	6,471	1,412		56,652

Interest expense:
Deposits	1,546	1,324	(1,088	) (n)	1,782
Repurchase agreements	7	150	(130	) (r)	27
Other borrowings	2,649	236	(152	) (s)	2,733
Subordinated debentures	428	—	—		428

Total interest expense	4,630	1,710	(1,370)		4,970

Net interest income	44,139	4,761	2,782		51,682
Provision for loan and lease losses	2,728	(780)	—		1,948

Net interest income after provision	41,411	5,541	2,782		49,734

Non-interest income:
Service charges on deposit accounts	4,722	758	—		5,480
Mortgage lending income	1,741	186	—		1,927
Trust income	883	326	—		1,209
Bank owned life insurance income	1,083	74	—		1,157
Accretion of FDIC loss share payable, net of amortization of FDIC clawback payable	2,392	—	—		2,392
Other income from loss share and purchased non-covered loans, net	2,155	—	—		2,155
Net gains on investment securities	156	—	—		156
Gains on sales of other assets	1,974	56	—		2,030
Other	1,251	399	—		1,650

Total non-interest income	16,357	1,799	—		18,156

Non-interest expense:
Salaries and employee benefits	15,694	2,757	—		18,451
Net occupancy and equipment	4,514	768	(83	) (p)	5,199
Other operating expenses	9,023	12,597	367	(o)	21,987

Total non-interest expenses	29,231	16,122	284		45,637

Income (loss) before taxes	28,537	(8,782)	2,498		22,253
Provision for income taxes	8,526	—	966	(q)	9,492

Net income (loss)	20,011	(8,782)	1,532		12,761
Net income attributable to noncontrolling interest	(11)	—	—		(11)

Net income (loss) available to common stockholders	$20,000	$(8,782)	$1,532		$12,750

Basic earnings (loss) per common share:
Earnings (loss) per share	$0.57	$(21.96)			$0.35
Weighted average shares outstanding	35,322	400			36,078
Diluted earnings (loss) per common share:
Earnings (loss) per share	$0.56	$(21.96)			$0.35
Weighted average shares outstanding	35,631	400			36,387

Unaudited Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2012

	Bank of the Ozarks, Inc. Historical	The First National Bank of Shelby Historical	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Interest income:
Loans and leases	$115,362	$25,671	$5,648	(m)	$146,681
Covered loans	61,820	—	—		61,820
Investment securities:
Taxable	2,949	8,010	—		10,959
Tax-exempt	15,807	728	—		16,535
Other	8	183	—		191

Total interest income	195,946	34,592	5,648		236,186

Interest expense:
Deposits	8,982	6,528	(4,352	) (n)	11,158
Repurchase agreements	47	1,831	(1,261	) (r)	617
Other borrowings	10,723	2,336	(1,819	) (s)	11,240
Subordinated debentures	1,848	—	—		1,848

Total interest expense	21,600	10,695	(7,432)		24,863

Net interest income	174,346	23,897	13,080		211,323
Provision for loan and lease losses	11,745	8,233	—		19,978

Net interest income after provision	162,601	15,664	13,080		191,345

Non-interest income:
Service charges on deposit accounts	19,400	3,395	—		22,795
Mortgage lending income	5,584	1,372	—		6,956
Trust income	3,455	1,317	—		4,772
Bank owned life insurance income	2,767	378	—		3,145
Accretion of FDIC loss share payable, net of amortization of FDIC clawback payable	7,375	—	—		7,375
Other income from loss share and purchased non-covered loans, net	10,645	—	—		10,645
Net gains (losses) on investment securities	457	(677)	—		(220)
Gains (losses) on sales of other assets	6,809	(451)	—		6,358
Gain on merger and acquisition transaction	2,403	—	—		2,403
Other	3,965	1,388	—		5,353

Total non-interest income	62,860	6,722	—		69,582

Non-interest expense:
Salaries and employee benefits	59,028	11,455	—		70,483
Net occupancy and equipment	15,793	3,113	(331	) (p)	18,575
Other operating expenses	39,641	7,807	1,469	(o)	48,917

Total non-interest expenses	114,462	22,375	1,138		137,975

Income before taxes	110,999	11	11,942		122,952
Provision for income taxes	33,935	3,425	4,619	(q)	41,979

Net income (loss)	77,064	(3,414)	7,323		80,973
Net income attributable to noncontrolling interest	(20)	—	—		(20)

Net income (loss) available to common stockholders	$77,044	$(3,414)	$7,323		$80,953

Basic earnings (loss) per common share:
Earnings (loss) per share	$2.22	$(8.54)			$2.29
Weighted average shares outstanding	34,637	400			35,393
Diluted earnings (loss) per common share:
Earnings (loss) per share	$2.21	$(8.54)			$2.27
Weighted average shares outstanding	34,888	400			35,644

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

As of and for the Year Ended December 31, 2012 and

As of and for the Three Months Ended March 31, 2013

(a)	This represents the estimated merger consideration of $64.0 million, consisting of 51% common stock of the Company and 49% cash. It is assumed that 755,905 shares of the Company’s $0.01 par value common stock are issued based on the average closing price of $43.18 per share for the ten consecutive trading days ending May 21, 2013, determined in accordance with the merger agreement. The following table is a sensitivity analysis of the potential merger consideration based on changes in the price of the Company’s common stock for purposes of determining the exchange ratio for this transaction and based on changes in the mix of merger consideration between stock and cash.

		51% Stock / 49% Cash			75% Stock / 25% Cash			100% Stock / 0% Cash
Change in Average Closing Price	Average Closing Price	No. shares to be Issued		Approximate Transaction Value	No. shares to be Issued		Approximate Transaction Value	No. shares to be Issued		Approximate Transaction Value
40%	$60.45	738,461	(1)	$76,000,000	1,085,972	(1)	$81,650,000	1,447,963	(1)	$87,530,000
30%	$56.13	738,461	(1)	$72,810,000	1,085,972	(1)	$76,960,000	1,447,963	(1)	$81,270,000
20%	$51.82	738,461	(1)	$69,630,000	1,085,972	(1)	$72,280,000	1,447,963	(1)	$75,030,000
10%	$47.50	738,461	(1)	$66,440,000	1,085,972	(1)	$67,580,000	1,447,963	(1)	$68,780,000
0%	$43.18	755,905		$64,000,000	1,111,625		$64,000,000	1,482,167		$64,000,000
-10%	$38.86	839,938		$64,000,000	1,235,203		$64,000,000	1,646,937		$64,000,000
-20%	$34.54	944,991		$64,000,000	1,389,693		$64,000,000	1,852,924		$64,000,000
-30%	$30.23	1,079,722		$64,000,000	1,587,826		$64,000,000	2,117,102		$64,000,000
-40%	$25.91	1,208,888	(1)	$62,680,000	1,777,777	(1)	$62,060,000	2,370,370	(1)	$61,420,000

(1)	The merger agreement stipulates a minimum average closing price of $27.00 per share and a maximum average closing price of $44.20 per share to be used for purposes of calculating the exchange ratio. Accordingly, to the extent the average closing price of the Company’s stock exceeds $44.20 per share, the total transaction value will increase. Conversely, to the extent the average closing price of the Company’s stock price is less than $27.00 per share, the total transaction value will decrease.

(b)	This represents the purchase price of certain real property that is being purchased from parties related to FNB and on which certain FNB offices are located.
(c)	This adjustment represents the Company’s estimate of the necessary writedown of FNB’s loan portfolio and its foreclosed assets to estimated fair value as part of the purchase accounting adjustments. The estimated purchase accounting adjustment for FNB’s loan portfolio is comprised of approximately $40.1 million of non-accretable credit adjustments and approximately $11.7 million of accretable interest rate adjustments. The estimated purchase accounting adjustment for FNB’s foreclosed assets consists entirely of non-accretable adjustments. Subsequent to the completion of the merger, the Company will finalize its determination of the fair values of the acquired loans and the acquired foreclosed assets which could significantly change both the amount and the composition of these estimated purchase accounting adjustments. The weighted-average remaining maturity of this acquired loan portfolio is approximately 4.2 years.
(d)	This adjustment represents the elimination of FNB’s allowance for loan losses as part of the purchase accounting adjustments.
(e)	This adjustment represents the estimated fair value adjustments of FNB’s premises and equipment, including the estimated writedown of certain leasehold improvements. Prior to the completion of the merger, the Company will obtain independent third party appraisals of all significant premises and equipment owned by FNB. Such appraisals could result in further adjustments to the carrying values of FNB’s premises and equipment.

(f)	This adjustment represents the estimated purchase price allocation for FNB and is calculated as follows:

	Assuming the Transaction Closed on
	December 31, 2012	March 31, 2013
	(In thousands)
Total purchase price	$64,000	$64,000
Less: FNB equity at book value	(95,518)	(85,846)
Elimination of allowance for loan losses	(15,314)	(14,810)
Current and deferred taxes and other assets	(20,221)	(19,893)
Transaction costs and contract buyouts	3,413	3,413
Allocated to:
Loans and foreclosed assets	52,611	52,611
Core deposit intangible	(10,282)	(10,282)
Premises and equipment	2,207	2,207
Time deposits	10,796	10,796
Structured repurchase agreements	5,415	—	(see Note (j) below)
Federal Home Loan Bank of Atlanta advances and related interest rate swap agreements	5,044	—	(see Note (j) below)

Goodwill	$2,151	$2,196

(g)	This adjustment represents the Company’s estimate of the core deposit intangible asset to be recorded as part of the purchase accounting adjustments. The actual amount of such core deposit intangible asset will be determined at the completion of the merger and will be valued by an independent third party.
(h)	This adjustment includes $20.0 million at March 31, 2013 and $20.4 million at December 31, 2012 of current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes. This adjustment also includes $0.2 million at both March 31, 2013 and December 31, 2012 of adjustments to other miscellaneous assets. For purposes of these pro forma adjustments, the Company has not recorded approximately $4.3 million at March 31, 2013 and approximately $4.4 million at December 31, 2012 of deferred tax assets related to net operating loss carryforwards of FNB as the Company believes portions of such carryforwards will expire before they can be realized.
(i)	This adjustment represents the estimated write-up of FNB’s time deposits to reflect a current market rate of interest.
(j)	This adjustment represents the prepayment penalty of approximately $5.4 million associated with the prepayment of approximately $42.5 million of structured repurchase agreements (“structured repos”), the prepayment penalty of approximately $5.1 million associated with the prepayment of approximately $61.5 million of Federal Home Loan Bank of Atlanta (“FHLB - Atlanta”) advances and the unwind of all interest rate swap agreements with a notional value of $34 million. These prepayment penalties and fees were obtained from the counterparties with respect to the structured repos and the interest rate swap agreements and from the FHLB - Atlanta with respect to the FHLB - Atlanta advances. At December 31, 2012, the weighted-average remaining maturities of the structured repos is approximately 3.9 years, the weighted-average remaining maturities of the FHLB-Atlanta advances is approximately 2.6 years and the weighted-average remaining maturities of the interest rate swap agreements is approximately 1.9 years. The carrying value of short-term borrowings of FNB of approximately $21.1 million at March 31, 2013 and $10.2 million at December 31, 2012 approximates their fair value. During the first quarter of 2013, FNB repaid these structured repos and the FHLB - Atlanta advances and unwound the interest rate swap agreements, incurring aggregate prepayment penalty/unwind fees totaling approximately $10.5 million. Accordingly, no purchase accounting adjustment is included in the March 31, 2013 combined consolidated pro forma balance sheet for these liabilities.

(k)	This represents the accrual of certain costs and contract buyouts expected to be incurred in connection with the merger. The details of such costs and contract buyouts at both March 31, 2013 and December 31, 2012 are as follows (in thousands):

Retention agreements and non-compete agreements payable to certain executives of FNB and the FNB board of directors	$605
Financial advisor fee payable to Sandler O’Neill	960
Estimated contract termination costs of FNB core systems	1,000
Estimated attorneys and accountants fees	500
Other transaction costs	348

Total costs	$3,413

(l)	This adjustment represents the elimination of the historical equity of FNB as part of the purchase price adjustment.
(m)	Upon the the completion of the merger, the Company will evaluate the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. Subsequently, the interest rate portion of the fair value adjustment will be accreted into earnings as an adjustment to the yield of such acquired loans. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in 2012 and in the first quarter of 2013 assuming the merger closed on January 1, 2012 and January 1, 2013, respectively. The remaining estimated accretion adjustments are approximately $3.1 million in year 2, approximately $1.4 million in year 3, approximately $0.5 million in year 4, approximately $0.3 million in year 5 and approximately $0.7 million thereafter. Subsequent to the closing of the transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(n)	Upon the the completion of the merger, the Company will evaluate the acquired time deposits to finalize the necessary fair value adjustment to reflect current interest rate for comparable deposits. This fair value adjustment will then be accreted into earnings as a reduction of the cost of such time deposits. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in 2012 and in the first quarter of 2013 assuming the merger closed on January 1, 2012 and January 1, 2013, respectively. The remaining estimated accretion adjustments are approximately $3.6 million in year 2, approximately $1.9 million in year 3, approximately $0.6 million in year 4, and approximately $0.3 million in year 5. Subsequent to the closing of the transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(o)	This represents the expected amortization during 2012 and the first quarter of 2013 of the core deposit intangible asset expected to be acquired in the merger, assuming the transaction closed on January 1, 2012 and January 1, 2013, respectively. The estimated useful life of this intangible asset is estimated to be seven years.
(p)	This adjustment represents the decrease in depreciation and amortization expense associated with the fair value adjustments, including the write-off of certain leasehold improvements, described in Note (e), and the decrease to lease expense related to the purchase of certain real property currently leased by FNB, as described in Note (b), during 2012 and the first quarter of 2013, assuming the transaction closed on January 1, 2012 and January 1, 2013, respectively. The estimated remaining useful life of the acquired premises and equipment ranges from 3 to 40 years. Prior to the closing of the transaction, the Company will obtain independent third party appraisals of all significant premises and equipment owned by FNB and will allocate the purchase price accordingly. Such allocation is likely to result in further adjustment of depreciation and amortization expense for these assets.
(q)	This represents income tax expense on the pro forma adjustments at the Company’s statutory federal and state income tax rate of 38.68%.
(r)	This adjustment represents the estimated amount of accretion of the purchase accounting adjustment on the structured repos that would have been recorded as a reduction of interest expense in 2012 and the first quarter of 2013 assuming the transaction closed on January 1, 2012 and January 1, 2013, respectively. The remaining estimated accretion adjustments are approximately $1.0 million in year 2, approximately $1.0 million in year 3, approximately $0.9 million in year 4, approximately $0.9 million in year 5 and approximately $0.3 million thereafter. During the first quarter of 2013, as described in Note (j), these structured repos were repaid by FNB.
(s)	This adjustment represents the estimated amount of accretion of the purchase accounting adjustment on the FHLB - Atlanta advances and the related interest rate swap agreements that would have been recorded as a reduction of interest expense in 2012 and the first quarter of 2013. The remaining estimated accretion adjustments are approximately $1.6 million in year 2, approximately $0.8 million in year 3, approximately $0.7 million in year 4 and approximately $0.1 million in year 5. As described in Note (j), these FHLB - Atlanta advances were repaid and the related interest rate swap agreements were unwound by FNB during the first quarter of 2013.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth for Company common stock and FNB common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective on January 1 of the periods presented, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the purchase method of accounting. The information in the following table is based on the historical financial statements of each of FNB and the Company, and should be read together with the historical financial information that the Company has presented in prior filings with the SEC. With respect to the Company, see “Where You Can Find More Information” beginning on page 229.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

	As of and For the Three Months Ended March 31, 2013	As of and For the Twelve Months Ended December 31, 2012
Net Income (Loss) Per Common Share:
Historical:
Company
Basic	$0.57	$2.22
Diluted	0.56	2.21
FNB
Basic	$(21.96)	$(8.54)
Diluted	(21.96)	(8.54)
Pro forma combined (1)
Basic	$0.35	$2.29
Diluted	0.35	2.27
Equivalent Pro Forma FNB (2)
Basic	$1.30	$8.48
Diluted	1.30	8.41

Dividends Declared Per Common Share:
Historical:
Company	$0.15	$0.50
FNB	—	—
Equivalent pro forma amount of FNB (2)	0.56	1.85

Book Value Per Common Share (at period end)
Historical:
Company	$14.81	$14.39
FNB	214.62	238.80
Pro forma combined (1)	15.40	15.00
Equivalent pro forma amount of FNB (2)	57.06	55.58

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by the Company and FNB, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 755,905 shares of Company common stock to be issued in connection with the merger based on the terms of the merger agreement.
(2)	The equivalent pro forma per share data for FNB is computed by multiplying the pro forma combined amounts by 3.705.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently listed on the NASDAQ Global Select Market (the “Nasdaq Stock Market”) under the symbol “OZRK.” FNB common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of FNB common stock.

As of March 31, 2013, there were 35,366,824 shares of Company common stock issued and outstanding, which were held by approximately 265 shareholders of record. As of the record date for the special meeting, there were 400,000 shares of FNB common stock outstanding, which were held by approximately 471 shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth the high and low closing sale prices for shares of Company common stock and cash dividends paid per share for the periods indicated.

		High	Low	Cash Dividends Per Share
2011:	First Quarter	$22.23	$20.96	$0.085
	Second Quarter	26.03	22.04	0.09
	Third Quarter	26.88	19.89	0.095
	Fourth Quarter	30.80	20.64	0.10

2012:	First Quarter	$31.86	$27.73	$0.11
	Second Quarter	32.02	28.08	0.12
	Third Quarter	34.65	29.91	0.13
	Fourth Quarter	34.47	31.00	0.14

2013	First Quarter	$44.58	$34.09	$0.15
	Second Quarter (through May 22, 2013)	44.70	39.64	0.17

There is no established public trading market for FNB common stock. FNB common stock is quoted on the OTC Bulletin Board under “FNSE.” Although FNB common stock is quoted on the OTC Bulletin Board, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. The OTC Bulletin Board prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The following table sets forth the quarterly reported high and low bid information as quoted on the OTC Bulletin Board for shares of FNB common stock and cash dividends paid per share for the periods indicated.

		High	Low	Cash Dividends Per Share
2011:	First Quarter	$85.00	$79.50	$—
	Second Quarter	78.00	73.00	—
	Third Quarter	76.00	69.00	—
	Fourth Quarter	68.00	67.50	—

2012:	First Quarter	$70.00	$65.00	$—
	Second Quarter	70.00	64.50	—
	Third Quarter	69.75	64.30	—
	Fourth Quarter	66.50	62.99	—

2013	First Quarter	$150.00	$66.00	$—
	Second Quarter (through May 22, 2013)	155.00	151.00	—

On January 24, 2013, the business day immediately preceding the public announcement of the merger, the closing price of the Company’s common stock as reported on the NASDAQ Stock Market was $36.50 per share. On                     , 2013, the last practicable trading day before the distribution of this proxy statement/prospectus, the closing price of the Company’s common stock as reported on the NASDAQ Stock Market was $         per share.

RISK FACTORS

An investment in Company common stock in connection with the merger involves risks. The Company describes below the material risks and uncertainties that it believes are associated with the merger and the Company. You should carefully read and consider all of the risk factors described below or incorporated by reference in this proxy statement/prospectus from other SEC documents filed by the Company in deciding whether to vote for approval of the merger agreement.

Risks Associated with the Merger

Because the Market Price of Company Common Stock Will Fluctuate and as a Result of Other Factors, FNB Shareholders Cannot Be Sure of the Number of Shares or Exact Value of Shares of Company Common Stock They Will Receive.

Upon completion of the merger, each outstanding share of FNB common stock will be converted into the merger consideration consisting of shares of Company common stock or cash, or a mix of shares of Company common stock and cash, as provided in the merger agreement. If an FNB shareholder receives only cash as merger consideration, the value of the merger consideration that such FNB shareholder receives will be independent of any fluctuations in the market price of Company common stock. If an FNB shareholder receives Company common stock as part or all of the merger consideration, the number of shares that such FNB shareholder will receive for each share of FNB common stock will depend on the average closing price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger. The value of such shares of Company common stock received for each share of FNB common stock will depend on the price per share of Company common stock at the time the shares are actually received by an FNB shareholder. The closing price of Company common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed and the average closing price over the ten consecutive trading days ending on the fifth business day preceding the closing of the merger may vary from each other, as well as from the closing price of Company common stock on the date that the Company and FNB announced the merger, on the date that this proxy statement/prospectus is being mailed to FNB shareholders, and on the date of the special meeting of FNB shareholders. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the Company’s business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of the Company. Accordingly, at the time of the special meeting of FNB shareholders, because of the above timing differences FNB shareholders will not be able to calculate the number of shares of Company common stock they may receive upon completion of the merger or the exact value of Company common stock they may receive upon completion of the merger.

The Amount of Merger Consideration May Decrease Following the Shareholder Meeting.

Pursuant to the terms of the merger agreement, the aggregate merger consideration of $64,000,000 is subject to a possible downward adjustment if FNB’s closing consolidated net book value is less than $96,000,000 as of the end of the month prior to the closing of the merger. FNB’s closing consolidated net book value will be calculated as FNB’s unaudited consolidated net tangible shareholders’ equity determined in accordance with GAAP, except that the following amounts will be added back to the closing consolidated net book value before determining whether a purchase price adjustment is required: (i) the amount of any deferred tax asset valuation allowance; (ii) the amount of prepayment penalties or unwind costs on prepayment of any advances from the Federal Home Loan Bank of Atlanta (“FHLB-Atlanta”) and certain structured repurchase agreements and derivative transactions, net of any tax benefit recorded on FNB’s financial statements in connection with such prepayment penalties or unwind costs; and (iii) the amount of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that the Company and FNB agree are appropriate under the circumstances. As of April 30, 2013, although FNB’s unaudited consolidated net tangible shareholders’ equity was $87,424,952, the “added back” items described in (i) and (ii) in the preceding sentence aggregated approximately $14 million at such date. As of the date of this proxy statement/prospectus, FNB’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $96,000,000, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation. The calculation date for the closing consolidated net book value may occur subsequent to the date of the FNB special meeting of shareholders. Accordingly, if FNB shareholders approve the merger, the aggregate merger consideration to be received by the FNB shareholders could be less than $64,000,000.

Apart from the possible adjustments summarized in the preceding paragraph, the value of the aggregate merger consideration could also be higher or lower than $64,000,000, depending on whether the average closing price of Company common stock to be used in determining the exchange ratio is higher than $44.20 per share, in which case FNB shareholders receiving Company stock as part or all of the merger consideration would receive more shares than they otherwise would (without an offsetting decrease in any cash consideration they may receive in the merger) if there were no cap on the average closing price used in determining the exchange ratio. Conversely, if the average stock price of Company common stock is lower than $27.00 per share, FNB shareholders receiving Company stock as part or all of the merger consideration would receive fewer shares than they otherwise would (without any offsetting increase in any cash consideration they may receive in the merger) if there were no floor on the average closing price used in determining the exchange ratio.

The Form or Mix of Merger Consideration FNB Shareholders Ultimately Receive Could Be Different From the Form or Mix Elected Depending on the Form or Mix of Merger Consideration Elected by Other FNB Shareholders.

If the merger agreement is approved by FNB shareholders, all shareholders will be permitted to make an election as to the form of consideration, whether in cash, Company common stock or a mix of such cash and stock, they wish to receive. Because of the minimum stock consideration requirement, the exchange agent may be required, in accordance with the allocation provisions set forth in the merger agreement, to adjust the form of consideration that an individual FNB shareholder will receive in order to ensure that no more than 49% of the aggregate merger consideration to be paid by the Company to FNB shareholders will be paid in cash.

Consequently, if the cash consideration is over-subscribed, FNB shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income tax purposes with respect to the cash received). If FNB shareholders do not make an election, upon surrender of their FNB shares they will receive the merger consideration following the effective time of the merger, in an allocated amount of cash, shares of Company common stock, or a combination of the two, as provided for in the merger agreement. If an FNB shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

The Merger With FNB May Distract Management of the Company From Its Other Responsibilities.

The acquisition of FNB could cause the management of the Company to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of the Company. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of the Company.

FNB Shareholders Will Have Less Influence As Shareholders of the Company Than As Shareholders of FNB.

FNB shareholders currently have the right to vote in the election of the board of directors of FNB and on other matters affecting FNB. When the merger occurs, each shareholder that receives shares of Company common stock will become a shareholder of the Company with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of FNB. Assuming that shareholders of FNB elect to receive the minimum amount of required stock consideration upon completion of the merger and assuming the 10-day average closing price of Company common stock ending on the fifth business day prior to the closing of the merger is $43.18 (which was the average closing price of Company common stock for the ten consecutive trading days ended on May 21, 2013, the last practicable trading day before the date of this proxy statement/prospectus), it is currently expected that the former shareholders of FNB as a group will receive shares in the merger constituting approximately 2.1% of the outstanding shares of Company common stock immediately after the merger. Because of this, FNB shareholders will have less influence on the management and policies of the Company than they may now have on the management and policies of FNB.

Certain Officers and Directors of FNB Have Interests in the Merger Different From the Interests of Non-director or Non-management Shareholders.

Some of the officers and directors of FNB have interests in the merger that are in addition to their interests as shareholders of FNB generally. These interests include the Jeffords Employment Agreement, the Non-Competition Agreements, the Retention Agreements, indemnification provisions contained in the Agreement and Plan of Merger, and the Company’s purchase of an officers’ and directors’ liability insurance policy for a limited time (at current levels) following the merger. Although the members of the respective boards of directors of each of the Company and FNB knew about these additional interests and considered them when they considered and approved the merger agreement and the merger, you should be aware of them. See “Approval of the Merger – Interests of Certain Executive Officers and Directors in the Merger” on page 70.

The Fairness Opinion Obtained by FNB From Its Financial Advisor Will Not Reflect Changes in Circumstances Between the Date of the Merger Agreement and the Completion of the Merger.

The fairness opinion obtained by FNB from Sandler O’Neill, FNB’s financial advisor, is dated January 24, 2013. Management of the Company is not aware of any material changes in the Company’s operations or performance since the delivery of the opinion or that are anticipated to occur before the special meeting takes place or by the time the merger is completed. Management of FNB is not aware of any material changes in FNB’s operations or performance, or in any of the projections or assumptions upon which Sandler O’Neill based its opinion, since the delivery of the opinion or that are anticipated to occur before the special meeting takes place or by the time the merger is completed. FNB has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Sandler O’Neill. Changes in the operations and prospects of FNB or the Company, general market and economic conditions and other factors that may be beyond the control of FNB and the Company, and on which the fairness opinion was based, may alter the value of FNB or the Company or the prices of shares of FNB common stock or the Company common stock by the time the special meeting takes place or by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because FNB does not anticipate asking its financial advisor to update its opinion, the January 24, 2013 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. A copy of the opinion is included as Appendix B to this proxy statement/prospectus. For a description of the opinion that FNB received from its financial advisor, please refer to “Approval of the Merger – Opinion of FNB’s Financial Advisor” on page 60. For a description of the other factors considered by the FNB board of directors in determining to approve the merger, please refer to “Approval of the Merger – FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors” on page 56.

The Tax Consequences of the Merger to a FNB Shareholder Will Depend Upon the Merger Consideration Received.

The tax consequences of the merger to an FNB shareholder will depend upon the merger consideration that the shareholder receives. An FNB shareholder generally will not recognize any gain or loss on the conversion of shares of FNB common stock solely into shares of Company common stock. However, an FNB shareholder generally will be taxed if the shareholder receives cash in exchange for shares of FNB common stock or for any fractional share of Company common stock. For a detailed discussion of the tax consequences of the merger to FNB shareholders generally, see “Approval of the Merger – Material United States Federal Income Tax Consequences of the Merger” on page 78. Each FNB shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the FNB shareholder’s particular circumstances.

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on the Company.

Before the merger may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although the Company and FNB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the Company following the merger, any of which might have a material adverse effect on the Company following the merger. The Company is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on FNB or the Company, as described more fully in “Approval of the Merger – Regulatory Approvals Required for the Merger” on page 75.

The Merger Will Not Be Completed Unless Important Conditions are Satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of the Company and FNB may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or, if permissible, waived before the Company and FNB are obligated to complete the merger:

•	the approval of the merger agreement and merger by the requisite vote of the shareholders of FNB;

•	the receipt of all material regulatory approvals required for consummation of the merger;

•	the absence of any order by a court or regulatory authority that enjoins or prohibits the merger;

•

the registration statement of which this proxy statement/prospectus is a part shall be effective under the Securities Act, and no stop order shall have been issued or proceedings for that purpose shall have been initiated or threatened by the SEC; and

•

the Company and FNB shall have received the opinions of Kutak Rock LLP and Nelson Mullins Riley & Scarborough LLP, respectively, that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (“Code”).

Termination of the Merger Agreement Could Negatively Impact FNB.

If the merger agreement is terminated before closing there may be various consequences. For example, FNB’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, FNB will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and FNB’s board of directors seeks another merger or business combination, FNB shareholders cannot be certain that FNB will be able to find a party willing to pay the equivalent or greater consideration than that which the Company has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, FNB may be required to pay the Company a termination fee or liquidated damages. See “Approval of the Merger – Effect of Termination” on page 78.

FNB Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FNB. These uncertainties may impair FNB’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with FNB to seek to change existing business relationships with FNB. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of FNB may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic FNB employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, FNB’s business following the merger could be harmed. In addition, the merger agreement restricts FNB from making certain acquisitions and taking other specified actions until the merger occurs, unless it has the consent of the Company. These restrictions may prevent FNB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Approval of the Merger – Conduct of Business Pending the Merger” on page 72.

Risks Related to the Company’s Business

The Company’s Profitability is Dependent on its Banking Activities.

Because the Company is a bank holding company, its profitability is directly attributable to the success of Bank of the Ozarks. The Company’s banking activities compete with other banking institutions on the basis of service, convenience and price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other entities offering similar products and services. The Company relies on the profitability of Bank of the Ozarks and dividends received from Bank of the Ozarks for payment of its operating expenses, satisfaction of its obligations and payment of dividends. (See Note 17 to the consolidated financial statements contained in the Company’s 2012 Annual Report on Form 10-K). As is the case with other similarly situated financial institutions, the profitability of Bank of the Ozarks, and therefore the Company, will be subject to the fluctuating cost and availability of funds, changes in the prime lending rate and other interest rates, changes in economic conditions in general and, because of the location of its banking offices, changes in economic conditions in the Southeastern and South Central United States in particular.

The Company Depends on Key Personnel for its Success.

The Company’s operating results and ability to adequately manage its growth and minimize loan and lease losses are highly dependent on the services, managerial abilities and performance of its current executive officers and other key personnel. The Company has an experienced management team that the board of directors believes is capable of managing and growing the Company. The Company does not currently have employment contracts with its executive officers and key personnel. Losses of or changes in its current executive officers or other key personnel and their responsibilities may disrupt the Company’s business and could adversely affect the Company’s financial condition, results of operations and liquidity. Additionally, the Company’s ability to retain its current executive officers and other key personnel may be further impacted by existing and proposed legislation and regulations affecting the financial services industry. There can be no assurance that the Company will be successful in retaining its current executive officers or other key personnel.

The Company’s Operations are Significantly Affected by Interest Rate Levels.

The Company’s profitability is dependent to a large extent on net interest income, which is the difference between interest income earned on loans, including loans covered by FDIC loss share agreements and purchased non-covered loans, leases and investment securities and interest expense paid on deposits, other borrowings and subordinated debentures. The Company is affected by changes in general interest rate levels and changes in the differential between short-term and long-term interest rates, both of which are beyond its control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities, as well as from mismatches in the timing and rate at which assets and liabilities reprice. Although the Company has implemented procedures it believes will reduce the potential effects of changes in interest rates on its results of operations, these procedures may not always be successful. In addition, any substantial, unexpected or prolonged change in market interest rates could adversely affect the Company’s financial condition, results of operations and liquidity.

The Fiscal and Monetary Policies of the Federal Government and its Agencies Could Have a Material Adverse Effect on the Company’s Earnings.

The FRB regulates the supply of money and credit in the United States. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which may affect net interest income and net interest margin. Changes in the supply of money and credit can also materially decrease the value of financial assets held by the Company, such as debt securities. The FRB’s policies can also adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans and leases. Changes in such policies are beyond the Company’s control and difficult to predict; consequently, the impact of these changes on the Company’s activities and results of operations is difficult to predict.

The Company’s Business Depends on the Condition of the Local and Regional Economies Where it Operates.

A majority of the Company’s business is located in Arkansas, Texas and, to a lesser extent, Georgia and other southeastern states. As a result, the Company’s financial condition and results of operations may be significantly impacted by changes in the Arkansas, Texas and Georgia economies as well as the economies of other southeastern states. Slowdown in economic activity, deterioration in housing markets or increases in unemployment and under-employment in these areas may have a significant and disproportionate impact on consumer and business confidence and the demand for the Company’s products and services, result in an increase in non-payment of loans and leases and a decrease in collateral value, and significantly impact the Company’s deposit funding sources. Any of these events could have an adverse impact on the Company’s financial position, results of operations and liquidity.

The Company’s Business May Suffer if There are Significant Declines in the Value of Real Estate.

The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located. There continues to be a lack of sustained improvement in economic activity and housing markets and elevated levels of unemployment and under-employment in many of the Company’s markets, resulting in depressed prices and excess inventories of residential and other properties to be sold in these markets. If the value of the real estate serving as collateral for the Company’s loan and lease portfolio were to decline materially, a significant part of its loan portfolio could become under-collateralized. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, the Company may not be able to realize the value of security anticipated at the time of originating the loan, which in turn could have an adverse effect on the Company’s provision for loan and lease losses and its financial condition, results of operations and liquidity.

Most of the Company’s foreclosed assets are comprised of real estate properties. The Company carries these properties at their estimated fair values less estimated selling costs. While the Company believes the carrying values for such assets are reasonable and appropriately reflect current market conditions, there can be no assurance that the amount of proceeds realized upon disposition of foreclosed assets will approximate the carrying value of such assets. If the proceeds are less than the carrying value of foreclosed assets, the Company will record a loss on the disposition of such assets, which in turn could have an adverse effect on the Company’s financial position, results of operations and liquidity.

The Company is Subject to Environmental Liability Risks Associated with Lending Activities.

A significant portion of the Company’s loan and lease portfolio is secured by real property. In the ordinary course of business, the Company may foreclose on and take title to real properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Company may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Company to incur substantial expenses and may materially reduce the affected property’s value or limit the Company’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Company’s exposure to environmental liability. The Company has policies and procedures that require either formal or informal evaluation of environmental risks and liabilities on real property before originating any loan or foreclosure action, except for (i) loans originated for sale in the secondary market secured by 1-4 family residential properties and (ii) certain loans where the real estate collateral is second lien collateral. These policies, procedures and evaluations may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

If the Company Does Not Properly Manage its Credit Risk, its Business Could be Seriously Harmed.

There are substantial risks inherent in making any loan or lease, including, but not limited to –

•	risks resulting from changes in economic and industry conditions;

•	risks inherent in dealing with individual borrowers;

•	risks resulting from uncertainties as to the future value of collateral; and

•	the risk of non-payment of loans and leases.

Although the Company attempts to minimize its credit risk through prudent loan and lease underwriting procedures and by monitoring concentrations of its loans and leases, there can be no assurance that these underwriting and monitoring procedures will reduce these risks. Moreover, as the Company expands into new markets, credit administration and loan and lease underwriting policies and procedures may need to be adapted to local conditions. The inability of the Company to properly manage its credit risk or appropriately adapt its credit administration and loan and lease underwriting policies and procedures to local market conditions or changing economic circumstances could have an adverse impact on its provision for loan and lease losses and its financial condition, results of operations and liquidity.

The Company Makes and Holds in its Loan and Lease Portfolio a Significant Number of Construction/Land Development, Non-Farm/Non-Residential and Other Real Estate Loans.

The Company’s loan and lease portfolio is comprised of a significant amount of real estate loans, including a large number of construction/land development and non-farm/non-residential loans. Excluding covered loans and purchased non-covered loans, the Company’s real estate loans comprised 87.9% of its total loans and leases at March 31, 2013. In addition, excluding covered loans and purchased non-covered loans, the Company’s construction/land development and non-farm/non-residential loans, which are a subset of its real estate loans, comprised approximately 28.9% and 38.2%, respectively, of the Company’s total loan and lease portfolio at March 31, 2013. Real estate loans, including construction/land development and non-farm/non-residential loans, pose different risks than do other types of loan and lease categories. The Company believes it has established appropriate underwriting procedures for its real estate loans, including construction/land development and non-farm/non-residential loans, and has established appropriate allowances to cover the credit risks associated with such loans. However, there can be no assurance that such underwriting procedures are, or will continue to be, appropriate or that losses on real estate loans, including construction/land development and non-farm/non-residential loans, will not require additions to the Company’s allowance for loan and lease losses, and such losses could have an adverse impact on the Company’s financial position, results of operations or liquidity.

At March 31, 2013, the principal collateral for approximately 81% of the Company’s total real estate loans, excluding covered loans and purchased non-covered loans, was located in Arkansas, Texas, North Carolina or South Carolina. Additionally, approximately 79% of the principal collateral of the Company’s construction/land development loans and approximately 75% of the principal collateral of the Company’s non-farm/non-residential loans was located in these four states.

Upon completion of the Company’s pending acquisition of FNB, the Company will acquire a significant volume of real estate loans, including construction/land development loans and non-farm/non-residential loans in which the principal collateral is located in North Carolina. On a pro forma basis, assuming the Company’s acquisition of FNB had been completed on March 31, 2013, and excluding covered loans, the Company’s total real estate loans would comprise approximately 88% of total loans and leases, of which approximately 84% of such loans would have their principal collateral located in Arkansas, Texas, North Carolina or South Carolina. Additionally, approximately 80% of the principal collateral value of the construction/land development loans, on a pro forma basis, and approximately 79% of non-farm/non-residential loans, on a pro forma basis, would be located in these four states.

As a result of this relative concentration of real estate loans, any slowdown in economic activity or deterioration in real estate prices in any or some combination of these states or specific geographical areas of these states could have a significant and disproportionate impact on the real estate values serving as collateral for a substantial portion of the Company’s real estate loans, including its construction/land development and non-farm/non-residential loans, which in turn could have an adverse effect on the Company’s provision for loan and lease losses, and its financial condition, results of operations and liquidity.

The Company Could Experience Deficiencies in its Allowance for Loan and Lease Losses.

The Company maintains an allowance for loan and lease losses, established through a provision for loan and lease losses charged to expense, that represents the Company’s best estimate of probable losses inherent in the existing loan and lease portfolio. Although the Company believes that it maintains its allowance for loan and lease losses at a level adequate to absorb losses in its loan and lease portfolio, estimates of loan and lease losses are subjective and their accuracy may depend on the outcome of future events. Experience in the banking industry indicates that some portion of the Company’s loans and leases may only be partially repaid or may never be repaid at all. Loan and lease losses occur for many reasons beyond the control of the Company. Accordingly, the Company may be required to make significant and unanticipated increases in the allowance for loan and lease losses during future periods which could materially affect the Company’s financial position, results of operations and liquidity. Additionally, bank regulatory authorities, as an integral part of their supervisory functions, periodically review the Company’s allowance for loan and lease losses. These regulatory authorities may require adjustments to the allowance for loan and lease losses or may require recognition of additional loan and lease losses or charge-offs based upon their judgment. Any increase in the allowance for loan and lease losses or charge-offs required by bank regulatory authorities could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Performance of the Company’s Investment Securities Portfolio is Subject to Fluctuation Due to Changes in Interest Rates and Market Conditions, Including Credit Deterioration of the Issuers of Individual Securities.

Changes in interest rates can negatively affect the performance of most of the Company’s investment securities. Interest rate volatility can reduce unrealized gains or create unrealized losses in the Company’s portfolio. Interest rates are highly sensitive to many factors including monetary policies, domestic and international economic and political issues, and other factors beyond the Company’s control. Fluctuations in interest rates can materially affect both the returns on and market value of the Company’s investment securities. Additionally, actual investment income and cash flows from investment securities that carry prepayment risk, such as mortgage-backed securities and callable securities, may materially differ from those anticipated at the time of investment or subsequently as a result of changes in interest rates and market conditions.

The Company’s investment securities portfolio consists of a number of securities whose trading markets are “not active.” As a result, management has had to develop internal models or other methodologies for pricing these securities that include various estimates and assumptions. There can be no assurance that the Company could sell these investment securities at the price derived by the internal model or methodology, or that it could sell these investment securities at all, which could have an adverse effect on the Company’s financial position, results of operation or liquidity.

Many state and local governments and other political subdivisions have experienced deterioration of financial condition in recent years due to declining tax revenues, increased demand for services and various other factors. As a result many bonds issued by state and local governments and other political subdivisions have experienced, and are continuing to experience, pricing pressure. To the extent the Company has securities in its portfolio from issuers who have experienced a deterioration of financial condition, or who may experience future deterioration of financial condition, the value of such securities may decline and could result in an other-than-temporary impairment charge, which could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Company’s Recent Results May Not Be Indicative of its Future Results.

The Company may not be able to grow its business at the same rate of growth achieved in recent years or even grow its business at all. Additionally, in the future the Company may not have the benefit of several factors that have been favorable to the Company’s business in past years, such as an interest rate environment where changes in rates occur at a relatively orderly and modest pace, the ability to find suitable expansion opportunities, including additional FDIC-assisted or traditional acquisitions, or otherwise to capitalize on opportunities presented by economic turbulence, or other factors and conditions. Numerous factors, such as weakening or deteriorating economic conditions, regulatory and legislative considerations, and competition may impede or restrict the Company’s ability to expand its market presence and could adversely impact its future operating results.

The Company’s FDIC Insurance Premiums May Increase.

The FDIC has increased premiums charged to all financial institutions for FDIC insurance protection during recent years and such premiums may increase further in future years. The Company has historically paid at or near the lowest applicable premium rate under the FDIC’s insurance premium rate structure due to the Company’s sound financial position. However, should bank failures increase, FDIC insurance premiums may increase and could have an adverse impact on the Company’s results of operations.

To Successfully Continue its Growth and De Novo Branching Strategy, the Company Must Expand its Operations in Both New and Existing Markets.

The Company intends to continue the expansion and development of its business by pursuing its growth and de novo branching strategy. Accordingly, the Company’s growth prospects must be considered in light of the risks, expenses and difficulties frequently encountered by financial institutions pursuing growth strategies. In order to successfully execute its growth strategy, the Company must, among other things:

•	identify and expand into suitable markets;

•	obtain regulatory and other approvals;

•	identify and acquire suitable sites for new banking offices;

•	attract and retain qualified bank management and staff;

•	build a substantial customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund anticipated loan and lease growth; and

•	maintain adequate common equity and regulatory capital.

In addition to the foregoing factors, there are considerable costs involved in opening banking offices, and such new offices generally do not generate sufficient revenues to offset their costs until they have been in operation for some time. Therefore, any new banking offices the Company opens can be expected to negatively affect its operating results until those offices reach a size at which they become profitable. The Company could also experience an increase in expenses if it encounters delays in opening any new banking offices. Moreover, the Company cannot give any assurances that any new banking offices it opens will be successful, even after they have become established or that the Company can hire and retain qualified bank management and staff to achieve its growth goals. If the Company does not manage its growth effectively, the Company’s business, future prospects, financial condition, results of operations and liquidity could be adversely affected.

The Company May Engage in Additional FDIC-Assisted Acquisitions, Which Could Present Additional Risks To Its Business.

Since 2010, the Company has successfully bid on and acquired, with FDIC assistance, substantially all the assets and liabilities of seven failed financial institutions in the Southeastern United States. The Company continues to evaluate additional FDIC-assisted failed bank acquisition opportunities as they arise from time to time, but the timing of these opportunities cannot be predicted by the Company. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks such as sharing in loan losses and losses on other covered assets and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are for failed banks and are structured in a manner that does not allow the Company the time normally associated with preparing for and evaluating an acquisition (including preparing for integration of an acquired institution), the Company may face additional risks when it engages in FDIC-assisted acquisitions. The assets that the Company acquires in such an acquisition are generally more troubled than in a typical acquisition. The deposits that the Company assumes are generally higher priced than in a typical acquisition and therefore subject to higher rates of attrition. Integration of operations may be more difficult in an FDIC-assisted acquisition than in a typical acquisition since key staff may have departed. Any inability to overcome these risks could have an adverse effect on the Company’s ability to achieve its business objectives and maintain its market value and profitability.

The FDIC’s approach to loss share has evolved over the last several years as the FDIC has reduced or, in certain cases, eliminated the indemnification provided to certain assets, group of assets or loan types. These changes to the indemnification protection increase the risk of loss to acquiring institutions in FDIC-assisted acquisitions. There can be no assurance that the FDIC will not further alter the indemnification protection or other terms of the loss share agreements in any future transactions, which could further increase the risks to the Company in the event it engages in any future FDIC-assisted acquisitions.

Moreover, if the Company seeks to participate in additional FDIC-assisted acquisitions, the Company can only participate in the bid process if it receives approval of bank regulators. There can be no assurance that the Company will be allowed to participate in the bid process, or what the terms of any such transaction might be or whether the Company would be successful in acquiring any bank or targeted assets. The Company may be required to raise additional capital as a condition to, or as a result of, participation in certain FDIC-assisted acquisitions. Any such transactions and related issuances of stock may have a dilutive effect on earnings per common share and share ownership.

Furthermore, to the extent the Company is allowed to, and chooses to, participate in future FDIC-assisted acquisitions, the Company may face competition from other financial institutions. To the extent that other competitors participate, the Company’s ability to make acquisitions on favorable terms may be adversely affected. Additionally, if the Company acquires bank assets and operations through future FDIC-assisted acquisitions, the Company could encounter difficulties in achieving profitability of those operations.

Failure to Comply with the Terms of Loss Sharing Arrangements with the FDIC May Result in Significant Losses.

Any failure to comply with the terms of any loss share agreements Bank of the Ozarks has with the FDIC, or to properly service the loans and foreclosed assets covered by loss share agreements, may cause individual loans, large pools of loans or other covered assets to lose eligibility for reimbursement to the Company from the FDIC.

This could result in material losses that are currently not anticipated and could adversely affect the Company’s financial condition, results of operations or liquidity.

The Company May Engage in Additional Negotiated Transactions, Which May Present Special Risks Associated with Integration of Operations or Undiscovered Risks or Losses Associated with Targeted Banks.

In addition to the Company’s historical growth strategy through de novo branching and FDIC-assisted acquisitions, the Company has pursued and may pursue additional negotiated transactions, apart from the FNB acquisition, with publicly owned or privately held banking institutions. Any future negotiated acquisitions the Company might make will be accompanied by the risks commonly encountered in such acquisitions. These risks include, among other things:

•	credit risk associated with the acquired bank’s loans and leases and investments;

•	difficulty of integrating operations and personnel; and

•	potential disruption of the Company’s ongoing business.

Competition for suitable acquisition candidates may continue to be significant in the negotiated acquisition area. The Company competes with other banks or financial service companies with similar acquisition strategies, many of which are larger and have greater financial and other resources. The Company cannot give any assurance that it will be able to successfully identify and acquire any additional acquisition targets on acceptable terms and conditions.

In most cases, negotiated acquisitions include the acquisition of all the target bank’s assets and liabilities, including its loan and lease portfolio. While the Company is able to conduct more extensive due diligence investigations regarding any targeted bank in a negotiated transaction than in an FDIC-assisted transaction, there may be instances after closing of a negotiated transaction when, under normal operating procedures, the Company may find that there may be more losses or undisclosed liabilities with respect to the assets and liabilities of the target bank, and, with respect to its loan and lease portfolio, than were anticipated prior to the acquisition. For example, the ability of a borrower or lessee to repay a loan or lease may have become impaired or the quality of the value of the collateral securing the loan or lease may fall below the Company’s collateral standards. One or more of these and other factors affecting asset values or loan and lease loss experience might cause the Company to have additional losses or liabilities or additional charge-offs, which could have a negative impact on the Company’s financial condition and results of operations.

Systems Conversions of Acquired Banks in FDIC-Assisted Acquisitions or Negotiated Acquisitions May Be Difficult.

Subsequent to the acquisitions of banks acquired in FDIC-assisted transactions or in negotiated acquisitions, the various operating systems must be converted, in most cases, to the Company’s existing operating systems. These systems conversions require personnel with unique and specialized skills and require a significant amount of planning, coordination and effort of internal resources and third-party vendors. Any inability of the Company to hire or retain individuals with the appropriate skills or to effectively plan, coordinate and manage these systems conversions or any failure to effectively implement these systems conversions could have serious negative customer impact, exposing the Company and Bank of the Ozarks to reputational risk and adversely impacting the Company’s financial condition, results of operations and liquidity.

Volatility and Disruptions in the Functioning of the Financial Markets and Related Liquidity Issues Could Continue or Worsen.

The U.S. and global financial markets have experienced significant volatility and disruption in recent years. The impact of the recent financial crisis, together with public concerns regarding the strength of financial institutions, has led to both significant distress in financial markets and issues relating to liquidity among financial institutions. As a result of concerns about the stability of the financial markets generally, the constriction in credit, the lack of public confidence in the financial sector, and the generally weak economic conditions, the Company can give no assurance that such circumstances will not have an adverse effect, which could be material, on its financial condition, results of operation and liquidity.

The Company Faces Strong Competition in the Markets in Which it Operates.

Competition in many of the Company’s banking markets is intense. The Company competes with other financial and bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, leasing companies, money market mutual funds, asset-based non-bank lenders and other financial institutions and intermediaries, as well as non-financial institutions offering payroll, debit card and other services. Many of these competitors have an advantage over the Company through substantially greater financial resources, lending limits and larger distribution networks, and are able to offer a broader range of products and services. Other competitors, many of which are smaller than the Company, are privately held and thus benefit from greater flexibility in adopting or modifying growth or operational strategies than the Company. If the Company fails to compete effectively for deposit, loan, lease and other banking customers in the Company’s markets, the Company could lose substantial market share, suffer a slower growth rate or no growth, and its financial condition, results of operations and liquidity could be adversely affected.

The Soundness of Other Financial Institutions Could Adversely Affect the Company.

The Company’s ability to engage in routine funding transactions could be adversely affected by the actions and financial stability of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. The Company has exposure to various counterparties, including brokers and dealers, commercial and correspondent banks, and others. As a result, defaults by, or rumors or questions about, one or more financial services institutions, or the financial services industry generally, may lead to further market-wide liquidity problems and could lead to losses or defaults by such other institutions. Such occurrences could expose the Company to credit risk in the event of default of any of its counterparties and could have a material adverse impact on the Company’s financial position, results of operations and liquidity.

The Company Depends on the Accuracy and Completeness of Information About Customers.

In deciding whether to extend credit or enter into certain transactions, the Company relies on information furnished by or on behalf of customers, including financial statements, credit reports and other financial information. The Company may also rely on representations of those customers or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have an adverse impact on the Company’s business, financial condition and results of operations.

Reputational Risk and Social Factors May Impact the Company’s Results.

The Company’s ability to originate and maintain accounts is highly dependent upon consumer and other external perceptions of its business practices and/or its financial health. Adverse perceptions regarding the Company’s business practices and/or its financial health could damage its reputation, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of competitors, or the industry as a whole, may also adversely impact the Company’s reputation. In addition, adverse reputational impacts on third parties with whom the Company has important relationships may also adversely impact the Company’s reputation. Adverse impacts on the Company’s reputation, or the reputation of the industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which the Company engages with its customers and the products it offers. Adverse reputational impacts or events may also increase litigation risk. Any of these factors could have an adverse impact on the Company’s ability to achieve its business objectives and/or its results of operations.

The Company May Be Subject to Claims and Litigation Asserting Lender Liability.

From time to time, and particularly during periods of economic stress, customers, including real estate developers, may make claims or otherwise take legal action pertaining to the Company’s performance of its responsibilities. These claims are often referred to as “lender liability” claims and are sometimes brought in an effort to produce or increase leverage against the Company in workout negotiations or debt collection proceedings. Lender liability claims frequently assert one or more of the following: breach of fiduciary duties, fraud, economic duress, breach of contract, breach of the implied covenant of good faith and fair dealing, and similar claims. Whether customer claims and legal action related to the Company’s performance of its responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to the Company, they may result in significant financial liability and/or adversely affect the market perception of the Company and its products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on the Company’s financial condition and results of operations.

The Company May Be Subject to General Claims and Litigation Liability.

In the ordinary course of business, the Company may be named as defendant or may otherwise face claims or legal action, including class actions, from a variety of sources including, among others, customers; vendors; regulatory agencies; federal, state or local governments; or employees. Such claims or legal action may include, among others, breach of contract, breach of fiduciary duty, discrimination, harassment, fraud and infringement of patents, copyrights or trademarks. Such claims or legal action may also make demands for substantial monetary damages and require substantial amounts of time and resources to defend. Should the Company be named as defendant or otherwise face such claims or legal actions, there can be no assurance that the Company would be successful in its defense against such actions, which could have a material adverse impact on the Company’s financial position, results of operations and liquidity. Additional information related to litigation is included in Note 23 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2012, in Part I, Item 3 of the Company’s most recent Annual Report on Form 10-K, filed with the SEC on February 28, 2013, and in Part II, Item 1 of the Company’s most recent quarterly report on Form 10-Q, filed with the SEC on May 10, 2013.

The Company’s Internal Operations are Subject to a Number of Risks.

The Company’s internal operations are subject to certain risks, including, but not limited to, information system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts, data piracy or natural disasters. The Company maintains a system of internal controls and security to mitigate the risks of many of these occurrences and maintains insurance coverage for certain risks. However, should an event occur that is not prevented or detected by the Company’s internal controls, and is uninsured or in excess of applicable insurance limits, it could have an adverse impact on the Company’s business, financial condition, results of operations and liquidity.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The future success of the Company will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional operational efficiencies and greater privacy and security protection for customers and their personal information. Many of the Company’s competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have an adverse impact on the Company’s business, financial position, results of operations and liquidity.

The computer systems and network infrastructure in use by the Company could be vulnerable to unforeseen problems. The Company’s operations are dependent upon the ability to protect its computer equipment against damage from fire, severe storm, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure of the Company’s computer systems or network infrastructure that causes an interruption in operations could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

In addition, the Company’s operations are dependent upon its ability to protect the computer systems and network infrastructure against damage from physical break-ins, security breaches and other disruptive problems caused by Internet users or other users. Computer break-ins and other disruptions could jeopardize the security of information stored in and transmitted through the Company’s computer systems and network, which may result in significant liability to the Company, as well as deter potential customers. Although the Company, with the help of third-party service providers, intends to continue to actively monitor and, where necessary, implement improved security technology and develop additional operational procedures to prevent damage or unauthorized access to its computer systems and network, there can be no assurance that these security measures or operational procedures will be successful. In addition, new developments or advances in computer capabilities or new discoveries in the field of cryptography could enable hackers to compromise or breach the security measures used by the Company to protect customer data. The Company’s failure to maintain adequate security over its customers’ personal and transactional information could expose the Company or Bank of the Ozarks to reputational risk and could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Company Relies on Certain External Vendors.

The Company is reliant upon certain external vendors to provide products and services necessary to maintain its day-to-day operations. Accordingly, the Company’s operations are exposed to risk that these vendors will not perform in accordance with applicable contractual arrangements or the service level agreements. The Company maintains a system of policies and procedures designed to monitor vendor risks including, among other things, (i) changes in the vendor’s organizational structure, (ii) changes in the vendor’s financial condition and (iii) changes in the vendor’s support for existing products and services.

While the Company believes these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with applicable contractual arrangements or the service level agreements could be disruptive to the Company’s operations, which could have a material adverse impact on the Company’s business and its financial condition and results of operations.

The Company May Need to Raise Additional Capital in the Future to Continue to Grow, But That Capital May Not Be Available When Needed.

Federal and state bank regulators require the Company and Bank of the Ozarks to maintain adequate levels of capital to support operations. At March 31, 2013 the Company’s and Bank of the Ozarks’ regulatory capital ratios were at “well-capitalized” levels under bank regulatory guidelines. However, the Company’s business strategy calls for the Company to continue to grow in its existing banking markets (internally through opening additional offices and by making additional FDIC-assisted and traditional acquisitions) and to expand into new markets as appropriate opportunities arise. Growth in assets at rates in excess of the rate at which the Company’s capital is increased through retained earnings will reduce both the Company’s and Bank of the Ozarks’ capital ratios unless the Company and Bank of the Ozarks continue to increase capital. If the Company’s or Bank of the Ozarks’ capital ratios fell below “well-capitalized” levels, the FDIC deposit insurance assessment rate would increase until capital is restored and maintained at a “well-capitalized” level. Additionally, should the Company’s or Bank of the Ozark’s capital ratios fall below “well-capitalized” levels, certain funding sources could become more costly or could cease to be available to the Company until such time as capital is restored and maintained at a “well-capitalized” level. A higher assessment rate resulting in an increase in FDIC deposit insurance assessments, increased cost of funding or loss of funding sources could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

If, in the future, the Company needs to increase its capital to fund additional growth or satisfy regulatory requirements, its ability to raise that additional capital will depend on the Company’s financial performance and on conditions at that time in the capital markets that are outside the Company’s control. There is no assurance that the Company will be able to raise additional capital on terms favorable to it or at all. If the Company cannot raise additional capital when needed, the Company’s ability to expand its operations through internal growth or to continue operations could be impaired.

The Company May Not Be Able to Meet the Cash Flow Requirements of its Depositors or the Cash Needs for Expansion and Other Corporate Activities.

Liquidity represents an institution’s ability to provide funds to satisfy demands from depositors, borrowers and other creditors by either converting assets into cash or accessing new or existing sources of incremental funds. Liquidity risk arises from the possibility the Company may be unable to satisfy current or future funding requirements and needs. The ALCO and Investments Committee (“ALCO”), which reports to the board of directors, has primary responsibility for oversight of the Company’s liquidity, funds management, asset/liability (interest rate risk) position and investment portfolio functions.

The objective of managing liquidity risk is to ensure the cash flow requirements resulting from depositor, borrower and other creditor demands are met, as well as operating cash needs, of the Company, and the cost of funding such requirements and needs is reasonable. The Company maintains a comprehensive interest rate risk, liquidity and funds management policy and a contingency funding plan that, among other things, include policies and procedures for managing liquidity risk. Generally the Company relies on deposits, repayments of loans, including covered loans and purchased non-covered loans, and leases, and repayments of its investment securities as its primary sources of funds. The principal deposit sources utilized by the Company include consumer, commercial and public funds customers in the Company’s markets. The Company has used these funds, together with wholesale deposit sources such as brokered deposits, along with Federal Home Loan Bank of Dallas (“FHLB-Dallas”) advances, FRB borrowings, federal funds purchased and other sources of short-term borrowings, to make loans and leases, acquire investment securities and other assets and to fund continuing operations.

Deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, general economic and market conditions and other factors. Repayments of loans, including covered loans and purchased non-covered loans, and leases are a relatively stable source of funds but are subject to the borrowers’ and lessees’ ability to repay such loans and leases, which can be adversely affected by a number of factors including changes in general economic conditions, adverse trends or events affecting business industry groups or specific businesses, declines in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and other factors. Furthermore, loans, including covered loans and purchased non-covered loans, and leases generally are not readily convertible to cash. Accordingly, the Company may be required from time to time to rely on secondary sources of liquidity to meet loan, lease and deposit withdrawal demands or otherwise fund operations. Such secondary sources include FHLB-Dallas advances, secured and unsecured federal funds lines of credit from correspondent banks and FRB borrowings.

At March 31, 2013 the Company had substantial unused borrowing availability. This availability was primarily comprised of the following four options: (i) $439 million of available blanket borrowing capacity with the FHLB-Dallas, (ii) $212 million of investment securities available to pledge for federal funds or other borrowings, (iii) $154 million of available unsecured federal funds borrowing lines and (iv) up to $117 million of available borrowing capacity from borrowing programs of the FRB.

The Company anticipates it will continue to rely primarily on deposits, repayments of loans, including covered loans and purchased non-covered loans, and leases, and repayments of its investment securities to provide liquidity. Additionally, where necessary, the sources of borrowed funds described above will be used to augment the Company’s primary funding sources. If the Company were unable to access any of these funding sources when needed, it might be unable to meet customers’ or creditors’ needs, which could adversely impact the Company’s financial condition, results of operations, and liquidity.

Natural Disasters May Adversely Affect the Company.

The Company’s operations and customer base are located in markets where natural disasters, including tornadoes, severe storms, fires, floods, hurricanes and earthquakes often occur. Such natural disasters could significantly impact the local population and economies and the Company’s business, and could pose physical risks to the Company’s properties. Although the Company’s business is geographically dispersed throughout Arkansas, Texas and the southeastern United States, a significant natural disaster in or near one or more of the Company’s markets could have a material adverse impact on the Company’s financial condition, results of operations or liquidity.

Risk of Pandemic.

In recent years the outbreak of a number of diseases including Avian Bird Flu, H1N1, and various other “super bugs” have increased the risk of a pandemic. Should a pandemic occur in one or more of the markets where the Company’s operations are located, the Company could experience a loss of business, a shortage of employees, or various other adverse effects which could have a material adverse impact on the Company’s business and its financial condition and results of operations.

Risks Associated With the Company’s Industry

The Company is Subject to Extensive Government Regulation That Limits or Restricts its Activities and Could Adversely Impact its Operations.

The Company and Bank of the Ozarks operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with these regulations is costly and restricts certain activities, including payment of dividends, mergers and acquisitions, investments, interest rates charged for loans and leases, interest rates paid on deposits, locations of banking offices and various other activities and aspects of the

Company’s and Bank of the Ozarks’ operations. The Company and Bank of the Ozarks are also subject to capital guidelines established by regulators which require maintenance of adequate capital. Many of these regulations are intended to protect depositors, the public and the FDIC’s deposit insurance fund rather than shareholders.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations issued by the SEC and NASDAQ, as well as numerous other regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and regulations promulgated thereunder, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the costs of completing the Company’s external audit and maintaining its internal controls.

Government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, and increases the cost to the Company of complying with regulatory requirements. Additionally, the failure to comply with these various rules and regulations could subject the Company or Bank of the Ozarks to monetary penalties or sanctions or otherwise expose the Company or Bank of the Ozarks to reputational risk and could adversely affect its results of operations.

Newly Enacted and Proposed Legislation and Regulations May Affect the Company’s Operations and Growth.

To address the continuing turbulence in the U.S. economy and the banking and financial markets, the U.S. government has recently enacted a series of laws, regulations, guidelines and programs.

Because of the recency and speed with which these and other regulatory measures have been enacted, the Company and Bank of the Ozarks are continuing to assess the impact of such regulatory measures on their business, financial condition, capital adequacy, results of operations and liquidity. Additionally, in the routine course of regulatory oversight, proposals to change the laws and regulations governing the operations and taxation of, and federal insurance premiums paid by, banks and other financial institutions and companies that control financial institutions are frequently raised in the U.S. Congress, state legislatures and before bank regulatory authorities.

The likelihood of significant changes in laws and regulations in the future and the impact that such changes might have on the Company or Bank of the Ozarks are impossible to determine. Similarly, proposals to change the accounting, financial reporting, income tax regulations and regulatory capital requirements applicable to banks and other depository institutions are frequently raised by the SEC, the federal banking agencies, the Internal Revenue Service and other authorities. Further, federal intervention in financial markets and the commensurate impact on financial institutions may adversely affect the Company’s or Bank of the Ozarks’ rights under contracts with such other institutions and the way in which the Company conducts business in certain markets. The likelihood and impact of any future changes in these accounting, financial reporting and regulatory capital requirements and the impact these changes might have on the Company or Bank of the Ozarks are also impossible to determine at this time.

There Can Be No Assurance that Enacted Legislation or Any Proposed Federal Programs Will Stabilize the U.S. Financial System and Such Legislation and Programs May Adversely Affect the Company.

Several federal acts, programs and guidelines have been either signed into law or promulgated by Congress, the U.S. Department of the Treasury or the FDIC in recent years and additional laws, regulations, programs and guidance are likely to continue to be enacted in the future. There can be no assurance, however, as to the actual impact that these acts, regulations, programs and guidelines or any other governmental program will have on the financial markets. The lack of stable financial markets or a worsening of current financial market conditions could materially and adversely affect the Company’s business, financial condition, results of operations, and access to credit or the trading price of its common stock.

The Earnings of Financial Services Companies are Significantly Affected by General Business and Economic Conditions.

The Company’s operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which the Company operates, all of which are beyond its control. Deterioration in economic conditions could result in an increase in loan and lease delinquencies and non-performing assets, decreases in loan and lease collateral values and a decrease in demand for products and services, among other things, any of which could have an adverse impact on the Company’s financial condition, results of operations and liquidity.

Consumers May Decide Not to Use Local Banks to Complete their Financial Transactions.

Technology and other changes are allowing parties to complete, through alternative methods, financial transactions that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as local bank deposits in brokerage accounts, mutual funds with an Internet-only bank, or with virtually any bank in the country through on-line banking. Consumers can also complete transactions such as purchasing goods and services, paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower-cost deposits as a source of funds could have an adverse effect on the Company’s financial condition, results of operations and liquidity.

Risks Associated With the Company’s Common Stock

The Company’s Common Stock Price is Affected by a Variety of Factors, Many of Which are Outside its Control.

Stock price volatility may make it more difficult for investors to resell shares of the Company’s common stock at times and prices they find attractive. The Company’s common stock price can fluctuate significantly in response to a variety of factors, including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations or changes in recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	perceptions in the marketplace regarding the Company and/or its competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving the Company or its competitors; and

•	changes in governmental regulations.

General market fluctuations, industry factors and general economic and political conditions and events such as economic slowdowns, interest rate changes, credit loss trends and various other factors and events could adversely impact the price of the Company’s common stock.

The Company Cannot Guarantee That It Will Pay Dividends to Common Shareholders in the Future.

The Company’s principal business operations are conducted through Bank of the Ozarks. Cash available to pay dividends to the Company’s common shareholders is derived primarily, if not entirely, from dividends paid by Bank of the Ozarks. The ability of Bank of the Ozarks to pay dividends, as well as the Company’s ability to pay dividends to its common shareholders, will continue to be subject to and limited by the results of operations of Bank of the Ozarks and by certain legal and regulatory restrictions.

Further, any lenders making loans to the Company or Bank of the Ozarks may impose financial covenants that may be more restrictive than regulatory requirements with respect to the Company’s payment of dividends to common shareholders. Accordingly, there can be no assurance that the Company will continue to pay dividends to its common shareholders in the future.

Certain State and/or Federal Laws May Deter Potential Acquirors and May Depress the Company’s Stock Price.

Certain provisions of federal and state laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Under certain federal and state laws, a person, entity, or group must give notice to applicable regulatory authorities before acquiring a significant amount, as defined by such laws, of the outstanding voting stock of a bank holding company, including the Company’s common stock. Regulatory authorities review the potential acquisition to determine if it will result in a change of control. The applicable regulatory authorities will then act on the notice, taking into account the resources of the potential acquiror, the potential antitrust effects of the proposed acquisition and numerous other factors. As a result, these statutory provisions may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

The Holders of the Company’s Subordinated Debentures Have Rights That are Senior to Those of the Company’s Common Shareholders.

At March 31, 2013 the Company had an aggregate of $64.9 million of floating rate subordinated debentures and related trust preferred securities outstanding. The Company guarantees payment of the principal and interest on the trust preferred securities, and the subordinated debentures are senior to shares of the Company’s common stock. As a result, the Company must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the subordinated debentures must be satisfied before any distributions can be made to the holders of common stock. The Company has the right to defer distributions on its subordinated debentures and the related trust preferred securities for up to five years, during which time no dividends may be paid to holders of its common stock.

The Company’s Directors and Executive Officers Own a Significant Portion of Company Common Stock.

The Company’s directors and executive officers, as a group, beneficially owned approximately 12.5% of its common stock as of February 19, 2013. As a result of their aggregate beneficial ownership, directors and executive officers have the ability, by voting their shares in concert, to influence the outcome of matters submitted to the Company’s shareholders for approval, including the election of its directors.

The Company’s Common Stock Trading Volume May Not Provide Adequate Liquidity for Investors.

Although shares of the Company’s common stock are listed on the NASDAQ Stock Market, the average daily trading volume in the common stock is less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Company has no control. Given the daily average trading volume of the Company’s common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of the Company’s common stock.

The Company’s Common Stock is Not an Insured Deposit.

The Company’s common stock is not a bank deposit and, therefore, losses in its value are not insured by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in the Company’s common stock is inherently risky for the reasons described in this “Risk Factors” section, and is subject to the same market forces and investment risks that affect the price of common stock in any other company, including the possible loss of some or all principal invested.

THE FIRST NATIONAL BANK OF SHELBY

SPECIAL MEETING OF SHAREHOLDERS

FNB is mailing this proxy statement/prospectus to you, as a FNB shareholder, on or about                     , 2013. With this document, FNB is sending you a notice of the FNB special meeting of shareholders and a form of proxy that is solicited by the FNB board of directors. The special meeting will be held on                     , 2013 at 10:00 a.m., eastern time, at the main office of FNB located at 106 South Lafayette Street, Shelby, North Carolina 28150.

Matters to be Considered

The purpose of the special meeting of shareholders is to vote on a proposal to approve the merger agreement and the transactions it contemplates. You will also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary, to solicit additional proxies to approve the merger agreement.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of FNB;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal by management to adjourn the special meeting if necessary to solicit additional proxies. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by FNB. FNB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of FNB may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on                     , 2013 has been fixed as the record date for determining the FNB shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 400,000 shares of FNB common stock were outstanding, and were held by approximately 471 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding capital stock of FNB is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FNB common stock entitled to vote at the special meeting. Holders of FNB common stock on the record date are entitled to vote at the special meeting. Because the required vote is based on the outstanding shares, an abstention will have the same effect as a vote against the merger agreement. As of the record date, directors, officers and affiliates of FNB beneficially owned an aggregate of 180,640 shares of FNB common stock entitled to vote at the special meeting of shareholders. This represents approximately 45.16% of the total votes entitled to be cast at the special meeting. Of this number, certain directors, officers and other affiliates, collectively representing an aggregate of 175,140 shares, or approximately 43.79% of the outstanding FNB common stock, have agreed, solely in their capacity as record and/or beneficial owners of FNB common stock, to vote “FOR” adoption of the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of FNB common stock that are voted, either in person or by proxy, at the special meeting.

Conflicts of Interest

An aggregate of 169,634 shares, or approximately 42.41% of the outstanding FNB common stock, is owned of record by FNB in its capacity as (i) trustee of a number of family or private trusts established by the settlors of such trusts over a number of years for the benefit of certain FNB shareholders, and maintained by FNB as trustee in the ordinary course of business or (ii) executor of various estates that beneficially own shares of FNB common stock. The provisions of many of these trusts and estates do not specify how the shares of FNB common stock are to be voted by the trustee or executor, as applicable. Under the Uniform Probate Code as enacted in North Carolina, by which law most of the trusts are governed, a sale, encumbrance, or other transaction involving the investment or management of trust property entered into by the trustee for the trustee’s own personal account, or that is otherwise affected by a conflict between the trustee’s fiduciary and personal interests, is voidable by a beneficiary affected by the transaction, without regard to whether the transaction is fair to the beneficiary, unless certain conditions are met. These conditions include, among others, that the terms of the trust authorize the transaction, the beneficiary approves of such action, the settlor or grantor of a trust directs the specific action of the trustee, or a court approves the transaction. As of the date of this proxy statement/prospectus, FNB has taken action to satisfy such conditions with respect to trusts holding an aggregate of             shares of FNB common stock, or approximately     % of the outstanding FNB common stock, for the benefit of certain directors, officers and other affiliates of FNB, by obtaining the requisite directions or, where appropriate, permission from the various trusts’ settlors or beneficiaries, as applicable, to vote the FNB shares at the meeting in accordance with voting agreements previously executed by such affiliates, or where otherwise permitted by the terms of the trusts or North Carolina law, to authorize such beneficiaries to vote the shares on behalf of such trusts. With respect to the remaining trusts and estates holding an aggregate of             FNB shares, or approximately     % of the outstanding FNB common stock, FNB expects to either seek the requisite permission from the trusts’ or estates’ beneficiaries for FNB to vote the FNB shares at the meeting, or where permitted, to obtain directions from such beneficiaries as to the voting of such shares held by FNB as trustee. There can be no assurance that such permission or directions will be obtained in a timely manner, and with respect to any trust or estate as to which the requisite permission or direction is not obtained prior to the shareholders’ meeting, FNB plans to abstain from voting FNB shares at such meeting.

Recommendation of the Board of Directors

The FNB board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to FNB shareholders and is in the best interest of FNB and its shareholders and recommends that you vote “FOR” the approval of the merger agreement. See “Approval of Merger – FNB Reasons for the Merger; Recommendation of the FNB Board of Directors” on page 56. The board of directors also recommends that you vote “FOR” approval of a proposal to adjourn or postpone the special meeting if necessary to solicit additional proxies to approve the merger agreement.

APPROVAL OF THE MERGER

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes what we believe are the material terms of the merger agreement. This summary description, however, is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

The merger agreement provides for the merger of FNB with and into Bank of the Ozarks, with Bank of the Ozarks being the surviving bank. If the shareholders of FNB approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived (to the extent permitted by law), we anticipate that the merger will be completed in the third quarter of 2013, although delays could occur. As a result of the merger, holders of FNB common stock will be entitled to receive the cash consideration, the stock consideration, or a combination of the cash consideration and the stock consideration, plus cash in lieu of any fractional share interest, and such holders will no longer be owners of FNB common stock. As a result of the merger, certificates for FNB common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

The Parties

Bank of the Ozarks, Inc.

Bank of the Ozarks, Inc., an Arkansas corporation, is the bank holding company for its wholly owned subsidiary, Bank of the Ozarks, an Arkansas state banking corporation. The Company and Bank of the Ozarks are both headquartered in Little Rock, Arkansas. The principal business of the Company is conducted through Bank of the Ozarks, which operates full service bank branch offices in its market areas throughout Arkansas, Alabama, Florida, Georgia, North Carolina, South Carolina and Texas. Bank of the Ozarks provides a variety of financial services to individuals and businesses throughout its service area. Primary deposit products are checking, savings and certificate of deposit accounts and primary lending products are consumer, commercial and mortgage loans. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “OZRK.” At March 31, 2013, the Company had consolidated total assets of approximately $3.95 billion, total deposits of approximately $2.99 billion and total common stockholders’ equity of approximately $524 million.

The First National Bank of Shelby

The First National Bank of Shelby is a national banking association headquartered in Shelby, North Carolina. FNB operates 14 bank branches in Cleveland, Gaston, Lincoln and Rutherford Counties in North Carolina. As of March 31, 2013, FNB had consolidated total assets of approximately $716 million, total deposits of approximately $608 million and total common stockholders’ equity of approximately $85.8 million.

Purchase Price; Merger Consideration

The aggregate purchase price for the merger, which we also refer to as the aggregate or total “merger consideration,” is $64,000,000, subject to possible price adjustments. You should read “Purchase Price Adjustments” in the following subsection for a more complete description of the possible price adjustments to the aggregate purchase price. The merger agreement provides that each share of FNB common stock (other than treasury shares, shares owned by the Company or by any person who has perfected appraisal rights with respect to shares of FNB common stock) will be converted on the closing date of the merger into the right to receive the merger consideration. The merger consideration for each share of FNB common stock (minus certain adjustments to the purchase price, if applicable) is:

•	cash in an amount equal to $160.00, or

•

a number of shares of Company common stock that is equal to (i) $160.00, divided by (ii) the average closing sale price of Company common stock for the ten consecutive trading days ending on the fifth business day preceding the closing date of the merger (with a maximum closing sale price to be determined for exchange ratio purposes at no more than $44.20 per share and no less than $27.00 per share), plus cash in lieu of any fractional share of Company common stock.

Subject to the allocation procedures described below under “Allocation,” on page 50, a holder of FNB common stock may elect to receive the stock consideration described above or the cash consideration described above, for each share of FNB common stock that such shareholder owns. FNB shareholders will not receive any fractional shares of Company common stock in connection with the merger. Instead, each shareholder who receives Company common stock in the merger will be paid cash in an amount equal to the fraction of a share of Company common stock otherwise issuable upon conversion, multiplied by the average closing price per share of Company common stock, determined as indicated above. Additionally, if a FNB shareholder wholly or partially elects to receive stock consideration and such election would result in the delivery of less than ten (10) whole shares of Company common stock, then in accordance with the merger agreement, such shareholder will not receive any stock consideration and will instead receive cash consideration in exchange for all of such shareholder’s shares of FNB common stock.
Purchase Price Adjustments

The aggregate purchase price, or merger consideration, may be adjusted downward, on a dollar for dollar basis, if FNB’s closing consolidated net book value is less than $96,000,000. FNB’s closing consolidated net book value will be calculated as FNB’s unaudited consolidated net tangible shareholders’ equity determined in accordance with GAAP as of the end of the month prior to the closing of the merger, except that the following amounts will be added back to the closing consolidated net book value before determining whether a purchase price adjustment is required: (i) the amount of any deferred tax asset valuation allowance; (ii) the amount of prepayment penalties or unwind costs on prepayment of any advances from the Federal Home Loan Bank of Atlanta (“FHLB-Atlanta”) and certain structured repurchase agreements and derivative transactions, net of any tax benefit recorded on FNB’s financial statement in connection with such prepayment penalties and unwind costs; and (iii) the amount of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that the Company and FNB agree are appropriate under the circumstances. As of April 30, 2013, although FNB’s unaudited consolidated net tangible shareholders’ equity was $87,424,952, the “added back” items described in (i) and (ii) in the preceding sentence amounted to, in the aggregate, approximately $14 million, which includes (i) approximately $7.2 million for the deferred tax asset valuation allowance and (ii) approximately $6.8 million for the prepayment penalties and unwind costs on prepayment of FHLB advances, structured repurchase agreements, and interest rate swap transactions, net of tax benefit. As of the date of this proxy statement/prospectus, FNB’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $96,000,000, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation.

Apart from the possible adjustments summarized in the preceding paragraph, the value of the aggregate merger consideration could also be higher or lower than $64,000,000, depending on whether the average closing price of Company common stock to be used in determining the exchange ratio is higher than $44.20 per share, in which case FNB shareholders receiving Company stock as part or all of the merger consideration would receive more shares than they otherwise would (without an offsetting decrease in any cash consideration they may receive in the merger) if there were no cap on the average closing price used in determining the exchange ratio. Conversely, if the average closing price of Company common stock is lower than $27.00 per share, FNB shareholders receiving Company stock as part or all of the merger consideration would receive fewer shares than they otherwise would (without any offsetting increase in any cash consideration they may receive in the merger) if there were no floor on the average closing price used in determining the exchange ratio.

Election and Election Procedures

After the mailing of this proxy statement/prospectus, the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, will cause an election form and letter of transmittal to be mailed or otherwise delivered to each holder of record of FNB common stock. The election form and letter of transmittal will allow each holder of record of FNB common stock to elect to receive Company common stock, cash, or a combination of Company common stock and cash.

In order to make a proper election, the holder must complete the election form and letter of transmittal and return it, along with such holder’s certificate(s) of FNB common stock, to the exchange agent by the date indicated in the election form and letter of transmittal. Failure to properly complete or timely return the election form and letter of transmittal will result in the shares of such holder being deemed non-election shares, with the effect that the exchange agent will allocate the mix of Company common stock and cash constituting the merger consideration to such shareholder in accordance with the allocation procedures in the merger agreement, as summarized below under “Allocation.” Holders of record of shares of FNB common stock who hold such shares in a representative capacity (for example, as nominee or trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each election form covers all of the shares of FNB common stock held for a particular beneficial owner by the nominee or representative.

The Company will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether election forms have been properly completed, signed and submitted and to disregard immaterial defects in election forms. The good faith decision of the Company or the exchange agent in such matters will be conclusive and binding. Neither the Company nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

Neither the FNB board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the stock consideration or the cash consideration in the merger, or a combination of the two. Each FNB shareholder must make their own decision with respect to such election, bearing in mind the tax consequences of the election they choose.

All elections will be subject to the allocation and proration provisions of the merger agreement, which are described immediately below.

Allocation

Under the merger agreement, the total merger consideration to be paid by the Company must be comprised of at least 51% in shares of Company common stock and no more than 49% in cash, which we refer to as the “minimum stock consideration requirement.” If, after the election forms are tallied, the aggregate elections made by FNB shareholders would result in an oversubscription for cash, then the exchange agent will allocate the amount of stock and cash to be issued in the merger as necessary and described below, to meet the minimum stock consideration requirement. In the following description of the allocation procedures, when we refer to “stock election shares” we are referring to the shares of FNB common stock for which an election to receive Company common stock was properly made. When we refer to “cash election shares” we are referring to the shares of FNB common stock for which an election to receive cash was properly made. When we refer to “non-election shares” we are referring to the shares of FNB common stock for which a proper election form was not completed, other than those shares for which dissenters’ rights have been exercised. When we refer to dissenting shares, we are referring to those shares of FNB common stock for which dissenters’ rights have been properly exercised under the National Bank Act.

In the event that the number of cash election shares plus the number of dissenting shares exceeds 49% of the outstanding shares of FNB common stock (i.e., 196,000 shares):

•

each stock election share and each non-election share will be converted into the right to receive Company common stock (subject to the payment in cash in lieu of fractional shares and individual stock consideration that would otherwise result in the delivery of less than ten (10) whole shares of Company common stock, described above); and

•

each cash election share shall, on a pro rata basis with all other cash election shares, be converted into the right to receive an amount of cash and Company common stock that is necessary to meet the minimum stock consideration requirement.

In the event that the number of cash election shares plus the number of dissenting shares is less than or equal to 49% of the outstanding shares of FNB common stock, then no allocation will be necessary and all cash election shares will be converted into the right to receive cash consideration and all stock election shares and non-election shares will be converted into the right to receive Company common stock (subject to the payment in cash in lieu of fractional shares and individual stock consideration that would otherwise result in the delivery of less than ten (10) whole shares of Company common stock, described above).

Procedure for Exchanging Certificates

Prior to the effective date of the merger, the Company will deposit with the exchange agent cash representing the aggregate cash consideration, certificates representing the aggregate stock consideration, and the estimated amount of cash to be paid in lieu of fractional shares of Company common stock. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of FNB common stock.

On the effective date of the merger, each FNB shareholder will cease to have any rights as a shareholder of FNB, and his or her sole rights will be to receive, as applicable, cash consideration, stock consideration, and cash in lieu of any fractional shares into which his or her shares of FNB common stock have been converted pursuant to the merger agreement.

Shareholders are requested not to send in their FNB common stock certificates until they have received their election form and letter of transmittal and further written instructions from the exchange agent. After receipt of a properly completed election form and letter of transmittal accompanied by the appropriate FNB common stock certificates and following the effective date of the merger, the exchange agent will send as promptly as practicable to the former holders of FNB common stock the cash consideration, the stock consideration and cash payments for fractional shares.

After the effective time of the merger, each certificate formerly representing FNB common stock, until so surrendered and exchanged, will evidence only the right to receive, without interest, the merger consideration, including, to the extent any such FNB common stock is allocated stock consideration in the merger, any dividend or other distribution with respect to Company common stock with a record date after the effective time of the merger.

If your FNB stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect FNB, the exchange agent and the Company against subsequent claims related to your common stock.

Background of the Merger

FNB, which was founded in 1874, has used an emphasis on community involvement, local ownership, and a focus on customers and employees to develop a strong reputation as an independent, hometown community bank in Shelby, North Carolina and its surrounding communities. By December 31, 2007, FNB had grown to $945.4 million in total assets and $530.0 million in net loans, operating in 14 offices over four counties. Over the past five years, however, FNB, like many other financial institutions in the North Carolina market, has been adversely affected by the general economic deterioration and downturn in real estate values that has occurred throughout the country, especially so in FNB’s home markets of Western North Carolina. These market disruptions and declining asset quality resulted in core operating losses of $6.1 million and additional losses for write-downs of goodwill and establishing a valuation allowance on deferred tax assets, for total losses of $16.0 million from January 1, 2008 through December 31, 2012. In addition, classified assets increased as borrowers struggled through a protracted recession. In June 2011, FNB entered into a formal agreement (the “Formal Agreement”) with the Office of the Comptroller of the Currency (“OCC”) which, among other things, required FNB to implement a capital plan and to maintain capital ratios in excess of the minimum thresholds required to be well capitalized.

FNB has responded to the economic downturn by undertaking numerous efforts to reduce problem asset levels, preserve its capital, and stabilize earnings, including, without limitation, focusing on operating efficiencies, suspending dividend payments on its common stock beginning in 2010, and reducing the size of its loan portfolio to $459.1 million in net loans and its total assets to $853.8 million at December 31, 2012. As a result of these efforts, classified assets were reduced by over $34 million, or 30%, for the two-year period ended December 31, 2012. Although FNB believes it is currently in compliance with a majority of the articles in the Formal Agreement with the OCC, it is likely that FNB will remain under the Formal Agreement until nonperforming assets are no longer a risk to capital. The material terms of the Formal Agreement are more fully described elsewhere herein, beginning on page 142.

In early 2012, FNB also began developing a new long-term strategic plan. As part of the planning process for this new strategic plan, the board of directors noted an increasing level of competition and increasing regulatory costs for community banks in the post-recession environment, the restrictions on growth and higher regulatory burden applicable specifically to FNB as a result of the Formal Agreement with the OCC, and the effect of a slower economic recovery in FNB’s market areas than in larger metropolitan markets such as Charlotte, North Carolina. Although FNB’s board of directors believed at that time that its shareholders, customers, and employees were best served by FNB remaining an independent financial institution, in conjunction with the development of this plan, FNB also began to review other strategic options available to FNB, including, among other things, acquisitions of other institutions or a merger with another institution.

In August 2012, FNB formally engaged Sandler O’Neill & Partners L.P. (“Sandler O’Neill”) to serve as its financial advisor to assist in the development of the new strategic plan, and to help FNB analyze other potential strategic opportunities. FNB chose Sandler O’Neill because of its knowledge of and experience with community banks, particularly in North Carolina. In late August 2012, FNB’s executive committee met with Sandler O’Neill to review various strategic options available to FNB, including (1) remaining independent and focusing on improving operating metrics and profitability within FNB’s current markets; (2) undertaking a strategy of regional growth (after being released from the Formal Agreement with the OCC) into attractive markets through whole bank, FDIC-assisted, or branch acquisitions that are relatively small in size; (3) selling assets and raising capital to enhance FNB’s regulatory standing and ability to execute its business plan; (4) undertaking a merger of equals with a similar-sized partner to provide access to new markets, increased scale, and increased operating efficiency; and (5) merging with a strategic partner.

FNB’s executive committee reviewed with Sandler O’Neill the pro forma effect of these various strategies on earnings per share, book value per share, return on equity, and other pertinent ratios, and also compared quantitative measures of FNB’s performance with those of other financial institutions operating in North Carolina markets. In addition, FNB’s executive committee analyzed, with Sandler O’Neill’s assistance, the prices FNB likely would receive in a merger or acquisition transaction and compared those prices to the present values of the future returns to shareholders of each of the alternative strategies, including remaining independent.

At the conclusion of this August 2012 meeting, FNB’s executive committee asked Sandler O’Neill to reach out to a limited group of regional financial institutions to seek a preliminary determination of their interest in FNB as a strategic merger partner. Sandler O’Neill then reached out to three potential regional partners that Sandler O’Neill determined would be most likely to have an interest in a strategic partnership and which FNB’s executive committee believed would be most likely to share FNB’s emphasis on community involvement and focus on customers and employees. In September 2012, FNB’s executive committee, together with Sandler

O’Neill, met with three of these potential merger partners to share information about FNB and to learn more about the culture of the other financial institutions.

Following these meetings, FNB’s executive committee asked Sandler O’Neill to continue the process by reaching out to a larger group of regional financial institutions. FNB’s executive committee based this decision on its belief that the level of FNB’s competition would increase significantly as other financial institutions continued to grow and eventually expand into FNB’s markets. FNB’s response to this increased competition would be limited while it remained subject to the OCC Formal Agreement. Sandler O’Neill then distributed confidential information memoranda on the business and financial condition of FNB to ten potential strategic partners, including the Company, each of which had previously executed a confidentiality agreement.

On October 11, 2012, Helen Jeffords, FNB’s Chief Executive Officer, together with legal counsel from Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), counsel to FNB, met in Charlotte with representatives from the OCC’s Carolina Field Office to discuss FNB’s progress under the Formal Agreement. Although the feedback from the OCC was positive, the OCC representative indicated that FNB would likely remain under the Formal Agreement until the nonperforming assets were no longer a risk to capital.

On October 16, 2012, FNB’s board of directors met to discuss the strategic alternatives that the executive committee had been studying and to review feedback from the OCC meeting. The board of directors also received a report on the economy and the outlook for the North Carolina market from an economist retained by the board, a report from Sandler O’Neill on the various strategic alternatives previously analyzed by the executive committee, and a report from Nelson Mullins regarding the legal standards and fiduciary duties applicable to dealing with acquisition offers, factors to consider when evaluating offers, actions that could be taken when responding to offers, and legal considerations related to maintaining the confidentiality of any potential transaction being considered by the board of directors. The board held an extensive discussion regarding each of its strategic alternatives, including the regulatory challenges affecting its ability to implement FNB’s stand-alone strategic plan. At the conclusion of this meeting, the board of directors advised Sandler O’Neill to continue with the search for a potential strategic partner. At the board’s request, Sandler O’Neill also expanded its search to include several larger financial institutions.

Seven potential partners expressed a desire to move forward in discussions with FNB and held on-site meetings with FNB’s management. The on-site meeting with the Company was held on October 25, 2012 with Mr. Dennis James, the Director of Mergers and Acquisitions of the Company. Mr. James made a presentation to FNB’s Chief Executive Officer and executive management about the Company and its business operations, describing how a potential merger of their organizations might be structured. Mr. James conducted limited due diligence at this meeting. However, no merger offer was extended at this point, as the Company expressed a desire to conduct a more detailed due diligence review of FNB. Beginning on November 3, 2012, the Company began performing more detailed due diligence activities regarding FNB, primarily through document sharing and discussions between FNB management and Company management, and these activities continued until the signing of the merger agreement.

In mid-November 2012, four of the seven potential partners who met with FNB’s management, including the Company, submitted non-binding indications of interest to acquire FNB, subject to completion of full due diligence. The indication of interest from the Company indicated a purchase price of between $65 million and $75 million, subject to further due diligence. On November 14, 2012, at a special meeting of FNB’s executive committee, Sandler O’Neill reviewed the terms of the four proposals, including the benefits and drawbacks of each, and provided the board with an update on the status of the banking industry generally and the merger and capital markets for community banks. After a thorough discussion, FNB’s executive committee and management concluded that the Company’s proposal was superior to the other proposals, primarily because (i) the merger consideration was higher than the other proposals; (ii) the mix of consideration of at least 51% stock would provide FNB shareholders with liquidity and potential further growth in their investment; (iii) the on-site due diligence period was significantly more limited than that proposed by other potential partners; (iv) there were no overlapping markets between FNB and the Company, so that more FNB employees would have a better chance for continued employment for the foreseeable future; (v) in FNB’s executive committee’s opinion, the Company had the strongest financial condition and best cultural fit of the four potential partners; and (vi) the Company could offer more products and services to FNB customers than the other potential partners, given its size and operating history. At the conclusion of this meeting, the executive committee asked Sandler O’Neill to arrange an introduction of the full board of directors to both Mr. James and Mr. George Gleason, the Chairman of the Board and Chief Executive Officer of the Company.

On November 20, 2012, Mr. Gleason and Mr. James met with FNB’s board of directors. Representatives of Sandler O’Neill and Nelson Mullins were also present at the meeting. Mr. Gleason described the history and culture of the Company and answered questions from the FNB board of directors. After Mr. Gleason and Mr. James left the meeting, the FNB board of directors held a thorough discussion and ultimately agreed to give the Company a 30-day exclusivity period in which to conduct further due diligence.

Following this meeting, in late November 2012 the Company performed extensive on-site due diligence on FNB’s operations and financial condition. During this time the Company also expressed its desire to purchase the main office location and some of the branch sites that FNB leases. The Company submitted a revised oral proposal the morning of December 5, 2012, and the FNB executive committee held a conference call that afternoon to discuss the proposal. The revised proposal included a purchase price of $60 million and the acquisition by the Company of four bank properties (including the main office) leased by FNB from Shelby Loan and Mortgage Corporation (“Shelby Loan and Mortgage”) or its subsidiary, SLMC, LLC (“SLMC”), for an aggregate purchase price of approximately $3.8 million. Although the original indication of interest to FNB from the Company reflected an anticipated purchase price of between $65 million and $75 million, that original indication of interest had been subject to further due diligence by the Company. After the Company conducted extensive due diligence, the Company revised its purchase price to $60 million based on its estimation of the anticipated losses inherent in FNB’s loan portfolio. Following extensive discussions of this proposal, the FNB executive committee instructed Sandler O’Neill to negotiate the terms of the offer and to request Bank of the Ozarks to provide a written letter of intent for the board of directors to review at its meeting on December 6, 2012.

Following negotiations between Sandler O’Neill and the Company, including discussions concerning the possibility of upward adjustments to the revised purchase price to take into account a portion of the proceeds received from the sales of certain specified securities in FNB’s investment portfolio, for which the Company had concerns regarding the appropriate valuations thereof, on December 6, 2012, the Company submitted a letter of intent to acquire FNB for a revised purchase price of $64 million, or $160.00 per outstanding share of FNB common stock, with 75% of the merger consideration to be paid in common stock. In addition, the letter of intent also indicated that the Company would propose to contemporaneously acquire four properties owned by Shelby Loan and Mortgage or SLMC, which properties are currently leased to FNB and operated as branches and bank offices, for a total consideration of approximately $3.8 million.

Following the receipt of the Company’s letter of intent, FNB held a special meeting of its board of directors at which representatives of Sandler O’Neill and Nelson Mullins were present. At this meeting, Ms. Jeffords provided the board of directors the details regarding the letter of intent from the Company. Representatives of Nelson Mullins also advised FNB’s board of directors regarding the legal standards and fiduciary duties applicable to dealing with acquisition offers, factors to consider when evaluating offers, actions that can be taken when responding to offers, and legal considerations related to maintaining the confidentiality of any potential transaction being considered by the board of directors. At this meeting, Sandler O’Neill also presented the board with a financial analysis of the proposal outlined in the Company’s letter of intent. Nelson Mullins also discussed with FNB’s board of directors the conflicts of interest that could arise as a result of certain members of FNB’s board of directors also serving on the board of directors for Shelby Loan and Mortgage since Shelby Loan and Mortgage would have to separately review, negotiate and approve the real estate transactions with respect to the four bank properties that the Company had proposed to acquire. The members of FNB’s board of directors stated that they understood the potential conflicts of interest and as a result, the disinterested directors, D. Leon Leonhardt, Larry D. Hamrick, Jr., Max J. Hamrick, John O. Harris III, Kevin T. James, Helen A. Jeffords,

Martha R. Plaster, William E. Plowden, Jr., David W. Royster III, and John E. Young, being those directors that do not also serve on the board of directors of Shelby Loan and Mortgage, separately approved the letter of intent between FNB and the Company.

After further discussions, FNB’s board of directors determined that the Company’s proposal was acceptable but requested that Sandler O’Neill negotiate with the Company that FNB shareholders be provided the option of 100% stock consideration, that the Company create an advisory board consisting of the current members of the FNB board of directors, and that Ms. Jeffords receive an employment agreement. FNB’s board of directors authorized Ms. Jeffords and FNB’s legal and financial advisors to pursue further negotiations with the Company and its legal counsel, on an exclusive basis, in an effort to reach a definitive merger agreement. The Company revised the letter of intent to provide for the option for FNB’s shareholders to elect to receive up to 100% stock consideration in connection with the merger and for the entry into an employment agreement with Ms. Jeffords. The Company advised FNB, however, that it would not create a local advisory board, but would agree to pay each of the FNB directors a one-time fee of $10,000, which is consistent with the amount of annual fees paid to FNB’s board of directors for their board service, in exchange for not competing in FNB’s market areas for 12 months following the closing of the merger. The Company also agreed to pay Ms. Jeffords the same base salary Ms. Jeffords had been receiving as FNB’s Chief Executive Officer. The amount of the total merger consideration was not affected by the Company agreeing to enter into the employment agreement with Ms. Jeffords or to pay the one-time fee to members of FNB’s board of directors, nor was it affected by negotiations that the Company had with Shelby Loan and Mortgage relating to the purchase of the four properties that it or SLMC currently leases to FNB.

In late December 2012, the Company’s legal counsel, Kutak Rock LLP (“Kutak Rock”), began drafting a definitive merger agreement and, on January 4, 2013, delivered a first draft of the definitive merger agreement to Nelson Mullins. Kutak Rock also prepared and delivered drafts of a form of voting agreement, retention bonus agreement, and non-competition agreement, as well as an employment agreement for Ms. Jeffords. Between January 5, 2013 and January 14, 2013, FNB, Nelson Mullins and Sandler O’Neill conducted a thorough review of the first draft of the merger agreement and the other ancillary agreements. On January 15, 2013, FNB’s board of directors met to discuss the status of negotiations with the Company, including a detailed review of the most current version of the proposed merger agreement, and with the assistance of Nelson Mullins, a discussion of matters for which negotiations were still pending. FNB’s management and Nelson Mullins also reviewed with the board the shareholder and regulatory approvals that would be required to complete the proposed merger, including the required filings by the Company with the SEC and the likely process and timetable of the merger. FNB’s board of directors asked numerous questions related to the terms of the merger, to which Nelson Mullins and Sandler O’Neill responded, and the board reviewed its position on various matters remaining to be negotiated. The board of directors authorized and directed FNB’s management to continue discussions with the Company and representatives of the Company regarding pending open issues in the negotiations and the draft merger agreement.

Between January 14, 2013 and January 23, 2013, the parties continued to discuss and revise the draft merger agreement to address and resolve the open business and legal issues in the transaction. The parties negotiated extensively regarding the provisions in the draft merger agreement related to possible adjustments to the purchase price. In particular, the Company proposed that the purchase price should be adjusted if the closing consolidated net book value dropped below $96 million prior to the closing of the merger. FNB proposed to the Company in response that certain amounts should be carved out of or added back to the calculations determining the closing consolidated net book value, including the amount of any deferred tax asset valuation allowance, the amount of prepayment penalties or unwind costs on prepayment of any FHLB-Atlanta advances and certain structured repurchase agreements and derivative transactions related thereto, and the amount of any other accruals, reserve or provisions, expenses or charges taken or incurred by FNB that the Company and FNB agreed would be appropriate under the circumstances. The Company agreed to include the foregoing carve-outs in the merger agreement. The parties also undertook during this period to deliver final disclosure schedules and exhibits called for by the merger agreement, including a form of voting agreement requested by the Company, pursuant to which each of the directors, executive officers and 5% shareholders of FNB would agree to vote their shares in favor of the proposed merger transaction.

On January 23, 2013, the Company’s board of directors held a special meeting to consider the merger. It discussed with the Company’s management the merger agreement, including the form and amount of merger consideration to be paid by the Company to FNB’s shareholders. Following a lengthy discussion, the Company’s board of directors voted to approve the merger agreement in substantially the form presented, and to authorize management to finalize and execute the merger agreement and all related documents, including the Jeffords employment agreement, the non-competition agreements with members of the FNB board of directors and the retention agreements with members of FNB’s senior management team.

On January 23, 2013, FNB’s board of directors held a special meeting, at which Nelson Mullins and Sandler O’Neill participated. Representatives of Nelson Mullins led a discussion regarding the provisions of the merger agreement and responded to numerous questions from directors. In addition, representatives of Sandler O’Neill provided a detailed analysis of the financial aspects of the proposed merger and orally delivered Sandler O’Neill’s opinion (subsequently confirmed on January 24, 2013 in writing) that the merger consideration was fair, from a financial point of view, to FNB’s shareholders. After final discussion of the proposed transaction and the merger agreement terms, including the consideration of the factors described below under “FNB’s Reasons for the Merger; Recommendation of FNB Board of Directors,” FNB’s board of directors unanimously determined that the transactions contemplated by the merger agreement were fair to, and in the best interest of, FNB and its shareholders, and the board unanimously adopted resolutions to approve the merger and the merger agreement, authorize FNB to take other actions necessary to consummate the proposed transaction and, subject to the exercise of the board’s fiduciary duties and the terms and conditions of the merger agreement, recommended that the shareholders of FNB approve the merger and the merger agreement. In addition to approval by the full board of directors of the merger and the merger agreement, the disinterested directors, being those directors that do not serve on the board of directors of Shelby Loan and Mortgage, separately and unanimously approved the merger and the merger agreement.

On January 24, 2013, Shelby Loan and Mortgage, SLMC and the Company entered into a real estate purchase agreement in connection with the sale to the Company of four bank properties, which are currently leased to FNB, for approximately $3.8 million. The closing of the real estate transactions is expected to occur contemporaneously with the closing of the merger.

Each of the directors, senior management and certain 5% shareholders of FNB executed voting agreements to vote their shares in favor of the merger, and FNB and the Company executed and delivered the merger agreement on January 24, 2013, and immediately thereafter issued a joint press release announcing the transaction.

FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors

In reaching its decision to adopt and approve the merger agreement and to recommend its approval to FNB shareholders, the FNB board of directors consulted with senior management and its outside financial and legal advisors and evaluated the increasing difficulty FNB faces in maintaining and improving performance and value for its shareholders over the long term in the current and prospective economic environment affecting the banking industry as a whole. The board of directors believes that economic recovery and improvements in FNB’s profits and market values will be a slow process, which will be particularly challenging for FNB given the difficulty in growing revenue-producing assets in the current economic climate. In addition, although FNB believes it is currently in compliance with the majority of the articles in the Formal Agreement with the OCC and has reduced the levels of classified assets, the OCC has advised FNB that the Formal Agreement will likely remain in place until non-performing assets are no longer a risk to capital.

FNB’s board of directors recognizes that the merger consideration is approximately one-third less than the December 31, 2012 tangible book value per share of FNB common stock. However, the board of directors nevertheless determined that the proposed merger with the Company is in the best interests of FNB’s shareholders because, among other things, the merger consideration is approximately two and one-half times the recent average trading range of FNB’s common stock. Further, in light of FNB’s current earnings per share and its projected earnings per share for the next several years as a stand-alone entity, FNB anticipates on going challenges to an improved earnings stream until nonperforming loans are either remediated or effectively mitigated by profitable loan growth in FNB’s current markets or through expansion into new markets. The current economy creates an intensely competitive banking environment, and the board expects minimal improvement in the economy and in FNB’s current markets for the foreseeable future. Consequently, the potential for FNB to prosper as a stand-alone entity and to contend with stronger banks, as competitors consolidate, is diminished. In the short term, to restore FNB to a satisfactory level of profitability and reinstate dividends to shareholders, the board believes the Bank’s infrastructure could be downsized to reduce expenses, but this option potentially jeopardizes its long-term viability to thrive and succeed. As a stand-alone entity, FNB would also face the additional challenges of continuing to operate under the Formal Agreement with the OCC, which would not be lifted until nonperforming assets are no longer a risk to capital, and FNB would potentially need to raise additional capital in the future while attempting to achieve a satisfactory level of profitability. In consideration of the challenges described above, the board began to consider the long-term value of merging with a high-performing financial institution that would have greater financial strength and earning power than FNB would have on its own, as well as the ability for FNB shareholders to have more liquidity in their investment. The board compared the prospects of FNB as a stand-alone entity with the value that FNB shareholders would receive if they elected to take shares of the Company’s common stock and partner with a high-performing financial institution with a compatible corporate culture, and the board concluded that the consideration offered in connection with the merger better maximizes the long-term value of shareholders’ investment and is in the best interests of FNB’s shareholders. See the section “Opinion of FNB’s Financial Advisor” on page 60 for more detailed information in respect of FNB’s projected earnings per share as a stand-alone entity.

In its deliberations described above and in making its determination, FNB’s board of directors considered many factors including, without limitation, the following:

•	the current and prospective business and economic environment in which FNB operates, including challenging regional and local economic conditions;

•	the competitive environment for North Carolina financial institutions characterized by intensifying competition from out-of-state financial institutions;

•	the continuing consolidation of the financial services industry;

•	the increased regulatory burdens on financial institutions;

•	the effects of the expected continued operation of FNB under the regulatory restrictions imposed by its Formal Agreement with the OCC;

•	the uncertainties in the regulatory and economic climate going forward;

•	the fact that FNB would have to shrink its assets as it continued to deal with nonperforming loans, making it more difficult to effectively compete;

•	the compatibility of the core philosophy of the Company with that of FNB and the similarities of the markets served by both the Company and FNB;

•	the Company’s superior access to capital resources relative to that of FNB;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of the Company;

•

the limited capital-raising alternatives available to FNB and the risk that FNB would not be able to raise a sufficient amount of capital when needed or in so doing FNB’s shareholders could be significantly diluted by any such capital raise;

•	the increased liquidity for FNB shareholders resulting from the merger, and the fact that the Company’s common stock is traded on the NASDAQ Stock Market;

•

the financial analysis prepared by Sandler O’Neill, FNB’s financial advisor, and the oral opinion delivered to the FNB board of directors on January 23, 2013 by Sandler O’Neill, and confirmed in writing on January 24, 2013, to the effect that the merger consideration is fair, from a financial point of view, to FNB’s shareholders;

•	the form and amount of merger consideration, and the ability of FNB shareholders to participate in the future performance of the combined company;

•

the exchange ratio is not fixed but is based on the negotiated sales price of $160.00 per share of FNB common stock (subject to possible adjustment), divided by the average closing sale price of the Company’s common stock prior to the closing of the merger, with a maximum closing sale price to be determined for exchange ratio purposes at no more than $44.20 per share and no less than $27.00 per share, so that the value received by FNB shareholders is not materially dependent on the trading price of the Company’s common stock but on the negotiated sales price;

•	the strength and recent performance of the Company’s common stock;

•	the fact that the Company currently pays a cash dividend on its common stock, while FNB does not and is not likely to be able to pay a cash dividend in the near future;

•

the ability of FNB’s shareholders to benefit from the Company’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to FNB’s earnings and prospects on an independent basis;

•

the belief of the FNB board of directors that the Company is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•

the interest of FNB’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “– Interests of Certain Executive Officers and Directors” on page 70;

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the merger on FNB’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by the Company to FNB’s employees; and

•	the effect of the merger on FNB’s customers and the communities in which they conduct business, including, but not limited to, the increased legal lending limit of the combined company.

FNB’s board of directors also considered the following potential risks and negative factors relating to the merger:

•

on a pro forma basis, the implied per share tangible book value of the merger consideration received by FNB’s shareholders would be less than the current tangible book value per share of FNB common stock;

•	the merger agreement limits FNB’s ability to pursue other merger opportunities;

•

the merger agreement obligates FNB to pay the Company a substantial termination fee if FNB chooses before closing to pursue an unsolicited superior merger proposal from a third party, and a liquidated damage payment if the merger agreement is terminated under certain other circumstances;

•	FNB would lose the autonomy associated with being an independent financial institution;

•	the merger could result in employee attrition and have a negative effect on business and customer relationships;

•

while the merger is pending, FNB’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from FNB’s business, and FNB will incur substantial transaction costs even if the merger is not consummated;

•

while the merger is pending, FNB will be subject to certain restrictions on the conduct of its business, which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it were to remain independent; and

•

as FNB currently does not anticipate asking Sandler O’Neill to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed.

In evaluating a potential merger with the Company, the FNB board of directors carefully considered the Company’s financial performance over the past few years. FNB’s management team, along with Sandler O’Neill, Nelson Mullins and Elliott Davis, PLLC, FNB’s independent accountants, conducted due diligence on the Company to assess, among other things, the Company’s operating and financial condition, including its balance sheet composition. The FNB board of directors was also impressed by the Company’s capital resources, dividend payment history and long-term strategic plan, and concluded that a merger with the Company provides FNB with its best option for maximizing long-term value for FNB’s shareholders.

The FNB board of directors concluded that the anticipated benefits of combining with the Company were likely to substantially outweigh the potential risks and negative factors outlined above.

Before approving the proposed transaction with the Company, the FNB board of directors discussed at length, with input from Sandler O’Neill, FNB’s strategic options, including the fact that FNB has sufficient capital to remain independent or to pursue other alternatives, in relation to the long-term best interests of its shareholders. The FNB board of directors discussed FNB’s prospects for remaining independent, including the necessity of downsizing its asset base to address nonperforming loans, which in turn would make it more difficult to effectively compete, continuing to operate under the Formal Agreement with the OCC, raising capital as an independent entity and restoring a satisfactory level of profitability if it were to remain independent. The FNB board of directors concluded that combining with the Company on the terms offered by the Company was in the FNB shareholders’ best interest.

The foregoing discussion of the factors considered by FNB’s board of directors is not intended to be exhaustive but is believed to include all the material factors considered by FNB’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the FNB board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the merger and to recommend that the shareholders vote “FOR” approval of the merger agreement and the merger. In addition, individual members of the FNB board of directors may have given differing weights to different factors. The FNB board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, FNB’s management and outside financial and legal advisors. The FNB board of directors considered all of the foregoing factors as a whole and unanimously supported a favorable determination to approve the merger and to recommend that FNB shareholders approve the merger agreement and the merger.

The FNB board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of FNB and its shareholders. Accordingly, the FNB board of directors unanimously approved the merger and the merger agreement and unanimously recommends that FNB shareholders vote “FOR” approval of the merger agreement and the merger.

The Company’s Reasons for the Merger

Bank of the Ozarks’ principal purpose for completing the merger with FNB is to expand its banking presence in the North Carolina market. The Company has had a loan production office in Charlotte, North Carolina since 2001 and recently converted that office to a full service branch. Shelby is approximately 50 miles west of Charlotte.

The merger with FNB will significantly increase Bank of the Ozarks’ presence in North Carolina. FNB has a dominant deposit share in its market area and can be expected to remain a strong source of deposits. FNB has been working through problem loans in its portfolio in recent years and has decreased its earning assets. The Company will continue to focus on resolving remaining loan issues, but the Company also expects to resume growth of the loan portfolio in a sound and appropriate manner. The Company believes the four counties making up FNB’s market area will offer lending opportunities. FNB has a trust department with over $300 million in assets under management and also has a successful residential loan origination department whose personnel and platforms will make a significant contribution to the Company’s planned expansion of those services in the North Carolina market.

Bank of the Ozarks’ personnel conducted extensive due diligence procedures on FNB’s assets, liabilities, systems and operations. Among other objectives, those procedures were aimed at determining a value for FNB’s stock ownership. The Company was aware of FNB’s Formal Agreement with the Comptroller of the Currency, and gave particular attention to the asset quality issues that were the basis for the Formal Agreement. However, because the Formal Agreement will be removed by the Office of the Comptroller of the Currency upon the closing of the merger, its existence had little impact on the Company’s decision to enter into negotiations with the board of directors of FNB regarding a potential transaction. The Company’s estimates of the fair values of the assets and liabilities of FNB were major determinants in arriving at the decision to offer $64 million for the outstanding stock of FNB. The Company determined that the purchase price adequately allowed for the existing asset quality issues and high cost liabilities to be assumed with the acquisition of FNB.

Opinion of FNB’s Financial Advisor

By letter dated August 16, 2012, FNB retained Sandler O’Neill to act as its financial advisor in connection with a sale of FNB to the Company. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Board of Directors of FNB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement, dated as of January 24, 2013. At a meeting of the Board of Directors of FNB on January 23, 2013, the Board of Directors reviewed the merger agreement and approved the consideration to be received, subject to receipt of Sandler O’Neill’s opinion, and Sandler O’Neill delivered to the Board of Directors its oral opinion, followed by delivery of its written opinion dated January 24, 2013, that as of such date, the merger consideration was fair to the holders of FNB common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated January 24, 2013 (the “Opinion”) is attached as Appendix B to this proxy statement/prospectus. The Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its Opinion. The description of the Opinion set forth below is qualified in its entirety by reference to the Opinion. FNB shareholders are urged to read the entire Opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s Opinion speaks only as of the date of the Opinion. The Opinion was directed to the Board of Directors of FNB and is directed only to the fairness of the merger consideration paid to the holders of FNB common stock from a financial point of view. It does not address the underlying business decision of FNB to engage in the merger or any other aspect of the merger and is not a recommendation to any FNB stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not receive any limitations or instructions from FNB with respect to its Opinion.

In connection with rendering its Opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of FNB that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of the Company that Sandler O’Neill deemed relevant;

•	certain internal financial projections for FNB for the years ending December 31, 2013 through December 31, 2015 as provided by senior management of FNB;

•

median publicly available analyst earnings estimates for the Company for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate for the year ending December 31, 2015 as discussed with senior management of the Company;

•

the pro forma financial impact of the proposed merger on the Company, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior managements of FNB and the Company;

•

the publicly reported historical price and trading activity for FNB’s and the Company’s common stock, including a comparison of certain financial and stock market information for FNB and the Company with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

•	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of FNB the business, financial condition, results of operations and prospects of FNB and held similar discussions with senior management of the Company concerning the business, financial condition, results of operations and prospects of the Company.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by FNB and the Company or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and has assumed such accuracy and completeness for purposes of rendering its Opinion. Sandler O’Neill has further relied on the assurances of the respective managements of FNB and the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FNB and the Company or any of their respective subsidiaries. Sandler O’Neill renders no opinion or evaluation on the collectability of any assets or the future performance of any loans of FNB and the Company. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of FNB and the Company, or the combined entity after the merger, and it has not reviewed any individual credit files relating to FNB and the Company. Sandler O’Neill has assumed, with FNB’s consent, that the respective allowances for loan losses for both FNB and the Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for FNB as provided by the senior management of FNB and median publicly available earnings estimates and a long-term growth rate for the Company as discussed with senior management of the Company. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of FNB. With respect to those projections, estimates and judgments, the respective managements of FNB and the Company confirmed to

Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of FNB and the Company, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in FNB’s and the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill has assumed in all respects material to its analysis that FNB and the Company will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement are not waived. Finally, with the consent of FNB, Sandler O’Neill has relied upon the advice that FNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this Opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after the date thereof.

Sandler O’Neill’s Opinion was directed to the Board of Directors of FNB in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of either of FNB or the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O’Neill’s Opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of FNB common stock and does not address the underlying business decision of FNB to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for FNB or the effect of any other transaction in which FNB might engage. Sandler O’Neill’s Opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill’s Opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to inclusion of its Opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

In rendering its Opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its Opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to FNB or the Company and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FNB or the Company and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FNB, the Company and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its Opinion and provided such analyses to the Board of Directors of FNB at the January 23, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of FNB’s common stock or the prices at which FNB’s common stock may be sold at any time. The analysis and Opinion of Sandler O’Neill was among a number of factors taken into consideration by the Board of Directors of FNB in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision the Board of Directors of FNB or management with respect to the fairness of the merger.

At the January 23, 2013 meeting of the Board of Directors of FNB, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the Board of Directors of FNB, but is instead a summary of the material analyses performed and presented in connection with its Opinion.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Shares of FNB common stock issued and outstanding immediately prior to the merger will be converted into a combination of shares of Company common stock and cash in aggregate amount equal to $64,000,000, subject to certain potential adjustments as described herein. The exchange ratio at which shares of FNB common stock will be exchanged for shares of Company common stock will equal $160.00 divided by the Company’s 10-day average closing price as of the fifth business day prior to the closing date. Assuming that the 10-day average closing price of Company common stock on the fifth business day prior to the closing of the merger is $43.18 (which was the average closing price of Company common stock for the ten consecutive trading days ended on May 21, 2013, the last practicable trading day before the date of this proxy statement/prospectus), then the exchange ratio will be 3.705.

Each outstanding share of common stock of FNB will be converted, at the election of each FNB shareholder, into the right to receive shares of common stock or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 51% of the merger consideration paid to FNB shareholders will consist of shares of Company common stock. The number of shares of Company common stock to be issued will be determined based on FNB shareholder elections and the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date, subject to a floor of $27.00 per share and a ceiling of $44.20 per share. Based upon financial information as or for the quarter ended September 30, 2012, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value:	64%
Transaction Value / Tangible Book Value:	64%
Transaction Value / Last Twelve Months Earnings Per Share:	31.9x
Core Deposit Premium:	(7.2%)

FNB – Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for FNB and a group of financial institutions selected by Sandler O’Neill.

The FNB peer group consisted of the following selected North Carolina, South Carolina, Virginia and Georgia publicly-traded banks and thrifts with total assets between $400 million and $1.5 billion and nonperforming assets to total assets between 5% and 10%:

1st Financial Services Corporation	Four Oaks Fincorp, Inc.
Carolina Bank Holdings, Inc.	Franklin Financial Corporation
Coastal Banking Company, Inc.	Highlands Bankshares, Inc.
Colony Bankcorp, Inc.	New Peoples Bankshares, Inc.
Community First Bancorporation	North State Bancorp
First South Bancorp, Inc.	Palmetto Bancshares, Inc.

The analysis compared publicly available financial information for FNB and the median financial and market trading data for the FNB peer group as of and for the last twelve months ended September 30, 2012. The table below sets forth the data for FNB and the median data for the FNB peer group as of and for the last twelve months ended September 30, 2012, with pricing data as of January 18, 2013.

FNB	Comparable Group Median
Total Assets (in millions)	$884	$713
Tangible Common Equity / Tangible Assets	11.4%	5.8%
Total Risk Based Capital Ratio	17.2%	13.9%
Return on Average Assets	0.22%	(0.11%)
Return on Average Equity	2.0%	(2.1%)
Net Interest Margin	3.30%	3.34%
Efficiency Ratio	66%	79%
Loan Loss Reserve / Gross Loans	3.39%	2.20%
Non-performing Assets / Assets	7.08%	7.04%
Price / Tangible Book Value	27%	68%
Price / LTM EPS	13.5	x	19.4	x
Market Capitalization (in millions)	$27	$27

Bank of the Ozarks, Inc. – Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for the Company and two groups of financial institutions selected by Sandler O’Neill.

The first Bank of the Ozarks, Inc. peer group consisted of the selected nationwide publicly-traded banks and thrifts with total assets between $3.5 billion and $35.0 billion, nonperforming assets to total assets less than 1%, and return on average assets over the last 12 months greater than 14%:

Bank of Hawaii Corporation	Texas Capital Bancshares, Inc.
First Financial Bankshares, Inc.	Westamerica Bancorporation

The analysis compared publicly available financial information for the Company and the median financial and market trading data for the first Bank of the Ozarks, Inc. peer group as of and for the last twelve months ended September 30, 2012. The table below sets forth the data for the Company and the median data for the first Bank of the Ozarks, Inc. peer group as of and for the last twelve months ended September 30, 2012, with pricing data as of January 18, 2013.

	Bank of the Ozarks, Inc.		Comparable Group Median
Total Assets (in millions)	$3,823		$7,371
Tangible Common Equity / Tangible Assets	12.3%		8.34%
Total Risk Based Capital Ratio	19.1%		16.8%
Return on Average Assets	1.95%		1.52%
Return on Average Equity	16.6%		15.8%
Net Interest Margin	5.97%		4.41%
Efficiency Ratio	45%		49%
Loan Loss Reserve / Gross Loans	1.44%		1.57%
Non-performing Assets / Assets	0.59%		0.76%
Price / Tangible Book Value	264%		259%
Price / LTM EPS	16.7	x	15.2	x
Price / 2013 Estimated EPS	15.5	x	14.7	x
Market Capitalization (in millions)	$1,256		$1,600

The second Bank of the Ozarks, Inc. peer group consisted of the following publicly-traded banks and thrifts with assets greater than $2.0 billion that have acquired three or more companies through strategic or FDIC-assisted transactions since January 1, 2011:

Ameris Bancorp	Investors Bancorp, Inc. (MHC)

BNC Bancorp	Prosperity Bancshares, Inc.

CenterState Banks, Inc.	SCBT Financial Corporation

Columbia Banking System, Inc.	Trustmark Corporation

Home BancShares, Inc.	Wintrust Financial Corporation

IBERIABANK Corporation

The analysis compared publicly available financial information for the Company and the median financial and market trading data for the second Bank of the Ozarks, Inc. peer group as of and for the last twelve months ended September 30, 2012. The table below sets forth the data for the Company and the median data for the second Bank of the Ozarks, Inc. peer group as of and for the last twelve months ended September 30, 2012, with pricing data as of January 18, 2013.

	Bank of the Ozarks, Inc.		Comparable Group Median
Total Assets (in millions)	$3,823		$4,903
Tangible Common Equity / Tangible Assets	12.3%		8.8%
Total Risk Based Capital Ratio	19.1%		15.3%
Return on Average Assets	1.95%		0.80%
Return on Average Equity	16.6%		7.2%
Net Interest Margin	5.97%		4.12%
Efficiency Ratio	45%		63%
Loan Loss Reserve / Gross Loans	1.44%		1.80%
Non-performing Assets / Assets	0.59%		1.81%
Price / Tangible Book Value	264%		140%
Price / LTM EPS	16.7	x	17.9	x
Price / 2013 Estimated EPS	15.5	x	13.9	x
Market Capitalization (in millions)	$1,256		$970

FNB – Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of FNB’s common stock for the one-year period ended January 15, 2013. Sandler O’Neill also reviewed the history of the publicly reported trading prices of FNB’s common stock for the three-year period ended January 15, 2013. Sandler O’Neill then compared the relationship between the movements in the price of FNB’s common stock against the movements in the prices of the S&P Bank Index, the NASDAQ Bank Index and the S&P 500 Index.

FNB One Year Stock Performance

	Beginning Index Value January 15, 2012	Ending Index Value January 15, 2013
FNB	0%	(2%)
S&P Bank	0%	15%
NASDAQ Bank Index	0%	13%
S&P 500 Index	0%	14%

FNB Three Year Stock Performance

	Beginning Index Value January 15, 2010	Ending Index Value January 15, 2013
FNB	0%	(61%)
S&P Bank	0%	21%
NASDAQ Bank Index	0%	13%
S&P 500 Index	0%	30%

The Company – Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of the Company’s common stock for the one-year period ended January 15, 2013. Sandler O’Neill also reviewed the history of the publicly reported trading prices of the Company’s common stock for the three-year period ended January 15, 2013. Sandler O’Neill then compared the relationship between the movements in the price of the Company’s common stock against the movements in the prices of the S&P Bank Index, the NASDAQ Bank Index and the S&P 500 Index.

The Company One Year Stock Performance

	Beginning Index Value January 15, 2012	Ending Index Value January 15, 2013
The Company	0%	12%
S&P Bank	0%	15%
NASDAQ Bank Index	0%	13%
S&P 500 Index	0%	14%

The Company Three Year Stock Performance

	Beginning Index Value January 15, 2010	Ending Index Value January 15, 2013
The Company	0%	134%
S&P Bank	0%	21%
NASDAQ Bank Index	0%	13%
S&P 500 Index	0%	30%

FNB – Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of FNB through December 31, 2015.

Sandler O’Neill based the analysis on FNB’s projected earnings stream as derived from the internal financial projections provided by FNB management for the years ending December 31, 2012 through 2015.

To approximate the terminal value of FNB’s common stock at December 31, 2015, Sandler O’Neill applied price to forward earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 25% to 100%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.7% to 16.7%.

Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
10.7%	86.58	108.23	129.87	151.52	173.16	194.81
11.7%	84.09	105.11	126.13	147.15	168.17	189.19
12.7%	81.68	102.11	122.53	142.95	163.37	183.79
13.7%	79.37	99.21	119.06	138.90	158.74	178.59
14.7%	77.14	96.43	115.72	135.00	154.29	173.57
15.7%	75.00	93.75	112.50	131.25	150.00	168.74
16.7%	72.93	91.16	109.39	127.63	145.86	164.09

Tangible Book Value Per Share Multiples

Discount Rate	25%	40%	55%	70%	85%	100%
10.7%	48.99	78.38	107.77	137.16	166.55	195.94
11.7%	47.57	76.12	104.66	133.21	161.75	190.30
12.7%	46.22	73.95	101.67	129.40	157.13	184.86
13.7%	44.91	71.85	98.80	125.74	152.68	179.63
14.7%	43.65	69.84	96.02	122.21	148.40	174.59
15.7%	42.43	67.89	93.35	118.81	144.27	169.73
16.7%	41.26	66.02	90.78	115.53	140.29	165.05

Sandler O’Neill also considered and discussed with the Board of Directors of FNB how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming FNB’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for FNB’s common stock, using a discount rate of 13.7%:

Earnings Per Share Multiples

Annual Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(15.0%)	67.47	84.33	101.20	118.07	134.93	151.80
(10.0%)	71.43	89.29	107.15	125.01	142.87	160.73
(5.0%)	75.40	94.25	113.10	131.96	150.81	169.66
0.0%	79.37	99.21	119.06	138.90	158.74	178.59
5.0%	83.34	104.18	125.01	145.85	166.68	187.52
10.0%	87.31	109.14	130.96	152.79	174.62	196.45
15.0%	91.28	114.10	136.92	159.74	182.56	205.37

The Company – Net Present Value Analysis.

Sandler O’Neill performed an analysis that estimated the present value of the Company through December 31, 2015.

Sandler O’Neill based the analysis on the Company’s projected earnings stream as derived from median publicly available analyst earnings estimates for the Company for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate for the year ending December 31, 2015 as discussed with senior management of the Company.

To approximate the terminal value of the Company’s common stock at December 31, 2015, Sandler O’Neill applied price to forward earnings multiples of 13.5x to 21.0x and multiples of tangible book value ranging from 175% to 300%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.7% to 14.7%.

Earnings Per Share Multiples

Discount Rate	13.5x	15.0x	16.5x	18.0x	19.5x	21.0x
8.7%	28.23	31.21	34.19	37.17	40.15	43.13
9.7%	27.41	30.31	33.20	36.10	38.99	41.88
10.7%	26.63	29.44	32.25	35.06	37.87	40.68
11.7%	25.88	28.61	31.34	34.06	36.79	39.52
12.7%	25.15	27.80	30.46	33.11	35.76	38.41
13.7%	24.46	27.03	29.61	32.18	34.76	37.33
14.7%	23.78	26.29	28.79	31.29	33.80	36.30

Tangible Book Value Per Share Multiples

Discount Rate	175%	200%	225%	250%	275%	300%
8.7%	28.27	32.11	35.94	39.78	43.62	47.45
9.7%	27.46	31.18	34.90	38.63	42.35	46.07
10.7%	26.67	30.29	33.90	37.52	41.13	44.75
11.7%	25.92	29.43	32.94	36.45	39.96	43.48
12.7%	25.19	28.60	32.01	35.43	38.84	42.25
13.7%	24.49	27.81	31.12	34.44	37.75	41.07
14.7%	23.82	27.04	30.26	33.48	36.71	39.93

Sandler O’Neill also considered and discussed with the Board of Directors of FNB how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming the Company’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following reference ranges of indicated per share values for the Company’s common stock, using a discount rate of 11.7%:

Earnings Per Share Multiples

Annual Budget Variance	13.5x	15.0x	16.5x	18.0x	19.5x	21.0x
(15.0%)	22.20	24.51	26.83	29.15	31.47	33.79
(10.0%)	23.42	25.88	28.33	30.79	33.25	35.70
(5.0%)	24.65	27.24	29.84	32.43	35.02	37.61
0.0%	25.88	28.61	31.34	34.06	36.79	39.52
5.0%	27.11	29.97	32.84	35.70	38.57	41.43
10.0%	28.33	31.34	34.34	37.34	40.34	43.34
15.0%	29.56	32.70	35.84	38.98	42.11	45.25

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two sets of comparable mergers and acquisitions.

The first set of mergers and acquisitions included 10 transactions announced from January 1, 2011 through January 18, 2013 in which the targets were Southeastern banks with nonperforming assets to total assets greater than 5.0% and with announced transaction values between $15 million and $100 million. Sandler O’Neill deemed these transactions to be reflective of the proposed combination of FNB and the Company. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share and core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

	FNB / Bank of the Ozarks, Inc.		Comparable Transactions Median
Transaction Value / Book Value	64%		69%
Transaction Value / Tangible Book Value	64%		69%

Transaction Value / Last Twelve Months Earnings Per Share	31.9	x	23.0	x
Core Deposit Premium	(7.2%)		(4.0%)

The second set of mergers and acquisitions included 15 transactions announced from January 1, 2011 through January 18, 2013 in which the targets had NPAs/Assets between 5.0% and 10% and with announced transaction values between $15 million and $100 million. Sandler O’Neill deemed these transactions to be reflective of the proposed FNB and the Company combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share and core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

	FNB / Bank of the Ozarks, Inc.		Comparable Transactions Median
Transaction Value / Book Value	64%		68%
Transaction Value / Tangible Book Value	64%		70%

Transaction Value / Last Twelve Months Earnings Per Share	31.9	x	19.2	x
Core Deposit Premium	(7.2%)		(3.4%)

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the second quarter of 2013; (2) the deal value per share is equal to a $160.00 per share of FNB common stock and the exchange ratio is equal to 3.705; (3) cost savings of $7.2 million on an annual basis fully phased-in in 2014; (4) one-time costs of $2.2 million pre-tax are expensed prior to closing and $0.3 million pre-tax are expensed in 2013; (5) FNB’s performance was calculated in accordance with FNB’s management’s prepared earnings projections; (6) the Company’s performance was calculated in accordance with the publicly available earnings estimates for the Company; and (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2013 and 2014, the merger (excluding transaction expenses) would be accretive to the Company’s projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with FNB

Sandler O’Neill has acted as financial advisor to the Board of Directors of FNB in connection with the merger. The Board of Directors of FNB agreed to pay Sandler O’Neill a transaction fee of 1.5% of the aggregate deal value, or $960,000, to be paid upon the closing of the merger. Sandler O’Neill also received a fee of

$250,000 upon the rendering of its Opinion to the Board of Directors of FNB, which is credited against the fee to be paid upon the closing of the merger. FNB has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses, up to $10,000 and subsequent to management approval thereafter, and to indemnify Sandler O’Neill against any liabilities arising out of its engagement, except those resulting from Sandler O’Neill’s willful misconduct or gross negligence. Sandler O’Neill’s Opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to the inclusion of its opinion in this registration statement.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to FNB and the Company and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of FNB and the Company or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. During the two years preceding the date of its Opinion, Sandler O’Neill performed routine broker and dealer services for FNB and received customary compensation for such services. During such period, other than the compensation described above, Sandler O’Neill has not received any fees from either FNB or the Company.

Employee Matters

Each individual who is an employee of FNB as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of the Company or Bank of the Ozarks.

All FNB employees who become employees of the Company or Bank of the Ozarks at the effective time of the merger will be entitled to participate in the Company’s benefit plans to the same extent as similarly situated Company employees and will be given credit for their service at FNB. The Company will also use commercially reasonable efforts to cause each such Company benefit plan to waive any waiting periods, evidence of insurability requirements, and the application of any pre-existing conditions limitations. Any employee of FNB who is terminated within 180 days after the effective time of the merger and who does not receive a severance payment in connection with the merger will receive a severance payment equal to one (1) week of base weekly pay for each year of completed employment service with FNB, with a maximum severance payment equal to twelve (12) weeks of base pay. No former employee of FNB will receive a change of control or severance payment from the Company if he or she received a change of control payment from FNB.

Interests of Certain Executive Officers and Directors in the Merger

Certain directors and executive officers of FNB have interests in the merger as individuals in addition to, or different from, their interests as shareholders of FNB, including, but not limited to, (i) in the case of certain officers and directors of FNB, agreements with Bank of the Ozarks that provide for payments and benefits in addition to the merger consideration and (ii) the continuation of indemnification and insurance coverage (for officers and directors) provided by the Company for a limited time after the merger. There are no outstanding FNB stock options. The FNB board of directors was aware of these interests and circumstances and considered them in its decision to approve the merger agreement. These interests are discussed below.

Retention Agreements

The conversion of certain information technology and telecommunications systems currently operated by FNB to the systems operated by Bank of the Ozarks will not be completed until several months following the closing of the transaction. Certain members of FNB management were identified by the Company to be critical to the successful operation of FNB systems during that interval period and to the successful and efficient conversion to Bank of the Ozarks’ systems. It is important to the Company that those management members continue in their present operating capacities until those conversion and integration processes are completed. Accordingly, as a condition to the closing of the merger, Helen A. Jeffords, Carol A. Wood, Thomas L. Weaver, Eric E. McIntire, and Lisa P. Alvino, all officers of FNB, will enter into retention agreements with Bank of the Ozarks (the “Retention Agreements”). Pursuant to the Retention Agreements, Bank of the Ozarks will pay each of the officers a retention bonus to induce such officers to maintain continuous full-time employment with Bank of the

Ozarks and to assist in Bank of the Ozarks’ conversion and integration of FNB’s operations and computer, information and telecommunications systems with those of Bank of the Ozarks. Each of the retention bonuses will equal one year’s base salary for such officer, and will be payable in two equal installments, the first of which will be paid upon the closing of the merger and the second of which will be paid upon the earlier of 30 days following completion of the integration or seven (7) months after the closing of the merger, provided that such officer remains employed by Bank of the Ozarks at that time.

Employment Agreement

During the performance of its due diligence activities relating to FNB, Bank of the Ozarks determined that FNB’s current President and Chief Executive Officer, Helen A. Jeffords, could play an important long term role in providing executive management to its acquired Shelby Division. In addition to her knowledge of and experience with the internal operations of FNB and her critical participation in the conversion of FNB’s systems to the systems of Bank of the Ozarks, Jeffords’ knowledge of the local markets and her relationships with FNB customers and vendors are viewed as important assets that Bank of the Ozarks wants to capitalize on as it conducts its business operations in the FNB markets. Therefore, as a condition to the closing of the merger, Jeffords will enter into an employment agreement with Bank of the Ozarks (the “Jeffords Employment Agreement”). Pursuant to the Jeffords Employment Agreement, Jeffords will continue her employment with Bank of the Ozarks as an executive officer of its Shelby Division, for a two-year term with an annual base salary of $285,000, and she will be eligible to participate in all Bank of the Ozarks insurance and benefit plans. In addition, Jeffords will receive reimbursement of business expenses, including travel, cellular phone, dues for one country club membership, a car allowance of $500 per month, taxes owed under FNB’s Supplemental Executive Retirement Plan, and reasonable marketing and client development expenses. The Jeffords Employment Agreement has a longer term and contains numerous features not included in the Retention Agreements outlined in the preceding paragraph, including a requirement for her exclusive services, prohibitions of solicitations of FNB employees or current or prospective customers for the period of her employment and the following three years, and the requirement for cooperation after termination of her employment. The rationale for Bank of the Ozarks entering into the Jeffords Employment Agreement is separate and distinct from the objectives accomplished through the execution of the Retention Agreements with the five FNB management members, all of whom are viewed as highly important to the conduct of business during the months immediately following the closing of the merger.

Non-Competition Agreements

As a condition to the closing of the merger, all of the directors of FNB will enter into non-competition agreements with Bank of the Ozarks (the “Non-Competition Agreements”). Pursuant to the Non-Competition Agreements, in exchange for a lump sum payment of $10,000, each of the directors of FNB will agree for the twelve (12) month period following the closing of the merger not to (i) disclose any confidential information pertaining to the business or operations of FNB, (ii) solicit any employee of FNB or the Company for employment, or (iii) engage in business that competes with the Company within a fifteen (15) mile radius of any banking office operated by FNB on the date of the closing of the merger.

The forms of the Jeffords Employment Agreement, the Non-Competition Agreements and the Retention Agreements are included as Exhibits A, B, and C, respectively, to the Agreement and Plan of Merger, which is included as Appendix A to this proxy statement/prospectus.

Indemnification

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, all rights to indemnification currently existing in favor of any officer or director of FNB with respect to matters occurring on or prior to the effective date of the merger will continue in effect and will be enforceable against the Company. The Company and FNB agreed that from and after the effective time of the merger, the Company will, for a period of six years, indemnify, defend and hold harmless each present and former officer and director of

FNB to the fullest extent currently provided under the articles of association and/or bylaws of FNB if such claim pertains to any matter arising, existing or occurring at or before the effective time of the merger, regardless of whether such claim is asserted or claimed before or after the effective time of the merger.

Officers and Directors Liability Insurance

The Company and FNB have agreed that for a period of six years after the effective time of the merger the Company will use its commercially reasonable efforts to maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of FNB, providing substantially similar coverage to that offered under FNB’s existing officers’ and directors’ liability insurance policy.

Management and Operations After the Merger

Upon closing of the merger between FNB and Bank of the Ozarks, the separate existence of FNB will cease. The directors and officers of the Company and Bank of the Ozarks immediately prior to the merger will continue as directors and officers of the Company and Bank of the Ozarks, respectively, after the merger.

Under the terms of the merger agreement, the articles of incorporation and bylaws of Bank of the Ozarks will be the articles of incorporation and bylaws of the combined entity which will retain the name of Bank of the Ozarks. Bank of the Ozarks, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by FNB will immediately become the property of Bank of the Ozarks.

Effective Date of the Merger

The parties expect that the merger will be effective in the third quarter of 2013, or as soon as possible after the receipt of all regulatory and shareholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived. The merger will be legally completed by the filing of the merger agreement and articles of merger with the Arkansas State Bank Department. If the merger is not consummated by August 31, 2013, and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, the merger agreement may be terminated by either FNB or the Company.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of FNB before the effective time of the merger. In general, the merger agreement obligates FNB to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, FNB has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of the Company, it will not, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of its capital stock, any substantial part of its assets or earning power, or any asset other than in the ordinary course of business;

•	Declare or pay any dividends or make other distributions in respect of its capital stock, unless such dividend was declared on or prior to October 31, 2012;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the merger agreement;

•	Grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as contemplated by the merger agreement;

•	Hire any new employee with an annual salary in excess of $50,000 or promote any employee, except to satisfy contractual obligations existing on the date of the merger agreement;

•

Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the merger agreement or as may be required by law or that is made to satisfy contractual obligations;

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Enter into transactions with officers, directors or affiliates of FNB other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the merger agreement;

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Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business;

•	Other than in the ordinary course of its business, make any capital expenditures in amounts exceeding $50,000 in the aggregate;

•	Amend its articles of association or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles in the U.S. (“GAAP”);

•	Enter into, amend, modify or terminate any material contract, lease or insurance policy;

•

Settle any action, suit, claim or proceeding that involves payment by FNB in excess of $25,000 individually, or $50,000 in the aggregate or that would impose any material restriction on the business of FNB or any of its subsidiaries;

•	Enter into any derivative transaction;

•	Incur any additional debt obligation or other obligation for borrowed money, except in the ordinary course of its business consistent with past practices;

•	Repurchase or acquire any shares of its capital stock;

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Acquire, sell or otherwise dispose of any investment securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

•	Make any changes to deposit pricing;

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Except as is contemplated in the merger agreement, make, renew, renegotiate, increase, extend or modify any unsecured loan over $25,000, any loan over $25,000 secured by other than a first lien, any loan over $25,000 in excess of regulatory loan-to-value ratios, any loan that would result in the outstanding credit to any borrower being over $250,000, or any loan with a duration of more than 60 months; or

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by the Company and FNB regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the merger;

•	the regulatory approvals required to consummate the merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities;

•	the absence of adverse material litigation;

•	accuracy of information in the Company’s reports and financial statements filed with the SEC;

•	the existence, performance and legal effect of certain contracts and insurance policies;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters;

•	compliance with applicable environmental laws by each party; and

•	the status of tangible property, intellectual property, certain loans and non-performing and classified assets of FNB.

Conditions to the Merger

The respective obligations of the Company and FNB to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the appropriate officers of FNB and the Company;

•	approval of the merger agreement by the shareholders of FNB;

•

the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of FNB by the Company or Bank of the Ozarks or would compel the Company or Bank of the Ozarks to dispose of any material portion of the business or assets of FNB, the Company or Bank of the Ozarks;

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the merger agreement;

•

the registration statement of the Company of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

•	neither FNB nor the Company shall have suffered a material adverse effect;

•	the issuance of tax opinions to each of FNB and the Company to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	the number of shares of FNB common stock outstanding as of the effective date of the merger shall not exceed 400,000;

•	Bank of the Ozarks and certain officers and directors of FNB shall have entered into the Jeffords Employment Agreement, the Non-Competition Agreements and the Retention Agreements; and

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Either (i) the transactions contemplated by that certain Agreement of Purchase and Sale between Bank of the Ozarks, as purchaser, and Shelby Loan and Mortgage and SLMC, collectively as sellers, dated January 24, 2013 (the “Real Estate Purchase Agreement”) shall have closed simultaneous with the merger or (ii) the Real Estate Purchase Agreement shall not have been terminated and none of the parties thereto shall be in material breach of the Real Estate Purchase Agreement.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General

FNB and the Company have agreed to use commercially reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the merger. This includes the approval of the Board of Governors of the Federal Reserve System (“FRB”) unless waived, the Federal Deposit Insurance Corporation (“FDIC”) and the Arkansas State Bank Department. The Company requested from the FRB a waiver from the requirement to file an application for approval on March 19, 2013. The requirement to submit an application to the FRB was waived on March 29, 2013. The applications seeking such respective approvals from the FDIC and the Arkansas State Bank Department by the Company, Bank of the Ozarks and FNB were filed with the requisite banking regulatory agencies on February 26, 2013. The applications for approval of the merger were approved by the FDIC on April 9, 2013 and by the Arkansas State Bank Department on April 18, 2013. Such approvals require the observance by the parties of certain waiting periods following the agencies’ approvals before the merger may be consummated. The Company cannot assure that there will not be any litigation challenging the approvals or waivers. The Company also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

The Company is not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. In particular, neither FNB nor the Company is required to file any applications for approval of the merger by the OCC, although the OCC is to be provided with copies of applications and notices filed with the other regulatory agencies. The Company presently contemplates that it will seek any additional governmental approvals or actions that may be required; however, it cannot assure that it will obtain any such additional approvals or actions.

FRB

Unless approval is waived, the merger is subject to the prior approval of the FRB, which may not approve a merger if:

•

such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

If a waiver is sought but not granted, and application is thereafter made to the FRB, any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FRB and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

The Company filed a request for a waiver of the required application with the FRB on March 19, 2013 and the request was approved on March 29, 2013.

FDIC

The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with another insured depository institution if the resulting institution is to be a state non-member bank. As a state non-member bank, the Company’s subsidiary, Bank of the Ozarks, filed its application for approval of the merger with the FDIC on February 26, 2013. The application was approved by the FDIC on April 9, 2013.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combatting money-laundering activities, including in overseas branches. Any transaction approved by the FDIC may not be completed until 30 days after such approval.

Arkansas State Bank Department

The merger is subject to approval of the Bank Commissioner and the State Banking Board and after a public hearing following notice as prescribed by the Arkansas Banking Code. In the event an out-of-state bank is involved in the merger, the merger must comply with the requirements of the laws applicable to the out-of-state bank. The Company filed its application regarding the merger with the Arkansas State Bank Department on February 26, 2013. The application was approved by the Arkansas State Bank Department on April 18, 2013.

The Bank Commissioner shall approve the application if at the hearing both the Bank Commissioner and the State Banking Board find that:

•	The proposed merger provides adequate capital structure;

•	The terms of the merger agreement are fair;

•	The merger is not contrary to the public interest;

•	The proposed merger adequately provides for dissenters’ rights; and

•	The requirements of all applicable state and federal laws have been complied with.

Agreement to Not Solicit Other Offers

Until the merger is completed or the merger agreement is terminated, FNB has agreed that it, its subsidiaries, its officers and its directors will not, subject to its fiduciary obligations:

•	solicit, initiate or encourage any inquiries or the making of any acquisition proposal; or

•	enter into or continue any discussions or negotiations regarding any acquisition proposals.

FNB may, however, furnish information regarding FNB to, or enter into and engage in discussions with, any person or entity in response to an unsolicited bona fide acquisition proposal by the person or entity, if the board of directors of FNB reasonably determines, after consultation with its outside legal counsel, that (i) the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (ii) the action is required for the directors of FNB to comply with their fiduciary obligations under applicable law.

If the board of directors of FNB determines that such acquisition proposal is a superior proposal, before it may withdraw or adversely modify its approval or recommendation of the merger with Bank of the Ozarks and recommend the superior proposal, FNB must notify the Company of such superior proposal and the material terms and conditions of the superior proposal. A “superior proposal” is an unsolicited, bona fide, acquisition proposal that the board of directors of FNB determines in good faith (after receiving advice from outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including the break-up fees, expense reimbursement provisions and conditions to consummation) that (i) if consummated, would be more favorable to shareholders of FNB from a financial point of view than the Company merger and (ii) if accepted, is reasonable likely to be completed on the terms proposed on a timely basis. The Company has a right of first refusal for four (4) business days after receipt from FNB of a notice that it has received a superior proposal to adjust the terms of the merger agreement in order to allow the board of directors of FNB to proceed with the merger agreement without breaching its fiduciary duty.

Termination; Amendment

The merger agreement may be terminated prior to the closing, before or after approval by FNB shareholders, for various reasons, including the following:

•	by mutual consent of the boards of directors of the Company and FNB;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained;

•	by either party if FNB shareholders do not approve the merger agreement and merger;

•

by a party who is not in material breach of the agreement if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement or (2) materially breaches any representations or warranties contained in the merger agreement, in each case if such breach is reasonably likely to have a material adverse effect on either party and such breach cannot be or has not been cured within thirty (30) days after notice from the terminating party;

•	by either party if the merger has not occurred on or before August 31, 2013; or

•

by the Company, if the board of directors of FNB (1) materially breaches its non-solicitation obligations provided in the merger agreement, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than the Company, or (4) fails to convene the special meeting.

The merger agreement may also be amended or modified at any time, before or after its approval by the shareholders of FNB, by mutual agreement, except that no amendment shall be made after the special meeting without FNB shareholder approval if such amendment, by law, would require further approval by the shareholders of FNB.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and:

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if the agreement is terminated because of a material breach of a representation, warranty, covenant or agreement that is reasonably likely to have a material adverse effect on either party, the breaching party will not be relieved of liability for any breach giving rise to the termination, and in the case of a breach by FNB, may be liable for the termination fee or liquidated damages described below; and

•	each party will remain liable for any subsequent breach of any covenant that survives termination of the agreement.

If the merger agreement is terminated by the Company because the board of directors of FNB (i) materially breaches its non-solicitation obligations provided in the merger agreement, (ii) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (iii) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than the Company, or (iv) fails to convene the special meeting, then FNB will pay to the Company a termination fee equal to 4% of the purchase price to be paid within two business days after FNB’s receipt of the Company’s termination notice. If the merger agreement is terminated by the Company following FNB’s uncured material breach of any of its representations, warranties, covenants or agreements in the merger agreement, which breach is reasonably likely to have a material adverse effect on either party (other than those breaches described immediately above), then FNB will pay to the Company liquidated damages of $500,000, to be paid within two business days after FNB’s receipt of the Company’s termination notice.

Real Estate Purchase Agreement

In connection with the merger, Bank of the Ozarks entered into a separate Real Estate Purchase Agreement with Shelby Loan and Mortgage and its wholly-owned subsidiary, SLMC, to purchase four parcels of land and the buildings thereon, which are presently leased to FNB and operated as FNB banking locations. A majority of the shareholders of Shelby Loan and Mortgage are also shareholders of FNB. The purchase price for the real property is $3,792,000. It is presently anticipated that the closing of the Real Estate Purchase Agreement will occur contemporaneously with the closing of the merger.

Fees and Expenses

The Company and FNB will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to holders of FNB common stock. The following summary is based upon the Internal Revenue Code (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this Proxy Statement/Prospectus.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. The Company has received an opinion from Kutak Rock LLP, and FNB has received an opinion from Nelson Mullins Riley & Scarborough LLP, each to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These tax opinions are filed as exhibits to this registration statement and the disclosure in this section is based upon the tax opinions. It is also a condition to the parties’ respective obligations to complete the merger that the Company receive a closing opinion from Kutak Rock LLP, and that FNB receive a closing opinion from Nelson Mullins Riley & Scarborough LLP, each dated the closing date of the merger and to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived, and in such event the Company and FNB will undertake to recirculate and re-solicit shareholders of FNB if the condition is waived by either party and the change in tax consequences is material. These opinions are and will be based on representation letters provided by the Company and FNB and on customary factual assumptions. The opinions described above will not be binding on the IRS or any court. The Company and FNB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds FNB common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of the Company or FNB. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by the Company or FNB as a result of the merger;

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except as discussed below with respect to cash received instead of a fractional share of Company common stock, under “– Receipt of Cash Consideration Only and Cash Received In Lieu of a Fractional Share of Company Common Stock,” no gain or loss will be recognized by holders of FNB common stock who exchange all of their FNB common stock solely for Company common stock pursuant to the merger;

•

gain (but not loss) will be recognized by holders of FNB common stock who receive shares of Company common stock and cash in exchange for shares of FNB common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Company common stock and cash received by a U.S. holder of FNB common stock exceeds such holder’s basis in its FNB common stock and (2) the amount of cash received by such holder of FNB common stock. (The tax treatment of holders who receive the entirety of their consideration in cash is discussed below under “– Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Company Common Stock”);

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the aggregate basis of the Company common stock received by a holder of FNB common stock in the merger (including fractional shares of Company common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the FNB common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share in Company common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in Company common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “– Potential Recharacterization of Gain as a Dividend”); and

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the holding period of Company common stock received in exchange for shares of FNB common stock (including fractional shares of Company common stock deemed received and redeemed as described below) will include the holding period of the FNB common stock for which it is exchanged.

If a holder of FNB common stock acquired different blocks of FNB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of FNB common stock, and the cash and shares of Company common stock received will be allocated pro rata to each such block of stock. Holders of FNB common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Company common stock received in the merger.

At the time a holder makes a cash or stock election pursuant to the terms of the merger agreement, such holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such holder will receive. As a result, the U.S. federal income tax consequences to such holder will not be ascertainable with certainty until such holder knows the precise amount of cash and Company common shares that such holder will receive in the merger.

Taxation of Capital Gain

Except as described under “– Potential Recharacterization of Gain as a Dividend” below, gain that holders of FNB common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their FNB common stock for more than one year as of the date of the merger. For holders of FNB common stock that are noncorporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. As a result of the American Taxpayer Relief Act of 2012 (“ATRA”), the maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2013 is 20% for high income taxpayers, i.e., married couples filing joint returns with taxable income in excess of $450,000, heads of household with taxable income in excess of $425,000 and other individuals with taxable income in excess of $400,000. The maximum long-term capital gains rate for non-high income taxpayers is 15%.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular holder of FNB common stock recognizes could be treated as dividend income rather than capital gain if (1) such holder is a significant shareholder of the Company or (2) such holder’s percentage ownership, taking into account constructive ownership rules, in the Company after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Company common stock rather than a combination of cash and shares of Company common stock in the merger. This could happen, for example, because of ownership of additional shares of Company common stock by such holder, ownership of shares of Company common stock by a person related to such holder or a share repurchase by the Company from other holders of Company common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. ATRA increases the maximum rate on qualified dividends for high income taxpayers to 20% (as compared to 15% prior to 2013). Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of FNB common stock, including the application of certain constructive ownership rules, holders of FNB common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Company Common Stock

A holder of FNB common stock who receives the entirety of his or her consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her FNB common stock. In addition, a holder of FNB common stock who receives cash in lieu of a fractional share of Company common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by the Company. As a result, such holder of FNB common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations. As of January 1, 2013, net investment income of certain high-income taxpayers will be subject to an additional 3.8% tax. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a holder of FNB common stock, holders of FNB common stock should consult their own tax advisors regarding the potential impact of these recent tax changes to them.

Backup Withholding and Information Reporting

Payments of cash to a holder of FNB common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A holder of FNB common stock who receives Company common stock as a result of the merger will be required to retain records pertaining to the merger. Each holder of FNB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Company common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the FNB common stock surrendered and the fair market value of the Company common stock and cash received in the merger. A “significant holder” is a holder of FNB common stock who, immediately before the merger, owned at least 1% of the outstanding stock of FNB or securities of FNB with a basis for federal income tax purposes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

The foregoing summary of material federal U.S. income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of FNB, any shareholder of the Company or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

Resale of Bank of the Ozarks, Inc. Common Stock

The shares of Company common stock to be issued to shareholders of FNB under the merger agreement will be freely tradable by such shareholders without restriction, except that if any FNB shareholders are deemed to be affiliates of the Company they must abide by certain transfer restrictions under the Securities Act.

Accounting Treatment

The Company will account for the merger using the acquisition method of accounting. Under this accounting method, the Company would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of FNB over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on an assumed purchase price of $64,000,000 and utilizing information as of March 31, 2013, estimated goodwill and other intangibles would total approximately $12.5 million. The Company’s reported income would include the operations of FNB after the merger. Financial statements of the Company after completion of the merger would reflect the impact of the acquisition of FNB. Financial statements of the Company issued before completion of the merger would not be restated retroactively to reflect FNB historical financial position or results of operation.

Dissenters’ Appraisal Rights

Under Section 214a of the National Bank Act, holders of FNB common stock will be entitled to dissent from the merger and obtain payment in cash of the appraised fair value of such holder’s shares of FNB common stock. Set forth below is a summary of the procedures that must be followed by holders of FNB common stock in order to perfect their dissenters’ rights of appraisal.

This summary is qualified in its entirety by reference to the text of Section 214a of the National Bank Act, a copy of which is included as Appendix C to this proxy statement/prospectus. Also included in Appendix C is an excerpt from the “Business Combinations” section of the Comptroller’s Licensing Manual, adopted by the OCC, describing the methods used by the OCC to estimate the value of a bank’s shares when requested to do so by a dissenting shareholder.

In order to receive payment as a dissenting shareholder, a shareholder must (i) either vote against the merger or, at or prior to the FNB shareholder meeting, provide written notice of such shareholder’s dissent to the merger to FNB; and (ii) within thirty (30) days of the consummation of the merger, make a written demand for payment of the fair value of such shareholder’s shares from Bank of the Ozarks. The failure of any shareholder to vote against, or provide notice of dissent to, the merger and to make a written demand for payment of fair value within the thirty (30) days following consummation of the merger will result in such shareholder being bound by the terms of the merger, and such shareholder’s shares of FNB common stock will be converted into the right to receive the merger consideration.

The value of dissenting shares will be determined, as of the date of the meeting at which shareholders of FNB approve the merger, by a committee of three appraisers, one selected by the holders of a majority of the dissenting shares, one selected by the Company and the third selected by the other two appraisers. If the value determined is unsatisfactory to any dissenting shareholder, such shareholder may appeal to the OCC, within five (5) days of being notified of the value set by the appraisers, for a reappraisal, which shall be final and binding. If no appraisal is made within ninety (90) days of the consummation of the merger, the OCC shall, upon the written request of any interested party, make a final and binding appraisal.

A dissenting shareholder has no rights with respect to his or her shares of FNB common stock or the merger consideration into which such shares would have been converted, except the right to receive the payment of fair value, conditioned upon such shareholder following all procedures set forth above and surrendering such shareholder’s certificates.

The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Company. Dissenting shareholders and the Company each will bear their own expenses incurred in connection with all other aspects of the appraisal process.

Exercise of dissenters’ rights by holders of FNB common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the proposed merger, holders of FNB common stock may be exchanging all or a portion of their shares of a national banking association governed by the National Bank Act, the regulations of the OCC, the North Carolina Business Corporation Act (the “North Carolina Act”), and the articles of association and bylaws of FNB, for shares of the Company, an Arkansas corporation governed by the Arkansas Business Corporation Act (the “Arkansas Act”) and the Company’s articles of incorporation and bylaws. Certain significant differences exist between the rights of FNB shareholders and those of Company shareholders. Material differences are summarized below. Federal banking regulations provide that, to the extent not inconsistent with applicable Federal banking law, a national bank may elect to follow the corporate governance procedures of the law of the state in which the main office of the bank is located, the Delaware General Corporation Law, or the Model Business Corporation Act. Pursuant to Section 8.4 of its bylaws, FNB has elected to adopt the corporate governance procedures of the State of North Carolina, the state in which its main office is located.

The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the National Bank Act, the regulations of the OCC, the North Carolina Act, and the Arkansas Act, as well as to the articles of association and bylaws of FNB and the articles of incorporation and bylaws of the Company.

The Company’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so.

The following description is a summary of the provisions of the articles of incorporation and bylaws. See “Where You Can Find More Information” as to how to obtain or review a copy of these documents.

Authorized Capital Stock

Bank of the Ozarks, Inc. The Company’s articles of incorporation authorize the issuance of 50,000,000 shares of common stock, $0.01 par value, of which 35,366,824 shares were outstanding as of March 31, 2013, and 1,000,000 shares of preferred stock, $0.01 par value, of which none are issued or outstanding.

Holders of Company common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Arkansas Act and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Company shareholders do not have any preemptive, conversion or redemption rights. The outstanding shares of Company common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable.

The Company’s board of directors may authorize the issuance of authorized but unissued shares of Company common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations. The authorized but unissued shares of Company common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, the sale of a substantial number of shares of Company common stock to persons who have an understanding with the Company concerning the voting of such shares, or the distribution or declaration of a common stock dividend to Company shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Company.

The Company also is authorized to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as the Company’s board of directors may from time to time determine. The Company’s board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock and may assist management in impeding an unfriendly takeover or attempted takeover. The board of directors of the Company has no present plan or understanding to issue any preferred stock.

The First National Bank of Shelby. The authorized capital stock of FNB consists of 400,000 shares of common stock, par value $10.00 per share, all of which shares were issued and outstanding as of the record date. FNB is not authorized to issue any shares of preferred stock. Holders of FNB common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the National Bank Act, the regulations of the OCC and FNB’s dividend policy, and to receive the net assets of the bank upon dissolution. Shareholders of FNB do not have any preemptive rights. The outstanding shares of FNB common stock are fully paid and nonassessable.

Amendment of Articles of Incorporation/Articles of Association and Bylaws

Bank of the Ozarks, Inc. Under the Arkansas Act, the board of directors may amend the articles of a corporation to extend its duration, change the name of the corporation to include words required by the Arkansas Act, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares voting thereon (assuming the presence of a quorum), voting together as a single class, as well as any such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the matter, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, election and removal of directors.

The bylaws of the Company may be amended by the board of directors or the shareholders. Amendment of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Shareholders of the Company can amend the bylaws at a regular or special meeting of the shareholders at which a quorum is present. A shareholder amendment of the bylaws requires the affirmative vote of a majority of the shares voted thereon.

The First National Bank of Shelby. FNB’s articles of association may be amended by a vote of two-thirds of the outstanding common stock of FNB. Further, the National Bank Act requires the vote of two-thirds of the outstanding FNB stock to approve, among other things, an amendment to increase or decrease the authorized capital stock of FNB.

Directors and Absence of Cumulative Voting

Bank of the Ozarks, Inc. The Company’s articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors and shall not be less than three (3) nor more than fifteen (15). The number of directors is presently fixed at thirteen (13) directors. Directors are not required to be shareholders of the Company.

The articles of incorporation authorize the board, by resolution, to divide the directors into two or three classes, with the members of each class to be elected for staggered two or three year terms, as applicable. Despite this authorization, the board of directors has not resolved to classify the board of directors and presently, all directors are elected annually for one year terms.

There is no cumulative voting on directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Company common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on the Company’s board of directors.

The articles of incorporation of the Company provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the number of directors) shall be filled by the affirmative vote of a majority of the remaining directors for an unexpired term.

The First National Bank of Shelby. The articles of FNB provide that the number of directors shall be not less than five (5) nor more than twenty-five (25), such number to be determined from time to time by a vote of a majority of the outstanding common stock of FNB, and such directors shall be elected annually for one year terms. Directors of FNB are required to be shareholders of FNB. Presently, fourteen (14) individual directors comprise the board of directors of FNB and an additional two individuals serve as directors in a non-voting honorary capacity. Directors are elected by a majority of the votes cast in an election and cumulative voting is not permitted.

Removal of Directors

Bank of the Ozarks, Inc. The Company’s articles of incorporation provide that a director may be removed only for cause, and then only by the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote in the election of such director, at a special meeting of shareholders called for such purpose.

The First National Bank of Shelby. The articles of association and bylaws of FNB are silent with regard to the removal of directors. Pursuant to Section 8.4 of FNB’s bylaws, the North Carolina Act is applicable in determining the ability of shareholders to remove directors. Section 55-8-08 of the North Carolina Act provides that absent anything to the contrary in the articles of incorporation, shareholders may remove a director from office with or without cause.

Limitations on Director Liability

Bank of the Ozarks, Inc. The Company’s articles of incorporation provide that a director of the Company will not be personally liable for monetary damages arising from his or her breach of fiduciary duty as a director of the Company. This provision, however, does not eliminate or limit the liability of the Company’s directors for (1) any breach of the director’s duty of loyalty to the Company or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under the Arkansas Act for unlawful distributions, (4) any transaction from which the director received an improper personal benefit, or (5) any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than the Company or its shareholders.

The First National Bank of Shelby. The articles of association of FNB do not address limitations on director liability.

Indemnification

Bank of the Ozarks, Inc. The Arkansas Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the Arkansas Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, or (3) by the shareholders.

The Company’s articles of incorporation provide that the Company shall indemnify any person who is or was serving as a director, officer, employee or agents of the Company (or who was serving in such capacity for another corporation or entity at the request of the Company) to the full extent permitted by the Arkansas Act.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The First National Bank of Shelby. The bylaws of FNB provide that FNB may indemnify officers, directors and employees for any payments incurred in connection with an administrative proceeding or civil action initiated by any federal banking agency, provided such payments are reasonable and consistent with federal law. The bylaws further provide that FNB may indemnify officers, directors and employees for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the laws of the State of North Carolina, provided such payments are consistent with safe and sound banking practices.

Under the North Carolina Act, a corporation may indemnify any director against liability if such person (i) acted in his or her official capacity as a director; (ii) conducted himself or herself in good faith; (iii) reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iv) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Also under the North Carolina Act, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which such person was held liable to the corporation or in connection with a proceeding in which such person was held liable on the basis that personal benefit was improperly received by him or her.

Unless limited by its articles of incorporation, a North Carolina corporation must indemnify, against reasonable expenses incurred, a director who is wholly successful, on the merits or otherwise, in defending any proceeding to which the director was a party because of his or her status as a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if that director furnishes the corporation a written undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. A director may apply for court-ordered indemnification under certain circumstances.

Under the North Carolina Act, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director and (ii) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

In addition and separate from the statutory indemnification rights discussed above, the North Carolina Act provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. A corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of activities that were at the time taken known or believed by him or her to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification also may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

Special Meetings of Shareholders

Bank of the Ozarks, Inc. Special meetings of the shareholders may be called only by the chairman of the board of directors, the chief executive officer, the president, the board of directors, or by a duly designated committee of the board of directors. At the request of holders of at least 10% of the shares entitled to vote, the chairman, the chief executive officer or the president shall call a special meeting of the shareholders.

The First National Bank of Shelby. Special meetings of the shareholders may be called at any time by the board of directors or by any three (3) or more shareholders owning, in the aggregate, not less than 10% of the outstanding common stock of FNB.

Shareholder Action by Written Consent

Bank of the Ozarks, Inc. Shareholder action on a proposal to increase the capital stock or bond indebtedness of the Company may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders of the Company. Any other action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The First National Bank of Shelby. The articles of association and bylaws of FNB do not address shareholder action by written consent. The North Carolina Act permits shareholders to act by written consent only if authorized to do so in the articles of association, with the exception that shareholders may act by written consent, even if not authorized to do so in the articles, to elect directors if such action is approved by all shareholders entitled to vote in the election of directors.

Shareholder Proposals and Advance Notice Requirement

Bank of the Ozarks, Inc. The bylaws of the Company provide that in order to be properly brought before the annual meeting, a shareholder proposal must be delivered, in writing, to the secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date on which the Company first released to shareholders its proxy statement in connection with the previous year’s annual meeting, and such proposal must meet the requirements of SEC Rule 14a-8. The board of directors, in its discretion, may waive the requirement of advance written notice for shareholder proposals if the party proposing the business is the record owner at the time of the proposal of more than 25% of the voting stock of the Company.

The First National Bank of Shelby. Shareholders of FNB that desire to nominate a person for election to the board of directors must submit their nominations to the chief executive officer of FNB not less than 14 days and no more than 50 days prior to the meeting of shareholders at which directors will be elected; provided, however, if shareholders receive less than 21 days’ notice of the meeting, the shareholder nomination must be mailed no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. FNB does not require its shareholders to provide any advance notice of other business to be brought at the annual meeting.

Dissenters’ Appraisal Rights

Bank of the Ozarks, Inc. Under Arkansas law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights, pursuant to which such shareholder may receive cash in the amount of the fair value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction. Under Arkansas law, “fair value” means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. A shareholder that complies with Arkansas law governing dissenting shareholders’ appraisal rights has a right of appraisal with respect to: (1) a plan of merger that requires the approval of the shareholders, (2) a merger of a parent corporation with its subsidiary effected without shareholder approval, (3) a plan of share exchange in which the corporation’s shares will be acquired that requires the approval of the shareholders, (4) a sale or exchange of all or substantially all of the property other than in the usual and regular course of business that requires the approval of the shareholders, including a sale in dissolution but excluding a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year of the sale, (5) certain amendments of the articles of incorporation that materially and adversely affect rights of a holder of shares, and (6) any corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

The First National Bank of Shelby. A summary of the pertinent provisions of Federal law pertaining to dissenters’ rights is set forth under the caption “Approval of the Merger – Dissenters’ Appraisal Rights”, on page 82, and such provisions are included as Appendix C.

Shareholders’ Rights to Examine Books and Records

Bank of the Ozarks, Inc. Arkansas law provides a shareholder and his, her or its agent or attorney with a right to inspect (beginning two business days after notice of a meeting is given) and copy the corporation’s shareholder list. Arkansas law also permits any shareholder, on at least five business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, (c) the record of shareholders, and (d) the shareholder list as described above, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

The First National Bank of Shelby. Under the North Carolina Act, a complete list of the shareholders entitled to vote at a shareholders meeting must be available for shareholder inspection beginning two business days after notice of the shareholders meeting is given, and continuing through the meeting at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held.

The North Carolina Act permits a shareholder on at least five business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual report delivered to the North Carolina Secretary of Revenue. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, and (c) the record of shareholders, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

Dividends

Bank of the Ozarks, Inc. Under Arkansas law, a corporation may not make any distribution to its shareholders if, after giving effect to the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The ability of the Company to pay dividends to its shareholders is directly influenced by the ability of Bank of the Ozarks to pay dividends to the Company, as its sole shareholder. Approval of the Arkansas State Bank Commissioner is required before Bank of the Ozarks can declare and pay any dividend of 75% or more of its net profits after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year.

The First National Bank of Shelby. The ability of a national bank to pay cash dividends is subject to 12 U.S.C. § 56, which states that no bank may pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses including losses and bad debts. The payment of dividends out of net profits of a national bank is further limited by 12 U.S.C. § 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank’s net profits of the preceding half-year, in the case of quarterly or semi-annual dividends, or the preceding two consecutive half-year periods, in the case of annual dividends, are transferred to the surplus fund before each dividend is declared.

Pursuant to 12 U.S.C. § 60(b), the approval of the OCC is required, if the total of all dividends declared by a national bank in any calendar year shall exceed the total of its net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The OCC has adopted guidelines indicating that a national bank, in assessing the payment of dividends, should evaluate the bank’s capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines. Thus, the payment of dividends by a national bank is also governed by its ability to maintain minimum required capital levels and an adequate allowance for loan and lease losses. Additionally, pursuant to 12 U.S.C. § 1818(b), the OCC may prohibit the payment of any dividend that would constitute an unsafe and unsound banking practice.

Additionally, in accordance with the requirements of the Formal Agreement with the OCC, FNB adopted a dividend policy that permits the declaration of a dividend only when FNB is in compliance with its approved capital program, when FNB is in compliance with 12 U.S.C. §§56 and 60, and after obtaining a written determination of no supervisory objection from the OCC.

DESCRIPTION OF BANK OF THE OZARKS, INC. CAPITAL STOCK

In this section, we describe the material features and rights of the Company’s capital stock after the merger. This summary is qualified in its entirety by reference to applicable Arkansas law and the Company’s articles of incorporation and bylaws. See “Where You Can Find More Information” on page 229.

General

The Company is authorized to issue 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value, none of which authorized shares of preferred stock is issued or outstanding. Each share of Company common stock has the same relative rights as, and is identical in all respects to, each other share of Company common stock.

As of March 31, 2013, there were 35,366,824 shares of common stock of the Company outstanding, no shares of common stock of the Company were held in treasury and 854,350 shares of common stock of the Company were reserved for issuance pursuant to the Company’s employee benefit and stock option plans. After giving effect to the merger on a pro forma basis assuming that shareholders of FNB elect to receive the minimum amount of stock consideration upon completion of the merger, approximately 36.1 million shares of Company common stock will be outstanding.

Common Stock

Dividends. Subject to certain regulatory restrictions, the Company can pay dividends from funds legally available if, as and when declared by its board of directors. Company dividends are generally provided through dividends from Bank of the Ozarks. Payments of dividends by Bank of the Ozarks are subject to limitations that are imposed by law and applicable regulations. The holders of common stock of the Company are entitled to receive and share equally in such dividends as may be declared by the board of directors of the Company out of funds legally available therefore. If the Company issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of the Company currently possess exclusive voting rights in the Company. They elect the Company’s board of directors and act on such other matters as are required to be presented to them under Arkansas law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If the Company were to issue preferred stock, holders of the preferred stock might also possess voting rights.

Liquidation. Subsequent to the merger, in the event of any liquidation, dissolution or winding up of Bank of the Ozarks, the Company, as holder of the subsidiary’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Bank of the Ozarks (including all deposit accounts and accrued interest thereon), all assets of Bank of the Ozarks available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of Company common stock in the event of liquidation or dissolution.

Preemptive Rights. The holders of common stock of the Company are not entitled to preemptive rights with respect to any shares that may be issued. The Company’s common stock is not subject to redemption.

Preferred Stock

Shares of Company preferred stock may be issued with such designations, powers, preferences and rights as the Company’s board of directors may from time to time determine. The Company’s board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN INFORMATION CONCERNING BANK OF THE OZARKS, INC.

General

The Company is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Arkansas. Its main office is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223 (telephone number: (501) 978-2265). The Company owns all of the outstanding stock of Bank of the Ozarks, an Arkansas state banking corporation.

At December 31, 2012, the Company had consolidated total assets of approximately $3.95 billion, total deposits of approximately $2.99 billion, and total common stockholders’ equity of approximately $524 million. Additional information about the Company is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information, on page 229.”

Recent Financial Results of the Company; Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to the Company is incorporated by reference or set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated into this document by reference. See “Where You Can Find More Information,” on page 229.

CERTAIN INFORMATION CONCERNING THE FIRST NATIONAL BANK OF SHELBY

General

FNB is a national banking association subject to the supervision and regulation of the OCC. Its main office is located at 106 South Lafayette Street, Shelby, North Carolina (telephone number: (704) 484-6200.

Business

First National Bank of Shelby, a national bank, began operations in 1874. The Bank is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans within its North Carolina lending area of Cleveland County, Gaston County, Lincoln County, Rutherford County and the surrounding counties.

At March 31, 2013, FNB had consolidated total assets of approximately $716 million, total deposits of approximately $608 million, and total common stockholders’ equity of approximately $85.8 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless the context requires otherwise, throughout this management’s discussion and analysis of financial condition and results of operations, “we,” “us,” “our,” “management,” and “Bank” refers to FNB and its management.

The following discussion and analysis identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

CRITICAL ACCOUNTING POLICIES

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and with general practices within the banking industry in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 to our Consolidated Financial Statements (Unaudited) for the three months ended March 31, 2013 and our Consolidated Financial Statements for the year ended December 31, 2012.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates and such differences could have a material impact on the carrying values of our assets and liabilities and our results of operations. Management has reviewed and approved these critical accounting policies and has discussed these policies with the Bank’s Audit Committee.

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of credit losses inherent in the loan portfolio. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectability of all or some portion of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

We have an established process to determine the adequacy of the allowance for loan losses that assesses the losses inherent in our portfolio. While we attribute portions of the allowance to specific portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio. Our allowance levels are influenced by loan volumes, loan grade migration or delinquency status, historic loss experience and other economic conditions.

The allowance consists of specific, general and unallocated components.

The specific component relates to impaired loans that are identified by analyzing loans classified as doubtful, substandard or a troubled debt restructuring. For loans that are classified as impaired, an allowance is established when the value of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include, but are not limited to, loan repayment pattern, source of repayment, and value of collateral. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan’s effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the marketplace or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

The general component relates to loans not individually evaluated for impairment under the specific component of the allowance and is based on historical loan loss experience adjusted for qualitative factors, such as loan to value exceptions, credit concentrations, past due status and non-accrual status.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated component incorporates external factors such as interest rates, unemployment rates and changes in gross domestic product and internal factors relating to underwriting and credit policy.

In conjunction with the changes in the current economic environment and as required by our Formal Agreement with the OCC, we have revised and updated our allowance for loan losses policy. Specifically, since December 31, 2011, we have modified our allowance methodology to calculate historical loss rates from annualized quarter end losses for each of the previous eight quarters. These historical loss rates are subsequently assigned equal weighting for each quarter. The Bank had previously calculated historical loss rates over a period of 20 quarters with descending weighting for each prior quarter. In addition, the Bank utilizes quarterly probability of default and loss given default analysis for the previous eight quarters to allocate historical loss rates and qualitative factors by risk category within each homogenous loan pool.

The objective of the revisions to the allowance for loan losses policy was to ensure that the Bank’s allowance methodology conformed to generally accepted accounting principles (GAAP) and complied with regulatory guidelines. A thorough review of interagency guidance, financial accounting standards and accounting standards updates was performed to identify elements necessary to meet compliance requirements.

Migration analysis and historical loss analysis of the Bank’s own loss history was conducted within each risk category for groups of loans with similar characteristics. The results of these analyses were used to establish an appropriate loss period to calculate annualized average loss rates. The effect of the historical loss rates for each group of similar loans is adjusted by current qualitative factors to appropriately reflect estimated credit losses. Additionally, measurable qualitative factors identified within interagency guidance were incorporated into the allowance calculation, and were based upon historical analysis of these factors relative to the Bank’s loss history. Adjusted historical loss rates are further allocated within the risk categories of each loan group according to probability and loss given default percentages derived from the historical loss analysis.

The established eight quarter loss period is based upon the consistency of the Bank’s loss history over the prior two year period, the results of impairment migration analysis within the Bank’s loan portfolio and industry observed loss periods for allowance models that incorporate probability of default methodology.

While management uses available information to identify, measure and provide for losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Fair Valuation of Financial Instruments

We use fair value measurements to record fair value adjustments to certain financial instruments required by GAAP to be accounted for at fair value and to determine fair value disclosures. Additionally, we may be required to record other assets at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write downs of individual assets. Further, we include in the Notes to the Consolidated Financial Statements information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used, and the related impact to income. Additionally, for financial instruments not recorded at fair value, we disclose the estimate of their fair value.

Fair value is defined as the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels of inputs that are used to classify fair value measurements are as follows:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments generally include securities traded on active exchange markets, such as the New York Stock Exchange, as well as securities that are traded by dealers or brokers in active over-the-counter markets. Instruments we classify as Level 1 are instruments that have been priced directly from dealer trading desks and represent actual prices at which such securities have traded within active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques, such as matrix pricing, for which all significant assumptions are observable in the market. Instruments we classify as Level 2 include securities that are valued based on pricing models using relevant observable information generated by transactions that have occurred in the market place and involve similar securities.

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Bank’s estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.

We attempt to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. Specifically, we use independent pricing services to obtain fair values based on quoted prices. Quoted prices are subject to our internal price verification procedures. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. Most of our financial instruments use Level 2 measurements, to estimate the fair value of the financial instrument. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.

The degree of management judgment involved in determining the fair value of an instrument is dependent upon the availability of quoted market prices or observable market parameters. For instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management’s judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. When significant adjustments are required to available observable inputs, it may be appropriate to utilize an estimate based primarily on unobservable inputs. When an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.

Significant judgment may be required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. If fair value measurement is based upon recent observable market activity of such assets or comparable assets (other than forced or distressed transactions) that occur in sufficient volume and do not require significant adjustment using unobservable inputs, those assets are classified as Level 2. If not, they are classified as Level 3. Making this assessment requires significant judgment.

Other-Than-Temporary Impairment Analysis

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Other debt securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable taxes, on securities classified as available for sale are reported in stockholders’ equity. We conduct other-than-temporary impairment (“OTTI”) analysis on a quarterly basis or more often if a potential loss-triggering event occurs. In estimating OTTI, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is initially recorded at the lower of cost or fair value less estimated costs of disposal at the date of foreclosure. Subsequent to the date of acquisition, it is carried at the lower of cost or fair value, adjusted for net selling costs. Fair values of real estate owned are reviewed at least annually or more frequently as conditions warrant and write downs are recorded when it is determined that the carrying value of real estate exceeds the fair value less estimated costs to sell. Revenue and expense from the operations of other real estate owned are included in noninterest expense.

Income Taxes

The Bank’s consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for the purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Bank believes that its income tax filing positions taken or expected to be taken on its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Bank’s financial condition, results of operations, or cash flow.

OVERVIEW

Like most community banks, we derive the majority of our income from interest received on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, including interest bearing deposits on which we pay interest as well as non-interest bearing deposits. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest earning assets, such as loans and investments, and the expense on our interest bearing liabilities, such as deposits and borrowings. Another key measure is the difference between the yield we earn on these interest earning assets and the rate we pay on our interest bearing liabilities, which is called our net interest spread.

There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses against our operating earnings for each period. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses, in this management’s discussion and analysis.

In addition to earning interest on our loans and investments, we earn income through fees and other services provided to our customers. We have also included a discussion of the various components of this noninterest income, as well as of our noninterest expense, in this management’s discussion and analysis.

Economic conditions, competition, and the monetary and fiscal policies of the federal government significantly affect most financial institutions, including the Bank. Lending and deposit activities and fee income generation are influenced by levels of business spending and investment, consumer income, consumer spending and savings, capital market activities, and competition among financial institutions, as well as customer preferences, interest rate conditions and prevailing market rates on competing products in our market areas.

Additionally, on June 8, 2011, the Bank entered into the Formal Agreement with the OCC. The Formal Agreement seeks to enhance the Bank’s existing practices and procedures in the areas of credit risk management, credit underwriting, liquidity, and funds management. In addition, the OCC has established Individual Minimum Capital Ratio (IMCR) levels of Tier 1 and total capital for the Bank that are higher than the minimum and well capitalized ratios applicable to all banks. Specifically, we must maintain total risk-based capital of at least 13%, Tier 1 capital of at least 12%, and a leverage ratio of at least 8.5%.

Effect of Economic Trends

The quarter ended March 31, 2013 continues to reflect the tumultuous economic conditions experienced in recent years which have negatively impacted the liquidity and credit quality of a significant number of financial institutions in the United States. Concerns regarding increased credit losses from the weakened economy have negatively affected capital and earnings of many financial institutions. Also, many financial institutions have experienced significant declines in the value of collateral for real estate loans, which have resulted in record levels of nonperforming assets, heightened credit losses, charge-offs and foreclosures.

Liquidity in the debt markets remains low in spite of efforts by U.S. Department of the Treasury and the Federal Reserve to inject capital into financial institutions, albeit the Bank did not participate in these programs. The federal funds rate set by the Federal Reserve has remained at 0.25% since December 2008, following a decline from 4.25% to 0.25% during 2008 through a series of seven rate reductions.

Financial institutions have experienced and will likely continue to experience competition for loans and earning assets in the form of more aggressive pricing and structures, which results in downward pressure on earning asset yields and consequently earnings and capital.

QUARTERLY RESULTS

Results of Operations

Net Interest Income and Margin

Our level of net interest income is determined by the level of earning assets, interest bearing liabilities, and the management of our net interest margin. For the three months ended March 31, 2013 and 2012, our net interest income was $4.8 million and $6.9 million, respectively. The decrease in net interest income during the first three months of 2013 compared to the same period in 2012 was primarily the result of the sale of higher yielding investment securities and the decrease in the size of our loan portfolio through a combination of early loan pay-offs and lack of loan demand, partially offset by a reduction in the cost of liabilities. In addition, average interest earning assets decreased $120 million while our average interest bearing liabilities decreased $113 million during the first three months of 2013 compared to the same period in 2012.

Our net interest margin was 2.64% for the first three months of 2013, a 68 basis point (“bps”) decrease from 3.32% for the same period in 2012. The decrease in net interest margin during the first three months of 2013 compared to the same time period in 2012 was primarily the result of a decrease in yields on earnings assets of 111 bps, partially offset by a decrease in costs of interest bearing liabilities of 49 bps. While we do not expect our loan yields to change significantly in the near future, we do anticipate our future deposit costs will decrease as we have approximately $38 million of retail certificates of deposit at a weighted-average rate of 0.60% scheduled to mature and reprice in the second quarter of 2013. Also, during the first quarter of 2013, due to low yield opportunities in the securities market, lack of loan demand, our existing high cost wholesale funding and in anticipation of the business combination, the Bank executed balance sheet deleveraging transactions totaling $104 million by using excess interest bearing cash to prepay/unwind all FHLB-Atlanta advances ($61.5 million) and structured repurchase agreements ($42.5 million). In doing so, the Bank also unwound all interest rate swaps with a notional value of $34 million. The prepay/unwind penalties of $10.5 million associated with these transactions were recorded as noninterest expense during the first quarter of 2013 and consisted of $4.3 million in FHLB advance prepayment penalties, $694 thousand in interest rate swap unwind fees, and $5.4 million in structured repurchase agreements unwind fees. To mitigate a portion of the loss and to preserve capital, we also sold available-for-sale securities of $41.5 million, realizing a gain of $1.4 million. These transactions should provide significant interest costs savings and should improve net interest margin.

Interest income for the three months ended March 31, 2013 and 2012 was $6.5 million and $9.8 million, respectively. During the first three months of 2013, 89% of our interest income related to interest on loans and 11% related to interest on investments, compared to the first three months of 2012, when 73% of our interest income related to interest on loans and 27% related to interest on investments.

Interest expense for the three months ended March 31, 2013 and 2012 was $1.7 million and $2.9 million, respectively. The decrease in deposit interest expense during the first three months of 2013 compared to the same period in 2012 relates primarily to the decrease in the average balance of interest bearing deposits from $569 million for the first quarter of 2012 to $536 million for the same period in 2013, as well as a decline in average rates on interest bearing deposits of 27 bps in the first quarter of 2013 compared to the same period in 2012. Interest expense on borrowings decreased in the first quarter of 2013 compared to the same period in 2012 due primarily to the above mentioned balance sheet deleverage transaction, where the average balance of borrowings decreased from $121 million in the first three months of 2012 to $41 million in the same period of 2013. Interest expense on deposits for the three months ended March 31, 2013 and 2012 represented 77% and 62%, respectively, of total interest expense, while interest expense on other borrowings represented 23% and 38%, respectively, of total interest expense.

The following table sets forth information related to our average balance sheets, average yields on assets, and average rates of liabilities at March 31, 2013 and 2012. We derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. Yields on investment securities include amortization of premiums and accretion of discounts as an adjustment to yield. Nonaccrual loans are included in earning assets in the following tables and the average balance of loans includes loans on nonaccrual status. The net of capitalized loan costs and fees are amortized into interest income on loans.

Average Balances, Income and Expenses, Yields and Rates

	For the Three Months Ended March 31,
	2013			2012
	Average Balance	Income/ Expense	Yield/ Rate(1)(2)	Average Balance	Income/ Expense	Yield/ Rate(1)(2)
	(Dollars in thousands)
Interest earning assets
Federal funds sold	$88,225	$45	0.21%	$29,847	$8	0.11%
Securities	171,330	614	1.45%	301,927	2,662	3.68%
Federal Bank Stock	2,943	29	4.00%	6,129	24	1.57%
Loans	470,184	5,783	4.99%	514,762	7,117	5.58%

Total earning assets	732,682	6,471	3.58%	852,665	9,811	4.69%
Non earning assets	43,915			48,217

Total assets	$776,597			$900,882

Interest bearing liabilities
NOW accounts	$150,762	$38	0.10%	$140,689	$73	0.21%
Savings & money market	92,404	38	0.17%	91,957	63	0.28%
Time deposits	225,890	1,009	1.81%	256,622	1,351	2.12%
Wholesale time deposits	42,883	239	2.27%	61,863	306	1.99%
Collateralized customer deposits	24,476	5	0.08%	18,038	5	0.11%

Total deposits	536,415	1,329	1.00%	569,169	1,798	1.27%
FHLB advances	25,967	231	3.60%	78,249	652	3.35%
Repurchase agreements	14,611	150	4.16%	42,500	455	4.31%

Total interest bearing liabilities	576,993	1,710	1.20%	689,918	2,905	1.69%
Non interest bearing liabilities	109,866			109,133
Stockholders’ equity	89,738			101,831

Total liabilities and stockholders’ equity	$776,597			$900,882

Net interest spread			2.38%			3.00%
Net interest income/margin		$4,761	2.64%		$6,906	3.32%

(1)	Annualized for the three month period.
(2)	Fully tax-equivalent basis at 35% tax rate for nontaxable securities.

The decline in income on our interest earning assets during the first three months of 2013 compared to the same period in 2012 was driven primarily by a lack of loan demand as the average balance of loans outstanding decreased $45 million, or 8.7%, for the first three months of 2013 compared to the same time period in 2012. Additionally, the average balance of investment securities decreased $131 million, or 43.3%, for the first three months of 2013 compared to 2012. Not only did the average balances decline, but yields on earning assets fell as assets repriced at market rates which were at historic lows. The yield on loans fell from 5.58% in the first three months of 2012 to 4.99% in the same period in 2013, a decline of 59 bps. The yield on investment securities decreased from 3.68% in the first three months of 2012 to 1.45% in 2013 as prepayment speeds on mortgage-backed securities increased as market rates continued to decline and these securities were replaced at lower yields. In addition, as investment securities in our portfolio with unrealized gains were sold, the purchase of replacement securities yielded lower rates than did the securities sold.

Interest expense also decreased during the first three months of 2013 compared to 2012 due to lower rates on our interest bearing liabilities. Our average interest bearing liabilities decreased by $113 million during the first three months of 2013 compared to the same time period of 2012. Additionally, the rates on interest bearing liabilities decreased 49 bps in the first three months of 2013 compared to the same period in 2012. During the first three months of 2013 and 2012, our interest bearing liabilities continued to reprice downward. At March 31, 2013 the balances of our FHLB-Atlanta advances and structured repurchase agreements were $0 as a result of the prepayment/unwind of such advances and structured repurchase agreements during the first quarter of 2013. At March 31, 2012, our structured repurchase agreements of $42.5 million and approximately $20 million of our FHLB-Atlanta advances were at fixed interest rates, with the remaining FHLB-Atlanta advances of $41.5 million at variable interest rates. At March 31, 2012, $34 million of our variable rate FHLB-Atlanta advances were part of an interest rate swap agreement converting the variable rate borrowings to fixed rate.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following table sets forth the effect which the varying levels of interest earning assets and interest bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Three Months Ended March 31, 2013 Over Three Months Ended March 31, 2012
	Volume	Yield / Rate	Net Change
	(Dollars in thousands)
Increase (decrease) in:
Interest income:
Federal funds sold	$30	$7	$37
Securities	(388)	(1,660)	(2,048)
Federal Bank Stock	(32)	37	5
Loans	(585)	(749)	(1,334)

Total interest income	(975)	(2,365)	(3,340)

Interest expense:
NOW accounts	3	(38)	(35)
Savings & money market	—	(25)	(25)
Time deposits	(152)	(190)	(342)
Wholesale time deposits	(110)	43	(67)
Collateralized customer deposits	—	—	—

Sub-total deposit interest expense	(259)	(210)	(469)

FHLB advances	(467)	46	(421)
Repurchase agreements	(289)	(16)	(305)

Total interest expense	(1,015)	(180)	(1,195)

Increase (decrease) net interest income	$40	$(2,185)	$(2,145)

Provision for Loan Losses

We have established an allowance for loan losses through a provision charged as an expense on our statements of operations. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Balance Sheet Review – Allowance for Loan Losses” for a description of the factors we consider in determining the provision necessary to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses.

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands)
Balance, beginning of quarter	$15,314	$17,439
Provision	(780)	1,735
Loan charge-offs	(370)	(1,870)
Loan recoveries	646	135

Balance, end of quarter	$14,810	$17,439

At March 31, 2013, the allowance for loan losses was 3.17% of total loans as compared to 3.42% at March 31, 2012. The $14.8 million allowance for loan losses at March 31, 2013 is a $2.6 million reduction as compared to the allowance for loan losses at March 31, 2012. This reduction is a function of both the lower level of charge-offs that occurred during the first three months of 2013 and a reduction of specific reserves on impaired loans. During the first quarter of 2013, we charged-off $370 thousand in loans, while recoveries on loans previously charged off were $646 thousand, a net positive adjustment of $276 thousand. Additionally, there were $384 thousand in reductions to specific reserves on impaired loans during the three months ended March 31, 2013 as compared to March 31, 2012.

At March 31, 2013 and 2012, the allowance for loan losses represented 34% and 42% respectively of the amount of nonperforming loans. A significant portion of nonperforming loans are secured by real estate, 95% at March 31, 2013 and 94% at March 31, 2012. As a result of recognizing impairment charges on our impaired loans to record such at estimated fair value, the carrying value of our nonperforming loans was approximately 82% of their unpaid principal balance at March 31, 2013 and approximately 81% at March 31, 2012.

Noninterest Income

The following table sets forth information related to our noninterest income.

	Three Months Ended March 31,
	2013	2012	Yr over Yr
	(Dollars in thousands)
Service charges	$758	$857	$(99)
Trust Income	326	352	(26)
Mortgage banking income	186	337	(151)
Net gain (loss) on sale of securities	—	36	(36)
Other	529	339	190
Other than temporary impairment losses	—	(67)	67

Total noninterest income	$1,799	$1,854	$(55)

Noninterest income decreased $55 thousand from $1.85 million for the first quarter of 2012 to $1.80 million for the first quarter of 2013. The decrease in total noninterest income during the first quarter of 2013 compared to the first quarter of 2012 resulted primarily from the $151 thousand decrease in mortgage banking income and the $99 thousand decrease in service charges. These decreases were partially offset by other income which increased $190 thousand for the first quarter of 2013 compared to 2012, due to income from a Small Business Investment Company (SBIC) fund.

The Dodd-Frank Act calls for limits on interchange transaction fees that banks receive from merchants via card networks like Visa, Inc. and MasterCard, Inc. when a customer uses a debit card. In June 2011, the Federal Reserve approved the final rule which caps an issuer’s base fee at 21 cents per transaction and allows an additional 5 basis point charge per transaction to help cover fraud losses. Although the rule technically does not apply to institutions with less than $10 billion in assets, such as the Bank, there is concern that the price controls may harm community banks as they are pressured by the marketplace to lower their own interchange rates. Our interchange fee income is included in service charges and was $265 thousand and $285 thousand for the three months ended March 31, 2013 and 2012, respectively.

Noninterest Expenses

The following table sets forth information related to our noninterest expenses.

	Three Months Ended March 31,
	2013	2012	Yr over Yr
	(Dollars in thousands)
Compensation and benefits	$2,757	$2,965	$(208)
Federal and other insurance premiums	260	300	(40)
Occupancy	268	266	2
Equipment rentals, depreciation and maintenance	500	492	8
FHLB advance prepayment penalties	4,350	—	4,350
Interest rate swap unwind fees	694	—	694
Structured repurchase agreements unwind fees	5,415	—	5,415
Other	1,878	1,565	313

Total noninterest expenses	$16,122	$5,588	$10,534

Noninterest expense was $16.1 million for the three months ended March 31, 2013, a $10.5 million, or 188%, increase from noninterest expense of $5.6 million for the three months ended March 31, 2012. The increase was primarily due to the $10.5 million of costs incurred in the prepayment/unwinding of all FHLB-Atlanta advances, structured repurchase agreements, and interest rate swaps.

Our efficiency ratio was 245.76% and 63.79% for the three months ended March 31, 2013 and 2012, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing noninterest expense by the sum of net interest income and noninterest income. Based on this calculation, we spent $2.46 on average to earn each $1.00 of revenue during the three months ended March 31, 2013 compared to $0.64 spent on average to earn each $1.00 of revenue during the same period in 2012. The negative trend in efficiency ratios is related to the termination/unwinding of FHLB advances, structured repurchase agreements and interest rate swaps.

While total noninterest expense increased during the three months ended March 31, 2013 compared to the same period in 2012, compensation and benefits decreased $208 thousand, or 7.0%, during the first quarter of 2013 compared to the first quarter of 2012, primarily due to a reduction in personnel primarily through staff attrition. The number of full-time equivalents at March 31, 2013 was 182 compared to 193 at March 31, 2012, a 5.7% reduction in full-time equivalents.

Occupancy expenses remained flat at $268 thousand for the first quarter of 2013 compared to $266 thousand for the first quarter of 2012.

Insurance expenses decreased $40 thousand, or 13.3%, for the three months ended March 31, 2013 compared to the same period in 2012 primarily due to a reduction in the FDIC quarterly assessments, which resulted from a declining assessment base comprised of average consolidated total assets and average tangible equity.

BALANCE SHEET REVIEW

At March 31, 2013, we had total assets of $716 million, consisting principally of $450 million in net loans (excluding loans held for sale), $167 million in investments (excluding Federal bank stock), and $48 million in cash and cash equivalents. Our liabilities at March 31, 2013 totaled $630 million, consisting principally of $608 million in deposits and $21 million related to collateralized customer deposits. At March 31, 2013, our stockholders’ equity was $85.8 million.

During the fourth quarter of 2012, our board of directors began various actions and negotiations to sell the Bank. As part of this decision to engage in a business combination, we sold $79 million of held-to-maturity investment securities at a realized loss of $4.2 million. To mitigate a portion of the loss and to preserve capital, we also sold available-for-sale securities of $41.5 million, realizing a gain of $1.4 million. Due to this intent to enter into a business combination and since the majority of the held-to-maturity securities were sold, we transferred the remaining held-to-maturity security, recorded at $2.9 million, to available-for-sale, as our intent to hold this security to maturity was no longer part of our strategic plan.

The cash received from these investment sales totaled $122.8 million, but the proceeds were not immediately reinvested while we considered an alternative strategy of prepaying high cost wholesale funding liabilities. In the first quarter of 2013, due to low yield opportunities in the securities market and lack of loan demand and in anticipation of the business combination, we executed balance sheet deleveraging transactions totalling $104 million by using excess interest bearing cash to prepay/unwind all FHLB-Atlanta advances ($61.5 million) and structured repurchase agreements ($42.5 million). In doing so, we also unwound all interest rate swaps with a notional value of $34 million. Although, we incurred prepay/unwind penalties of $10.5 million, consisting of $4.3 million in FHLB advance prepayment penalties, $694 thousand in interest rate swap unwind fees, and $5.4 million in structured repurchase agreements unwind fees, that were recorded as noninterest expense, we believe these transactions should provide significant interest cost savings and should improve our net interest margin.

Investment Securities (excluding Federal bank stock)

At March 31, 2013, the $167 million in our investment securities portfolio, all of which was classified as available for sale, represented approximately 23% of our total assets. Our investment portfolio consisted of mortgage-backed securities with a fair value of $167 million and an amortized cost of $170 million for an unrealized loss of $3 million.

The amortized costs and the fair value of our investments are as follows.

	March 31,
	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. government agency securities	$—	$—	$1,518	$1,618
State and political subdivisions	—	—	21,296	22,424
Mortgage-backed securities	170,073	167,404	184,349	187,165
Corporate	—	—	—	—

Total	$170,073	$167,404	$207,163	$211,207

Held to Maturity
Collateralized debt securities	$—	$—	$14,825	$5,259
Mortgage-backed securities	—	—	75,402	81,887

Total	$—	$—	$90,227	$87,146

December 31, 2012
	Amortized Cost	Fair Value
(Dollars in thousands)
Available for Sale
U.S. government agency securities	$—	$—
State and political subdivisions	—	—
Mortgage-backed securities	179,456	178,888
Corporate	—	—

Total	$179,456	$178,888

Held to Maturity
Collateralized debt obligations	$—	$—
Mortgage-backed securities	—	—

Total	$—	$—

Contractual maturities and yields on our investments are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At March 31, 2013, we had no securities with a maturity of less than one year.

	March 31, 2013
	One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available for sale
Mortgage-backed securities	$1,116	4.175%	$17,918	2.470%	$148,370	1.463%	$167,404	1.587%

Total	$1,116	4.175%	$17,918	2.470%	$148,370	1.463%	$167,404	1.587%

At March 31, 2013, the Bank had 28 individual investments that were in an unrealized loss position for less than 12 months. At December 31, 2012, the Bank had 19 individual investments that were in an unrealized loss position for less than 12 months. The unrealized losses were attributable to changes in interest rates, rather than deterioration in credit quality.

At March 31, 2013 and December 31, 2012, there were no material individual investments that were in an unrealized loss position for greater than 12 months. At March 31, 2012, the Bank had 13 individual investments that were in an unrealized loss position for greater than 12 months. The unrealized losses were concentrated in the Bank’s private label collateralized mortgage obligations and collateralized debt obligations. The Bank engaged a third party to review the securities for impairment quarterly. As of March 31, 2012, the review substantially indicated that the losses were temporary and the Bank had the intent and ability to hold the securities until their maturity, thus collecting all remaining contractual cash flows. For the three months ended March 31, 2012, the Bank recognized other-than-temporary impairment of $67 thousand.

	March 31, 2012
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Dollars in thousands)
Available for Sale:
Mortgage-backed Securities	$20,680	$268	$9,286	$520	$29,966	$788

Total available for sale	20,680	268	9,286	520	29,966	788

Held to Maturity:
Mortgage-backed securities	87	23	—	—	87	23
Collateralized debt obligations	—	—	14,825	9,566	14,825	9,566

Total held to maturity	87	23	14,825	9,566	14,912	9,589

Total	$20,767	$291	$24,111	$10,086	$44,878	$10,377

The Bank considers the length of time and extent to which the fair value of available-for-sale debt securities have been less than cost to conclude that such securities were not other-than-temporarily impaired. We also consider other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As the Bank has no intent to sell these securities with unrealized losses and it is not more-likely-than-not that the Bank will be required to sell these securities before recovery of amortized cost, we have concluded that the securities are not impaired on an other-than-temporary basis.

Other investments are comprised of the following and are recorded at cost which approximates fair value.

	March 31,
	2013	2012
	(Dollars in thousands)
Federal Reserve Bank stock	$360	$360
Federal Home Loan Bank stock	1,025	5,769

Total	$1,385	$6,129

December 31, 2012
(Dollars in thousands)
Federal Reserve Bank stock	$360
Federal Home Loan Bank stock	4,115

Total	$4,475

Concentrations. The following tables summarize issuer concentrations of collateralized mortgage obligations for which aggregate fair values exceed 10% of shareholder’s equity at March 31, 2013 and December 31, 2012.

As of March 31, 2013

Issuer	Aggregate amortized cost	Aggregate fair value	Fair value as a % of shareholders’ equity
	(Dollars in thousands)
Federal Home Loan Mortgage Corporation	$33,726	$32,136	37.4%
Federal National Mortgage Association	25,191	24,669	28.7%

As of December 31, 2012

Issuer	Aggregate amortized cost	Aggregate fair value	Fair value as a % of shareholders’ equity
	(Dollars in thousands)
Federal Home Loan Mortgage Corporation	$35,234	$25,974	27.2%
Federal National Mortgage Association	25,752	34,384	36.0%

The following tables summarize issuer concentrations of other mortgage-backed investments securities for which fair values exceed 10% of shareholder’s equity at March 31, 2013 and December 31, 2012.

As of March 31, 2013

Issuer	Aggregate amortized cost	Aggregate fair value	Fair value as a % of shareholders’ equity
	(Dollars in thousands)
Federal Home Loan Mortgage Corporation	$38,411	$38,166	44.5%
Federal National Mortgage Association	55,645	55,320	64.4%
Government National Mortgage Association	10,410	10,464	12.2%

As of December 31, 2012

Issuer	Aggregate amortized cost	Aggregate fair value	Fair value as a % of shareholders’ equity
	(Dollars in thousands)
Federal Home Loan Mortgage Corporation	$40,153	$40,093	42.0%
Federal National Mortgage Association	57,510	57,562	60.3%
Government National Mortgage Association	12,305	12,353	12.9%

Loans

Since loans typically provide higher interest yields than other types of interest earning assets, a substantial percentage of our earning assets are invested in our loan portfolio. Average loans for the three months ended March 31, 2013 and 2012 were $470 million and $515 million, respectively. Average loans for the year ended December 31, 2012 were $492 million. Before allowance for loan losses, total loans outstanding (excluding loans held for sale) at March 31, 2013, December 31, 2012, and March 31, 2012 were $464 million, $473 million, and $506 million, respectively.

The principal component of our loan portfolio is loans secured by real estate mortgages. Our real estate loans are secured by residential or commercial property. We originate traditional long term residential mortgages, but the majority are sold into the secondary market. We originate traditional second mortgage residential real estate loans and variable rate home equity lines of credit. We obtain a security interest in loans collateralized by real estate whenever possible, and other collateral where appropriate. Generally, we limit the loan-to-value ratio on loans we make to 85%. We attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

The following table summarizes the composition of our loan portfolio, excluding loans held for sale.

	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Construction and Land	$41,742	8.99%	$43,700	9.24%	$55,333	10.92%
Owner Occupied Commercial RE	141,064	30.40%	144,036	30.45%	141,092	27.85%
Non Owner Occupied Commercial RE	53,978	11.58%	55,743	11.78%	63,898	12.61%
1-4 Family Residential	100,352	21.66%	97,765	20.67%	100,128	19.76%
Multifamily	22,113	4.76%	22,105	4.67%	28,639	5.65%
Home Equity Lines of Credit	44,504	9.58%	46,964	9.93%	49,556	9.78%
Commercial	43,917	9.22%	45,051	9.52%	48,356	9.28%
Consumer	8,491	1.83%	9,353	1.98%	11,516	2.27%
All Other	8,454	1.98%	8,341	1.76%	8,164	1.88%

Total Loans	464,615		473,058		506,682
Less-deferred loan fees	188		169		267
Less-allowance for loan losses	14,810		15,314		17,439

Total loans, net	$449,617		$457,575		$488,976

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, excluding loans held for sale, by type and related interest rate characteristics. The information in this table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	March 31, 2013
	One year or less	After one but within five years	After five years	Total
	(Dollars in thousands)
Construction and land	$15,996	$17,431	$8,315	$41,742
Owner occupied commercial RE	25,190	89,847	26,027	141,064
Non owner occupied commerical RE	9,662	41,997	2,319	53,978
1-4 family residential	16,547	51,046	32,759	100,352
Multifamily	1,361	19,335	1,417	22,113
Home equity line of credit	95	4,317	40,092	44,504
Commercial	14,397	26,263	3,257	43,917
Consumer	1,462	5,998	1,031	8,491
All other	1,221	5,257	1,976	8,454

Total Loans	$85,931	$261,491	$117,193	$464,615

Loans maturing – after one year with
Fixed interest rates				$256,985
Floating interest rates				121,699

Allowance for Loan Losses

At March 31, 2013 and March 31, 2012, the allowance for loan losses was $14.8 million and $17.4 million, respectively, or 3.17% and 3.42% of total loans, respectively. The decrease in the allowance for loan losses is a result of a reduction of the size of the loan portfolio, as well as the reduction in specific reserves on impaired loans. Our net charge-offs decreased by $2.0 million during the first quarter of 2013 compared to the same period in 2012. See the discussion of our critical accounting policies above and Note 3 to the Consolidated Financial Statements for the three months ended March 31, 2013 for more information on our allowance for loan losses.

The following table summarizes the activity related to our allowance for loan losses for the three months ended March 31, 2013 and 2012.

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands)
Balance, beginning of period	$15,314	$17,439
Provision for loan losses	(780)	1,735
Loan Charge-offs:
Construction and land	84	186
Owner Occupied commercial RE	6	207
Non-Owner occupied commerical RE	—	21
1-4 Family residential	116	866
Multifamily	—	—
Home Equity Lines of credit	57	278
Commercial	92	264
Consumer	15	48
All other	—	—

Total Loan Charge-offs	370	1,870

Loan recoveries:
Construction and land	442	18
Owner Occupied commercial RE	5	17
Non-Owner occupied commerical RE	—	1
1-4 Family residential	97	4
Multifamily	—	1
Home Equity Lines of credit	23	10
Commercial	66	60
Consumer	13	24
All other	—	—

Total Recoveries	646	135

Net Loan charge-offs	(276)	1,735

Balance, end of period	$14,810	$17,439

Allowance for loan losses to gross loans	3.17%	3.42%
Net charge-offs to average loans	(0.06)%	0.34%

The following table summarizes the activity related to our allowance for loan losses for the year ended December 31, 2012.

December 31, 2012
(Dollars in thousands)
Balance, beginning of year	$17,439
Provision for loan losses	8,233
Loan charge-offs:
Construction and land	3,034
Owner occupied commercial RE	2,159
Non-owner occupied commercial RE	1,450
1-4 family residential	2,919
Multifamily	199
Home equity lines of credit	675
Commercial	551
Consumer	105
All other	—

Total loan charge-offs	11,092

Loan recoveries:
Construction and land	277
Owner occupied commercial RE	133
Non-owner occupied commercial RE	4
1-4 family residential	78
Multifamily	—
Home equity lines of credit	30
Commercial	148
Consumer	64

Total recoveries	734

Net loan charge-offs	10,358

Balance, end of year	$15,314

Allowance for loan losses to gross loans	3.23%
Net charge-offs to average loans	2.11%

Nonperforming Assets

The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and gross loans at March 31, 2013, December 31, 2012, and March 31, 2012. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when we believe, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction in principal when received.

	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Construction and land	$5,914	$5,810	$9,794
Owner occupied commercial RE	5,139	4,972	5,381
Non owner occupied comercial RE	2,624	2,916	4,023
1-4 family residential	6,856	7,388	9,595
Multifamily	1,652	1,658	1,740
Home equity lines of credit	1,761	1,326	1,258
Commercial	1,506	1,751	1,546
Consumer	174	205	178
Nonaccruing troubled debt restructurings	17,170	21,547	8,189

Total nonaccrual loans including nonaccruing TDRs	42,796	47,573	41,704
Other real estate owned	3,330	3,641	3,593

Total nonperforming assets	$46,126	$51,214	$45,297

Nonperforming assets to total assets	6.44%	6.00%	5.09%
Nonperforming loans to total loans	9.17%	10.03%	8.19%

Total loans over 90 days past due	$15,480	$14,983	$17,782
Loans over 90 days past due and still accruing	$188	54	$88
Accruing troubled debt restructurings	$6,280	20,233	$3,890

At March 31, 2013, nonperforming assets were $46 million, or 6.44% of total assets, and nonperforming loans were 9.17% of total loans. Comparatively, at December 31, 2012, nonperforming assets were $51 million, or 6.00% of total assets, and nonperforming loans were 10.03% of total loans. Comparatively, at March 31, 2012, nonperforming assets were $45 million, or 5.09% of total assets, and nonperforming loans were 8.19% of total loans. Nonaccrual loans decreased $4.8 million to $42.8 million at March 31, 2013 from $47.6 million at December 31, 2012 due to the shrinkage of the Bank’s loan portfolio. Nonaccrual loans increased $1 million to $42.8 million at March 31, 2013 from $41.7 million at March 31, 2012. The amount of foregone interest income on the nonaccrual loans for the three months ended March 31, 2013 and 2012 was approximately $614 thousand and $653 thousand, respectively. The amount of foregone interest income on the nonaccrual loans for the year ended December 31, 2012 was $2.6 million.

During the three months ended March 31, 2013, we added $1.7 million or 24 new loans to nonaccrual while removing or charging off $6.5 million, a decrease in nonaccrual loans of $4.8 million, or 10.0% as compared to the year ended December 31, 2012, and an increase in nonaccrual loans of $1.1 million, or 2.6% as compared to the three months ended March 31, 2012. During the three months ended March 31, 2013, total loans decreased $8.4 million, or 1.8%, compared to December 31, 2012. During the twelve months ended March 31, 2013, total loans decreased $42.1 million, or 8.3%, compared to March 31, 2012. This year-over-year decrease resulted in a disproportionate effect on the percentage of nonaccrual loans and impaired loans as a percentage of total loans.

At March 31, 2013, impaired loans totaled $49.8 million of which, $11.7 million had a specific allowance allocation of approximately $2.4 million, or 5.49% of loans individually evaluated for impairment. During the three months ended March 31, 2013, the average recorded investment in impaired loans was $50.2 million. At December 31, 2012, impaired loans totaled $50.3 million, of which $8.2 million had a specific allowance allocation of approximately $2.0 million, or 4.65% of loans individually evaluated for impairment. During the year ended December 31, 2012, the average recorded investment in impaired loans was approximately $54.8 million. At March 31, 2012, impaired loans totaled $47.8 million, of which $15.5 million of these impaired loans had a specific allowance allocation of $2.8 million, or 7.04% of loans individually evaluated for impairment. During the three months ended March 31, 2012, the average recorded investment in impaired loans was approximately $48.4 million.

Other nonperforming assets include other real estate owned. These assets decreased to $3.3 million at March 31, 2013 from $3.6 million at December 31, 2012 and March 31, 2012. During the first quarter of 2013, we sold seven properties for approximately $692 thousand and recognized a $56 thousand gain on the sales. In addition we added three properties totaling $328 thousand to other real estate owned during the first quarter of 2013, and recorded no write downs on other real estate properties owned. The balance at March 31, 2013 includes five commercial properties totaling $460 thousand and 52 residential real estate properties totaling $3.2 million. We believe that these properties are appropriately valued at the lower of cost or market as of March 31, 2013.

As a general practice, most of our loans are originated with relatively short maturities of five years or less. When a loan reaches its maturity we frequently renew the loan, thereby extending its maturity. Such renewals and extensions are made in accordance with our existing credit policy, using appropriate credit standards and are based upon updated financial information on the borrower. Nonperforming loans are renewed at terms generally consistent with the ultimate source of repayment and appropriate rates. In these cases, the Bank will seek additional credit enhancements, such as additional collateral or additional guarantees to further protect the loan. When a loan is no longer performing in accordance with its stated terms, the Bank will typically seek performance under the guarantee.

At March 31, 2013, approximately 87% of our loans were collateralized by real estate, and over 95% of our impaired loans were secured by real estate. The Bank utilizes third party appraisers to determine the fair value of collateral dependent loans. Our current loan and appraisal policies require the Bank to obtain updated appraisals on an annual basis, either through a new external appraisal or an internal appraisal evaluation. Impaired loans are individually reviewed on a monthly basis to determine the level of impairment. As of March 31, 2013, we do not have any impaired loans carried at a value in excess of the appraised value. We typically record a charge-off or create a specific reserve for impaired loans when we do not expect repayment to occur as agreed upon under the original terms of the loan agreement.

The Bank considers a loan to be a troubled debt restructuring (TDR) when the debtor experiences financial difficulties and the Bank provides concessions on the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of our workout plan for individual loan relationships, we may restructure loan terms to assist borrowers facing challenges in the current economic environment. As of March 31, 2013, we determined that we had loans totaling $6.3 million, which we considered accruing TDRs. As of December 31, 2012 and March 31, 2012, we had loans totaling $20.2 million and $3.9 million, respectively, which we considered accruing TDRs. See Note 3 to the Consolidated Financial Statements (Unaudited) for the three months ended March 31, 2013 for additional information on TDRs.

Deferred Tax Assets

At March 31, 2013 December 31, 2012 and March 31, 2012, respectively, deferred tax assets before any valuation allowance totaled $18.4 million $14.5 million and $13.6 million. Realization of deferred tax assets is dependent upon future taxable income within the carry forward periods of 20 years available under tax law as well as any taxable income available within the carry back periods of 2 years. As of March 31, 2013 and December 31, 2012, management’s projections of future earnings did not support with sufficient certainty the ability to fully utilize all deferred tax assets within the next three years. Accordingly, management concluded it was appropriate to establish an additional valuation allowance of $3.4 million and $3.9 million for deferred tax assets at March 31, 2013 and December 31, 2012, respectively. The total deferred tax asset valuation allowance as of March 31, 2013, December 31, 2012 and March 31, 2012 was $7.3 million $3.9 million, and $0, respectively.

Deposits and Other Interest Bearing Liabilities

Our primary source of funds for loans and investments are our deposits, advances from the FHLB-Atlanta, and structured repurchase agreements. In the past, we have chosen to obtain a portion of our certificates of deposits from areas outside of our market in order to obtain longer term deposits than are readily available in our local market. In accordance with our Formal Agreement with the OCC, we have adopted guidelines regarding our use of brokered certificates of deposit that limit our brokered certificates of deposit to 25% of total deposits at terms that are consistent with our current interest rate risk profile. In addition, we do not obtain deposits through the Internet. These guidelines allow us to take advantage of the attractive terms that wholesale funding can offer while mitigating a large portion of the related inherent risk.

Our retail deposits represented $580 million, or 95% of total deposits, at March 31, 2013, while our out-of-market, or brokered, deposits represented $28 million, or 5% of our total deposits. At December 31, 2012, retail deposits represented $603.2 million, or 94% of total deposits and brokered deposits were $38.2 million, or 6% of our total deposits. At March 31, 2012, retail deposits represented $622 million, or 94% of our total deposits and brokered deposits were $38 million, representing 6% of our total deposits. Our loan-to-deposit ratio was 76.77%, 73.97% and 77.20% at March 31, 2013, December 31, 2012, and March 31, 2012, respectively.

The following table shows the average balance amounts and the average rates paid on deposits held by us as of the dates indicated.

	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Noninterest bearing demand deposits	$108,318	0.00%	$106,299	—%	$106,682	0.00%
Interest bearing demand deposits	150,762	0.10%	147,937	0.17%	140,689	0.21%
Money market accounts	59,941	0.23%	61,455	0.33%	60,140	0.39%
Savings accounts	32,464	0.05%	32,311	0.05%	31,817	0.05%
Collateralized customer deposits	24,476	0.08%	16,010	0.08%	18,038	0.07%
Time deposits less than $100,000	99,490	1.45%	108,626	1.61%	112,676	1.72%
Time deposits greater than $100,000	169,282	2.14%	191,834	2.25%	205,809	2.29%

Total Average Deposits	$644,733	0.83%	$664,472	0.98%	$675,851	1.07%

Core deposits, which exclude out-of-market deposits and time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $447 million, $427 million, and $461 million at March 31, 2013, December 31, 2012, and March 31, 2012, respectively.

All of our time deposits are certificates of deposits. The maturity distribution of our time deposits of $100,000 or more is as follows:

	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Three months or less	$19,500	$26,755	$26,382
Over three through six months	15,267	16,272	28,556
Over six through twelve months	36,127	22,410	30,025
Over twelve months	89,905	110,743	114,205

Total	$160,799	$176,180	$199,168

The Dodd-Frank Act permanently raised the standard maximum deposit insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Short-Term Borrowings

For the three months ended March 31, 2013, the year ended December 31, 2012, and the three months ended March 31, 2012, the Bank had no short-term borrowings for which the average balance outstanding during the period was 30% or greater of stockholders’ equity.

Capital Resources

Total stockholders’ equity was $85.8 million at March 31, 2013 and $95.5 million at December 31, 2012. The $9.7 million decrease during the first quarter of 2013 is primarily related to the net loss of $8.8 million during the first quarter of 2013, due in large part to the execution of the balance sheet deleveraging transactions in anticipation of the business combination which resulted in the $10.5 million in costs incurred from prepaying/unwinding all FHLB-Atlanta advances, structured repurchase agreements, and interest rate swaps.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the three months ended March 31, 2013 and 2012. Cash dividends were suspended beginning in 2010.

	Three Months Ended March 31,
	2013	2012
Return on average assets	(4.59)%	0.45%
Return on average equity	(39.69)%	3.96%
Dividend Payout ratio	—	—
Average equity to average assets ratio	11.56%	11.30%
Common equity to assets ratio	11.98%	11.40%

Our annualized return on average assets was (4.59)% for the three months ended March 31, 2013 and 0.45% for the three months ended March 31, 2012. In addition, our annualized return on average equity was (39.69)% for three months ended March 31, 2013 compared to 3.95% for the same period in 2012. The average equity to average assets ratio increased from 11.30% at March 31, 2012 to 11.56% at March 31, 2013, related primarily to the decrease in average assets during the first quarter of 2013 of $124 million and the decrease in average equity during the first quarter of 2013 of $12 million. In addition, our common equity to assets ratio was 11.98% at March 31, 2013, compared to 11.40% at March 31, 2012.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity, and equity to assets ratio (average equity divided by average total assets) for the year ended December 31, 2012.

Year Ended December 31, 2012
Return on average assets	(0.39)%
Return on average equity	(3.36)%
Dividend Payout ratio	—
Average equity to average assets ratio	11.57%
Common equity to assets ratio	11.19%

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. We are also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

We are subject to various regulatory capital requirements administered by the federal banking agencies. To be considered “well capitalized,” we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%. To be considered “adequately capitalized” under these capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, we must maintain a minimum Tier 1 leverage ratio of at least 3%.

On June 8, 2011, the Bank entered into the Formal Agreement with the OCC. The Formal Agreement seeks to enhance the Bank’s existing practices and procedures in the areas of credit risk management, credit underwriting, liquidity, and funds management. In addition, the OCC has established IMCR levels of Tier 1 and total capital for the Bank that are higher than the minimum and well capitalized ratios applicable to all banks. Specifically, we must maintain total risk-based capital of at least 13%, Tier 1 capital of at least 12%, and a leverage ratio of at least 8.5%.

As of March 31, 2013, our capital ratios exceeded these ratios and we remain “well capitalized.” However, if we fail to maintain these required capital levels, then the OCC may deem noncompliance to be an unsafe and unsound banking practice which may make the Bank subject to a capital directive, a consent order, or such other administrative actions or sanctions as the OCC considers necessary. It is uncertain what actions, if any, the OCC would take with respect to noncompliance with these ratios, what action steps the OCC might require the Bank to take to remedy this situation, and whether such actions would be successful.

The following table summarizes the capital amounts and ratios of the bank and the regulatory minimum requirements.

	Actual		OCC required IMCR levels (1)		OCC minimum ratios required to be “adequately” capitalized		OCC minimum ratios required to be “well” capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2013
Total Risk Based Capital	$85,846	17.85%	$62,521	13.00%	$38,474	8.00%	$48,093	10.00%
Tier 1 Risk Based Capital	$79,727	16.58%	$57,703	12.00%	$19,234	4.00%	$28,852	6.00%
Tier 1 Leverage Capital	$79,727	10.35%	$65,413	8.50%	$23,087	3.00%	$38,478	5.00%

	Actual		OCC required IMCR levels (1)		OCC minimum ratios required to be “adequately” capitalized		OCC minimum ratios required to be “well” capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2012
Total Risk Based Capital	$95,528	19.22%	$64,613	13.00%	$39,752	8.00%	$49,690	10.00%
Tier 1 Risk Based Capital	$89,204	17.95%	$59,635	12.00%	$19,876	4.00%	$29,814	6.00%
Tier 1 Leverage Capital	$89,204	10.41%	$72,837	8.50%	$25,702	3.00%	$42,836	5.00%

As of March 31, 2012
Total Risk Based Capital	$102,026	16.25%	$81,621	13.00%	$50,228	8.00%	$62,785	10.00%
Tier 1 Risk Based Capital	$94,060	14.98%	$75,348	12.00%	$25,116	4.00%	$37,674	6.00%
Tier 1 Leverage Capital	$94,060	10.54%	$75,855	8.50%	$26,772	3.00%	$44,620	5.00%

(1)	The OCC has established IMCR pursuant to 12 C.F.R. Section 3.10, which exceed the normal regulatory requirements to be well capitalized. Capital levels continue to exceed these thresholds by a significant margin.

Dividends that may be paid by the Bank are subject to legal limitations, regulatory capital requirements, and prior approval by the OCC. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Additionally, in accordance with the requirements of the Formal Agreement with the OCC, FNB adopted a dividend policy that permits the declaration of a dividend only when FNB is in compliance with its approved capital program, when FNB is in compliance with 12 U.S.C. §§56 and 60, and after obtaining a written determination of no supervisory objection from the OCC.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. We seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At March 31, 2013, unfunded commitments to extend credit were approximately $41.2 million, of which $5.7 million were at fixed rates and $35.5 million were at variable rates. At December 31, 2012, unfunded commitments to extend credit were approximately $47.9 million, of which $11.9 million were at fixed rates and $36.0 million were at variable rates. At March 31, 2012, unfunded commitments to extend credit were $51.6 million, of which approximately $7.6 million were at fixed rates and $44.0 million were at variable rates. A significant portion of the unfunded commitments related to consumer equity lines of credit. Based on historical experience, we anticipate that a significant portion of these lines of credit will not be funded. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At March 31, 2013 December 31, 2012, and March 31, 2012, there were $430 thousand $563 thousand, and $1 million of commitments under letters of credit, respectively. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

On January 24, 2013, Bank of the Ozarks, Inc. (the “Company”) entered into a definitive agreement and plan of merger (the “Agreement”) with the Bank, whereby the Company will acquire all of the outstanding common stock of the Bank in a transaction valued at approximately $64.0 million for the outstanding common stock of the Bank. Completion of the transaction is subject to certain closing conditions, including regulatory approvals and the approval of the shareholders of the Bank. The transaction approvals of the Federal Depository Insurance Corporation (FDIC) and the Arkansas State Bank Department were received subsequent to the balance sheet statement date. The transaction is subject to shareholder approval and is expected to close during the third quarter of 2013. Upon approval of the shareholders, the Bank will be liable to Sandler O’Neill for the remaining balance ($710 thousand) of the transaction fee of 1.5% of the aggregate deal value which is to be paid upon the closing of the merger.

Except as disclosed in this document, we are not involved in off-balance sheet contractual relationships, do not have any unconsolidated related entities that have off-balance sheet arrangements and are not involved in any transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in our lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business.

We actively monitor and manage our interest rate risk exposure in order to control the mix and maturities of our assets and liabilities utilizing a process we call asset/liability management. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. Our asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. We have an internal ALCO consisting of certain board members and senior management that meets quarterly. ALCO is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

Our interest rate risk exposure is managed principally by measuring our interest sensitivity which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. In general, we would benefit from increasing market rates of interest when we have an asset-sensitive gap position and from decreasing market rates of interest when we are liability-sensitive.

The following table sets forth information regarding our rate sensitivity, as of March 31, 2013, at each of the time intervals.

	March 31, 2013
	Within three months	After three but within twelve months	After one but within five years	After five years	Total
	(Dollars in thousands)
Interest-earning assets:
Federal funds sold	$33,749	$—	$—	$—	$33,749
Investment securities	9,453	23,278	75,920	60,137	168,788
Loans	167,894	60,547	166,875	71,616	466,932

Total earning assets	$211,096	$83,825	$242,795	$131,753	$669,469

Interest-bearing liabilities:
Money market and NOW	107,263	—	—	98,144	205,407
Regular savings	—	—	—	32,930	32,930
Time deposits	37,919	82,060	138,530	—	258,509
Collateralized customer deposits	21,081	—	—	—	21,081

Total interest-bearing liabilities	166,263	82,060	138,530	131,074	517,927

Period gap	$44,833	$1,765	$104,265	$679	$151,542
Cumulative gap	$44,833	$46,598	$150,863	$151,542

Ratio of cumulative gap to total earning assets	7%	7%	23%	23%	23%

As measured over the one-year time interval, the above analysis would suggest that we were asset sensitive at March 31, 2013, since we have $46.6 million more assets than liabilities repricing in the next twelve months. However, our gap analysis is not a precise indicator of our interest sensitivity position. This analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by us as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. We periodically utilize more complex interest rate models than indicated above, and based on those results we believe that our net interest income will be positively impacted by an increase in interest rates. Our variable rate loans, which comprised approximately 34% of our total loans, and a substantial portion of our deposits reprice over the next 12 months. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

At March 31, 2013, approximately 73% of our interest bearing liabilities were either variable rate or had a maturity of less than one year. Of the $166 million of interest bearing liabilities set to reprice within three months, 65% are transaction, money market or savings accounts which are already at or near their lowest rates and provide little opportunity for benefit for us should market rates continue to decline or stay constant. However, certificates of deposit that are currently maturing or renewing are repricing at lower rates. We expect to benefit as these deposits reprice, even if market rates increase slightly.

In addition, we believe that the interest rates that we pay on the majority of our interest bearing transaction accounts would only be impacted by a portion of any change in market rates. This key assumption is utilized in our overall evaluation of our level of interest sensitivity.

Liquidity Risk

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

At March 31, 2013, December 31, 2012, and March 31, 2012, our liquid assets, which consisted of cash and cash equivalents and unencumbered investment collateral, amounted to $122 million, $173 million, and $150 million, or 17%, 20%, and 16% of total assets, respectively. Our investment securities, excluding Federal bank stock, at March 31, 2013, December 31, 2012, and March 31, 2012 amounted to $167 million, $179 million $301 million, or 23%, 21% and 34% of total assets, respectively. Investment securities traditionally provide a secondary source of liquidity since they can be converted into cash in a timely manner.

Our ability to maintain and expand our deposit base and borrowing capabilities serves as our primary source of liquidity. We plan to meet our future cash needs through the liquidation of temporary investments, the generation of deposits, and from additional borrowings. In addition, we will receive cash upon the maturity and sale of loans and the maturity of investment securities. We maintain a Borrower In Custody line of credit with the Federal Reserve totaling $4.9 million for which there were no borrowings against the line at March 31, 2013.

We are also a member of the FHLB-Atlanta, from which applications for borrowings can be made. The FHLB-Atlanta requires that securities, qualifying mortgage loans, and stock of the FHLB-Atlanta owned by the Bank be pledged to secure any advances from the FHLB-Atlanta. The unused borrowing capacity available from the FHLB-Atlanta at March 31, 2013 was $51.3 million, based on the Bank’s $14.8 million pledged investment collateral, as well as $36.5 million of lendable collateral value derived from our loans pledged to FHLB-Atlanta. However, we are able to pledge additional securities to the FHLB-Atlanta in order to increase our available borrowing capacity. As of March 31, 2013 there were no outstanding borrowings.

As previously discussed, during the first quarter of 2013, due to low yield opportunities in the securities market, lack of loan demand, our existing high cost wholesale funding and in anticipation of the business combination, the Bank executed balance sheet deleveraging transactions totaling $104 million by using excess interest bearing cash to prepay/unwind all FHLB-Atlanta advances ($61.5 million) and structured repurchase agreements ($42.5 million). In doing so, the Bank also unwound all interest rate swaps with a notional value of $34 million. The Bank incurred costs consisting of prepayment/unwind penalties and fees totaling $10.5 million that were recorded as noninterest expense during the first quarter of 2013. To mitigate a portion of the loss and to preserve capital, the Bank also sold available-for-sale securities of $41.5 million, realizing a gain of $1.4 million. These transactions should provide significant interest cost savings and should improve net interest margin. Additionally, management does not expect these transactions to have an adverse effect on the Bank’s liquidity.

Contractual Obligations

We utilize a variety of short-term and long-term borrowings to supplement our supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest earning assets in excess of traditional deposit growth. Certificates of deposit, structured repurchase agreements and FHLB-Atlanta advances serve as our primary sources of such funds.

Obligations under noncancelable operating lease agreements are payable over several years, with the longest obligation expiring in 2038. We do not believe any existing noncancelable operating lease agreements are likely to materially impact the Bank’s financial condition or results of operations in an adverse way. Contractual obligations relative to these agreements are noted in the table below. Option periods that we have not yet exercised are not included in this analysis as they do not represent contractual obligations until exercised.

The following table provides payments due by period for obligations under long-term borrowings and operating lease obligations.

	March 31, 2013
	Payments Due by Period
	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Certificates of deposit	$119,979	$91,371	$27,284	$19,875	—	$258,509
Repurchase agreements	—	—	—	—	—	—
FHLB advances and related debt	—	—	—	—	—	—
Operating lease obligations	280	280	280	521	4,209	5,570

Total	$120,256	$91,651	$27,564	$20,399	$4,209	$264,079

ANNUAL RESULTS

EARNINGS REVIEW

In 2010, the Bank adopted a strategic plan to reduce nonperforming loans and classified assets. This strategic plan was intensified during 2011 and 2012 as classified assets were reduced from $112 million at December 31, 2010 to $104 million at December 31, 2011 and to $78 million at December 31, 2012, resulting in a total net reduction over the two years of $34 million, or 30.7%. Positive core operating income (defined in the table appearing under the caption, “Retained Earnings,” below, as Net Income before Asset Quality Losses) enabled the Bank to aggressively expedite the resolution of nonperforming and classified assets through note sales ($12.5 million), net loan charge-offs ($10.4 million), foreclosures ($1.9 million) and the sale of OREO properties ($3.9 million) during 2012.

In early 2012, management fulfilled its commitment to the Bank’s regulators to sell two performing classified securities ($4.9 million of private label mortgage-backed securities) at a loss of $968,000, which was offset by realizing gains from the sale of performing securities in the investment portfolio. During the third quarter of 2012, additional securities were sold at a gain of $2.2 million to offset losses on the sale of classified loans. In the fourth quarter of 2012, the Bank’s remaining portfolio of performing classified securities ($16 million of collateralized debt obligations) were sold at a loss of $9.3 million, which was partially offset by realizing gains from the sale of $109 million of performing securities in its investment portfolio. These securities sales during 2012 included all of the Bank’s held to maturity investment securities portfolio and a portion of its available for sale investment securities portfolio. As of December 31, 2012, all investment securities ($179 million) were classified as available for sale.

Management expects to continue its strategy of reducing levels of nonperforming loans while also preserving capital. Therefore, over the next couple of years, the Bank may be unable to utilize its deferred tax asset, which totaled $12.8 million at December 31, 2012. At that time, management determined that its projections of future earnings did not support the ability to fully utilize all deferred tax assets and established a valuation allowance of $3.9 million for deferred tax assets. This allowance, along with other income tax benefits, resulted in a net loss of $3.4 million for 2012, compared to net income of $247 thousand for 2011 and net loss of $7.9 million in 2010, primarily due to the write down of goodwill. Net earnings (loss) to common stockholders was $(8.54) per share for 2012 compared to $0.62 per share for 2011 and $(19.86) per share for 2010.

Retained Earnings

At January 1, 2009 retained earnings were $93.3 million compared to $84.3 million at December 31, 2012, a reduction of $9 million, of which $6.6 million was due to losses and $3.2 million was due to payment of dividends, partially offset by $0.718 million pursuant to the adoption of FAS 115-2. Over this four year period, the provision for loan losses totaled $46.6 million, losses on sales of OREO properties totaled $2.7 million, and net security losses totaled $1.1 million. These asset quality and investment securities losses, which were brought on by the economic downturn, significant concentration in assets collateralized by real estate, and disruption to real estate market values were offset by the Bank’s core operating income. The $6.0 million write-down of goodwill in 2010 and the $3.9 million valuation allowance on deferred tax assets established in 2012 are not related to the core operations of the Bank but are, however, closely aligned to the general economic deterioration which occurred throughout the country.

Nevertheless, despite these reductions to retained earnings, the Bank’s capital ratios are strong and exceed both the regulatory requirements to be considered “well capitalized,” and the Individual Minimum Capital Requirements (ICMR) established by the OCC.

Although the following table does not conform to generally accepted accounting principles (GAAP) and thus is considered “non-GAAP,” it is intended to be a transparent representation of management’s implementation of the strategic plan, where continued positive core earnings enabled the Bank to aggressively expedite the resolution of nonperforming and classified assets without significant erosion to retained earnings.

		Year Ended December 31,
	Cumulative	2012	2011	2010	2009
	(Dollars in thousands)
Beginning Retained Earnings	$93,349	$87,681	$87,434	$96,020	$93,349
Net Income before Asset Quality Losses	53,763	9,840	14,439	15,491	13,993
Provision for Loan Losses	(46,632)	(8,233)	(13,369)	(16,350)	(8,680)
Net Sale (and/or Cost) of OREO	(2,744)	(452)	(798)	(854)	(640)
Gain(Loss) on Sale of Securities & OTTI	(1,060)	(677)	(25)	(198)	(160)

Sub-Total Asset Quality Losses	(50,436)	(9,362)	(14,192)	(17,402)	(9,480)

Earnings after Asset Quality Losses	3,327	478	247	(1,911)	4,513
Write-off of Goodwill	(6,035)	—	—	(6,035)	—
Deferred Tax Asset Valuation Allowance	(3,892)	(3,892)	—	—	—

Net Income/(Loss) transferred to Retained Earnings	(6,600)	(3,414)	247	(7,946)	4,513
Reclassification of OTTI pursuant to FAS115-2	718	—	—	—	718
Dividends Paid	(3,200)	—	—	(640)	(2,560)

Ending Retained Earnings	$84,267	$84,267	$87,681	$87,434	$96,020

Net Interest Income and Margin

Our level of net interest income is determined by the level of earning assets, interest bearing liabilities, and the management of our net interest margin. For the years ended December 31, 2012, 2011, and 2010, our net interest income was $23.9 million, $27.6 million, and $28.9 million, respectively. The decrease in net interest income during 2012 compared to 2011 was primarily the result of the sale of higher yielding investment securities, the decrease in the size of our loan portfolio through a combination of early loan pay-offs and lack of loan demand, partially offset by a reduction in the cost of liabilities. The slight decrease in net interest income in 2011 compared to 2010 was related to the decrease in the loan portfolio and loan yields as well as a decrease in the size of the investment securities portfolio, partially offset by the decrease in cost of liabilities.

Our net interest margin was 2.87% for 2012, an 18 bps decrease from 3.05% for 2011. The decrease in net interest margin during 2012 compared to 2011 was primarily the result of a decrease in yields on earnings assets of 38 bps, partially offset by a decrease in costs of interest bearing liabilities of 19 bps. Net interest margin for 2011 increased 14 bps over the 2010 net interest margin of 2.91%, primarily due to the 38 bps reduction in the cost of interest bearing liabilities compared to a 23 bps reduction in yields on interest earning assets. While we do not expect our loan yields to change significantly in the near future, we do anticipate our future deposit costs to continue to decrease as we have approximately $65 million of retail certificates of deposit scheduled to mature and reprice in the first six months of 2013. In addition, $10 million of wholesale certificates of deposit will mature in the first quarter of 2013 and we do not anticipate replacing these deposits.

Interest income for the years ended December 31, 2012, 2011, and 2010 was $34.6 million, $41.1 million, and $47.3 million, respectively. During 2012, 74.2% of our interest income related to interest on loans and 25.3% related to interest on investments. Comparatively, during 2011 and 2010, loan interest income comprised 71.8% and 69.2% of interest income, and investment interest comprised 27.9% and 30.5%, respectively, of interest income.

Interest expense for 2012, 2011, and 2010 was $10.7 million, $13.5 million, and $18.5 million, respectively. The decrease in interest expense during 2012 compared to 2011 and during 2011 compared to 2010 relates primarily to a decrease in interest expense on deposits due to the decrease in the average balance of interest bearing deposits from $669 million for 2010 to $612 million for 2011 and $558 million for 2012, as well as a decline in rates on interest bearing deposits of 32 bps in 2012 and 35 bps in 2011. Interest expense on borrowings from other sources decreased in 2012 compared to 2011 and in 2011 compared to 2010 due primarily to the decrease in the average balance of other borrowings from $179 million in 2010 to $139 million in 2011 and $108 million in 2012. Interest expense on deposits for the years ended December 31, 2012, 2011 and 2010 represented 61.0%, 67.3%, and 66.6%, respectively, of total interest expense, while interest expense on other borrowings represented 39.0%, 32.7%, and 33.4%, respectively, of total interest expense.

The following table sets forth information related to our average balance sheet, average yields on assets, and average rates of liabilities at December 31, 2012, 2011 and 2010. We derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. Yields on investment securities include amortization of premiums and accretion of discounts as an adjustment to yield. Nonaccrual loans are included in earning assets in the following tables. The average balance of loans includes loans on nonaccrual status. The net of capitalized loan costs and fees are amortized into interest income on loans.

Average Balances, Income and Expenses, Yields and Rates

	For the Year Ended December 31,
	2012			2011			2010
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest earning assets
Federal funds sold	$47,951	$73	0.15%	$42,362	$73	0.17%	$34,727	$73	0.21%
Securities	287,511	8,757	3.05%	318,036	11,478	3.61%	372,267	14,460	3.88%
Federal Bank Stock	5,159	91	1.77%	7,226	60	0.84%	8,637	32	0.37%
Loans	491,604	25,671	5.22%	538,235	29,509	5.48%	575,743	32,771	5.69%

Total earning assets	832,225	34,592	4.16%	905,859	41,120	4.54%	991,374	47,336	4.77%
Nonearning assets	46,786			50,207			60,391

Total assets	$879,011			$956,066			$1,051,765

Interest bearing liabilities
NOW accounts	$147,937	$245	0.17%	$149,982	$504	0.34%	$134,367	$714	0.53%
Savings & money market	93,766	220	0.23%	85,533	305	0.36%	60,996	284	0.47%
Time deposits	245,170	4,905	2.00%	282,562	6,679	2.36%	318,185	8,476	2.66%
Wholesale time deposits	55,327	1,158	2.09%	76,924	1,599	2.08%	134,754	2,821	2.09%
Collateralized customer deposits	16,010	13	0.08%	17,218	14	0.08%	20,725	30	0.14%

Total deposits	558,210	6,541	1.17%	612,219	9,101	1.49%	669,027	12,325	1.84%
FHLB advances	65,664	2,323	3.54%	77,527	2,585	3.33%	98,694	4,436	4.49%
Repurchase agreements	42,500	1,831	4.31%	60,993	1,826	2.99%	80,000	1,702	2.13%

Total interest bearing liabilities	666,374	10,695	1.61%	750,739	13,512	1.80%	847,721	18,463	2.18%
Noninterest bearing liabilities	110,936			104,291			95,382
Stockholders’ equity	101,701			101,036			108,662

Total liabilities and stockholders’ equity	$879,011			$956,066			$1,051,765

Net interest spread			2.55%			2.74%			2.59%
Net interest income/margin		$23,897	2.87%		$27,608	3.05%		$28,873	2.91%

The decline in income on our interest earning assets during 2012 compared to 2011 and during 2011 compared to 2010 was driven primarily by a lack of loan demand as the average balance of loans outstanding decreased $47 million, or 8.7%, for 2012 compared to 2011 and decreased $38 million, or 6.5%, for 2011 compared to 2010. Additionally, the average balance of investment securities decreased $31 million, or 9.6% for 2012 compared to 2011 and decreased $54 million, or 6.5%, for 2011 compared to 2010. Not only did the average balances decline, but yields on earning assets fell as assets repriced at market rates which were at historic lows. The yield on loans fell from 5.69% in 2010 to 5.48% in 2011 and to 5.22% in 2012, a decline of 21 bps for 2011 compared to 2010 and a decline of 26 bps for 2012 compared to 2011. The yield on investment securities decreased from 3.88% in 2010 to 3.61% in 2011 and 3.05% in 2012 as prepayment speeds on mortgage-backed securities increased as market rates continued to decline and these securities were replaced at lower yields. In addition, as investment securities in our portfolio with unrealized gains were sold to offset losses on the sale of certain classified investment securities and other nonperforming assets, the purchase of replacement securities yielded lower rates than did the securities sold.

Interest expense also decreased during 2012 compared to 2011 and in 2011 compared to 2010 due to lower rates on our interest bearing liabilities. Our average interest bearing liabilities decreased by $84 million during 2012 compared to 2011, and decreased by $97 million during 2011 compared to 2010. Additionally, the rates on interest bearing liabilities decreased 19 bps in 2012 compared to 2011 and decreased 38 bps in 2011 compared to 2010. During both 2012 and 2011, our interest bearing liabilities continued to reprice downward. At December 31, 2012 and 2011, our repurchase agreements of $42.5 million and approximately $20 million of our FHLB-Atlanta advances were at fixed interest rates, with the remaining FHLB-Atlanta advances of $41.5 million at December 31, 2012 and $56.5 million at December 31, 2011 at variable interest rates. At both December 31, 2012 and 2011, $34 million of our variable rate FHLB-Atlanta advances were part of an interest rate swap agreement converting the variable borrowings to fixed rate.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following table sets forth the effect which the varying levels of interest earning assets and interest bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	2012 over 2011			2011 over 2010
	Volume	Yield / Rate	Net Change	Volume	Yield / Rate	Net Change
	(Dollars in thousands)
Increase (decrease) in:
Interest income:
Federal funds sold	$9	$(9)	$—	$13	$(13)	$—
Securities	(930)	(1,791)	(2,721)	(1,957)	(1,025)	(2,982)
Federal Bank Stock	(36)	67	31	(12)	40	28
Loans	(2,435)	(1,403)	(3,838)	(2,056)	(1,206)	(3,262)

Total interest income	(3,392)	(3,136)	(6,528)	(4,012)	(2,204)	(6,216)

Interest expense:
NOW accounts	(3)	(256)	(259)	52	(262)	(210)
Savings & money market	19	(104)	(85)	87	(66)	21
Time deposits	(748)	(1,026)	(1,774)	(842)	(955)	(1,797)
Wholesale time deposits	(452)	11	(441)	(1,202)	(20)	(1,222)
Collateralized customer deposits	(1)	—	(1)	(3)	(13)	(16)

Sub-total deposit interest expense	(1,185)	(1,375)	(2,560)	(1,907)	(1,317)	(3,224)
FHLB advances	(420)	158	(262)	(706)	(1,145)	(1,851)
Repurchase agreements	(797)	802	5	(569)	693	124

Total interest expense	(2,402)	(415)	(2,817)	(3,182)	(1,769)	(4,951)

Increase (decrease) net interest income	$(990)	$(2,721)	$(3,711)	$(830)	$(435)	$(1,265)

Net interest income, the largest component of our income, was $23.9 million for 2012, a $3.7 million decrease from $27.6 million for 2011. Our average interest earning assets decreased $73.6 million during 2012 compared to 2011 while our average interest bearing liabilities decreased $84.3 million during 2012 compared to 2011. Although our average interest earning assets decreased by $10.7 million less than our interest bearing liabilities, the 38 bps decrease in yields on our interest earning assets was partially offset by the 19 bps decrease in rates on interest bearing liabilities, resulting in the decrease in net interest margin of 18 bps for 2012 compared to 2011.

During 2011, our net interest income decreased by $1.3 million to $27.6 million, compared to $28.9 million for 2010. Our average interest earning assets decreased by $85.5 million during 2011, compared to 2010, and our average interest bearing liabilities decreased by $97.0 million during 2011 compared to 2010. Although our average interest earning assets decreased by $11.5 million less than our interest bearing liabilities, the decrease in rates of 38 bps on our interest-bearing liabilities more than offset the 23 bps decrease in yields on interest earning assets resulting in a 14 bps improvement in net interest margin for 2011 compared to 2010.

Provision for Loan Losses

We have established an allowance for loan losses through a provision charged as an expense on our statements of income. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Balance Sheet Review – Allowance for Loan Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses.

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Balance, beginning of year	$17,439	$16,763	$11,145
Provision	8,233	13,368	16,350
Loan charge-offs	(11,092)	(13,402)	(11,237)
Loan recoveries	734	710	504

Balance, end of year	$15,314	$17,439	$16,763

At December 31, 2012, the allowance for loan losses was 3.23% of total loans. The $8.2 million provision for 2012 was a function of both the level of charge-offs that occurred during 2012 and the reduction of specific reserves on impaired loans. During 2012, we charged-off $10.4 million in loans, net of recoveries on loans previously charged off, and had $1.9 million reductions in specific reserves on impaired loans at December 31, 2012 compared to December 31, 2011.

The allowance for loan losses as a percentage of total loans was 3.37% and 2.99% at December 31, 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, we added $13.4 million and $16.4 million, respectively, to the allowance for loan losses through the provision, resulting in an allowance of $17.4 million and $16.8 million at December 31, 2011 and 2010, respectively. We reported charge-offs, net of recoveries on loans previously charged off, of $12.7 million and $10.7 million for 2011 and 2010, respectively.

At December 31, 2012, 2011 and 2010, the allowance for loan losses represented 32%, 39%, and 39% of the amount of nonperforming loans. A significant portion, or 95%, of nonperforming loans at December 31, 2012 are secured by real estate. In recognition of impairment, our nonperforming loans are written down to approximately 80% of their current unpaid principal balance.

Noninterest Income

The following table sets forth information related to our noninterest income.

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Service charges	$3,395	$3,766	$3,893
Trust income	1,317	1,395	1,338
Mortgage banking income	1,372	993	1,663
Net gain (loss) on sale of securities	(610)	440	855
Other	1,315	1,290	1,244
Other than temporary impairment losses	(67)	(465)	(1,052)

Total noninterest income	$6,722	$7,419	$7,941

Noninterest income decreased $697 thousand from $7.4 million for 2011 to $6.7 million for 2012. The decrease in total noninterest income during 2012 compared to 2011 resulted primarily from the $610 thousand loss on sale of investment securities in 2012 compared to $440 thousand gain on sale of securities in 2011 and the $371 thousand decrease in service charges. These decreases were partially offset by mortgage banking income which increased $379 thousand for 2012 compared to 2011.

Noninterest income decreased $522 thousand to $7.4 million for 2011 from $7.9 million for 2010. The decrease during 2011 compared to 2010 resulted primarily from a decrease of $670 thousand in mortgage banking income. Additionally, gains on the sale of securities decreased $415 thousand in 2011 compared to 2010 and other-than-temporary impairment charges totaled $464 thousand in 2011 compared to $1.1 million in 2010.

The Dodd-Frank Act calls for limits on interchange transaction fees that banks receive from merchants via card networks like Visa, Inc. and MasterCard, Inc. when a customer uses a debit card. In June 2011, the Federal Reserve approved the final rule which caps an issuer’s base fee at 21 cents per transaction and allows an additional 5 basis point charge per transaction to help cover fraud losses. Although the rule technically does not apply to institutions with less than $10 billion in assets, such as the Bank, there is concern that the price controls may harm community banks as they are pressured by the marketplace to lower their own interchange rates. Our interchange fee income is included in service charges and was $1.1 million, $1.1 million, and $1.0 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Noninterest Expenses

The following table sets forth information related to our noninterest expenses.

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Compensation and benefits	$11,455	$12,528	$13,529
Federal and other insurance premiums	1,181	1,252	1,299
Occupancy	1,070	1,169	1,397
Equipment rentals, depreciation and maintenance	2,043	2,095	2,186
Impairment of goodwill	—	—	6,035
Other	6,626	5,391	5,242

Total noninterest expenses	$22,375	$22,435	$29,688

Noninterest expense was $22.37 million for the year ended December 31, 2012, a $60 thousand, or 0.3%, decrease from noninterest expense of $22.43 million for the year ended December 31, 2011. Noninterest expense for 2011 decreased $7.25 million, or 24.4%, from $29.69 million for 2010. Compensation and benefits and occupancy comprised 56.0% of total noninterest expense during 2012, compared to 61.1% in 2011 and 50.3% in 2010.

Our efficiency ratio was 73.08%, 64.05%, and 80.64% for the years ended December 31, 2012, 2011 and 2010, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing noninterest expense by the sum of net interest income and noninterest income. Based on this calculation, we spent $0.73 on average to earn each $1.00 of revenue during the year ended December 31, 2012.

While total noninterest expense remained flat during 2012 compared to 2011, compensation and benefits decreased $1.1 million, or 8.6%, during 2012 compared to 2011 primarily due to attrition.

Of the $1.23 million increase in “Other” expenses, $1.16 million was primarily due to costs attributable to management of nonperforming assets in 2012, of which 50% was attributable to external credit risk management consultants, 22% to appraisals on nonperforming loans, 22% to legal fees, and the remaining 6% to external credit risk consultant reviews.

Occupancy expenses decreased $98 thousand, or 8.4%, for 2012 compared to 2011 driven primarily by ongoing general cost controls.

Insurance expenses decreased $71 thousand, or 5.6%, for 2012 compared to 2011 primarily due to a reduction in the FDIC quarterly assessments, which resulted from a declining assessment base comprised of average consolidated total assets and average tangible equity.

Noninterest expense for the years ended December 31, 2011 and 2010 was $22.4 million and $29.7 million, respectively. The $7.3 million decrease during 2011 related primarily to the following:

Compensation and benefits expense decreased $1.0 million for 2011 compared to 2010 due primarily to attrition.

Occupancy expense decreased $228 thousand during 2011 compared to 2010 due primarily to savings derived by a new branch moving from a temporary location to a permanent facility. Additionally, bank-wide branch cost control initiatives were effectively put in place during 2011.

The Bank recorded a $6.0 million goodwill impairment charge to write-off all of its goodwill during 2010. Declining value of the Bank’s stock coupled with lower cash flow projections by the Bank resulted in management reducing its internal valuations resulting in the goodwill impairment.

BALANCE SHEET REVIEW

At December 31, 2012, we had total assets of $853.8 million, consisting principally of $459.1 million in net loans, $178.9 million in investments (excluding Federal bank stock), and $161.8 million in cash and cash equivalents. Our liabilities at December 31, 2012 totaled $758.3 million, consisting principally of $641.4 million in deposits, $61.5 million in FHLB-Atlanta advances, and $42.5 million related to repurchase agreements. At December 31, 2012, our stockholders’ equity was $95.5 million.

At December 31, 2011, we had total assets of $898.4 million, consisting principally of $500.8 million in net loans, $315.5 million in investments (excluding Federal bank stock), and $18.4 million in cash and cash equivalents. Our liabilities at December 31, 2011 totaled $798.0 million, consisting principally of $666.4 million in deposits, $76.5 million in FHLB-Atlanta advances, and $42.5 million related to repurchase agreements. At December 31, 2011, our stockholders’ equity was $100.4 million.

During 2012, we committed to our primary regulator to reduce classified investment securities (private label collateralized mortgage obligations (“CMOs”) and collateralized debt obligations (“CDOs”) by 23%, through sales of specific targeted bonds, amortizing payments, and write-downs. During the first and second quarters of 2012, we sold two held-to-maturity CMOs for $4.8 million, resulting in a realized loss of $973 thousand. In order to offset these realized losses and thereby preserve capital, we also sold available-for-sale investment securities of $43.4 million, resulting in realized gains of $757 thousand, with the balance of the loss offset by the $301 thousand redemption of a classified held-to-maturity CDO. The Bank determined that the sale of the held-to-maturity securities was based on a change in circumstances related to the levels of investment in these specific securities and did not call into question their intent to hold other held-to-maturity investment securities to maturity.

Additionally, during the fourth quarter of 2012, our board of directors began various actions and negotiations to sell the Bank. As part of this decision to engage in a business combination, we sold $84 million of held-to-maturity investment securities at a realized loss of $4.2 million. To mitigate a portion of the loss and to preserve capital, we also sold available-for-sale securities of $41.5 million, realizing a gain of $1.4 million. Due to this intent to enter into a business combination and because the majority of the held-to-maturity securities were sold, we transferred the remaining held-to-maturity security, recorded at $2.9 million, to available-for-sale, as our intent to hold the security to maturity was no longer part of our strategic plan.

The cash received from these investment sales totaled $122.8 million, but the proceeds were not reinvested while we considered an alternative strategy of prepaying/unwinding all borrowings, structured repurchase agreements, and interest rate swaps. In early 2013, due to low yield opportunities in the securities market and lack of loan demand, coupled with our existing high cost wholesale funding, we executed a $104 million balance sheet deleverage transaction by using excess interest bearing cash to prepay/unwind all FHLB-Atlanta advances ($61.5 million) and structured repurchase agreements ($42.5 million). We also unwound all interest rate swaps with a notional value of $34 million. We incurred an aggregate of prepayment/unwind penalties and fees totaling $10.5 million that were recorded as noninterest expense in 2013. Going forward, we believe this transaction should provide significant interest cost savings, and should improve our net interest margin.

Investment Securities (excluding Federal bank stock)

At December 31, 2012, the $178.9 million in our investment securities portfolio, all of which was classified as available for sale, represented approximately 21.0% of our total assets. Our investment portfolio included mortgage-backed securities with a fair value of $178.9 million and an amortized cost of $179.5 million for an unrealized loss of $569 thousand.

The amortized costs and the fair value of our investments are as follows.

	December 31,
	2012		2011		2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. government agency securities	$—	$—	$1,672	$1,793	$58,408	$58,238
State and political subdivisions	—	—	21,428	22,581	23,483	23,159
Mortgage-backed securities	179,456	178,888	193,404	196,562	147,507	149,704
Corporate	—	—	1,345	1,353	1,358	1,424

Total	$179,456	$178,888	$217,849	$222,289	$230,756	$232,525

Held to Maturity
Collateralized debt obligations	$—	$—	$14,695	$5,989	$17,105	$3,608
Mortgage-backed securities	—	—	78,500	85,300	89,725	94,168

Total	$—	$—	$93,195	$91,289	$106,830	$97,776

Contractual maturities and yields on our investments are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2012, we had no securities with a maturity of less than one year.

	December 31, 2012
	One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available for Sale
Mortgage-backed securities	$2	9.869%	$19,600	2.587%	$159,286	1.561%	$178,888	1.672%

Total	$2	9.869%	$19,600	2.587%	$159,286	1.561%	$178,888	1.672%

At December 31, 2012, the Bank had 19 individual investments that were in an unrealized loss position for less than 12 months. The unrealized losses were primarily attributable to changes in interest rates, rather than deterioration in credit quality. The Bank considers the length of time and extent to which the fair value of available-for-sale debt securities have been less than cost to conclude that such securities were not other-than-temporarily impaired. We also consider other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As the Bank has no intent to sell securities with unrealized losses and it is not more-likely-than-not that the Bank will be required to sell these securities before recovery of amortized cost, we have concluded that the securities are not impaired on an other-than-temporary basis.

Other investments are comprised of the following and are recorded at cost which approximates fair value.

	December 31,
	2012	2011
	(Dollars in thousands)
Federal Reserve Bank stock	$360	$360
Federal Home Loan Bank stock	4,115	5,769

Total	$4,475	$6,129

Concentrations. The following table summarizes issuer concentrations of collateralized mortgage obligations for which aggregate fair values exceed 10% of shareholder’s equity at December 31, 2012.

Issuer	Aggregate amortized cost	Aggregate fair value	Fair value as a % of shareholders’ equity
	(Dollars in thousands)
Federal Home Loan Mortgage Corporation	$35,234	$25,974	27.2%
Federal National Mortgage Association	25,752	34,384	36.0%

The following table summarizes issuer concentrations of other mortgage-backed investments securities for which fair values exceed 10% of shareholder’s equity at December 31, 2012.

Issuer	Aggregate amortized cost	Aggregate fair value	Fair value as a % of shareholders’ equity
	(Dollars in thousands)
Federal Home Loan Mortgage Corporation	$40,153	$40,093	42.0%
Federal National Mortgage Association	57,510	57,562	60.3%
Government National Mortgage Association	12,305	12,353	12.9%

Loans

Since loans typically provide higher interest yields than other types of interest earning assets, a substantial percentage of our earning assets are invested in our loan portfolio. Average loans for the years ended December 31, 2012 and 2011 were $491.6 million and $538.2 million, respectively. Before allowance for loan losses, total loans outstanding at December 31, 2012 and 2011 were $474.4 million and $518.2 million, respectively.

The principal component of our loan portfolio is loans secured by real estate mortgages. Most of our real estate loans are secured by residential or commercial property. We do originate traditional long term residential mortgages, but the majority is sold into the secondary market. We do issue traditional second mortgage residential real estate loans and home equity lines of credit. We obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. Generally, we limit the loan-to-value ratio on loans we make to 85%. We attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

The following table summarizes the composition of our loan portfolio, excluding loans held for sale, for each of the five years ended December 31, 2012.

	December 31,
	2012		2011		2010		2009		2008
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Construction and Land	$43,700	9.24%	$59,110	11.49%	$91,802	16.46%	$99,304	17.25%	$97,539	16.96%
Owner Occupied Commercial RE	144,036	30.45%	140,168	27.24%	135,708	24.33%	132,358	22.99%	145,683	25.33%
Non Owner Occupied Commercial RE	55,743	11.78%	67,123	13.04%	69,850	12.52%	64,845	11.26%	61,305	10.66%
1-4 Family Residential	97,765	20.67%	100,365	19.50%	105,226	18.87%	106,710	18.53%	97,919	17.03%
Multifamily	22,105	4.67%	25,467	4.95%	23,693	4.25%	26,536	4.61%	26,135	4.55%
Home Equity Lines of Credit	46,964	9.93%	49,344	9.59%	51,290	9.20%	47,224	8.20%	42,294	7.35%
Commercial	45,051	9.52%	49,452	9.61%	52,247	9.37%	52,332	9.09%	52,833	9.19%
Consumer	9,353	1.98%	13,464	2.62%	19,231	3.45%	26,168	4.55%	31,988	5.56%
All Other	8,341	1.76%	10,112	1.96%	8,639	1.55%	20,284	3.52%	19,400	3.37%

Total Loans	473,058	100.00%	514,605	100.00%	557,686	100.00%	575,761	100.00%	575,096	100.00%
Less-deferred loan fees	169		280		315		330		413
Less – allowance for loan losses	15,314		17,439		16,763		11,145		7,703

Total loans, net	$457,575		$496,886		$540,608		$564,286		$566,980

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, excluding loans held for sale, by type and related interest rate characteristics. The information in this table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	December 31, 2012
	One year or less	After one but within five years	After five years	Total
	(Dollars in thousands)
Construction and land	$17,454	$19,043	$7,203	$43,700
Owner occupied commercial RE	25,709	92,665	25,662	144,036
Non owner occupied commercial RE	7,630	45,984	2,128	55,742
1-4 family residential	17,717	53,396	26,652	97,765
Multifamily	2,747	18,975	383	22,105
Home equity lines of credit	89	3,926	42,949	46,964
Commercial	15,585	27,425	2,041	45,051
Consumer	1,499	6,767	1,087	9,353
All other	484	6,126	1,732	8,342

Total loans	$88,914	$274,307	$109,837	$473,058

Loans maturing – after one year with
Fixed interest rates				$249,138
Floating interest rates				135,006

Allowance for Loan Losses

At December 31, 2012 and December 31, 2011, the allowance for loan losses was $15.3 million and $17.4 million, respectively, or 3.23% and 3.37% of total loans, respectively. The decrease in the allowance for loan losses is a result of a reduction of the size of the loan portfolio, as well as the reduction in specific reserves on impaired loans. Our net charge-offs decreased by $2.3 million during 2012 compared to 2011. See the discussion of our critical accounting policies above and Note 3 to the Consolidated Financial Statements for more information on our allowance for loan losses.

The following table summarizes the activity related to our allowance for loan losses for the five years ended December 31, 2012.

		Year Ended December 31,
	Cumulative	2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance, beginning of year	$6,687	$17,439	$16,763	$11,145	$7,703	$6,687
Provision for loan losses	52,781	8,233	13,368	16,350	8,680	6,150
Loan charge-offs:
Construction and land	15,453	3,034	5,316	4,502	1,575	1,026
Owner occupied commercial RE	4,249	2,159	494	1,085	372	139
Non-owner occupied commercial RE	4,716	1,450	2,150	1,066	50	—
1-4 family residential	7,516	2,919	2,787	1,124	395	291
Multifamily	796	199	458	—	—	139
Home equity lines of credit	1,777	675	451	203	383	65
Commercial	9,705	551	1,112	2,749	2,282	3,011
Consumer	2,631	105	632	492	704	698
All other	17	—	2	15	—	—

Total loan charge-offs	46,860	11,092	13,402	11,236	5,761	5,369

		Year Ended December 31,
	Cumulative	2012	2011	2010	2009	2008
	(Dollars in thousands)
Loan recoveries:
Construction and land	336	277	44	15	—	—
Owner occupied commercial RE	215	133	41	21	2	18
Non-owner occupied commercial RE	97	4	78	—	15	—
1-4 family residential	371	78	37	52	153	51
Multifamily	11	—	1	—	—	10
Home equity lines of credit	37	30	4	—	2	1
Commercial	1,022	148	370	175	246	83
Consumer	617	64	135	241	105	72

Total recoveries	2,706	734	710	504	523	235

Net loan charge-offs	44,154	10,358	12,692	10,732	5,238	5,134

Balance, end of year	$15,314	$15,314	$17,439	$16,763	$11,145	$7,703

Allowance for loan losses to gross loans		3.23%	3.37%	2.99%	1.93%	1.34%
Net charge-offs to average loans		2.11%	2.36%	1.86%	0.90%	0.93%

Nonperforming Assets

The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and gross loans for the five years ended December 31, 2012. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when we believe, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction in principal when received.

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Construction and land	$5,810	$10,323	$11,110	$5,015	$3,206
Owner occupied commercial real estate	4,972	5,997	3,355	3,066	1,260
Non owner occupied commercial RE	2,916	4,124	5,184	427	337
1-4 family residential	7,388	10,025	6,275	4,305	1,145
Multifamily	1,658	2,454	5,212	—	—
Home equity lines of credit	1,326	1,475	350	72	—
Commercial	1,751	1,504	1,149	1,018	78
Consumer	205	138	338	365	253
Nonaccruing troubled debt restructurings	21,547	8,427	10,192	3,180	—

Total nonaccrual loans, including nonaccruing TDRs	47,573	44,467	43,165	17,448	6,279
Other real estate owned	3,641	5,709	3,572	3,983	2,443

Total nonperforming assets	$51,214	$50,176	$46,737	$21,431	$8,722

Nonperforming assets to total assets	6.00%	5.59%	4.70%	2.06%	0.88%
Nonperforming loans to total loans	10.03%	8.58%	7.70%	3.02%	1.09%

Total loans over 90 days past due	$14,983	$17,100	$32,996	$11,816	$6,086
Loans over 90 days past due and still accruing	54	482	4,458	1,096	1,281
Accruing troubled debt restructurings	20,233	1,428	3,444	1,263	—

At December 31, 2012, nonperforming assets were $51 million, or 6.00% of total assets and nonperforming loans were 10.03% of total loans. Comparatively, at December 31, 2011, nonperforming assets were $50 million, or 5.59% of total assets and nonperforming loans were 8.58% of total loans. Nonaccrual loans increased $3.1 million to $47.6 million at December 31, 2012 from $44.5 million at December 31, 2011 due to the continued strain on our borrowers caused by the general economic conditions. The amount of foregone interest income on the nonaccrual loans for the years ended December 31, 2012 and 2011 was approximately $2.6 million and $2.2 million, respectively.

During 2012, we added $35.3 million or 208 new loans to nonaccrual while removing or charging off $30.3 million. Consequently, there was an increase in nonaccrual loans of $3.1 million, or 6.98%, and impaired loans increased $1.3 million, or 2.75%. During 2012, total loans decreased $41.5 million or 8.07%, compared to December 31, 2011. This year-over-year decrease resulted in a disproportionate effect on the percentage of nonaccrual loans and impaired loans as a percentage of total loans.

At December 31, 2012, impaired loans totaled $50.3 million of which, $8.2 million had a specific allowance allocation of approximately $2.0 million, or 4.65% of loans individually evaluated for impairment. During 2012, the average recorded investment in impaired loans was $54.8 million. At December 31, 2011, impaired loans totaled $48.9 million of which, $19.3 million of these impaired loans had a specific allowance allocation of $3.5 million, or 8.88% of loans individually evaluated for impairment. During 2011, the average recorded investment in impaired loans was approximately $47.8 million.

Other nonperforming assets include other real estate owned. These assets decreased $2.1 million to $3.6 million at December 31, 2012 from $5.7 million at December 31, 2011. During 2012, we sold 42 properties for approximately $3.8 million and recognized a $2 thousand gain on the sales. In addition we added 28 properties totaling $1.9 million to other real estate owned during 2012, and recorded write downs totaling $139 thousand on nine properties. The balance at December 31, 2012 includes five commercial properties totaling $460 thousand and 52 residential real estate properties totaling $3.2 million. We believe that these properties are appropriately valued at the lower of cost or market as of December 31, 2012.

As a general practice, most of our loans are originated with relatively short maturities of five years or less. When a loan reaches its maturity we frequently renew the loan, thereby extending its maturity. Such renewals and extensions are made in accordance with our existing credit policy, using appropriate credit standards and are based upon updated financial information on the borrower. Nonperforming loans are renewed at terms generally consistent with the ultimate source of repayment and appropriate rates. In these cases, the Bank will seek additional credit enhancements, such as additional collateral or additional guarantees to further protect the loan. When a loan is no longer performing in accordance with its stated terms, the Bank will typically seek performance under the guarantee.

At December 31, 2012, approximately 87% of our loans were collateralized by real estate, and over 95% of our impaired loans were secured by real estate. The Bank utilizes third party appraisers to determine the fair value of collateral dependent loans. Our current loan and appraisal policies require the Bank to obtain updated appraisals on an annual basis, either through a new external appraisal or an internal appraisal evaluation. Impaired loans are individually reviewed on a monthly basis to determine the level of impairment. As of December 31, 2012, we do not have any impaired loans carried at a value in excess of the appraised value. We typically record a charge-off or create a specific reserve for impaired loans when we do not expect repayment to occur as agreed upon under the original terms of the loan agreement.

The Bank considers a loan to be a troubled debt restructuring (TDR) when the debtor experiences financial difficulties and the Bank provides concessions with the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of our workout plan for individual loan relationships, we may restructure loan terms to assist borrowers facing challenges in the current economic environment. As of December 31, 2012, we determined that we had loans totaling $20.2 million, which we considered accruing TDRs. As of December 31, 2011, we had loans totaling $1.4 million, which we considered accruing TDRs. See Note 3 to the Consolidated Financial Statements for additional information on TDRs.

Deferred Tax Assets

At December 31, 2012 and 2011, respectively, deferred tax assets totaled $12.8 million and $11.3 million. Realization of deferred tax assets is dependent upon future taxable income within the carry forward periods (20 years) available under tax law as well as any taxable income available within the carry back periods (2 years). As of December 31, 2012, management determined that its projections of future earnings did not support the ability to fully utilize all deferred tax assets. Accordingly, management concluded it was appropriate to establish a valuation allowance of $3.9 million for deferred tax assets.

Deposits and Other Interest Bearing Liabilities

Our primary source of funds for loans and investments are our deposits, advances from the FHLB-Atlanta, and structured repurchase agreements. In the past, we have chosen to obtain a portion of our certificates of deposits from areas outside of our market in order to obtain longer term deposits than are readily available in our local market. In accordance with our Formal Agreement with the OCC, we have adopted guidelines regarding our use of brokered certificates of deposit that limit our brokered certificates of deposit to 25% of total deposits at terms that are consistent with our current interest rate risk profile. In addition, we do not obtain deposits through the Internet. These guidelines allow us to take advantage of the attractive terms that wholesale funding can offer while mitigating a large portion of the related inherent risk.

Our retail deposits represented $603.2 million, or 94% of total deposits, at December 31, 2012, while our out-of-market, or brokered, deposits represented $38.2 million, or 6% of our total deposits. At December 31, 2011, retail deposits represented $628.1 million, or 94.3%, of our total deposits and brokered deposits were $38.3 million, representing 5.7% of our total deposits. Our loan-to-deposit ratio was 74%, 78%, and 78% at December 31, 2012, 2011, and 2010, respectively.

The following table shows the average balance amounts and the average rates paid on deposits held by us as of the dates indicated.

	December 31,
	2012		2011		2010
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Noninterest bearing demand deposits	$106,299	—%	$99,538	—%	$89,301	—%
Interest bearing demand deposits	147,937	0.17%	149,982	0.34%	134,367	0.53%
Money market accounts	61,455	0.33%	55,667	0.52%	34,303	0.73%
Savings accounts	32,311	0.05%	29,866	0.05%	26,693	0.05%
Collateralized customer deposits	16,010	0.08%	17,218	0.08%	20,725	0.14%
Time deposits less than $100,000	108,626	1.61%	121,999	1.96%	136,732	2.27%
Time deposits greater than $100,000	191,834	2.25%	237,300	2.48%	308,613	2.65%

Total Average Deposits	$664,472	0.98%	$711,570	1.25%	$750,734	1.63%

Core deposits, which exclude out-of-market deposits and time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $427 million, $458 million, and $435 million at December 31, 2012, 2011 and 2010, respectively.

All of our time deposits are certificates of deposits. The maturity distribution of our time deposits of $100,000 or more is as follows:

	December 31,
	2012	2011
	(Dollars in thousands)
Three months or less	$26,755	$24,605
Over three through six months	16,272	23,030
Over six through twelve months	22,410	33,969
Over twelve months	110,743	88,926

Total	$176,180	$170,530

The Dodd-Frank Act permanently raised the standard maximum deposit insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Short-Term Borrowings

For years ended December 31, 2012, 2011 and 2010, the Bank had no short-term borrowings for which the average balance outstanding during the period was 30% or greater of stockholders’ equity.

Capital Resources

Total stockholders’ equity was $95.5 million at December 31, 2012 and $100.4 million at December 31, 2011. The $4.9 million decrease during 2012 is primarily related to net loss of $3.4 million during the year.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the three years ended December 31, 2012, 2011 and 2010. Cash dividends were suspended beginning in 2010.

	Year Ended December 31,
	2012	2011	2010
Return on average assets	(0.39)%	0.03%	(0.75)%
Return on average equity	(3.36)%	0.24%	(7.31)%
Dividend Payout ratio	—	—	(8.05)%
Average equity to average assets ratio	11.57%	10.56%	10.31%
Common equity to assets ratio	11.19%	11.18%	9.98%

Our return on average assets was (0.39)% for the year ended December 31, 2012 and 0.03% and (0.75)% for the years ended December 31, 2011 and 2010, respectively. In addition, our return on average equity was (3.36)% for 2012 compared to 0.24% for 2011 and (7.31)% for 2010. The average equity to average assets ratio increased from 10.31% at December 31, 2010 to 10.56% and 11.57% at December 31, 2011 and 2012, respectively, related primarily to the decrease in average assets during 2011 of $96 million and the decrease in average earnings assets during 2011 of $77 million. In addition, our common equity to assets ratio was 11.19% at December 31, 2012, compared to 11.18% at December 31, 2011 and 9.98% at December 31, 2010.

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. We are also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

We are subject to various regulatory capital requirements administered by the federal banking agencies. To be considered “well capitalized,” we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%. To be considered “adequately capitalized” under these capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, we must maintain a minimum Tier 1 leverage ratio of at least 3%.

On June 8, 2011, the Bank entered into the Formal Agreement with the OCC. The Formal Agreement seeks to enhance the Bank’s existing practices and procedures in the areas of credit risk management, credit underwriting, liquidity, and funds management. In addition, the OCC has established IMCR levels of Tier 1 and total capital for the Bank that are higher than the minimum and well capitalized ratios applicable to all banks. Specifically, we must maintain total risk-based capital of at least 13%, Tier 1 capital of at least 12%, and a leverage ratio of at least 8.5%.

As of December 31, 2012, our capital ratios exceeded these ratios and we remain “well capitalized.” However, if we fail to maintain these required capital levels, then the OCC may deem noncompliance to be an unsafe and unsound banking practice which may make the Bank subject to a capital directive, a consent order, or such other administrative actions or sanctions as the OCC considers necessary. It is uncertain what actions, if any, the OCC would take with respect to noncompliance with these ratios, what action steps the OCC might require the Bank to take to remedy this situation, and whether such actions would be successful.

The following table summarizes the capital amounts and ratios of the bank and the regulatory minimum requirements.

	Actual		OCC required IMCR levels (1)		OCC minimum ratios required to be “adequately” capitalized		OCC minimum ratios required to be “well” capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2012
Total Risk Based Capital	$95,528	19.22%	$64,613	13.00%	$39,752	8.00%	$49,690	10.00%
Tier 1 Risk Based Capital	89,204	17.95%	59,635	12.00%	19,876	4.00%	29,814	6.00%
Tier 1 Leverage Capital	89,204	10.41%	72,837	8.50%	25,702	3.00%	42,836	5.00%

As of December 31, 2011
Total Risk Based Capital	102,201	15.73%	84,464	13.00%	51,972	8.00%	64,965	10.00%
Tier 1 Risk Based Capital	93,963	14.46%	77,978	12.00%	25,986	4.00%	38,979	6.00%
Tier 1 Leverage Capital	93,963	10.30%	77,542	8.50%	27,374	3.00%	45,624	5.00%

As of December 31, 2010
Total Risk Based Capital	103,054	14.41%			57,203	8.00%	71,503	10.00%
Tier 1 Risk Based Capital	94,085	13.16%			28,601	4.00%	42,902	6.00%
Tier 1 Leverage Capital	94,085	9.17%			30,777	3.00%	51,295	5.00%

(1)	The OCC has established IMCR pursuant to 12 C.F.R. Section 3.10, which exceed the normal regulatory requirements to be well capitalized. Capital levels continue to exceed these thresholds by a significant margin.

Dividends that may be paid by the Bank are subject to legal limitations, regulatory capital requirements, and prior approval by the OCC. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Additionally, in accordance with the requirements of the Formal Agreement with the OCC, FNB adopted a dividend policy that permits the declaration of a dividend only when FNB is in compliance with its approved capital program, when FNB is in compliance with 12 U.S.C. §§56 and 60, and after obtaining a written determination of no supervisory objection from the OCC.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. We seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2012, unfunded commitments to extend credit were approximately $47.9 million, of which $11.9 million were at fixed rates and $36.0 million were at variable rates. At December 31, 2011, unfunded commitments to extend credit were $54.3 million, of which approximately $7.4 million were at fixed rates and $46.9 million were at variable rates. A significant portion of the unfunded commitments related to consumer equity lines of credit. Based on historical experience, we anticipate that a significant portion of these lines of credit will not be funded. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At December 31, 2012 and 2011, there was a $563 thousand and $1.3 million commitment under letters of credit, respectively. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Except as disclosed in this document, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in our lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business.

We actively monitor and manage our interest rate risk exposure in order to control the mix and maturities of our assets and liabilities utilizing a process we call asset/liability management. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. Our asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. We have an internal ALCO consisting of certain board members and senior management that meets quarterly. ALCO is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

Our interest rate risk exposure is managed principally by measuring our interest sensitivity which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. In general, we would benefit from increasing market rates of interest when we have an asset-sensitive gap position and from decreasing market rates of interest when we are liability-sensitive.

The following table sets forth information regarding our rate sensitivity, as of December 31, 2012, at each of the time intervals.

	December 31, 2012
	Within three months	After three but within twelve months	After one but within five years	After five years	Total
	(Dollars in thousands)
Interest-earning assets:
Federal funds sold	$144,098	$—	$—	$—	$144,098
Investment securities	13,798	32,978	84,234	52,352	183,362
Loans	173,961	67,903	164,002	68,570	474,436

Total earning assets	331,857	100,881	248,236	120,922	801,896

Interest-bearing liabilities:
Money market and NOW	121,276	—	—	101,092	222,368
Regular savings	—	—	—	32,886	32,886
Time deposits	42,792	71,842	162,880	—	277,514
FHLB-Atlanta advances and related debt	50,236	—	54,000	10,000	114,236

Total interest-bearing liabilities	214,304	$71,842	$216,880	$143,978	$647,004

Period gap	$117,553	$29,039	$31,356	$(23,056)	$154,892
Cumulative gap	117,553	146,592	177,948	154,892	154,892

Ratio of cumulative gap to total earning assets	15%	18%	22%	19%	19%

As measured over the one-year time interval, the above analysis would suggest that we were asset sensitive at December 31, 2012, since we have more assets than liabilities repricing in the next twelve months. At December 31, 2012, we had $146.6 million more assets than liabilities that reprice within the next twelve months. However, our gap analysis is not a precise indicator of our interest sensitivity position. This analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by us as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. We periodically utilize more complex interest rate models than indicated above, and based on those results we believe that our net interest income will be positively impacted by an increase in interest rates. Our variable rate loans, which comprised approximately 34% of our total loans, and a substantial portion of our deposits reprice over the next 12 months. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

At December 31, 2012, approximately 44% of our interest bearing liabilities were either variable rate or had a maturity of less than one year. Of the $214 million of interest bearing liabilities set to reprice within three months, 57% are transaction, money market or savings accounts which are already at or near their lowest rates and provide little opportunity for benefit for us should market rates continue to decline or stay constant. However, certificates of deposit that are currently maturing or renewing are repricing at lower rates. We expect to benefit as these deposits reprice, even if market rates increase slightly.

Included in our FHLB-Atlanta advances and related debt were a number of borrowings with callable features as of December 31, 2012. We believe that the optionality on many of these borrowings will not be exercised until interest rates increase significantly. In addition, we believe that the interest rates that we pay on the majority of our interest bearing transaction accounts would only be impacted by a portion of any change in market rates. This key assumption is utilized in our overall evaluation of our level of interest sensitivity.

Liquidity Risk

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

At December 31, 2012 and 2011, our liquid assets, which consisted of cash and cash equivalents and unencumbered investment collateral, amounted to $173.4 million and $133.1 million, or 20.3% and 14.8% of total assets, respectively. Our investment securities, excluding Federal bank stock, at December 31, 2012 and 2011 amounted to $179 million and $315 million, or 21% and 35% of total assets, respectively. Investment securities traditionally provide a secondary source of liquidity since they can be converted into cash in a timely manner. However, a portion of these securities are pledged against outstanding debt. Therefore, the related debt would need to be repaid prior to the securities being sold in order for these securities to be converted to cash.

Our ability to maintain and expand our deposit base and borrowing capabilities serves as our primary source of liquidity. We plan to meet our future cash needs through the liquidation of temporary investments, the generation of deposits, and from additional borrowings. In addition, we will receive cash upon the maturity and sale of loans and the maturity of investment securities. We maintain a Borrower In Custody line of credit with the Federal Reserve totaling $4.1 million for which there were no borrowings against the line at December 31, 2012.

We are also a member of the FHLB-Atlanta, from which applications for borrowings can be made. The FHLB-Atlanta requires that securities, qualifying mortgage loans, and stock of the FHLB-Atlanta owned by the Bank be pledged to secure any advances from the FHLB-Atlanta. The unused borrowing capacity available from the FHLB-Atlanta at December 31, 2012 was $5.2 million, based on the Bank’s $36 million pledged investment collateral, as well as $36 million of lendable collateral value derived from our loans pledged to FHLB-Atlanta. However, we are able to pledge additional securities to the FHLB-Atlanta in order to increase our available borrowing capacity.

We have $10 million of wholesale certificates of deposit and $12.5 million of structured repurchase agreements that mature during 2013 for which there are no plans to renew. We believe that our existing stable base of core deposits, borrowings from the FHLB-Atlanta, and repurchase agreements, will enable us to successfully meet our long-term liquidity needs. However, as short-term liquidity needs arise, we have the ability to sell a portion of our investment securities portfolio to meet those needs.

Contractual Obligations

We utilize a variety of short-term and long-term borrowings to supplement our supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest earning assets in excess of traditional deposit growth. Certificates of deposit, structured repurchase agreements and FHLB-Atlanta advances serve as our primary sources of such funds.

Obligations under noncancelable operating lease agreements are payable over several years, with the longest obligation expiring in 2038. We do not believe any existing noncancelable operating lease agreements are likely to materially impact the Bank’s financial condition or results of operations in an adverse way. Contractual obligations relative to these agreements are noted in the table below. Option periods that we have not yet exercised are not included in this analysis as they do not represent contractual obligations until exercised.

The following table provides payments due by period for obligations under long-term borrowings and operating lease obligations.

	December 31, 2012
	Payments Due by Period
	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Certificates of deposit	$114,634	$92,070	$47,024	$23,786	$—	$277,514
Repurchase agreements	12,500	—	—	—	30,000	42,500
FHLB advances and related debt	—	31,500	10,000	20,000	—	61,500
Operating lease obligations	280	280	280	528	4,272	5,640

Total	$127,414	$123,850	$57,304	$44,314	$34,272	$387,154

In early 2013, due to low yield opportunities in the securities market and lack of loan demand, coupled with our existing high cost wholesale funding; the bank executed a $104 million balance sheet deleverage transaction by using excess interest bearing cash to prepay/unwind all FHLB-Atlanta advances ($61.5 million) and structured repurchase agreements ($42.5 million). In doing so, the bank also unwound all interest rate swaps with a notional value of $34 million. The Bank incurred prepay/unwind penalties totaling $10.5 million that were recorded as noninterest expense in 2013. Going forward, this transaction should provide significant interest cost savings, and should improve net interest margin.

Accounting, Reporting, and Regulatory Matters

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of financial information by the Bank.

Recent Accounting Pronouncements: In April 2011 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. The new guidance was effective for the Bank beginning January 1, 2012 and did not have a material effect on the Bank’s TDR determinations.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the Accounting Standards Codification (“ASC”) was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments were effective for the Bank on January 1, 2012 and had no effect on its consolidated financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments were effective for the Bank beginning January 1, 2012 and had no effect on its consolidated financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of operations and other comprehensive income (loss). The amendments were applicable to the Bank on January 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the consolidated financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB finalizes its conclusions regarding future requirements.

The FASB amended the Comprehensive Income topic of the ASC in February 2013. The amendments address reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will be effective for the Bank on a prospective basis for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Bank does not expect these amendments to have any effect on its consolidated financial statements other than a change in the presentation of financial information.

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The amendments are not expected to have a material effect on the Bank’s consolidated financial statements.

In January 2013, the FASB amended the Balance Sheet topic of the ASC to address implementation issues about the scope of ASU No. 2011-11 related to disclosures about offsetting assets and liabilities. The amendments clarify that the ASU only applies to certain derivatives accounted for in accordance with the Derivatives and Hedging topic of the ASC, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for reporting periods beginning on or after January 1, 2013. The Bank does not expect these amendments to have a material effect on its financial statements.

In February 2013 the FASB also amended the Financial Instruments topic of the ASC to address the scope and applicability of certain disclosures to nonpublic entities. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The Bank does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

Regulatory Matters: On June 8, 2011, the Bank entered into a Formal Agreement with the OCC requiring the Bank to take specified actions with respect to the operation of the Bank. The substantive actions called for by the agreement should strengthen the Bank. The Bank is working diligently to appropriately respond to all of the terms of the Formal Agreement, including implementing plans, programs, and progress reports within the time frames required by the agreement. The Formal Agreement did not impose more stringent regulatory capital minimums on the Bank; however, the OCC has established IMCR levels of Tier 1 and total capital for the Bank that are higher than the minimum and well capitalized ratios applicable to all banks. Specifically, we must maintain total risk-based capital of at least 13%, Tier 1 capital of at least 12%, and a leverage ratio of at least 8.5%.

The Formal Agreement seeks to enhance the Bank’s existing practices and procedures in the areas of credit risk management, liquidity risk management and earnings performance. In response, the Bank formed a Compliance Committee of its Board of Directors (the “Compliance Committee”) to oversee management’s response to all sections of the Formal Agreement. The Compliance Committee also monitors adherence to deadlines for submission to the OCC of information required under the Formal Agreement. A description of the requirements of the Formal Agreement and the Bank’s compliance status with the Formal Agreement is set forth in the table below:

Requirements of the Formal Agreement	Bank’s Compliance Status
Establish, within 30 days from the effective date of the Formal Agreement, a Compliance Committee of at least five directors to be responsible for monitoring and coordinating the Bank’s adherence to the provisions of the Formal Agreement. The Compliance Committee is required to meet at least monthly to receive written progress reports from management on the results and status of actions needed to achieve full compliance with each article of the Formal Agreement.	The Compliance Committee was established and its members duly elected at the April 2011 meeting of the Board of Directors. Since the date of last report of examination, the Bank has been found to be compliant in this area.
Compliance Committee to complete, within 120 days of the effective date of the Formal Agreement, a thorough review and assessment of the Bank’s Board and management supervision, management structure and staffing requirements; and within 60 days adopt and implement a compliance plan.	The Compliance Committee completed this review and assessment, including obtaining Board approval of the findings and recommendations, in November 2011, submitted its report to the OCC immediately thereafter. Since the date of last report of examination, despite noted improvement in bank-wide risk management practices, the Bank has been found to be noncompliant in this area.

Adopt and implement, within 90 days of the effective date of the Formal Agreement, an updated written strategic plan for the Bank covering at least a three-year period and addressing the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives.

At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the strategic plan.

At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the strategic plan and shall include a description of the actions the Board will require the Bank to take to address any shortcomings.

The Board adopted and implemented the Bank’s strategic plan in August 2011 which was submitted to the OCC in September 2011. Management revised the strategic plan based on the OCC’s review. The revised plan was resubmitted to the OCC in May 2012. The Bank received a determination of no supervisory objection in May 2012. Since the date of last report of examination, the Bank has been found to be noncompliant in this area until key objectives of strategic, capital, and profit plans are met.

Requirements of the Formal Agreement	Bank’s Compliance Status
Review and revise, within 90 days of the effective date of the Formal Agreement, a three year capital program plan, including dividend policy, to be updated annually.	The Board adopted the Bank’s capital plan in August 2011 which was submitted to the OCC in September 2011. The revised plan was resubmitted to the OCC in May 2012. Since the date of last report of examination, the Bank has been found to be noncompliant in this area until key objectives of strategic, capital, and profit plans are met.

Develop and implement, within 90 days of the effective date of the Formal Agreement, an updated written profit plan to improve and sustain the earnings of the Bank, to be updated annually.

The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the OCC on a quarterly basis.

The Board adopted the Bank’s profit plan in August 2011 which was submitted to the OCC in September 2011. The revised plan was resubmitted to the OCC in May 2012. Since the date of last report of examination, the Bank has been found to be noncompliant in this area until key objectives of strategic, capital and profit plans are met.
Adopt and implement, within 90 days of the effective date of the Formal Agreement, a written asset diversification program including policies and procedures to control and monitor concentrations of credit and an action plan to reduce the risk of current concentrations of credit.	The Board approved the updated General Loan Policy and has adopted a Commercial Real Estate Action Plan to ensure a reduction in the Bank’s commercial real estate portfolio. The General Loan Policy and Commercial Real Estate Action Plan were reviewed and approved by the Bank’s Board in August 2011 and were submitted to the OCC on September 2011. Since the date of last report of examination, the Bank has been found to be compliant in this area.
Take immediate and continuing action to protect the Bank’s interest in certain assets identified by the OCC or any other bank examiner. Immediately adopt and implement, as of the effective date of the Formal Agreement, a written program designed to eliminate the basis of criticism of assets criticized by the OCC or any other bank examiner, or in any list provided to management by the OCC during any examination as “doubtful,” “substandard,” or “special mention.” In addition, provide to the OCC a copy of the program for all criticized assets equal to or exceeding $250,000. Conduct a monthly review to determine the status of each criticized asset that equals or exceeds $250,000 and management’s adherence to and the status and effectiveness of the criticized asset program adopted.	The Bank is utilizing a criticized assets report covering the entire credit relationship with respect to such assets. Ongoing monthly monitoring is being performed by management and the Board and quarterly reports are submitted to the OCC as provided in the Formal Agreement. Since the date of last report of examination, the Bank has been found to be noncompliant in this area despite overall stabilization, credit risk remains high and implemented strategies and plans have not yet manifested in substantial reduction of risk.
Adopt and adhere to, within 90 days of the effective date of the Formal Agreement, a written program to improve the Bank’s credit risk identification process.	Since the date of last report of examination, the Bank has been found to be compliant in this area.

Requirements of the Formal Agreement	Bank’s Compliance Status
Adopt and implement, within 90 days of the effective date of the Formal Agreement, an updated and comprehensive policy for determining the adequacy of the Bank’s allowance for loan losses, which must provide for a review of the Bank’s allowance for loan losses by the Board at least once each calendar quarter.	Since the date of last report of examination, the Bank has been found to be compliant in this area.
Immediately develop and implement an independent review and analysis process to ensure appraisals and evaluations on loans secured by real property conform to standards and regulations. Appraisals and evaluations shall be ordered or completed within sixty (60) days of the date of the Formal Agreement, and going forward, within thirty (30) days following the event triggering the appraisal requirement. Within thirty (30) days, the Board shall require and the Bank shall develop and implement an independent review and analysis process to ensure that appraisals and evaluations conform to appraisal standards and regulations.	Since the date of last report of examination, the Bank has been found to be compliant in this area.
Review and revise, within 90 days of the effective date of the Formal Agreement, its written program to reduce credit risk in the investment portfolio.	Since the date of last report of examination, the Bank has been found to be compliant in this area.
Immediately ensure that the liquidity of the Bank is maintained at a level sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base, and forward reports of this to the OCC on a quarterly basis.	Since the date of last report of examination, the Bank has been found to be compliant in this area.
Accept, renew or rollover brokered deposits for deposit at the Bank only after obtaining a prior written determination of no supervisory objection from the OCC.	The Bank has obtained required written approvals from the OCC for all new and renewed brokered deposit requests since the effective date of the Formal Agreement. Since the date of last report of examination, the Bank has been found to be compliant in this area.

The Bank is subject to the dividend restrictions set forth by the OCC. Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8.0% and 4.0%, respectively, and of Tier I capital (as defined) to average assets (as defined) of 3.0% to 5.0%, depending on the specific institution’s composite ratings as determined by its regulators. The OCC has not advised the Bank of any specific leverage ratio applicable to it. Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

In December 2010, the Basel Committee adopted the Basel III capital rules, which set new capital requirements for banking organizations. On June 7, 2012, the Federal Reserve requested comment on three proposed rules that, taken together, would establish an integrated regulatory capital framework implementing the Basel III regulatory capital reforms in the United States. As proposed, the U.S. implementation of Basel III would lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place. The proposed rules indicated that the final rule would become effective on January 1, 2013, and the changes set forth in the final rules will be phased in from January 1, 2013 through January 1, 2019. However, due to the volume of public comments received, the final rule did not go into effect on January 1, 2013. The ultimate impact of the U.S. implementation of the new capital and liquidity standards on Bank is currently being reviewed and is dependent upon the terms of the final regulations, which may differ from the proposed regulations. Requirements to maintain higher levels of capital or to maintain higher levels of liquid assets could adversely impact our net income and return on equity.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Independent Auditor’s Review Report

The Board of Directors and Stockholders

The First National Bank of Shelby and Subsidiary

Shelby, North Carolina

Report on the Financial Statements

We have reviewed the accompanying consolidated balance sheets of The First National Bank of Shelby and Subsidiary (the “Bank”) as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the three months in the periods then ended.

Management’s Responsibility

The Bank’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

May 23, 2013

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Balance Sheets (Unaudited)

March 31, 2013 and 2012 and December 31, 2012

	March 31, 2013	December 31, 2012 (Audited)	March 31, 2012
Assets:
Cash and due from banks	$13,810,735	$17,681,046	$13,222,393
Interest-bearing bank deposits	32,823,375	143,900,358	21,724,781
Federal funds sold	925,645	198,711	277,139

Total cash and cash equivalents	47,559,755	161,780,115	35,224,313
Securities available-for-sale	167,403,649	178,887,521	211,206,853
Securities held-to-maturity (fair value approximates $87,146,834 at March 31, 2012)	—	—	90,226,738
Federal bank stock	1,384,600	4,474,700	6,129,000
Loans, net	449,617,105	457,575,195	488,975,838
Loans held-for-sale	2,505,400	1,546,446	3,075,375
Accrued interest receivable	1,639,729	1,833,568	3,141,016
Premises and equipment, net	14,596,202	14,788,504	15,212,291
Cash surrender value of life insurance policies	15,035,705	15,430,173	15,402,316
Other real estate owned	3,330,318	3,640,836	3,592,635
Deferred tax asset, net	9,492,291	8,932,183	11,225,081
Other assets	3,748,072	4,918,519	5,763,742

Total assets	$716,312,826	$853,807,760	$889,175,198

Liabilities:
Deposits:
Non-interest bearing	$111,345,263	$108,606,997	$108,938,983
Interest bearing	496,846,278	532,768,680	550,983,290

Total deposits	608,191,541	641,375,677	659,922,273
Short-term borrowings	21,081,169	10,236,387	21,030,815
Repurchase agreements	—	42,500,000	42,500,000
Federal Home Loan Bank advances	—	61,500,000	61,500,000
Accrued interest payable	522,596	1,557,276	1,679,436
Other liabilities	671,865	1,120,328	1,184,451

Total liabilities	630,467,171	758,289,668	787,816,975

Commitments – Notes 4 and 12

Stockholders’ equity:
Common stock, $10.00 par value; 2,500,000 shares authorized, 400,000 shares issued and outstanding	4,000,000	4,000,000	4,000,000
Surplus	8,000,000	8,000,000	8,000,000
Retained earnings	75,484,827	84,267,073	88,683,426

Accumulated other comprehensive income (loss)	(1,639,172)	(748,981)	674,797

Total stockholders’ equity	85,845,655	95,518,092	101,358,223

Total liabilities and stockholders’ equity	$716,312,826	$853,807,760	$889,175,198

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Operations (Unaudited)

Three Months Ended March 31, 2013 and 2012

	2013	2012
Interest income:
Loans	$5,783,004	$7,117,030
Investment securities:
U.S. Government agencies	—	18,496
States and political subdivisions	—	218,314
Mortgage-backed	613,628	2,257,474
Corporate securities	678	168,269
Other	73,927	31,893

Total interest income	6,471,237	9,811,476

Interest expense:
Deposits	1,324,287	1,792,810
Short-term borrowings	4,876	5,153
Repurchase agreements	150,029	455,190
Federal Home Loan Bank (FHLB) advances	230,725	651,607

Total interest expense	1,709,917	2,904,760

Net interest income	4,761,320	6,906,716
Provision for loan losses	(780,366)	1,734,576

Net interest income after provision for loan losses	5,541,686	5,172,140

Noninterest income:
Service charges	757,555	857,460
Trust income	326,417	351,666
Mortgage banking income	186,404	336,823
Net gain on sale of securities	—	36,423
Other	528,456	338,442
Other-than-temporary impairment losses	—	(67,247)

Total noninterest income	1,798,832	1,853,567

Noninterest expense:
Compensation	2,151,187	2,312,362
Profit sharing and employee benefits	605,888	653,032
Federal and other insurance premiums	259,606	300,284
Occupancy	267,861	265,807
Equipment rentals, depreciation and maintenance	500,520	491,444
FHLB advance prepayment penalties	4,349,571	—
Interest rate swap unwind fees	694,272	—
Structured repurchase agreements unwind fees	5,415,000	—
Other	1,878,131	1,565,083

Total noninterest expense	16,122,036	5,588,012

Net income (loss) before income taxes	(8,781,518)	1,437,695
Income tax expense	729	435,410

Net income (loss)	$(8,782,247)	$1,002,285

Basic earnings (loss) per share	$(21.96)	$2.51

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

Three Months Ended March 31, 2013 and 2012

	2013	2012
Net income (loss)	$(8,782,247)	$1,002,285
Other comprehensive income (loss):

Derivative financial instruments:
Unrealized gains (losses) on derivative financial instruments	—	(61,403)
Tax effect	—	238,337

Unrealized gains (losses) on derivative financial instruments, net of tax	—	176,934

Reclassification adjustment for realized (losses) on derivative financial instruments	650,651	—
Tax effect	(250,858)	—

Reclassification adjustment for realized (losses) on derivative financial instruments, net of tax	399,793	—

Investment securities available-for-sale:
Unrealized holding gains (losses) on securities available-for-sale arising during the period	(2,100,949)	(425,258)
Tax effect	810,966	163,953

Unrealized holding gains (losses) on securities available-for-sale arising during the period, net of tax	(1,289,983)	(261,305)

Reclassification adjustment for gains on securities available-for-sale	—	(36,423)
Tax effect	—	14,042

Reclassification adjustment for gains on securities available-for-sale, net of tax	—	(22,381)

Reclassification adjustment for other-than-temporary impairment on securities available-for-sale	—	67,247
Tax effect	—	(25,926)

Reclassification adjustment for other-than-temporary impairment on securities available-for-sale, net of tax	—	41,321

Investment securities held-to-maturity:
Unrealized other-than-temporary impairment on securities held-to-maturity	—	—
Tax effect	—	—

Unrealized other-than-temporary impairment on securities held-to-maturity	—	—

Accretion of unrealized losses on securities previously transferred from available-for-sale to held-to-maturity	—	24,856
Tax effect	—	(9,583)

Accretion of unrealized losses on securities previously transferred from available-for-sale to held-to-maturity, net of tax	—	15,273

Reclassification adjustment for losses on securities previously transferred from available-for-sale to held-to-maturity	—	—
Tax effect	—	—

Reclassification adjustment for losses on securities previously transferred from available-for-sale to held-to-maturity	—	—

Total other comprehensive income (loss)	(890,190)	(50,158)

Comprehensive income (loss)	$(9,672,437)	$952,127

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

Three Months Ended March 31, 2013 and 2012

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2011	400,000	$4,000,000	$8,000,000	$87,681,140	$724,955	$100,406,095
Net income	—	—	—	1,002,285	—	1,002,285
Other comprehensive income (loss)	—	—	—	—	(50,158)	(50,158)

Balance, March 31, 2012	400,000	4,000,000	8,000,000	88,683,425	674,797	101,358,222

Balance, December 31, 2012	400,000	4,000,000	8,000,000	84,267,073	(748,981)	95,518,092
Net loss	—	—	—	(8,782,247)	—	(8,782,247)
Other comprehensive loss	—	—	—	—	(890,190)	(890,190)

Balance, March 31, 2013	400,000	$4,000,000	$8,000,000	$75,484,827	$(1,639,172)	$85,845,655

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net income (loss)	$(8,782,247)	$1,002,285
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	261,338	272,370
Provision for loan losses	(780,366)	1,734,576
Net amortization of securities	519,064	780,977
Deferred loan fees, net	19,149	(11,916)
Other-than-temporary impairment on securities	—	67,247
Net gain on sale of available-for-sale securities	—	(36,423)
Loss on disposal of premises and equipment	484	—
Gain on sale or writedown of other real estate owned	(56,126)	(13,676)
Deferred income tax expense (benefit)	—	434,454
Originations of loans held-for-sale	(7,035,041)	(12,695,300)
Proceeds from sale of loans held-for-sale	6,076,087	13,529,888
(Increase) decrease in assets:
Accrued interest receivable	193,839	6,656
Other assets	1,170,447	900,415
Increase (decrease) in liabilities:
Accrued interest payable	(1,034,680)	(125,646)
Other liabilities	896,460	(79,054)

Net cash provided by (used in) operating activities	(8,551,592)	5,766,853

Cash flows from investing activities:
Purchases of securities available-for-sale	—	(31,390,696)
Proceeds from sales, calls, prepayments and maturities of securities available-for-sale	8,863,859	41,235,531
Proceeds from sales, calls, prepayments and maturities of securities held-to-maturity	—	3,132,361
Sales of Federal bank stock, net	3,090,100	—
Decrease in loans	8,393,066	5,917,411
Purchases of premises and equipment	(69,520)	(73,429)
Proceeds from sale of other real estate owned	692,885	2,399,879
Decrease (increase) in cash surrender value of life insurance policies	394,468	(111,838)

Net cash provided by investing activities	21,364,858	21,109,219

Cash flows from financing activities:
Net decrease in deposits	(33,184,136)	(6,434,121)
Net increase in short-term borrowings	10,844,782	11,420,361
Repayment of structured repurchase agreements	(42,500,000)	—
Payment to settle interest rate swap agreements	(694,272)
Repayment of Federal Home Loan Bank advances	(61,500,000)	(15,000,000)

Net cash used in financing activities	(127,033,626)	(10,013,760)

Net increase (decrease) in cash and cash equivalents	(114,220,360)	16,862,312
Cash and cash equivalents, beginning of quarter	161,780,115	18,362,001

Cash and cash equivalents, end of quarter	$47,559,755	$35,224,313

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited) (Continued)

Three Months Ended March 31, 2013 and 2012

	2013	2012
Cash paid during the period for:
Interest	$2,744,598	$3,030,406
Income taxes	932	872

Supplemental Disclosures of Noncash Investing and Financing Activities:
Transfer of loans to other real estate owned	328,054	270,000
Change in unrealized gain (loss) on available-for-sale securities	(2,100,949)	394,710
Increase (decrease) in unrealized gain (loss) on derivatives	650,650	61,403
Loans to facilitate the sale of other real estate owned	1,813	—

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation: The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America. In management’s opinion, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial statements. They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes contained herein.

The unaudited consolidated financial statements include the accounts of The First National Bank of Shelby and its wholly-owned subsidiary, F.N.B. Insurance Agency, Inc. (collectively, “the Bank”), for the three months ended March 31, 2013 and 2012. All significant intercompany transactions and balances are eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and liabilities, and the fair value of securities and other financial instruments.

Nature of operations: The First National Bank of Shelby is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans within its North Carolina lending area of Cleveland County, Gaston County, Lincoln County, Rutherford County and the surrounding counties. Commercial and consumer loans are made on either a secured or unsecured basis to corporations, partnerships, and individuals.

Recent Accounting Pronouncements:

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of operations and other comprehensive income (loss). The amendments were applicable to the Bank on January 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the consolidated financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB finalizes its conclusions regarding future requirements.

The FASB amended the Comprehensive Income topic of the ASC in February 2013. The amendments address reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will be effective for the Bank on a prospective basis for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Bank does not expect these amendments to have any effect on its consolidated financial statements other than a change in the presentation of financial information.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2013 the FASB also amended the Financial Instruments topic of the ASC to address the scope and applicability of a certain disclosures to nonpublic entities. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The Bank does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

NOTE 2 - SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities at March 31, 2013 December 31, 2012, and March 31, 2012 are summarized as follows:

	March 31, 2013
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
Mortgage-backed securities	$170,073,310	$301,607	$2,971,268	$167,403,649

Total securities available-for-sale	$170,073,310	$301,607	$2,971,268	$167,403,649

	December 31, 2012
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
Mortgage-backed securities	$179,456,234	$666,204	$1,234,917	$178,887,521

Total securities available-for-sale	$179,456,234	$666,204	$1,234,917	$178,887,521

	March 31, 2012
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
U.S. government agency securities	$1,517,610	$100,026	$—	$1,617,636
States and political subdivisions	21,295,556	1,128,954	—	22,424,510
Mortgage-backed securities	184,349,410	3,603,005	787,708	187,164,707
Corporate	—	—	—	—

Total securities available-for-sale	$207,162,576	$4,831,985	$787,708	$211,206,853

Securities Held-to-Maturity
Collateralized debt obligations	$14,825,437	$—	$9,566,076	$5,259,361
Mortgage-backed securities	75,401,301	6,509,350	23,178	81,887,473

Total securities held-to-maturity	$90,226,738	$6,509,350	$9,589,254	$87,146,834

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 2 - SECURITIES (Continued)

Maturities may differ from contractual maturities in mortgage-backed securities because they do not have a single maturity date.

Proceeds from the sales of securities available-for-sale for the three months ended March 31, 2013 and 2012 were $0 and $28,725,993, respectively. Gross proceeds from maturities, calls and prepayments on securities available-for-sale for the three months ended March 31, 2013 and 2012 were $8,863,859 and $12,509,538 respectively. Gross gains from sales, maturities or calls of securities available-for-sale for the three months ended March 31, 2013 and 2012 were $0, and $553,289, respectively and gross losses were $0 and $516,866 respectively.

At March 31, 2013, December 31, 2012, and March 31, 2012, securities with an aggregate market value of $123,414,456, $165,871,353, and $225,941,421 respectively, were pledged to secure borrowed funds and public and federal deposits received by the Bank. The carrying amount of securities pledged to secure collateralized customer deposits was $43,989,193 $12,210,865 and $29,741,783 respectively.

The following tables present information regarding temporarily impaired securities as of March 31, 2013, December 31, 2012, and March 31, 2012:

	March 31, 2013
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$144,377,677	$2,971,238	$8,261	$30	$144,385,938	$2,971,268

Total	$144,377,677	$2,971,238	$8,261	$30	$144,385,938	$2,971,268

	Year Ended December 31, 2012
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$96,896,283	$1,234,853	$18,161	$64	$96,914,444	$1,234,917

Total	$96,896,283	$1,234,853	$18,161	$64	$96,914,444	$1,234,917

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 2 - SECURITIES (Continued)

	March 31, 2012
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$20,680,526	$268,088	$9,285,593	$519,620	$29,966,119	$787,708

Total available for sale	20,680,526	268,088	9,285,593	519,620	29,966,119	787,708

Held to Maturity:
Mortgage-backed securities	86,685	23,178	—	—	86,685	23,178
Collateralized debt obligations	—	—	14,825,437	9,566,076	14,825,437	9,566,076

Total held to maturity	86,685	23,178	14,825,437	9,566,076	14,912,122	9,589,254

Total	$20,767,211	$291,266	$24,111,030	$10,085,696	$44,878,241	$10,376,962

The Bank’s investment portfolio consists of various debt securities including government agency bonds, mortgage-backed securities, collateralized mortgage obligations, state and local government obligations and collateralized debt obligations. The Bank regularly monitors its portfolio to determine if any security has experienced any other-than-temporary decline in fair value. The determination of whether a security is other-than-temporarily impaired is subjective and requires a significant amount of judgment. In evaluating for other-than-temporary impairment, management considers the duration and severity of declines in fair value, the financial condition of the issuers of each security, as well as the Bank’s intent and ability to hold these securities over a reasonable time horizon to recovery or maturity. In performing this analysis for debt securities, the Bank’s consideration of the financial condition of the issuer of each security is focused on the issuer’s ability to continue to perform on its debt obligations, including any concerns about the issuer’s ability to continue as a going concern.

Credit and liquidity issues continued throughout 2012 as the market for certain securities remained inactive. The Bank recognized impairment charges on debt securities during the three months ended March 31, 2012. For securities identified as other-than-temporarily impaired, fair value was determined from market values obtained from third party pricing sources. Management determined impairment by estimating and discounting the future cash flows for each of these securities, as well as evaluating the strength and performance of the underlying financial institutions. The write-down of other-than-temporarily impaired debt securities was $67,247 in 2012 and is included in non-interest income in the accompanying Consolidated Statements of Operations. The Bank recognized the credit component of other-than-temporary impairment in earnings and the noncredit component in Other Comprehensive Income (Loss)(“OCI”) for those securities which the Bank does not intend to sell and it is more likely than not that the Bank will not be required to sell prior to recovery of the amortized cost. The amount of such credit loss represents the excess of the security’s amortized cost over the present value of its expected future cash inflows. The present value of such cash inflows was based on an analysis of (1) adverse conditions relating specifically to the industry in which the issuer operates, (2) failure of the issuer to make recent scheduled interest payments, and (3) a downgrade of the security’s rating.

Unrealized losses in the remainder of the Bank’s debt security portfolio were caused by fluctuations in interest rates and spread volatility. Because the decline in market value is not attributable to credit quality issues, and because the Bank does not intend to sell and it is not more likely than not it will be required to sell these securities before recovery of the amortized cost, the Bank does not consider these securities to be other-than-temporarily impaired.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 2 - SECURITIES (Continued)

During the three months ended March 31, 2013 and 2012, the Bank recorded other-than-temporary impairment losses on available-for-sale mortgage-backed securities as follows:

	2013	2012
Total other-than-temporary impairment losses (unrealized and realized)	$—	$(67,247)
Less: Unrealized other-than-temporary impairment losses recognized in OCI	—

Net impairment losses recognized in earnings	$—	$(67,247)

Activity related to the credit component recognized in earnings on debt securities held by the Bank for which a portion of the other-than-temporary impairment losses remains in OCI for the three months ended March 31, 2013 and 2012 is as follows:

	2013	2012
Balance at beginning of quarter	$—	$5,586,247
Deduction for sale of securities in which other-than-temporary impairment was previously recognized	—	—
Additions for the credit component on debt securities in which other-than-temporary impairment was not previously recognized	—	—
Additions for the credit component on debt securities in which other-than-temporary impairment was previously recognized	—	67,247

Balance at end of quarter	$—	$5,653,494

During 2008, the Bank transferred securities with an aggregate market value of $50,202,924 from available-for-sale to held-to-maturity. In accordance with the Investments topic of the ASC, the unrealized gains and losses on these securities at the date of transfer continued to be reported in accumulated other comprehensive income; however, on the date of transfer, the unrealized gains and losses began being amortized over the remaining life of the securities. The net amortization recorded in the three months ended March 31, 2013 and 2012 was $0 and $24,856, respectively. All of these securities were sold during 2012 and, on the date of the sale, the remaining net unamortized unrealized loss on these securities of $2,261,260 was removed from accumulated other comprehensive income.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS

Loans by loan type, are as follows:

	March 31, 2013	December 31, 2012	March 31, 2012
Construction and Land	$41,742,106	$43,699,634	$55,333,128
Owner Occupied Commercial Real Estate	141,063,941	144,035,872	141,092,112
Non Owner Occupied Commercial Real Estate	53,977,926	55,742,687	63,898,013
1-4 Family Residential	100,352,010	97,764,604	100,127,723
Multifamily	22,112,905	22,104,834	28,638,786
Home Equity Lines of Credit	44,504,034	46,963,895	49,555,783
Commercial	43,917,035	45,050,997	48,356,112
Consumer	8,490,511	9,353,049	11,516,427
All Other	8,454,150	8,342,431	8,164,240

Total Loans	464,614,618	473,058,003	506,682,324

Deferred loan fees	(187,577)	(168,590)	(267,122)
Allowance for loan losses	(14,809,936)	(15,314,218)	(17,439,364)

Loans, net	$449,617,105	$457,575,195	$488,975,838

The following is an analysis of the allowance for loan losses for the three months ended March 31:

	2013	2012
Balance at beginning of quarter	$15,314,218	$17,439,364
Provisions for loan losses	(780,366)	1,734,576
Loans charged off	(369,853)	(1,869,804)
Recoveries of loans previously charged off	645,937	135,228

Balance at end of quarter	$14,809,936	$17,439,364

The following is an analysis of the allowance for loan losses for the year ended December 31, 2012:

2012
Balance at beginning of year	$17,439,364
Provisions for loan losses	8,233,281
Loans charged off	(11,092,242)
Recoveries of loans previously charged off	733,815

Balance at end of year	$15,314,218

The Bank’s lending activities are conducted principally in Cleveland, Gaston, Lincoln and Rutherford counties. The Bank has established credit policies applicable to each type of lending activity in which it engages and evaluates the creditworthiness of each customer. While collateral provides assurance as a secondary source of repayment, the Bank ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows. The Bank grants single-family and multifamily residential loans, commercial,

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

industrial, real estate and consumer loans. Total construction, development and non-agricultural land loans are within regulatory guidelines and real estate loan to value exceptions are less than 50% of regulatory guidelines. The Bank does not engage in sub-prime or predatory lending. The Bank does not have any significant concentrations to any one customer or industry.

The allocation of the allowance for loan losses by loan components at March 31, 2013, December 31, 2012, and March 31, 2012 is as follows:

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months ended March 31, 2013

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$4,510,980	$83,739	$442,419	$(367,217)	$4,502,443
Owner Occupied Commercial Real Estate	1,343,853	5,853	5,496	221,507	1,565,003
Non Owner Occupied Commercial Real Estate	1,127,324	—	—	(41,904)	1,085,420
1-4 Family Residential	3,243,007	115,874	96,928	(59,382)	3,164,679
Multifamily	464,693	—	—	(36,317)	428,376
Home Equity Lines of Credit	2,524,518	57,358	22,704	(283,696)	2,206,168
Commercial	1,018,330	92,476	65,535	(357,163)	634,226
Consumer	226,197	14,553	12,855	(93,928)	130,571
All Other	22,148	—	—	(20,735)	1,413
Unallocated	833,168	—	—	258,469	1,091,637

Total	$15,314,218	$369,853	$645,937	$(780,366)	$14,809,936

Allowance for Loan Losses and Recorded Investment in Loans

For the Year ended December 31, 2012

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$3,675,716	$3,034,092	$277,030	$3,592,326	$4,510,980
Owner Occupied Commercial Real Estate	1,925,014	2,158,768	132,798	1,444,809	1,343,853
Non Owner Occupied Commercial Real Estate	2,837,648	1,450,423	4,128	(264,029)	1,127,324
1-4 Family Residential	2,667,630	2,919,469	78,330	3,416,516	3,243,007
Multifamily	335,324	199,016	—	328,385	464,693
Home Equity Lines of Credit	389,860	674,707	30,264	2,779,101	2,524,518
Commercial	3,114,488	550,552	147,808	(1,693,414)	1,018,330
Consumer	243,982	105,215	63,457	23,973	226,197
All Other	101,021	—	—	(78,873)	22,148
Unallocated	2,148,681	—	—	(1,315,513)	833,168

Total	$17,439,364	$11,092,242	$733,815	$8,233,281	$15,314,218

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months ended March 31, 2012

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$3,675,716	$185,495	$18,391	$1,637,433	$5,146,045
Owner Occupied Commercial Real Estate	1,925,014	207,150	17,354	322,621	2,057,839
Non Owner Occupied Commercial Real Estate	2,837,648	20,998	1,123	(1,038,800)	1,778,973
1-4 Family Residential	2,667,630	866,189	3,004	1,664,322	3,468,767
Multifamily	335,324	—	1,079	(71,447)	264,956
Home Equity Lines of Credit	389,860	278,059	10,465	828,641	950,907
Commercial	3,114,488	264,307	59,937	(922,302)	1,987,816
Consumer	243,982	47,606	23,875	101,111	321,362
All Other	101,021	—	—	(77,359)	23,662
Unallocated	2,148,681	—	—	(709,644)	1,439,037

Total	$17,439,364	$1,869,804	$135,228	$1,734,576	$17,439,364

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months ended March 31, 2013

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$1,264,964	$8,879,735	$3,237,479	$32,862,371
Owner Occupied Commercial Real Estate	130,149	15,178,831	1,434,854	125,885,110
Non Owner Occupied Commercial Real Estate	8,611	3,962,728	1,076,809	50,015,198
1-4 Family Residential	405,439	11,197,948	2,759,240	89,154,062
Multifamily	343,977	1,761,119	84,399	20,351,786
Home Equity Lines of Credit	13,320	779,432	2,192,848	43,724,602
Commercial	201,736	1,555,136	432,490	42,361,899
Consumer	11,433	60,349	119,138	8,430,162
All Other	63	5,590	1,350	8,448,560
Unallocated	—	—	1,091,637	—

Total	$2,379,692	$43,380,868	$12,430,244	$421,233,750

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Allowance for Loan Losses and Recorded Investment in Loans

For the Year ended December 31, 2012

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$769,478	$9,571,544	$3,741,502	$34,128,090
Owner Occupied Commercial Real Estate	101,780	14,829,296	1,242,073	129,206,576
Non Owner Occupied Commercial Real Estate	19,306	4,009,545	1,108,018	51,733,142
1-4 Family Residential	419,390	10,710,612	2,823,617	87,053,992
Multifamily	330,278	1,600,965	134,415	20,503,869
Home Equity Lines of Credit	55,069	800,685	2,469,449	46,163,210
Commercial	316,475	1,911,703	701,855	43,139,294
Consumer	12,227	48,218	213,970	9,304,831
All Other	—	—	22,148	8,342,431
Unallocated	—	—	833,168	—

Total	$2,024,003	$43,482,568	$13,290,215	$429,575,435

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months ended March 31, 2012

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$225,496	$11,152,758	$4,920,549	$44,180,370
Owner Occupied Commercial Real Estate	92,692	9,103,347	1,965,147	131,988,765
Non Owner Occupied Commercial Real Estate	704,243	6,555,821	1,074,730	57,342,192
1-4 Family Residential	954,282	8,307,567	2,514,485	91,820,156
Multifamily	—	1,906,874	264,956	26,731,912
Home Equity Lines of Credit	58,789	357,081	892,118	49,198,702
Commercial	690,880	1,840,099	1,296,936	46,516,013
Consumer	38,062	38,061	283,300	11,478,366
All Other	—	—	23,662	8,164,240
Unallocated	—	—	1,439,037	—

Total	$2,764,444	$39,261,608	$14,674,920	$467,420,716

Credit Quality Indicators:

The Bank has established a standard risk grading (also referred to as loan grade) system to assist management and lenders in their analysis and supervision of the loan portfolio. Loan officers assign a grade to each credit at its inception; this grade is changed as required thereafter based on the borrower’s financial condition, payment performance, and other material information.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

The Bank uses the following definitions for risk ratings:

Special Mention	Loans in this category are currently protected but are potentially weak, including adverse trends in borrower’s operations, credit quality or financial strength. Those loans constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances. This grade should not be used as a compromise between pass and substandard. Special mention loans have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Bank’s credit position at some future date.

Substandard	A substandard loan is inadequately protected by the current sound worth, paying capacity, or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of classified loans, does not have to exist in individual loans with this classification.

Doubtful	A loan graded “doubtful” has all the weaknesses inherent in one which is graded substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined.

The following is an analysis of loan risk grades by loan components as of March 31, 2013, December 31, 2012, and March 31, 2012:

Credit Quality Indicators – Risk Grade

As of March 31, 2013

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$27,047,181	$2,698,629	$10,434,718	$1,561,578	$41,742,106
Owner Occupied Commercial Real Estate	108,184,140	10,397,349	22,201,661	280,791	141,063,941
Non Owner Occupied Commercial Real Estate	40,905,323	4,990,593	8,082,010	—	53,977,926
1-4 Family Residential	76,112,488	7,526,654	15,980,863	732,005	100,352,010
Multifamily	17,196,130	2,564,685	2,352,090	—	22,112,905
Home Equity Lines of Credit	38,547,278	3,160,582	2,796,174	—	44,504,034
Commercial	39,632,711	1,550,194	2,643,098	91,032	43,917,035
Consumer	7,929,191	259,787	278,999	22,534	8,490,511
All Other	8,334,158	108,930	11,062	—	8,454,150

Total	$363,888,600	$33,257,403	$64,780,675	$2,687,940	$464,614,618

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Credit Quality Indicators – Risk Grade

As of December 31, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$27,618,476	$3,103,369	$11,057,344	$1,920,444	$43,699,634
Owner Occupied Commercial Real Estate	110,264,165	9,637,906	23,830,107	303,695	144,035,872
Non Owner Occupied Commercial Real Estate	42,506,861	5,036,144	8,199,682	—	55,742,687
1-4 Family Residential	73,209,884	6,852,092	16,967,726	734,902	97,764,604
Multifamily	16,957,517	2,841,741	2,305,576	—	22,104,834
Home Equity Lines of Credit	41,384,252	2,680,437	2,899,206	—	46,963,895
Commercial	40,279,079	938,540	3,536,662	296,716	45,050,997
Consumer	8,758,773	258,689	316,837	18,750	9,353,049
All Other	8,311,091	19,121	12,219	—	8,342,431

Total	$369,290,098	$31,368,039	$69,125,359	$3,274,507	$473,058,003

Credit Quality Indicators – Risk Grade

As of March 31, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$36,478,621	$2,077,113	$14,984,610	$1,792,784	$55,333,128
Owner Occupied Commercial Real Estate	111,132,775	7,605,177	21,934,558	419,602	141,092,112
Non Owner Occupied Commercial Real Estate	52,304,688	3,394,663	8,198,662	—	63,898,013
1-4 Family Residential	76,204,820	6,085,999	17,322,298	514,606	100,127,723
Multifamily	25,088,399	1,119,573	2,430,814	—	28,638,786
Home Equity Lines of Credit	45,329,624	1,745,923	2,447,367	32,869	49,555,783
Commercial	40,252,481	1,634,912	6,087,827	380,892	48,356,112
Consumer	10,916,708	259,210	322,593	17,916	11,516,427
All Other	8,146,768	6,183	11,289	—	8,164,240

Total	$405,854,884	$23,928,753	$73,740,018	$3,158,669	$506,682,324

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

The following is an analysis of delinquency status by loan components as of March 31, 2013, December 31, 2012 and March 31, 2012:

Credit Quality Indicators – Delinquency

As of March 31, 2013

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$294,029	$488,705	$5,632,474	$6,415,208	$35,326,898	$41,742,106
Owner Occupied Commercial Real Estate	2,365,601	890,826	2,858,892	6,115,319	134,948,622	141,063,941
Non Owner Occupied Commercial Real Estate	96,608	2,462,550	2,645,898	5,205,056	48,772,870	53,977,926
1-4 family Residential	2,387,655	460,474	3,666,018	6,514,147	93,837,863	100,352,010
Multifamily	—	1,596,712	55,707	1,652,419	20,460,486	22,112,905
Home Equity Lines of Credit	1,286,508	86,760	329,710	1,702,978	42,801,056	44,504,034
Commercial	795,537	800,679	479,590	2,075,806	41,841,229	43,917,035
Consumer	82,096	1,672	75,887	159,655	8,330,856	8,490,511
All Other	—	—	91,806	91,806	8,362,344	8,454,150

Total	$7,308,034	$6,788,378	$15,835,982	$29,932,394	$434,682,224	$464,614,618

At March 31, 2013, loans ninety days or more past due and accruing interest totaled $355 thousand, consisting of $194 thousand in 1-4 Family Residential, $91 thousand in All Other, $55 thousand in Commercial Loans, and $15 thousand in Construction and Land.

Credit Quality Indicators – Delinquency

As of December 31, 2012

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$569,706	$207,150	$5,614,856	$6,391,712	$37,307,922	$43,699,634
Owner Occupied Commercial Real Estate	1,243,497	798,494	2,758,537	4,800,528	139,235,344	144,035,872
Non Owner Occupied Commercial Real Estate	18,077	—	2,436,430	2,454,507	53,288,180	55,742,687
1-4 family Residential	1,641,425	826,202	3,186,143	5,653,770	92,110,834	97,764,604
Multifamily	257,169	52,100	—	309,269	21,795,565	22,104,834
Home Equity Lines of Credit	1,623,442	—	272,777	1,896,219	45,067,676	46,963,895
Commercial	69,914	297,517	653,738	1,021,169	44,029,828	45,050,997
Consumer	94,693	49,425	60,020	204,138	9,148,911	9,353,049
All Other	—	5,590	—	5,590	8,336,841	8,342,431

Total	$5,517,923	$2,236,478	$14,982,501	$22,736,902	$450,321,101	$473,058,003

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

At December 31, 2012, loans ninety days or more past due and accruing interest totaled $54 thousand, consisting of Commercial Loans.

Credit Quality Indicators – Delinquency

As of March 31, 2012

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$3,126,696	$12,704	$5,150,500	$8,289,900	$47,043,228	$55,333,128
Owner Occupied Commercial Real Estate	2,022,656	404,943	3,593,233	6,020,832	135,071,280	141,092,112
Non Owner Occupied Commercial Real Estate	1,764,667	565,848	3,372,164	5,702,679	58,195,334	63,898,013
1-4 Family Residential	4,831,824	1,017,079	4,814,442	10,663,345	89,464,378	100,127,723
Multifamily	125,523	63,672	145,921	335,116	28,303,670	28,638,786
Home Equity Lines of Credit	331,848	43,322	490,430	865,600	48,690,183	49,555,783
Commercial	1,093,120	109,771	296,630	1,499,521	46,856,591	48,356,112
Consumer	70,145	3,070	10,489	83,704	11,432,723	11,516,427
All Other	—	—	—	—	8,164,240	8,164,240

Total	$13,366,479	$2,220,409	$17,873,809	$33,460,697	$473,221,627	$506,682,324

At March 31, 2012, loans ninety days or more past due and accruing interest totaled $87 thousand, consisting of $50 thousand in 1-4 Family Residential, $25 thousand in Construction and Land and $12 thousand in Non Owner Occupied Commercial Real Estate.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

The following tables present impaired loans by class of loan as of March 31, 2013, December 31, 2012, and March 31, 2012:

Impaired Loans

For Three Months Ended March 31, 2013

	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Construction and Land	$4,176,568	$5,007,420	$1,264,963	$2,343,838	$410
Owner Occupied Commercial Real Estate	1,108,449	1,111,025	130,149	851,568	3,538
Non Owner Occupied Commercial Real Estate	884,850	907,448	8,611	409,897	—
1-4 Family Residential	3,051,133	3,246,912	405,439	2,754,631	8,441
Multifamily	1,596,712	1,995,399	343,978	1,597,775	12,530
Home Equity Lines of Credit	440,820	473,474	13,320	441,145	1,406
Commercial	368,972	436,454	201,736	674,186	2,830
Consumer	35,910	36,467	11,433	39,700	668
All Other	5,590	5,590	63	4,192	133

	$11,669,004	$13,220,189	$2,379,692	$9,116,932	$29,956

With no related allowance recorded
Construction and Land	$5,937,764	$8,753,877	$—	$7,979,152	$1,055
Owner Occupied Commercial Real Estate	14,311,004	16,290,157	—	14,423,258	33,640
Non Owner Occupied Commercial Real Estate	3,400,426	5,006,285	—	3,902,121	1,110
1-4 Family Residential	10,880,143	13,320,014	—	11,241,041	9,921
Multifamily	220,114	335,423	—	179,805	1,958
Home Equity Lines of Credit	1,320,621	1,584,999	—	1,320,597	—
Commercial	1,812,991	1,958,173	—	1,802,674	501
Consumer	193,902	211,428	—	199,646	553
All Other	5,471	5,841	—	6,193	—

	$38,082,436	$47,466,197	$—	$41,054,487	$48,738

Total impaired loans
Construction and Land	$10,114,332	$13,761,297	$1,264,963	$10,322,990	$1,465
Owner Occupied Commercial Real Estate	15,419,453	17,401,182	130,149	15,274,826	37,178
Non Owner Occupied Commercial Real Estate	4,285,276	5,913,733	8,611	4,312,018	1,110
1-4 Family Residential	13,931,276	16,566,926	405,439	13,995,672	18,362
Multifamily	1,816,826	2,330,822	343,978	1,777,580	14,488
Home Equity Lines of Credit	1,761,441	2,058,473	13,320	1,761,742	1,406
Commercial	2,181,963	2,394,627	201,736	2,476,860	3,331
Consumer	229,812	247,895	11,433	239,346	1,221
All Other	11,061	11,431	63	10,385	133

Total	$49,751,440	$60,686,386	$2,379,692	$50,171,419	$78,694

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Impaired Loans

For the Year Ended December 31, 2012

	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Construction and Land	$1,704,665	$2,261,661	$769,478	$5,127,948	$2,751
Owner Occupied Commercial Real Estate	769,580	784,441	101,780	3,271,111	6,884
Non Owner Occupied Commercial Real Estate	116,506	120,416	19,306	2,882,926	693
1-4 Family Residential	2,295,733	2,394,910	419,390	4,166,970	34,933
Multifamily	1,600,964	1,999,583	330,278	950,206	42,451
Home Equity Lines of Credit	440,719	471,323	55,069	723,678	16,045
Commercial	1,192,118	1,266,684	316,475	1,404,549	27,651
Consumer	48,218	48,700	12,227	35,365	3,340

	$8,168,503	$9,347,718	$2,024,003	$18,562,753	$134,748

With no related allowance recorded
Construction and Land	$8,887,167	$13,266,937	$—	$8,195,857	$2,481
Owner Occupied Commercial Real Estate	14,513,250	16,479,026	—	11,108,985	75,364
Non Owner Occupied Commercial Real Estate	4,226,384	5,814,525	—	3,880,998	54,217
1-4 Family Residential	11,567,669	14,045,330	—	8,756,801	27,955
Multifamily	56,529	171,016	—	1,095,310	48,776
Home Equity Lines of Credit	1,314,154	1,564,643	—	1,546,143	11,461
Commercial	1,344,470	1,540,619	—	1,490,259	5,395
Consumer	198,137	223,946	—	199,207	614
All Other	6,629	6,827	—	2,682	—

	$42,114,389	$53,112,869	$—	$36,276,242	$226,263

Total impaired loans
Construction and Land	$10,591,832	$15,528,598	$769,478	$13,323,805	$5,232
Owner Occupied Commercial Real Estate	15,282,830	17,263,467	101,780	14,380,096	82,248
Non Owner Occupied Commercial Real Estate	4,342,890	5,934,941	19,306	6,763,924	54,910
1-4 Family Residential	13,863,402	16,440,240	419,390	12,923,771	62,888
Multifamily	1,657,493	2,170,599	330,278	2,045,516	91,227
Home Equity Lines of Credit	1,754,873	2,035,966	55,069	2,269,821	27,506
Commercial	2,536,588	2,807,303	316,475	2,894,808	33,046
Consumer	246,355	272,646	12,227	234,572	3,954
All Other	6,629	6,827	—	2,682	—

Total	$50,282,892	$62,460,587	$2,024,003	$54,838,995	$361,011

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Impaired Loans

For Three Months Ended March 31, 2012

	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Construction and Land	$3,011,846	$3,356,885	$225,496	$3,764,899	$943
Owner Occupied Commercial Real Estate	2,687,032	2,853,180	92,692	3,411,355	767
Non Owner Occupied Commercial Real Estate	3,710,549	5,685,208	704,243	3,752,760	288
1-4 Family Residential	4,216,757	4,344,791	954,283	4,774,320	7,893
Multifamily	—	—	—	946,962	8,580
Home Equity Lines of Credit	98,718	102,335	58,789	80,005	—
Commercial	1,785,142	1,850,053	690,880	1,740,468	11,299
Consumer	38,061	38,061	38,061	39,587	949

	$15,548,105	$18,230,513	$2,764,444	$18,510,356	$30,719

With no related allowance recorded
Construction and Land	$9,708,817	$13,444,030	$—	$9,275,033	$—
Owner Occupied Commercial Real Estate	7,563,206	8,667,154	—	6,660,932	27,174
Non Owner Occupied Commercial Real Estate	3,183,455	4,442,320	—	3,193,030	18,043
1-4 Family Residential	7,689,437	9,421,160	—	7,113,986	4,568
Multifamily	2,052,795	2,468,634	—	1,259,833	6,536
Home Equity Lines of Credit	1,159,057	1,183,853	—	1,328,062	—
Commercial	725,805	851,217	—	950,713	—
Consumer	177,760	204,998	—	141,367	—

	$32,260,332	$40,683,366	$—	$29,922,956	$56,321

Total impaired loans
Construction and Land	$12,720,663	$16,800,915	$225,496	$13,039,932	$943
Owner Occupied Commercial Real Estate	10,250,238	11,520,334	92,692	10,072,287	27,941
Non Owner Occupied Commercial Real Estate	6,894,004	10,127,528	704,243	6,945,790	18,331
1-4 Family Residential	11,906,194	13,765,951	954,283	11,888,306	12,461
Multifamily	2,052,795	2,468,634	—	2,206,795	15,116
Home Equity Lines of Credit	1,257,775	1,286,188	58,789	1,408,067	—
Commercial	2,510,947	2,701,270	690,880	2,691,181	11,299
Consumer	215,821	243,059	38,061	180,954	949

Total	$47,808,437	$58,913,879	$2,764,444	$48,433,312	$87,040

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

The following table presents nonaccrual loans by class of loan:

	As of March 31, 2013	As of December 31, 2012	As of March 31, 2012
Construction and Land	$10,090,670	$10,388,363	$12,662,813
Owner Occupied Commercial Real Estate	10,449,750	14,541,815	7,285,711
Non Owner Occupied Commercial Real Estate	4,255,704	4,311,531	5,618,877
1-4 Family Residential	12,428,591	12,816,342	10,884,559
Multifamily	1,652,419	1,657,493	2,052,795
Home Equity Lines of Credit	1,761,441	1,326,182	1,257,775
Commercial	1,973,402	2,318,266	1,763,538
Consumer	177,224	205,973	177,760
All Other	5,471	6,629	—

	$42,794,672	$47,572,594	$41,703,828

Interest income of $12,530 was recognized on loans while in nonaccrual status for the three months ended March 31, 2013, compared to $21,591 for the same period in 2012.

As a result of adopting the amendments in ASU 2011-02, the Bank reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they were considered Troubled Debt Restructurings (“TDRs”) under the amended guidance. The Bank identified them as impaired under the guidance in ASC 310-10-35.

Troubled Debt Restructurings

For Three Months Ended March 31, 2013

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Construction and Land	1	$352,979	$79,245
Non Owner Occupied Commercial Real Estate	1	246,618	246,618
Owner Occupied Commercial Real Estate	—	—	—
1-4 Family Residential	5	605,602	601,927
Multifamily	—	—	—
Consumer	1	11,482	10,979
All Other	1	5,590	5,590

Total	9	$1,222,271	$944,359

Of the nine loans identified as TDRs beginning January 1, 2013, the Bank extended the terms on three of these loans, lowered the interest rate on four of these loans and provided other concessions on two of these loans.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings

For the Year Ended December 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Construction and Land	14	$5,765,411	$4,546,343
Non Owner Occupied Commercial Real Estate	9	9,420,891	8,130,135
Owner Occupied Commercial Real Estate	5	1,412,388	1,395,057
1-4 Family Residential	33	5,525,137	5,475,721
Multifamily	1	141,140	165,682
Commercial	16	518,473	495,892
Consumer	3	24,497	23,695

Total	81	$22,807,937	$20,232,525

Of the eighty-one loans identified as TDRs during the year ended December 31, 2012, the Bank extended the terms on thirteen of these loans, lowered the interest rate on forty nine of these loans, modified the payment on eight of these loans and provided other concessions on eleven of these loans.

Troubled Debt Restructurings

For Three Months Ended March 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Construction and Land	1	$247,833	$247,833
Owner Occupied Commercial Real Estate	—	—	—
1-4 Family Residential	—	—	—
Multifamily	—	—	—
Commercial	2	273,492	272,069
Consumer	—	—	—

Total	3	$521,325	$519,902

Of the three loans identified as TDRs beginning January 1, 2012, the Bank provided other concessions on these loans, including lowering the interest rate, extending the terms, or modifying the payment.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings That Subsequently Defaulted During the Period

For Three Months Ended March 31, 2013

	Number of Contracts	Recorded Investment
Construction and Land	8	$3,331,949
Owner Occupied Commercial Real Estate	3	1,606,980
Non Owner Occupied Commercial Real Estate	1	246,618
1-4 Family Residential	19	2,879,241
Commercial	4	302,666
Consumer	1	5,470

Total	36	$8,372,924

Troubled Debt Restructurings That Subsequently Defaulted During the Period

For Three Months Ended March 31, 2012

	Number of Contracts	Recorded Investment
Construction and Land	2	$272,889
1-4 Family Residential	2	203,038
Commercial	—	—

Total	4	$475,927

In determination of the allowance for loan losses, management considers TDRs and subsequent defaults in these restructurings by individually evaluating each TDR for impairment under ASC 310-10-35 and identifying those TDRs with post modification payments that are past due thirty days or more.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment at March 31, 2013, December 31, 2012 and March 31, 2012 are as follows:

	March 31, 2013	December 31, 2012	March 31, 2012
Land, building and improvements	$17,819,598	$18,062,505	$17,819,598
Furniture, fixtures and equipment	10,542,084	10,424,289	10,474,841
Accumulated depreciation	(13,765,480)	(13,698,290)	(13,082,148)

	$14,596,202	$14,788,504	$15,212,291

Depreciation expense for the quarter ended March 31, 2013 and 2012 amounted to $261,338 and $272,334, respectively.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 4 - PREMISES AND EQUIPMENT (Continued)

Future obligations for minimum rentals under noncancelable operating leases at March 31, 2013, all of which are to a related party, are as follows:

Years Ending December 31,
2013	$209,700
2014	279,600
2015	279,600
2016	275,200
2017	253,200
Thereafter	4,272,800

$5,570,100

Certain bank facilities are leased from a related party under operating leases. Rent expense charged to operations under all operating lease agreements and under related party lease agreements was $69,900 for the three months ended March 31, 2013 and $70,800 for the three months ended March 31, 2012, all of which was leased from a related party.

NOTE 5 - DEPOSITS

Deposits consist of the following:

	March 31, 2013	December 31, 2012	March 31, 2012
Noninterest-bearing demand	$111,345,263	$108,606,997	$108,938,983
Interest-bearing demand	143,911,061	161,761,626	143,539,236
Money market	61,496,049	60,606,841	63,302,194
Savings	32,930,305	32,885,725	32,926,179
Time deposits	258,508,863	277,514,488	311,215,681

Total	$608,191,541	$641,375,677	$659,922,273

A summary of time deposits by maturity at March 31, 2013 is as follows:

Years Ending December 31,
2013	$85,670,049
2014	99,254,383
2015	48,538,870
2016	13,024,493
2017	10,058,465
2018	1,962,603

$258,508,863

The Bank had brokered certificates of deposit of approximately $28,287,067, $38,242,000, and $38,273,344 at March 31,2013, December 31, 2012 and March 31, 2012, respectively.

The aggregate amount of time deposits with a minimum denomination of $100,000 was $160,799,821, $176,179,507, and $199,167,862 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings consist of the following:

	March 31, 2013	December 31, 2012	March 31, 2012
Collateralized customer deposits	$21,081,169	$10,236,387	$21,030,815

	$21,081,169	$10,236,387	$21,030,815

NOTE 7 - REPURCHASE AGREEMENTS

Repurchase agreements consist of the following:

Maturity Date	Interest Rate	March 31, 2013	December 31, 2012	March 31, 2012
July 1, 2013	5.19% with a 2 year embedded cap	$—	$12,500,000	$12,500,000
April 24, 2018	4.49%, callable at 2 years	—	5,000,000	5,000,000
April 24, 2018	3.75%, callable at 2 years	—	15,000,000	15,000,000
April 24, 2018	3.65%, callable at 5 years	—	10,000,000	10,000,000

		$—	$42,500,000	$42,500,000

During 2008, the Bank funded security purchases with Reverse Repurchase Agreements. At March 31, 2013, December 31, 2012, and March 31, 2012 certain mortgage-backed and agency securities of $0, $59,793,977, and $61,013,154, respectively, were pledged as collateral to secure these agreements.

During the three months ended March 31, 2013, the Bank incurred $5,415,000 in unwind fees related to the early termination of the structured repurchase agreements.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances are as follows:

Maturity Date	Interest Rate	March 31, 2013	December 31, 2012		March 31, 2012
September 2, 2014	2.23% adjustable	—	7,500,000		7,500,000
October 6, 2014	2.38% adjustable	—	9,000,000		9,000,000
October 6, 2014	2.40% adjustable	—	15,000,000		15,000,000
April 6, 2015	2.87% adjustable	—	5,000,000		5,000,000
April 6, 2015	2.87% adjustable	—	5,000,000		5,000,000
January 30, 2017	4.55% fixed	—	10,000,000	*	10,000,000	*
February 2, 2017	4.42% fixed	—	10,000,000	*	10,000,000	*

		$—	$61,500,000		$61,500,000

*	All convertible borrowings are callable.

During the three months ended March 31, 2013, the Bank incurred $4,349,571 in prepayment penalties related to the prepayment of all Federal Home Loan Bank advances.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

At March 31, 2013, December 31, 2012, and March 31, 2012, all stock in the Federal Home Loan Bank (balance of $1,024,600, $4,114,700, and $5,769,000, respectively), qualifying loans totaling $36,546,526, $36,083,392, and $33,215,597, respectively, and certain investment securities totaling $15,129,525, $30,625,095, $108,527,604, respectively, were pledged as collateral to secure Federal Home Loan Bank advances.

NOTE 9 - COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as the change in equity during a period for non-owner transactions and is divided into net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. The components of accumulated other comprehensive income (loss) for the Bank are as follows:

March 31, 2013
Investment Securities Available for Sale:
Unrealized gain (loss) on securities available for sale	(2,669,661)
Tax effect	1,030,489

Net unrealized gain (loss) on securities available for sale	(1,639,172)

Total accumulated other comprehensive income (loss)	$(1,639,172)

The following table discloses the changes in accumulated other comprehensive income (loss) for the three months ended March 31, 2013, (all amounts are net of tax).

	Unrealized Gain (loss) on Derivative Financial Instruments	Unrealized Gain (Loss) on Securities Available for Sale	Total
Beginning balance at January 1, 2013	$(399,793)	$(349,189)	$(748,982)
Other comprehensive income (loss) before reclassifications		(1,289,983)	(1,289,983)
Amounts reclassified from accumulated other comprehensive income	399,793		399,793

Net current period other comprehensive income (loss)	399,793	(1,289,983)	(890,190)

Ending balance at March 31, 2013	$—	$(1,639,172)	$(1,639,172)

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 10 - INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

	Three Months Ended March 31,
	2013	2012
Current expense (benefit):
Federal	$—	$—
State	729	956

	729	956

Deferred expense (benefit):
Federal	(3,027,971)	368,109
State	(406,223)	66,345

	(3,434,194)	434,454

Change in valuation allowance	3,434,194	—

	$729	$435,410

The statutory income tax amounts are reconciled with the effective income tax amounts as follows:

	Three Months Ended March 31,
	2013	2012
Tax (benefit) at federal rate of 35%	$(3,073,531)	$503,193
Differences:
Adjustment for tax at 34% federal rate	87,815	(14,377)
Tax-exempt interest income	(17,558)	(94,488)
State tax expense (benefit), net of federal benefit	(406,223)	66,345
Increase in cash surrender value of life insurance	(22,366)	(38,025)
Nondeductible interest expense	4,013	11,436
Goodwill impairment	—	—
Change in valuation allowance	3,434,194	—
Other, net	(5,615)	1,326

	$729	$435,410

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 10 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

	March 31, 2013	December 31, 2012	March 31, 2012
Deferred tax assets:
Allowance for loan losses	$5,709,823	$5,904,244	$6,723,747
OREO writedowns	484,858	560,192	199,979
Deferred compensation	52,604	52,604	54,618
Interest income - nonaccrual basis	1,348,581	1,306,138	1,563,778
Unrealized loss on securities available-for-sale	1,030,489	219,523	—
Unrealized loss on derivatives	—	250,858	238,337
Other than temporary impairment of securities	—	—	2,655,047
Net operating losses	9,078,451	5,456,923	1,885,425
Other	684,916	708,433	230,542

	18,389,722	14,458,915	13,551,473
Valuation allowance	(7,326,494)	(3,892,300)	—

	11,063,228	10,566,615	13,551,473
Deferred tax liabilities:
Fixed assets	(1,175,222)	(1,189,050)	(1,230,122)
Unrealized gain on securities AFS	—	—	(663,011)
Accumulated accretion	—	—	—
Other	(395,715)	(445,382)	(433,259)

	(1,570,937)	(1,634,432)	(2,326,392)

Net deferred tax asset	$9,492,291	$8,932,183	$11,225,081

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As of March 31, 2013 and December 31, 2012, in evaluating future tax planning strategies, management has provided a valuation allowance of $7,326,494 and $3,892,300, respectively. As of March 31, 2012, management believed it is more likely than not that the deferred tax assets would be realized in the future and that no valuation allowance was necessary.

Net operating loss carryforwards will expire 2026 through 2033.

Management has analyzed the tax positions taken or expected to be taken in the company’s tax returns and concluded the Bank has no liability related to uncertain tax positions in accordance with ASC Topic 740.

NOTE 11 - REGULATORY MATTERS

On June 8, 2011, the Bank entered into a Formal Agreement with the Comptroller of the Currency (“Comptroller”) requiring the Bank to take specified actions with respect to the operation of the Bank. The substantive actions called for by the agreement should strengthen the Bank. The Bank is working diligently to

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 11 - REGULATORY MATTERS (Continued)

appropriately respond to all of the terms of the formal agreement, including implementing plans, programs, and progress reports within the timeframes required by the agreement. The Formal Agreement did not impose more stringent regulatory capital minimums on the Bank.

The Bank is subject to the dividend restrictions set forth by the Comptroller. Under such restrictions, the Bank may not, without the prior approval of the Comptroller, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8.0% and 4.0%, respectively, and of Tier I capital (as defined) to average assets (as defined) of 3.0% to 5.0%, depending on the specific institution’s composite ratings as determined by its regulators. The Comptroller has not advised the Bank of any specific leverage ratio applicable to it. Management believes, as of March 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table as follows:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2013

Total capital (to risk-weighted assets)	$85,846,000	17.85%	$38,474,000	8.00%	$48,093,000	10.00%
Tier 1 capital (to risk-weighted assets)	$79,727,000	16.58%	$19,234,000	4.00%	$28,852,000	6.00%
Tier 1 capital (to average assets)	$79,727,000	10.36%	$23,087,000	3.00%	$38,478,000	5.00%

December 31, 2012
Total capital (to risk-weighted assets)	$95,528,000	19.22%	$39,752,000	8.00%	$49,690,000	10.00%
Tier 1 capital (to risk-weighted assets)	$89,204,000	17.95%	$19,876,000	4.00%	$29,814,000	6.00%
Tier 1 capital (to average assets)	$89,204,000	10.41%	$25,702,000	3.00%	$42,836,000	5.00%

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 11 - REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2012

Total capital (to risk-weighted assets)	$102,026,000	16.25%	$50,228,000	8.00%	$62,785,000	10.00%
Tier 1 capital (to risk-weighted assets)	$94,060,000	14.98%	$25,116,000	4.00%	$37,674,000	6.00%
Tier 1 capital (to average assets)	$94,060,000	10.54%	$26,772,000	3.00%	$44,620,000	5.00%

Because the Bank had a relatively high level of nonperforming assets at March 31, 2013 the Comptroller may require the Bank to maintain capital ratios in excess of those shown to be well capitalized in the table above. The Comptroller may also seek the Bank’s agreement to take other specified actions intended to reduce the risks faced by the Bank. The Comptroller has the authority to enforce such an agreement with various regulatory actions.

NOTE 12 - COMMITMENTS

In the normal course of business, there are various commitments outstanding to extend credit which are not reflected in the consolidated financial statements. Preapproved but unused lines of credit available to borrowers and loan commitments aggregated approximately $41,239,163, including $806,000 of related party lines, at March 31, 2013 while standby letters of credit totaled approximately $429,500. Preapproved but unused lines of credit available to borrowers and loan commitments aggregated approximately $51,592,359, including $3,524,875 of related party lines, at March 31, 2012 while standby letters of credit totaled approximately $1,012,480. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Bank will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Collateral obtained varies but may include accounts receivable, inventory, and commercial or residential real estate. Management expects that these commitments can be funded through normal operations.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach are required. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, a fair value hierarchy is established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3	Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank’s financial assets and financial liabilities carried at fair value. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Bank’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Bank’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

The following is a description of the valuation methodologies used for assets and liabilities recorded at fair value:

Securities Available-for-Sale - Investment securities classified as available-for-sale are reported at fair value on a recurring basis utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the US Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speed, credit information and the bond’s terms and conditions, among other things.

Derivative Assets - The Bank uses derivatives to manage various financial risks. The fair value of derivative financial instruments are determined based on quoted market prices, dealer quotes and external pricing models that are primarily sensitive to market observable data. The fair value of interest rate lock commitments, which are related to Federal Home Loan Bank advances, is based on quoted market prices. Derivative assets are reported at fair value on a recurring basis utilizing Level 2 inputs.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans Held-for-Sale - Loans held-for-sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Bank classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Loans - The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by estimating the fair value of the impaired loan using one of several methods; including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Substantially all of the total impaired loans were evaluated based on the fair value of the collateral. For impaired loans that have an allowance established based on the fair value of collateral, a classification in the fair value hierarchy is required. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned (“OREO”) - Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the OREO as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the OREO as nonrecurring Level 3.

Assets and Liabilities Measured at Fair Value on a Recurring Basis - The table below presents the Bank’s assets and liabilities measured at fair value on a recurring basis at March 31, 2013, December 31, 2012 and March 31, 2012 aggregated by the level in the fair value hierarchy within which those measurements fall:

March 31, 2013	Level 1	Level 2	Level 3	Total
Securities available-for-sale:
Mortgage-backed	$—	$167,403,649	$—	$167,403,649
Derivatives	—	—	—	—

Total assets	$—	$167,403,649	$—	$167,403,649

December 31, 2012	Level 1	Level 2	Level 3	Total
Securities available-for-sale:
Mortgage-backed	$—	$178,887,521	$—	$178,887,521
Derivatives	—	(649,512)	—	(649,512)

Total assets	$—	$178,238,009	$—	$178,238,009

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

March 31, 2012	Level 1	Level 2	Level 3	Total
Securities available-for-sale:
U.S. Government agencies	$—	$1,617,636	$—	$1,617,636
States and political subdivisions	—	22,424,510	—	22,424,510
Mortgage-backed	—	187,164,707	—	187,164,707
Corporate securities	—	—	—	—
Derivatives	—	(618,176)	—	(618,176)

Total assets	$—	$210,588,677	$—	$210,588,677

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis - The Bank may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis. These include assets and liabilities that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents the Bank’s assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2013, December 31, 2012 and March 31, 2012, aggregated by the level in the fair value hierarchy within which those measurements fall:

March 31, 2013	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$47,371,748	$47,371,748
Loans held for sale	—	2,505,400	—	2,505,400
Other real estate owned	—	—	3,330,318	3,330,318

Total assets	$—	$2,505,400	$50,702,066	$53,207,466

December 31, 2012	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$48,258,889	$48,258,889
Loans held for sale	—	1,546,446	—	1,546,446
Other real estate owned	—	—	3,640,836	3,640,836

Total assets	$—	$1,546,446	$51,899,725	$53,446,171

March 31, 2012	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$45,043,993	$45,043,993
Loans held for sale	—	3,075,375	—	3,075,375
Other real estate owned	—	—	3,592,635	3,592,635

Total assets	$—	$3,075,375	$48,636,628	$51,712,003

For assets and liabilities that are not presented on the balance sheet at fair value, the Bank uses the following methods to determine fair value:

The fair value of the Bank’s cash and cash equivalents is estimated to be equal to its recorded amount.

The fair value of investment securities classified as held-to-maturity are based on quoted market prices, except for certain other-than-temporarily impaired securities described in Note 2.

For federal bank stock, the fair value approximates the carrying value due to the redemptive provisions of the banks.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The fair value for all fixed rate loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit ratings and for similar maturities. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. The fair value for all adjustable rate loans has been estimated to be equal to their carrying amounts because the repricing periods are relatively short-term in nature.

The fair value of deposits with no stated maturities, including checking accounts and statement savings accounts, is estimated to be equal to the amount payable on demand. The fair value of time deposits is based upon the discounted value of the contractual cash flows. The discount rates used in these calculations approximate the current rates offered for deposits of similar remaining maturities.

The estimated fair value of borrowed funds approximates carrying value for short-term borrowings. The fair value of long-term fixed-rate borrowings is estimated using quoted market prices, if available, or by discounting future cash flows using current interest rates for similar financial instruments.

The fair values of accrued interest receivable and accrued interest payable are presumed to be their recorded book values.

Commitments to extend credit and standby letters of credit are generally extended at variable rates and, therefore, are subject to minimal interest rate risk exposure. Accordingly, the fair value is nominal.

Based on the limitations, methods and assumptions noted above, the estimated fair values of the Bank’s financial instruments at March 31, 2013, December 31, 2012 and March 31, 2012 are as follows:

	March 31, 2013		December 31, 2012		March 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$47,559,755	$47,559,755	$161,780,115	$161,780,115	$35,224,313	$35,224,313
Federal bank stock	1,384,600	1,384,600	4,474,700	4,474,700	6,129,000	6,129,000
Securities available-for-sale	167,403,649	167,403,649	178,887,521	178,887,521	211,206,853	211,206,853
Securities held-to-maturity	—	—	—	—	90,226,738	87,146,834
Loans, net	449,617,105	463,011,827	457,575,195	471,207,000	488,975,838	505,112,041
Loans held-for-sale	2,505,400	2,505,400	1,546,446	1,546,446	3,075,375	3,075,375
Accrued interest receivable	1,639,729	1,639,729	1,833,568	1,833,568	3,141,016	3,141,016
Derivative	—	—	(649,512)	(649,512)	(618,176)	(618,176)

Financial Liabilities:
Deposits with no stated maturities	349,721,755	351,959,974	363,861,189	366,201,000	348,706,592	348,706,592
Deposits with stated maturities	258,469,786	264,595,520	277,514,488	284,084,000	311,215,681	320,552,151
Short-term borrowings	21,081,169	21,081,169	10,236,387	10,236,387	21,030,815	21,030,815
Repurchase agreements	—	—	42,500,000	48,054,025	42,500,000	48,054,025
Federal Home Loan Bank advances	—	—	61,500,000	65,989,526	61,500,000	65,989,526
Accrued interest payable	522,596	522,596	1,557,276	1,557,276	1,679,436	1,679,436

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 14 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Bank utilizes a comprehensive risk management strategy to monitor sensitivity of earnings to movements in interest rates. Specific types of funding and principal amounts hedged are determined based on prevailing market conditions and the shape of the yield curve. In conjunction with this strategy, the Bank employs various interest rate derivatives as risk management tools to hedge interest rate risk from recognized assets and liabilities or from forecasted transactions. The terms and notional amounts of derivatives are determined based on management’s assessment of future interest rates, as well as other factors. The Bank establishes parameters for derivative usage, including identification of assets and liabilities to hedge, derivative instruments to be utilized, and notional amounts of hedging relationships. At March 31, 2012, the Bank’s only outstanding interest rate hedging relationships relate to interest rate swaps that have been designated as cash flow hedges of probable forecasted transactions related to recognized floating rate Federal Home Loan Bank Advances.

Qualifying derivatives are accounted for as cash flow hedges when the hedged item is a forecasted transaction. Gains and losses on these instruments are recorded in other comprehensive income until the underlying transaction is recorded in earnings. When the hedged item is realized, gains or losses are reclassified from accumulated other comprehensive income (loss) (“AOCI”) to the Consolidated Statement of Operations on the same line item as the underlying transaction.

The cumulative net loss attributable to cash flow hedges recorded in AOCI at March 31, 2013, December 31, 2012 and March 31, 2012, was $0, ($649,512) and ($618,176), respectively, related to the interest rate swaps that have been designated as cash flow hedges of probable forecasted transactions related to recognized floating rate Federal Home Loan Bank Advances.

The Bank is exposed to interest rate volatility with regard to future issuances of variable rate debt. The Bank periodically uses interest rate swaps to reduce rate volatility and funding costs associated with certain debt issues, and to achieve a desired proportion of variable versus fixed rate debt, based on current and projected market conditions. The purpose of the cash flow hedge transactions is to eliminate the variability of cash flows in the interest payments attributable to the benchmark interest rate in the Hedged Transaction. The Bank has effectively substituted fixed rate interest payments for the contracted floating rate interest payments in the Hedged Transaction.

The assessment of effectiveness will be based on the long haul method. This method will be applied consistently at inception and on an ongoing basis.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 14 - DERIVATIVE INSTRUMENTS AND HEDGING (Continued)

During the fourth quarter of 2010, the Bank executed four agreements of $34 million adjustable rate advances with the Federal Home Loan Bank of Atlanta. Along with the advances, the Bank executed four cash flow hedge agreements with Credit Suisse USA Inc. The terms of the hedged transactions match the corresponding floating interest rate leg of the hedge. Therefore, changes in the cash flow of the hedged advances are expected to be highly effective both at inception and on an ongoing basis in offsetting changes in cash flow of the hedged transactions.

	Asset Derivatives
	Balance Sheet Classification	Notional Amounts	Fair Value
March 31, 2013
Derivatives designated in cash flow hedging relationships	Trading Assets	$—	$—
December 31, 2012
Derivatives designated in cash flow hedging relationships	Trading Assets	$34,000,000	$(649,512)
March 31, 2012
Derivatives designated in cash flow hedging relationships	Trading Assets	$34,000,000	$(618,176)

During the three months ended March 31, 2013, the Bank unwound all interest rate swaps with a notional value of $34 million and incurred $694 thousand in interest rate swap unwind fees.

NOTE 15 - CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Bank makes loans to individuals and small businesses for various personal and commercial purposes primarily in Cleveland, Gaston, Lincoln and Rutherford counties of North Carolina. The Bank’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Bank to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Bank to unusual credit risk.

The Bank’s investment portfolio consists principally of obligations of the United States and its agencies or its corporations. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Bank places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

NOTE 16 - ASSETS UNDER MANAGEMENT

At March 31, 2013 and 2012, the Bank’s Trust Department had approximately $383,481,000 and $359,949,000 of assets of which 39.7% and 36.7%, respectively, were under direct control and held either at a safekeeping agent, in its vault, or at a depository institution. These trust assets are held in a fiduciary capacity and are not assets of the Bank and are not reflected on the consolidated balance sheets.

NOTE 17 - SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date, but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

On January 24, 2013, Bank of the Ozarks, Inc. (the “Company”) entered into a definitive agreement and plan of merger (the “Agreement”) with the Bank, whereby the Company will acquire all of the outstanding common stock of the Bank in a transaction valued at approximately $64.0 million for the outstanding common stock of the Bank.

Completion of the transaction is subject to certain closing conditions, including regulatory approvals and the approval of the shareholders of the Bank. The transaction approvals of the Federal Depository Insurance Corporation (FDIC) and the Arkansas State Bank Department were received subsequent to March 31, 2013. The transaction is subject to shareholder approval, and is expected to close during the third quarter of 2013. Upon approval of the shareholders, the Bank will be liable to Sandler O’Neill for the remaining balance ($710 thousand) of the transaction fee of 1.5% of the aggregate deal value which is to be paid upon the closing of the merger.

Management has reviewed events occurring through May 17, 2013, the date the consolidated financial statements were available to be issued, and no additional subsequent events occurred requiring accrual or disclosure.

INDEPENDENT AUDITOR’S REPORT

The Board of Directors and Stockholders

The First National Bank of Shelby and Subsidiary

Shelby, North Carolina

Report on the Financial Statements

We have audited the accompanying consolidated balance sheets of The First National Bank of Shelby and Subsidiary (the “Bank”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Shelby and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

February 12, 2013

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets:
Cash and due from banks	$17,681,046	$14,222,578
Interest-bearing bank deposits	143,900,358	3,998,871
Federal funds sold	198,711	140,552

Total cash and cash equivalents	161,780,115	18,362,001
Securities available-for-sale	178,887,521	222,288,519
Securities held-to-maturity (fair value of $91,288,521 at December 31, 2011)	—	93,194,539
Federal bank stock	4,474,700	6,129,000
Loans, net	457,575,195	496,885,909
Loans held-for-sale	1,546,446	3,909,963
Accrued interest receivable	1,833,568	3,147,672
Premises and equipment, net	14,788,504	15,411,291
Cash surrender value of life insurance policies	15,430,173	15,290,478
Other real estate owned	3,640,836	5,708,838
Deferred tax asset, net	8,932,183	11,278,433
Other assets	4,918,519	6,773,484

Total assets	$853,807,760	$898,380,127

Liabilities:
Deposits:
Noninterest-bearing	$108,606,997	$107,671,374
Interest-bearing	532,768,680	558,685,020

Total deposits	641,375,677	666,356,394
Short-term borrowings	10,236,387	9,610,454
Repurchase agreements	42,500,000	42,500,000
Federal Home Loan Bank advances	61,500,000	76,500,000
Accrued interest payable	1,557,276	1,805,082
Other liabilities	1,120,328	1,202,102

Total liabilities	758,289,668	797,974,032

Commitments – Notes 4, 9 and 12

Stockholders’ equity:
Common stock, $10.00 par value; 2,500,000 shares authorized, 400,000 issued and outstanding	4,000,000	4,000,000
Surplus	8,000,000	8,000,000
Retained earnings	84,267,073	87,681,140
Accumulated other comprehensive income (loss)	(748,981)	724,955

Total stockholders’ equity	95,518,092	100,406,095

Total liabilities and stockholders’ equity	$853,807,760	$898,380,127

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Operations

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Interest income:
Loans	$25,670,756	$29,508,926	$32,771,302
Investment securities:
U.S. Government agencies	45,048	668,019	917,960
States and political subdivisions	727,776	965,201	1,007,918
Mortgage-backed	7,524,852	9,103,226	11,637,174
Corporate securities	440,665	722,427	874,684
Other	183,238	152,550	126,682

Total interest income	34,592,335	41,120,349	47,335,720

Interest expense:
Deposits	6,528,395	9,086,748	12,295,545
Short-term borrowings	15,658	18,208	30,173
Repurchase agreements	1,830,762	1,825,760	1,701,638
Federal Home Loan Bank advances	2,320,718	2,581,052	4,435,310

Total interest expense	10,695,533	13,511,768	18,462,666

Net interest income	23,896,802	27,608,581	28,873,054
Provision for loan losses	8,233,281	13,368,448	16,350,449

Net interest income after provision for loan losses	15,663,521	14,240,133	12,522,605

Noninterest income:
Service charges	3,395,393	3,765,996	3,892,675
Trust income	1,316,719	1,395,172	1,337,972
Mortgage banking income	1,371,937	993,009	1,663,276
Net gain (loss) on sale of securities	(609,997)	439,610	854,650
Other	1,314,988	1,289,471	1,244,830
Other-than-temporary impairment losses on debt securities:
Total other-than-temporary impairment losses	(67,247)	(1,941,503)	(2,423,280)
Less: Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	1,477,316	1,370,696

Net impairment losses on debt securities recognized in earnings	(67,247)	(464,187)	(1,052,584)

Total noninterest income	6,721,793	7,419,071	7,940,819

Noninterest expense:
Compensation	8,996,794	9,922,296	10,651,551
Profit sharing and employee benefits	2,457,634	2,605,631	2,877,704
Federal and other insurance premiums	1,181,195	1,251,703	1,298,760
Occupancy	1,070,293	1,168,713	1,397,125
Equipment rentals, depreciation and maintenance	2,042,877	2,095,165	2,186,256
Impairment of goodwill	—	—	6,034,835
Other	6,626,183	5,391,055	5,241,776

Total noninterest expense	22,374,976	22,434,563	29,688,007

Net income (loss) before income taxes	10,338	(775,359)	(9,224,583)
Income tax expense (benefit)	3,424,405	(1,022,657)	(1,278,712)

Net income (loss)	$(3,414,067)	$247,298	$(7,945,871)

Basic earnings (loss) per share	$(8.54)	$0.62	$(19.86)

The accompanying notes are an integral part of these consolidated financial statements

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net income (loss)	$(3,414,067)	$247,298	$(7,945,871)
Other comprehensive income (loss):

Derivative financial instruments:
Unrealized gains (losses) on derivative financial instruments	(93,878)	(957,804)	401,032
Tax effect	250,858	—	—

Unrealized gains (losses) on derivative financial instruments, net of tax	156,980	(957,804)	401,032

Investment securities available-for-sale:
Unrealized holding gains (losses) on securities available-for-salearising during the period	(1,668,668)	3,403,416	5,121,663
Tax effect	643,338	(1,312,153)	(1,974,606)

Unrealized holding gains (losses) on securities available-for-salearising during the period, net of tax	(1,025,330)	2,091,263	3,147,057
Reclassification adjustment for gains on securities available-for-sale	(3,404,292)	(427,928)	(858,784)
Tax effect	1,312,491	165,180	339,220

Reclassification adjustment for gains on securities available-for-sale, net of tax	(2,091,801)	(262,747)	(519,564)
Reclassification adjustment for other-than-temporary impairment onsecurities available-for-sale	67,247	449,714	549,150
Tax effect	(25,926)	(173,590)	(216,914)

Reclassification adjustment for other-than-temporary impairment onsecurities available-for-sale, net of tax	41,321	276,124	332,236

Investment securities held-to-maturity:
Unrealized other-than-temporary impairment on securities held-to-maturity	—	(696,256)	(710,306)
Tax effect	—	268,435	273,851

Unrealized other-than-temporary impairment on securities held-to-maturity	—	(427,821)	(436,455)
Accretion of unrealized losses on securities previously transferred from available-for-sale to held-to-maturity	90,226	84,933	85,046
Tax effect	(34,786)	(32,745)	(32,789)

Accretion of unrealized losses on securities previously transferred from available-for-sale to held-to-maturity, net of tax	55,440	52,188	52,257
Reclassification adjustment for losses on securities previously transferred from available-for-sale to held-to-maturity	2,261,260	—	—
Tax effect	(871,806)	—	—

Reclassification adjustment for losses on securities previously transferred from available-for-sale to held-to-maturity	1,389,454	—	—

Total other comprehensive income (loss)	(1,473,936)	771,203	2,976,563

Comprehensive income (loss)	$(4,888,003)	$1,018,501	$(4,969,308)

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2012, 2011 and 2010

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2009	400,000	$4,000,000	$8,000,000	$96,019,713	$(3,022,811)	$104,996,902
Net loss	—	—	—	(7,945,871)	—	(7,945,871)
Other comprehensive income	—	—	—	2,976,563	2,976,563
Cash dividends declared, $1.60 per share	—	—	—	(640,000)	—	(640,000)

Balance, December 31, 2010	400,000	4,000,000	8,000,000	87,433,842	(46,248)	99,387,594
Net income	—	—	—	247,298	—	247,298
Other comprehensive income	—	—	—	—	771,203	771,203

Balance, December 31, 2011	400,000	4,000,000	8,000,000	87,681,140	724,955	100,406,095
Net loss	—	—	—	(3,414,067)	—	(3,414,067)
Other comprehensive loss	—	—	—	—	(1,473,936)	(1,473,936)

Balance, December 31, 2012	400,000	$4,000,000	$8,000,000	$84,267,073	$(748,981)	$95,518,092

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$(3,414,067)	$247,298	$(7,945,871)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,126,318	1,169,225	1,263,088
Provision for loan losses	8,233,281	13,368,448	16,350,449
Net amortization of securities	3,268,990	2,039,756	3,267,633
Deferred loan fees, net	(109,621)	(35,872)	(14,967)
Other-than-temporary impairment on securities	67,247	464,187	1,052,584
Net gain on sale of available-for-sale securities	(3,404,292)	(427,927)	(854,650)
Net loss (gain) on sale of held-to-maturity securities	4,014,289	(11,683)	—
Loss on disposal of premises and equipment	—	124,575	59,345
Loss on sale or writedown of other real estate owned	191,135	480,270	572,744
Deferred income tax expense (benefit)	3,622,407	(1,059,541)	(1,571,323)
Originations of loans held-for-sale	(46,565,288)	(40,674,749)	(63,907,890)
Proceeds from sale of loans held-for-sale	48,928,805	40,103,609	63,243,780
Goodwill impairment	—	—	6,034,835
(Increase) decrease in assets:
Accrued interest receivable	1,314,104	1,141,949	(77,034)
Other assets	1,854,965	2,457,561	2,571,667
Increase (decrease) in liabilities:
Accrued interest payable	(247,806)	(569,495)	(405,748)
Other liabilities	(175,652)	404,435	(315,414)

Net cash provided by operating activities	18,704,815	19,222,046	19,323,228

Cash flows from investing activities:
Purchases of securities available-for-sale	(181,728,333)	(109,376,719)	(154,641,297)
Purchases of securities held-to-maturity	(5,090,039)	—	(19,504,609)
Proceeds from sales, calls, prepayments and maturities of securities available-for-sale	222,840,415	119,422,188	177,411,443
Proceeds from sales, calls, prepayments and maturities of securities held-to-maturity	93,971,045	14,274,984	20,961,430
Sales of Federal bank stock, net	1,654,300	1,888,500	913,300
Decrease in loans	29,551,243	25,137,107	5,350,740
Purchases of premises and equipment	(503,531)	(228,862)	(1,767,597)
Proceeds from sale of premises and equipment	—	1,200	16,400
Proceeds from sale of other real estate owned	3,512,678	2,634,997	1,831,056
Increase in cash surrender value of life insurance policies	(139,695)	(298,596)	(36,297)

Net cash provided by investing activities	164,068,083	53,454,799	30,534,569

Cash flows from financing activities:
Net increase (decrease) in deposits	(24,980,717)	(49,296,109)	12,416,540
Net increase (decrease) in short-term borrowings	625,933	(11,080,345)	4,063,192
Repayment on repurchase agreements	—	(37,500,000)	—
Proceeds from Federal Home Loan Bank advances	—	—	22,500,000
Repayment of Federal Home Loan Bank advances	(15,000,000)	—	(76,700,000)
Cash dividends paid	—	—	(1,280,000)

Net cash used in financing activities	(39,354,784)	(97,876,454)	(39,000,268)

Net increase (decrease) in cash and cash equivalents	143,418,114	(25,199,609)	10,857,529
Cash and cash equivalents, beginning of year	18,362,001	43,561,610	32,704,081

Cash and cash equivalents, end of year	$161,780,115	$18,362,001	$43,561,610

The accompanying notes are an integral part of these consolidated financial statements.

THE FIRST NATIONAL BANK OF SHELBY AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Cash paid during the year for:
Interest	$10,943,339	$14,081,263	$18,868,414
Income taxes	1,275	73,854	2,894

Supplemental Disclosures of Noncash Investing and Financing Activities:
Transfer of loans to other real estate owned	1,932,811	5,576,168	2,570,184
Change in unrealized gain (loss) on available-for-sale securities	(5,007,701)	(2,670,088)	(4,802,688)
Change in unrealized gain (loss) on held-to-maturity securities	2,351,486	(156,721)	545,612
Transfer of securities from held-to-maturity to available-for-sale	2,856,654	—	—
Increase (decrease) in unrealized gain (loss) on derivatives	(93,878)	(957,804)	401,032
Loans to facilitate the sale of other real estate owned	297,000	324,000	577,649
Federal Home Loan Bank advances retired as part of restructuring	—	—	34,000,000

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation: The consolidated financial statements include the accounts of The First National Bank of Shelby and its wholly-owned subsidiary, F.N.B. Insurance Agency, Inc. (collectively, “the Bank”), for the years ended December 31, 2012, 2011 and 2010. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of operations: The First National Bank of Shelby is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans within its North Carolina lending area of Cleveland County, Gaston County, Lincoln County, Rutherford County and the surrounding counties. Commercial and consumer loans are made on either a secured or unsecured basis to corporations, partnerships, and individuals.

Basis of financial statement presentation: The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and liabilities, and the fair value of securities and other financial instruments.

Cash and cash equivalents: For purposes of reporting in the consolidated statements of cash flows, the Bank includes cash on hand, demand deposits at other financial institutions with terms less than 90 days and federal funds sold, as cash and cash equivalents. The Bank generally maintains deposits with financial institutions that are in excess of the federally-insured amounts; however, the Bank has not experienced any losses with such concentrations. Cash flows from loans and deposits are reported net. The Bank is required to maintain average balances with the Federal Reserve Bank. The average Federal Reserve Bank balance requirement for the two weeks ended December 31, 2012 was $100,000.

Investment in debt securities: The Bank has investments in debt securities which consist primarily of obligations of the U.S. Government and federal agencies, state and political subdivisions, mortgage-backed securities, and collateralized debt obligations. Management classifies all securities as trading, available-for-sale, or held-to-maturity on the date of purchase and the appropriateness of such classification is reassessed at each balance sheet date. Since the Bank does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading. All securities have been classified as either available-for-sale or held-to-maturity.

Securities available-for-sale: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity in the case of debt securities. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Premiums and discounts are amortized using the interest method over the securities’ contractual lives. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect as a component of accumulated other comprehensive income (loss). Realized gains or losses, determined on the basis of the cost of specific securities sold, are recorded on the trade date and included in noninterest income.

Securities held-to-maturity: Certain debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Premiums and discounts are amortized using the interest method over the securities’ contractual lives.

Declines in the fair value of individual securities classified as either held-to-maturity or available-for-sale below their amortized cost that are determined to be other-than-temporary result in write-downs of the individual

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

securities to their fair value with the resulting write-downs included in operations as realized losses or in accumulated other comprehensive income (loss) as unrealized losses. In estimating other-than-temporary impairment, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

Federal bank stock: The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB. For membership stock, the Bank is required to invest the lesser of .15% of the Bank’s total assets or $26,000,000 at December 31, 2012. For activity-based stock, the Bank is required to invest 4.50% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The cost of the FHLB stock is $4,114,700 at December 31, 2012. The Bank also owns Federal Reserve Bank (“FRB”) stock with a cost of $360,000 at December 31, 2012. For presentation purposes, such FHLB and FRB stock is assumed to have a market value that is equal to cost of $4,474,700 and $6,129,000 at December 31, 2012 and 2011 respectively.

Loans receivable: The Bank’s loan portfolio consists principally of commercial, industrial, consumer and real estate lending and mortgage loans. Commercial lending covers categories such as working capital, construction and commercial real estate. Real estate lending includes 1-4 family dwellings and multi-family dwelling loans. Consumer credit includes primarily direct loans to consumers for automobiles and other personal financing needs. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and deferred loan origination fees net of costs.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Impaired loans: Management considers loans to be impaired when based on current information and events it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under contractual terms of the loan agreement first to interest income and then to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to recoveries of any amounts previously charged off. Further cash receipts are recorded as interest income, to the extent that any interest has been foregone.

The Bank establishes specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan’s effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the marketplace or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

Loans held-for-sale: Loans held-for-sale are valued at the lower of cost or market as determined by the outstanding commitments from investors calculated on the aggregate loan basis.

Transfers of financial assets: After a transfer of financial assets, the Bank recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes assets when control is surrendered and liabilities when extinguished.

Gain on loans sold represent fees received from loan investors related to the Bank’s origination of single-family residential mortgage loans and subsequent sale of the loans. The Bank also receives consideration for selling the related loan servicing rights. Such gains are reported as noninterest income.

Gains or losses on sales of loans, when they occur, are recognized at the time of sale and are determined by the difference between the net sales proceeds and the unpaid principal balance of the loans sold. The Bank does not retain servicing rights on loans sold.

Interest income: The Bank recognizes interest income on loans over the contractual life of the loan. Interest income is accrued on the unpaid principal balance. The Bank discontinues the accrual of interest on loans when collection of principal or interest is considered to be doubtful. When the collectability of principal and interest is no longer in doubt, the loan is returned to performing status.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using a method that approximates the interest method over the contractual life of the loans, adjusted for actual prepayments.

Rate lock commitments: The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.

Other real estate owned: Other real estate owned (“OREO”) represents properties acquired through, or in lieu of, foreclosure or other proceedings and is initially recorded at the lower of cost or fair value less estimated costs of disposal at the date of foreclosure, which establishes a new cost. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. After foreclosure, OREO is held-for-sale and is carried at the lower of cost or fair value less estimated costs of disposal. Property is evaluated regularly to ensure

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Revenue and expense from the operations of OREO and changes in the valuation allowance are included in noninterest expense.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided based on the estimated useful lives of the assets using accelerated and straight-line methods. Estimated useful lives used for computing depreciation and amortization are 10 to 50 years for buildings, over the lesser of the useful life or the life of the lease for leasehold improvements, and 3 to 10 years for furniture and equipment. Maintenance and repairs are charged to expense, and gains or losses on disposal of premises and equipment are included in noninterest income.

Benefit plans: The Bank provides a 401(k) profit sharing plan covering substantially all of the Bank’s employees who are eligible as to age and length of service.

The Bank has deferred compensation and supplemental income agreements for the benefit of certain officers of the Bank and members of the Board of Directors. The plans are funded in part through life insurance policies held by the Bank and the liabilities are being accrued over the terms indicated in the plan agreements.

Goodwill and intangible assets: Goodwill is the excess of costs over fair value of the net assets in the acquisition of a bank. Given the substantial declines in common stock prices of banks, declining operating results, asset quality trends, market comparables and the economic outlook for our industry, the Bank recorded a $6.0 million goodwill impairment charge to write-off all of its goodwill during 2010. This non-cash goodwill impairment charge to earnings was recorded as a component of non-interest expense on the consolidated statement of operations.

Impairment of long-lived assets: Long-lived assets, including premises and equipment which are held and used by the Bank, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest income.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Bank believes that its income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Bank’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded. Management believes it is no longer subject to income tax examinations for the years prior to 2009.

Earnings (loss) per share: Basic per-share amounts are computed by dividing net income (loss) (the numerator) by the weighted-average number of common shares outstanding (the denominator). The Bank’s capital structure is not considered to be complex; therefore, the Bank is only required to disclose basic earnings per share. There are no diluted per share amounts to disclose. The number of weighted-average shares outstanding was 400,000 for 2012, 2011 and 2010.

Comprehensive income (loss): Comprehensive income (loss) and its components (revenues, expenses, gains and losses) are required to be displayed in a full set of general-purpose financial statements. All items that are

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized under accounting standards as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as separate components of the equity section of the balance sheet, such items, along with net income (loss) are components of comprehensive income (loss).

Off-balance-sheet risk: In the ordinary course of business, the Bank is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit and lines of credit. Such financial instruments are recorded when they are funded. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: Fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Trust assets: Assets held by the trust department are not included in these consolidated financial statements except in a depository relationship with individual trusts.

Derivative financial instruments: All derivatives are recognized as assets or liabilities in the balance sheet and measured at fair value.

Interest rate swap agreements: For asset/liability management purposes, the Bank uses interest rate swap agreements to hedge exposures or to modify interest rate characteristics of certain debt instruments. Such derivatives are used as part of the asset/liability management process and are linked to specific liabilities; and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

The Bank utilizes interest rate swap agreements to convert a portion of its fixed-rate debt to a variable rate (fair value hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.

The gain or loss on a derivative designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period.

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Bank to risk. Those derivative financial instruments that do not meet the hedging criteria would be classified as trading activities and would be recorded at fair value with changes in fair value recorded in operations. Derivative hedge contracts must meet specific effectiveness tests (i.e., over time the change in their fair values due to the designated hedge risk must be within 80% to 125% of the opposite change in the fair values of the hedged assets or liabilities.) Changes in fair value of the derivative financial instruments must be effective at offsetting changes in the fair value of the hedged items due to the designated hedge risk during the term of the hedge. Further, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicates the derivative financial instrument no longer provides an effective hedge, then the derivative contract would be closed out and settled or classified as a trading activity.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the statements of cash flows in the same category as the cash flows of the items being hedged.

Reclassifications: Some items in the prior year consolidated financial statements were reclassified to conform to the current presentation. Such reclassifications had no impact on previously reported stockholders’ equity or net income (loss).

Recent Accounting Pronouncements: In April 2011 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02 to assist creditors with their determination of when a restructuring is a Troubled Debt Restructuring (“TDR”). The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. The new guidance was effective for the Bank beginning January 1, 2012 and did not have a material effect on the Bank’s TDR determinations.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the Accounting Standards Codification (“ASC”) was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments were effective for the Bank on January 1, 2012 and had no effect on the consolidated financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments were effective for the Bank beginning January 1, 2012 and had no effect on the consolidated financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of operations and other comprehensive income (loss). The amendments were applicable to the Bank on January 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the consolidated financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB finalizes its conclusions regarding future requirements.

The FASB amended the Comprehensive Income topic of the ASC in February 2013. The amendments address reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will be effective for the Bank on a prospective basis for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Bank does not expect these amendments to have any effect on its consolidated financial statements other than a change in the presentation of financial information.

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The amendments are not expected to have a material effect on the Bank’s consolidated financial statements.

In January 2013, the FASB amended the Balance Sheet topic of the ASC to address implementation issues about the scope of ASU No. 2011-11 related to disclosures about offsetting assets and liabilities. The amendments clarify that the ASU only applies to certain derivatives accounted for in accordance the Derivatives and Hedging topic of the ASC, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for reporting periods beginning on or after January 1, 2013. The Bank does not expect these amendments to have a material effect on its financial statements.

In February 2013 the FASB also amended the Financial Instruments topic of the ASC to address the scope and applicability of a certain disclosures to nonpublic entities. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The Bank does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

NOTE 2 – SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities at December 31, 2012 and 2011 are summarized as follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
Mortgage-backed securities	$179,456,234	$666,204	$1,234,917	$178,887,521

Total securities available-for-sale	$179,456,234	$666,204	$1,234,917	$178,887,521

	December 31, 2011
	Amortized Cost	Gross Unrealized		Market Value
		Gains	Losses
Securities Available-for-Sale
U.S. government agency securities	$1,671,612	$121,538	$—	$1,793,150
States and political subdivisions	21,428,461	1,151,999	—	22,580,460
Mortgage-backed securities	193,403,981	4,167,335	1,009,381	196,561,935
Corporate	1,345,477	7,497	—	1,352,974

Total securities available-for-sale	$217,849,531	$5,448,369	$1,009,381	$222,288,519

Securities Held-to-Maturity
Collateralized debt obligations	$14,694,863	$—	$8,706,359	$5,988,504
Mortgage-backed securities	78,499,676	6,803,747	4,606	85,300,017

Total securities held-to-maturity	$93,194,539	$6,803,747	$8,710,765	$91,288,521

NOTE 2 – SECURITIES (Continued)

Maturities may differ from contractual maturities in mortgage-backed securities because they do not have a single maturity date.

Proceeds from the sales of securities available-for-sale for the years ended December 31, 2012, 2011 and 2010 were $175,746,289, $26,502,388 and $86,919,650, respectively. Gross proceeds from maturities, calls and prepayments on securities available-for-sale for the years ended December 31, 2012, 2011 and 2010 were $47,094,126, $92,919,800 and $90,491,793 respectively. Gross gains from sales, maturities or calls of securities available-for-sale for the years ended December 31, 2012, 2011 and 2010 were $4,836,634, $647,374 and $942,249, respectively and gross losses were $1,432,342, $219,447 and $87,599, respectively.

During 2012, the Bank committed to its primary regulator to reduce classified investment securities consisting primarily of private label collateralized mortgage obligations (“CMOs”) and collateralized debt obligations (“CDOs”) by 23%, through sales of specific targeted bonds, amortizing payments, and write-downs. During the first and second quarters of 2012, the Bank sold two held-to-maturity CMOs for $3,909,347 (book value of $4,882,692), resulting in a realized loss of $973,345. The Bank determined that the sale of the held-to-maturity securities was based on a change in circumstances related to the levels of investment in these specific securities and did not call into question its intent to hold other held-to-maturity investment securities to maturity.

Additionally, during the fourth quarter of 2012, the Bank’s board of directors began various actions and negotiations to sell the Bank. As part of this decision to engage in a business combination, the Bank sold $84,109,976 (book value) of held-to-maturity investment securities for $79,861,615, resulting in a realized loss of $4,248,361. Given the intent to enter into a business combination and since the majority of the held-to-maturity securities were sold, the Bank transferred the remaining held-to-maturity security, recorded at book value of $2,856,654, to available-for-sale, as the intent to hold the security to maturity was no longer part of the Bank’s strategic plan.

Proceeds from the sales of held-to-maturity securities for the year ended December 31, 2012 totaled $83,770,962. Gross proceeds from maturities, calls and prepayments on held-to-maturity securities for the years ended December 31, 2012, 2011 and 2010 were $14,109,430, $14,274,984 and $20,961,430, respectively. Gross gains from sales, maturities or calls of securities held-to-maturity for the years ended December 31, 2012, 2011 and 2010 were $5,392,400, $11,683 and $0, respectively and gross losses from sales, maturities or calls were $9,406,689, $0 and $0, respectively.

During 2008, the Bank transferred securities with an aggregate market value of $50,202,924 from available-for-sale to held-to-maturity. In accordance with the Investments topic of the ASC, the unrealized gains and losses on these securities at the date of transfer continued to be reported in accumulated other comprehensive income; however, on the date of transfer, the unrealized gains and losses began being amortized over the remaining life of the securities. The net amortization recorded in the years ended December 31, 2012, 2011 and 2010 was $90,226, $84,933 and $85,046, respectively. All of these securities were sold during 2012 and, on the date of the sale, the remaining net unamortized unrealized loss on these securities of $2,261,260 was removed from accumulated other comprehensive income.

At December 31, 2012 and 2011, securities with an aggregate market value of $165,871,353 and $265,646,889 respectively, were pledged to secure borrowed funds and public and federal deposits received by the Bank. The carrying amount of securities pledged to secure collateralized customer deposits was $12,210,865 and $25,170,322, respectively.

NOTE 2 – SECURITIES (Continued)

The following tables present information regarding temporarily impaired securities as of December 31, 2012 and 2011:

	Year Ended December 31, 2012
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$96,896,283	$1,234,853	$18,161	$64	$96,914,444	$1,234,917

Total	$96,896,283	$1,234,853	$18,161	$64	$96,914,444	$1,234,917

	Year Ended December 31, 2011
	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for Sale:
Mortgage-backed Securities	$13,075,699	$61,664	$12,630,578	$947,717	$25,706,277	$1,009,381

Total available for sale	13,075,699	61,664	12,630,578	947,717	25,706,277	1,009,381

Held to Maturity:
Mortgage-backed securities	24,736	4,406	—	—	24,736	4,406
Collateralized debt obligations	—	—	14,694,863	8,706,359	14,694,863	8,706,359

Total held to maturity	—	—	14,694,863	8,706,359	14,719,599	8,710,765

Total	$13,100,435	$66,070	$27,325,441	$9,654,076	$40,425,876	$9,720,146

The Bank’s investment portfolio consists of various debt securities including government agency bonds, mortgage-backed securities, collateralized mortgage obligations, state and local government obligations and collateralized debt obligations. The Bank regularly monitors its portfolio to determine if any security has experienced any other-than-temporary decline in fair value. The determination of whether a security is other-than-temporarily impaired is subjective and requires a significant amount of judgment. In evaluating for other-than-temporary impairment, management considers the duration and severity of declines in fair value, the financial condition of the issuers of each security, as well as the Bank’s intent and ability to hold these securities over a reasonable time horizon to recovery or maturity. In performing this analysis for debt securities, the Bank’s consideration of the financial condition of the issuer of each security is focused on the issuer’s ability to continue to perform on its debt obligations, including any concerns about the issuer’s ability to continue as a going concern.

Credit and liquidity issues continued throughout 2012, 2011 and 2010 as the market for certain securities remained inactive. The Bank recognized impairment charges on debt securities during 2012, 2011 and 2010. For securities identified as other-than-temporarily impaired, fair value was determined from market values obtained from third party pricing sources. Management determined impairment by estimating and discounting the future cash flows for each of these securities, as well as evaluating the strength and performance of the underlying financial institutions. The write-down of other-than-temporarily impaired debt securities was $67,247 in 2012, $464,187 in 2011 and $1,052,584 in 2010 and is included in non-interest income in the accompanying Consolidated Statements of Operations. The Bank recognized the credit component of other-than-temporary impairment in earnings and the noncredit component in Other Comprehensive Income (Loss) (“OCI”) for those securities which the Bank does not intend to sell and it is more likely than not that the Bank will not be required to sell prior to recovery of the amortized cost. The amount of such credit loss represents the excess of the security’s amortized cost over the present value of its expected future cash inflows. The present value of such

NOTE 2 – SECURITIES (Continued)

cash inflows was based on an analysis of (1) adverse conditions relating specifically to the industry in which the issuer operates, (2) failure of the issuer to make recent scheduled interest payments, and (3) a downgrade of the security’s rating. The present value calculations for 2011 were prepared using a default rate of 2.0% and discount rates ranging from 3.7% to 5.3% for Collateralized Debt Obligations and default rates ranging from 5% to 15% and discount rates ranging from 5.5% to 7.4% for Mortgage-Backed Securities. The present value calculations for 2010 were prepared using a default rate of 2.0% and discount rates ranging from 4.4% to 6.3% for Collateralized Debt Obligations and default rates ranging from 10% to 20% and discount rates ranging from 5.5% to 7.4% for Mortgage-Backed Securities.

Unrealized losses in the remainder of the Bank’s debt security portfolio were caused by fluctuations in interest rates and spread volatility. Because the decline in market value is not attributable to credit quality issues, and because the Bank does not intend to sell and it is not more likely than not it will be required to sell these securities before recovery of the amortized cost, the Bank does not consider these securities to be other-than-temporarily impaired.

During the years ended December 31, 2012, 2011 and 2010, the Bank recorded other-than-temporary impairment losses on available-for-sale mortgage-backed securities as follows:

	2012	2011	2010
Total other-than-temporary impairment losses (unrealized and realized)	$(67,247)	$(1,230,774)	$(1,209,540)
Less: Unrealized other-than-temporary impairment losses recognized in OCI	—	781,060	660,390

Net impairment losses recognized in earnings	$(67,247)	$(449,714)	$(549,150)

During the year ended December 31, 2011, the Bank recorded other-than-temporary impairment losses on held-to-maturity collateralized debt obligation securities as follows:

Collateralized Debt Obligations
Total other-than-temporary impairment losses (unrealized and realized)	$(710,729)
Less: Unrealized other-than-temporary impairment losses recognized in OCI	696,256

Net impairment losses recognized in earnings	$(14,473)

During the year ended December 31, 2010, the Bank recorded other-than-temporary impairment losses on held-to-maturity securities as follows:

	Collateralized Debt Obligations	Mortgage-Backed Securities	Total
Total other-than-temporary impairment losses (unrealized and realized)	$(1,099,529)	$(114,211)	$(1,213,740)
Less: Unrealized other-than-temporary impairment losses recognized in OCI	710,306	—	710,306

Net impairment losses recognized in earnings	$(389,223)	$(114,211)	$(503,434)

NOTE 2 – SECURITIES (Continued)

Activity related to the credit component recognized in earnings on debt securities held by the Bank for which a portion of the other-than-temporary impairment losses remains in OCI for the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Balance at beginning of year	$5,586,247	$5,122,060	$4,195,498
Deduction for sale of securities in which other-than-temporary impairment was previously recognized	(5,653,494)	—	—
Additions for the credit component on debt securities in which other-than-temporary impairment was not previously recognized	—	—	320,267
Additions for the credit component on debt securities in which other-than-temporary impairment was previously recognized	67,247	464,187	606,295

Balance at end of year	$—	$5,586,247	$5,122,060

NOTE 3 – LOANS

Loans at December 31, by loan type, are as follows:

	2012	2011
Construction and Land	$43,699,634	$59,109,944
Owner Occupied Commercial Real Estate	144,035,872	140,167,696
Non Owner Occupied Commercial Real Estate	55,742,687	67,123,210
1-4 Family Residential	97,764,604	100,365,460
Multifamily	22,104,834	25,466,946
Home Equity Lines of Credit	46,963,895	49,344,412
Commercial	45,050,997	49,452,040
Consumer	9,353,049	13,464,364
All Other	8,342,431	10,110,494

Total Loans	473,058,003	514,604,566
Deferred loan fees	(168,590)	(279,293)
Allowance for loan losses	(15,314,218)	(17,439,364)

Loans, net	$457,575,195	$496,885,909

A summary of the lending activity to executive officers, directors, and their related interests follows:

	2012	2011	2010
Balance at beginning of year	$8,141,890	$8,002,189	$6,964,997
Advances	1,261,804	2,958,053	1,583,302
Repayments	(1,155,795)	(2,818,352)	(546,110)

Balance at end of year	$8,247,899	$8,141,890	$8,002,189

Such loans were made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. Management does not believe these loans involve more than the normal risks of collectability.

NOTE 3 – LOANS (Continued)

The following is an analysis of the allowance for loan losses for the years ended December 31:

	2012	2011	2010
Balance at beginning of year	$17,439,364	$16,762,699	$11,144,824
Provisions for loan losses	8,233,281	13,368,448	16,350,449
Loans charged off	(11,092,242)	(13,401,526)	(11,236,634)
Recoveries of loans previously charged off	733,815	709,743	504,060

Balance at end of year	$15,314,218	$17,439,364	$16,762,699

The Bank’s lending activities are conducted principally in Cleveland, Gaston, Lincoln and Rutherford counties. The Bank has established credit policies applicable to each type of lending activity in which it engages and evaluates the creditworthiness of each customer. While collateral provides assurance as a secondary source of repayment, the Bank ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows. The Bank grants single-family and multifamily residential loans, commercial, industrial, real estate and consumer loans. Total construction, development and non-agricultural land loans are within regulatory guidelines and real estate loan to value exceptions are less than 50% of regulatory guidelines. The Bank does not engage in sub-prime or predatory lending. The Bank does not have any significant concentrations to any one customer or industry.

The allocation of the allowance for loan losses by loan components at December 31, 2012 and 2011 is as follows:

Allowance for Loan Losses and Recorded Investment in Loans

For the Year ended December 31, 2012

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
Construction and Land	$3,675,716	$3,034,092	$277,030	$3,592,326	$4,510,980
Owner Occupied Commercial Real Estate	1,925,014	2,158,768	132,798	1,444,809	1,343,853
Non Owner Occupied Commercial Real Estate	2,837,648	1,450,423	4,128	(264,029)	1,127,324
1-4 Family Residential	2,667,630	2,919,469	78,330	3,416,516	3,243,007
Multifamily	335,324	199,016	—	328,385	464,693
Home Equity Lines of Credit	389,860	674,707	30,264	2,779,101	2,524,518
Commercial	3,114,488	550,552	147,808	(1,693,414)	1,018,330
Consumer	243,982	105,215	63,457	23,973	226,197
All Other	101,021	—	—	(78,873)	22,148
Unallocated	2,148,681	—	—	(1,315,513)	833,168

Total	$17,439,364	$11,092,242	$733,815	$8,233,281	$15,314,218

NOTE 3 – LOANS (Continued)

Allowance for Loan Losses and Recorded Investment in Loans

For the Year ended December 31, 2011

	Beginning Balance	Ending Charge Offs	Recoveries	Provision	Balance
Construction and Land	$5,506,566	$5,316,241	$44,172	$3,441,219	$3,675,716
Owner Occupied Commercial Real Estate	2,929,851	494,398	40,688	(551,127)	1,925,014
Non Owner Occupied Commercial Real Estate	2,745,606	2,150,401	77,543	2,164,900	2,837,648
1-4 Family Residential	1,329,060	2,787,466	37,258	4,088,778	2,667,630
Multifamily	155,271	458,023	534	637,542	335,324
Home Equity Lines of Credit	221,591	451,025	4,495	614,799	389,860
Commercial	2,794,602	1,112,092	369,881	1,062,097	3,114,488
Consumer	248,118	631,880	135,172	492,572	243,982
All Other	47,768	—	—	53,253	101,021
Unallocated	784,266	—	—	1,364,415	2,148,681

Total	$16,762,699	$13,401,526	$709,743	$13,368,448	$17,439,364

Allowance for Loan Losses and Recorded Investment in Loans

For the Year ended December 31, 2012

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$769,478	$9,571,544	$3,741,502	$34,128,090
Owner Occupied Commercial Real Estate	101,780	14,829,296	1,242,073	129,206,576
Non Owner Occupied Commercial Real Estate	19,306	4,009,545	1,108,018	51,733,142
1-4 Family Residential	419,390	10,710,612	2,823,617	87,053,992
Multifamily	330,278	1,600,965	134,415	20,503,869
Home Equity Lines of Credit	55,069	800,685	2,469,449	46,163,210
Commercial	316,475	1,911,703	701,855	43,139,294
Consumer	12,227	48,218	213,970	9,304,831
All Other	—	—	22,148	8,342,431
Unallocated	—	—	833,168	—

Total	$2,024,003	$43,482,568	$13,290,215	$429,575,435

NOTE 3 – LOANS (Continued)

Allowance for Loan Losses and Recorded Investment in Loans

For the Year ended December 31, 2011

	Reserve for Loans Individually Evaluated for Impairment	Loans Individually Evaluated for Impairment	Reserve for Loans Collectively Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Construction and Land	$363,617	$11,217,387	$3,312,099	$47,892,557
Owner Occupied Commercial Real Estate	399,315	8,585,148	1,525,699	131,582,548
Non Owner Occupied Commercial Real Estate	729,410	6,649,920	2,108,238	60,473,290
1-4 Family Residential	1,061,446	8,358,694	1,606,184	92,006,766
Multifamily	71,407	2,115,914	263,917	23,351,032
Home Equity Lines of Credit	59,720	362,582	330,140	48,981,830
Commercial	760,042	1,940,420	2,354,446	47,511,620
Consumer	40,390	40,390	203,592	13,423,974
All Other	—	—	101,021	10,110,494
Unallocated	—	—	2,148,681	—

Total	$3,485,347	$39,270,455	$13,954,017	$475,334,111

Credit Quality Indicators:

The Bank has established a standard risk grading (also referred to as loan grade) system to assist management and lenders in their analysis and supervision of the loan portfolio. Loan officers assign a grade to each credit at its inception; this grade is changed as required thereafter based on the borrower’s financial condition, payment performance, and other material information.

The Bank uses the following definitions for risk ratings:

Special Mention	Loans in this category are currently protected but are potentially weak, including adverse trends in borrower’s operations, credit quality or financial strength. Those loans constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances. This grade should not be used as a compromise between pass and substandard. Special mention loans have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the bank’s credit position at some future date.

Substandard	A substandard loan is inadequately protected by the current sound worth, paying capacity, or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of classified loans, does not have to exist in individual loans with this classification.

Doubtful	A loan graded “doubtful” has all the weaknesses inherent in one which is graded substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined.

NOTE 3 – LOANS (Continued)

The following is an analysis of loan risk grades by loan components as of December 31, 2012 and 2011:

Credit Quality Indicators – Risk Grade

As of December 31, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$27,618,476	$3,103,369	$11,057,344	$1,920,444	$43,699,634
Owner Occupied Commercial Real Estate	110,264,165	9,637,906	23,830,107	303,695	144,035,872
Non Owner Occupied Commercial Real Estate	42,506,861	5,036,144	8,199,682	—	55,742,687
1-4 Family Residential	73,209,884	6,852,092	16,967,726	734,902	97,764,604
Multifamily	16,957,517	2,841,741	2,305,576	—	22,104,834
Home Equity Lines of Credit	41,384,252	2,680,437	2,899,206	—	46,963,895
Commercial	40,279,079	938,540	3,536,662	296,716	45,050,997
Consumer	8,758,773	258,689	316,837	18,750	9,353,049
All Other	8,311,091	19,121	12,219	—	8,342,431

Total	$369,290,098	$31,368,039	$69,125,359	$3,274,507	$473,058,003

Credit Quality Indicators – Risk Grade

As of December 31, 2011

	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land	$40,857,710	$2,689,882	$13,749,968	$1,812,384	$59,109,944
Owner Occupied Commercial Real Estate	111,570,211	4,569,063	23,608,820	419,602	140,167,696
Non Owner Occupied Commercial Real Estate	55,751,642	2,991,079	8,380,489	—	67,123,210
1-4 Family Residential	77,824,890	6,467,578	15,889,164	183,828	100,365,460
Multifamily	22,115,568	265,299	3,086,079	—	25,466,946
Home Equity Lines of Credit	44,762,300	1,845,820	2,574,838	161,454	49,344,412
Commercial	40,784,679	2,814,934	5,281,449	570,978	49,452,040
Consumer	12,914,543	228,907	279,110	41,804	13,464,364
All Other	9,896,636	7,855	12,952	193,051	10,110,494

Total	$416,478,179	$21,880,417	$72,862,869	$3,383,101	$514,604,566

NOTE 3 – LOANS (Continued)

The following is an analysis of delinquency status by loan components as of December 31, 2012 and 2011:

Credit Quality Indicators – Delinquency

As of December 31, 2012

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$569,706	$207,150	$5,614,856	$6,391,712	$37,307,922	$43,699,634
Owner Occupied Commercial Real Estate	1,243,497	798,494	2,758,537	4,800,528	139,235,344	144,035,872
Non Owner Occupied Commercial Real Estate	18,077	—	2,436,430	2,454,507	53,288,180	55,742,687
1-4 family Residential	1,641,425	826,202	3,186,143	5,653,770	92,110,834	97,764,604
Multifamily	257,169	52,100	—	309,269	21,795,565	22,104,834
Home Equity Lines of Credit	1,623,442	—	272,777	1,896,219	45,067,676	46,963,895
Commercial	69,914	297,517	653,738	1,021,169	44,029,828	45,050,997
Consumer	94,693	49,425	60,020	204,138	9,148,911	9,353,049
All Other	—	5,590	—	5,590	8,336,841	8,342,431

Total	$5,517,923	$2,236,478	$14,982,501	$22,736,902	$450,321,101	$473,058,003

At December 31, 2012, loans ninety days or more past due and accruing interest totaled $53,691, consisting of Commercial Loans.

Credit Quality Indicators – Delinquency

As of December 31, 2011

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans Past Due	Current	Total Loans
Construction and Land	$621,470	$1,257,912	$5,078,948	$6,958,330	$52,151,614	$59,109,944
Owner Occupied Commercial Real Estate	1,285,537	990,794	3,627,155	5,903,486	134,264,210	140,167,696
Non Owner Occupied Commercial Real Estate	65,865	495,118	2,237,111	2,798,094	64,325,116	67,123,210
1-4 Family Residential	3,031,881	684,057	4,019,517	7,735,455	92,630,005	100,365,460
Multifamily	—	—	146,676	146,676	25,320,270	25,466,946
Home Equity Lines of Credit	207,371	347,129	449,921	1,004,421	48,339,991	49,344,412
Commercial	296,488	23,679	1,519,094	1,839,261	47,612,779	49,452,040
Consumer	129,777	15,502	21,678	166,957	13,297,407	13,464,364
All Other	37,132	—	—	37,132	10,073,362	10,110,494

Total	$5,675,521	$3,814,191	$17,100,100	$26,589,812	$488,014,754	$514,604,566

At December 31, 2011, loans ninety days or more past due and accruing interest totaled $482,179, consisting of $313,364 in Owner Occupied Commercial Real Estate and $168,815 in Commercial Loans.

NOTE 3 – LOANS (Continued)

The following tables present impaired loans by class of loan as of December 31, 2012 and 2011:

Impaired Loans

For the Year Ended December 31, 2012

	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Construction and Land	$1,704,665	$2,261,661	$769,478	$5,127,948	$2,751
Owner Occupied Commercial Real Estate	769,580	784,441	101,780	3,271,111	6,884
Non Owner Occupied Commercial Real Estate	116,506	120,416	19,306	2,882,926	693
1-4 Family Residential	2,295,733	2,394,910	419,390	4,166,970	34,933
Multifamily	1,600,964	1,999,583	330,278	950,206	42,451
Home Equity Lines of Credit	440,719	471,323	55,069	723,678	16,045
Commercial	1,192,118	1,266,684	316,475	1,404,549	27,651
Consumer	48,218	48,700	12,227	35,365	3,340

	$8,168,503	$9,347,718	$2,024,003	$18,562,753	$134,748

With no related allowance recorded
Construction and Land	$8,887,167	$13,266,937	$—	$8,195,857	$2,481
Owner Occupied Commercial Real Estate	14,513,250	16,479,026	—	11,108,985	75,364
Non Owner Occupied Commercial Real Estate	4,226,384	5,814,525	—	3,880,998	54,217
1-4 Family Residential	11,567,669	14,045,330	—	8,756,801	27,955
Multifamily	56,529	171,016	—	1,095,310	48,776
Home Equity Lines of Credit	1,314,154	1,564,643	—	1,546,143	11,461
Commercial	1,344,470	1,540,619	—	1,490,259	5,395
Consumer	198,137	223,946	—	199,207	614
All Other	6,629	6,827	—	2,682	—

	$42,114,389	$53,112,869	$—	$36,276,242	$226,263

Total impaired loans
Construction and Land	$10,591,832	$15,528,598	$769,478	$13,323,805	$5,232
Owner Occupied Commercial Real Estate	15,282,830	17,263,467	101,780	14,380,096	82,248
Non Owner Occupied Commercial Real Estate	4,342,890	5,934,941	19,306	6,763,924	54,910
1-4 Family Residential	13,863,402	16,440,240	419,390	12,923,771	62,888
Multifamily	1,657,493	2,170,599	330,278	2,045,516	91,227
Home Equity Lines of Credit	1,754,873	2,035,966	55,069	2,269,821	27,506
Commercial	2,536,588	2,807,303	316,475	2,894,808	33,046
Consumer	246,355	272,646	12,227	234,572	3,954
All Other	6,629	6,827	—	2,682	—

Total	$50,282,892	$62,460,587	$2,024,003	$54,838,995	$361,011

NOTE 3 – LOANS (Continued)

Impaired Loans

For the Year Ended December 31, 2011

	Recorded Investment	Principal Unpaid	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Construction and Land	$2,997,307	$3,225,988	$363,617	$6,744,049	$25,150
Owner Occupied Commercial Real Estate	4,500,961	5,448,462	399,315	2,231,427	23,461
Non Owner Occupied Commercial Real Estate	3,789,913	5,737,792	729,410	5,561,368	50,782
1-4 Family Residential	4,975,460	5,251,203	1,061,446	1,459,757	40,851
Multifamily	1,795,857	2,186,702	71,407	2,541,983	19,853
Home Equity Lines of Credit	60,720	60,720	59,720	72,458	336
Commercial	1,169,493	1,221,349	760,042	604,112	21,643
Consumer	40,391	40,391	40,390	3,107	326

	$19,330,102	$23,172,607	$3,485,347	$19,218,261	$182,402

With no related allowance recorded
Construction and Land	$10,250,154	$13,954,545	$—	$8,556,447	$5,809
Owner Occupied Commercial Real Estate	5,701,818	6,156,256	—	5,789,384	66,319
Non Owner Occupied Commercial Real Estate	3,200,461	4,456,697	—	946,880	6,120
1-4 Family Residential	6,924,271	7,908,511	—	2,988,507	90,364
Multifamily	466,733	485,798	—	7,955,091	30,051
Home Equity Lines of Credit	1,414,106	1,433,392	—	664,358	194
Commercial	1,511,459	1,623,751	—	1,360,821	18,476
Consumer	138,007	161,436	—	296,267	1

	$29,607,009	$36,180,386	$—	$28,557,755	$217,334

Total impaired loans
Construction and Land	$13,247,461	$17,180,533	$363,617	$15,300,496	$30,959
Owner Occupied Commercial Real Estate	10,202,779	11,604,718	399,315	8,020,811	89,780
Non Owner Occupied Commercial Real Estate	6,990,374	10,194,489	729,410	6,508,248	56,902
1-4 Family Residential	11,899,731	13,159,714	1,061,446	4,448,264	131,215
Multifamily	2,262,590	2,672,500	71,407	10,497,074	49,904
Home Equity Lines of Credit	1,474,826	1,494,112	59,720	736,816	530
Commercial	2,680,952	2,845,100	760,042	1,964,933	40,119
Consumer	178,398	201,827	40,390	299,374	327

Total	$48,937,111	$59,352,993	$3,485,347	$47,776,016	$399,736

The following table presents nonaccrual loans by class of loan as of December 31, 2012 and 2011:

	2012	2011
Construction and Land	$10,388,363	$13,117,090
Owner Occupied Commercial Real Estate	14,541,815	7,964,354
Non Owner Occupied Commercial Real Estate	4,311,531	5,770,034
1-4 Family Residential	12,816,342	11,339,407
Multifamily	1,657,493	2,754,349
Home Equity Lines of Credit	1,326,182	1,474,826
Commercial	2,318,266	1,909,256
Consumer	205,973	138,007
All Other	6,629	—

	$47,572,594	$44,467,323

NOTE 3 – LOANS (Continued)

Interest income of $115,050 was recognized on loans while in nonaccrual status for the year ended December 31, 2012, compared to $194,700 for 2011.

As a result of adopting the amendments in ASU 2011-02, the Bank reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they were considered Troubled Debt Restructurings (“TDRs”) under the amended guidance. The Bank identified them as impaired under the guidance in ASC 310-10-35.

Troubled Debt Restructurings

For the Year Ended December 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Construction and Land	14	$5,765,411	$4,546,343
Non Owner Occupied Commercial Real Estate	9	9,420,891	8,130,135
Owner Occupied Commercial Real Estate	5	1,412,388	1,395,057
1-4 Family Residential	33	5,525,137	5,475,721
Multifamily	1	141,140	165,682
Commercial	16	518,473	495,892
Consumer	3	24,497	23,695

Total	81	$22,807,937	$20,232,525

Of the eighty-one loans identified as TDRs during the year ended December 31, 2012, the Bank extended the terms on thirteen of these loans, lowered the interest rate on forty nine of these loans, modified the payment on eight of these loans and provided other concessions on eleven of these loans.

Troubled Debt Restructurings

For the Year Ended December 31, 2011

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Construction and Land	4	$353,703	$334,315
Owner Occupied Commercial Real Estate	2	160,148	160,125
1-4 Family Residential	4	326,634	327,542
Multifamily	1	321,277	320,057
Commercial	4	247,757	245,127
Consumer	3	41,253	40,391

Total	18	$1,450,772	$1,427,557

Of the eighteen loans identified as TDRs during the year ended December 31, 2011, the Bank extended the terms on five of these loans, lowered the interest rate on nine of these loans, modified the payment on three of these loans and provided other concessions on one of these loans.

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings That Subsequently Defaulted During the Year

For the Year Ended December 31, 2012

	Number of Contracts	Recorded Investment
Construction and Land	7	$1,732,816
Owner Occupied Commercial Real Estate	2	1,169,576
1-4 Family Residential	6	804,889
Commercial	1	38,469
Consumer	3	37,695

Total	19	$3,783,445

Troubled Debt Restructurings That Subsequently Defaulted During the Year

For the Year Ended December 31, 2011

	Number of Contracts	Recorded Investment
Construction and Land	1	$71,997
1-4 Family Residential	1	75,377
Commercial	1	97,051

Total	3	$244,425

In determination of the allowance for loan losses, management considers TDRs and subsequent defaults in these restructurings by individually evaluating each TDR for impairment under ASC 310-10-35 and identifying those TDRs with post modification payments that are past due thirty days or more.

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2012 and 2011 are as follows:

	2012	2011
Land, building and improvements	$18,062,505	$17,819,598
Furniture, fixtures and equipment	10,424,289	10,424,289
Accumulated depreciation	(13,698,290)	(12,832,596)

	$14,788,504	$15,411,291

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 amounted to $1,126,318, $1,169,225 and $1,263,088, respectively.

Future obligations for minimum rentals under noncancelable operating leases, all of which are to a related party, are as follows:

Years Ending December 31,
2013	$279,600
2014	279,600
2015	279,600
2016	275,200
2017	253,200
Thereafter	4,272,800

$5,640,000

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

Certain bank facilities are leased from a related party under operating leases. Rent expense charged to operations under all operating lease agreements and under related party lease agreements was $280,800, all of which was leased from a related party, in 2012, $295,755 and $283,200, respectively in 2011 and $387,980 and $283,200, respectively in 2010.

NOTE 5 – DEPOSITS

Deposits at December 31 consist of the following:

	2012	2011
Noninterest-bearing demand	$108,606,997	$107,671,374
Interest-bearing demand	161,761,626	142,070,721
Money market	60,606,841	59,273,225
Savings	32,885,725	32,016,361
Time deposits	277,514,488	325,324,713

Total	$641,375,677	$666,356,394

A summary of time deposits by maturity at December 31, 2012 is as follows:

Years Ending December 31,
2013	$114,634,418
2014	92,069,894
2015	47,024,280
2016	13,089,778
2017	10,696,118

$277,514,488

The Bank had brokered certificates of deposit of approximately $38,242,000 and $38,251,000 at December 31, 2012 and 2011, respectively.

The aggregate amount of time deposits with a minimum denomination of $100,000 was $176,179,507 and $170,529,726 at December 31, 2012 and 2011, respectively.

Deposits received from executive officers and directors and their associates totaled approximately $8,387,615 and $11,183,000 at December 31, 2012 and 2011, respectively. These deposit accounts have substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other non-related depositors.

NOTE 6 – SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 2012 and 2011 consist of the following:

	2012	2011
Collateralized customer deposits	$10,236,387	$9,610,454

	$10,236,387	$9,610,454

NOTE 7 – REPURCHASE AGREEMENTS

Maturity Date	Interest Rate	2012	2011
July 1, 2013	5.19% with a 2 year embedded cap	$12,500,000	$12,500,000
April 24, 2018	4.49%, callable at 2 years	5,000,000	5,000,000
April 24, 2018	3.75%, callable at 2 years	15,000,000	15,000,000
April 24, 2018	3.65%, callable at 5 years	10,000,000	10,000,000

		$42,500,000	$42,500,000

During 2008, the Bank funded security purchases with Reverse Repurchase Agreements. At December 31, 2012 and 2011 certain mortgage-backed and agency securities of $59,793,977 and $58,856,046, respectively, were pledged as collateral to secure these agreements.

NOTE 8 – FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances at December 31, 2012 and 2011 are as follows:

Maturity Date	Interest Rate	2012		2011
September 4, 2012	2.45% adjustable	$—		$5,000,000
September 4, 2012	2.78% adjustable	—		10,000,000
September 2, 2014	2.27% adjustable	7,500,000		7,500,000
October 6, 2014	2.18% adjustable	9,000,000		9,000,000
October 6, 2014	2.20% adjustable	15,000,000		15,000,000
April 6, 2015	2.67% adjustable	5,000,000		5,000,000
April 6, 2015	2.67% adjustable	5,000,000		5,000,000
January 30, 2017	4.55% fixed	10,000,000	*	10,000,000	*
February 2, 2017	4.42% fixed	10,000,000	*	10,000,000	*

		$61,500,000		$76,500,000

*	All convertible borrowings are callable.

At December 31, 2012 and 2011, all stock in the Federal Home Loan Bank (balance of $4,114,700 and $5,769,000, respectively), qualifying loans totaling $36,083,392 and $34,500,232, respectively, and certain investment securities totaling $30,625,095 and $127,628,759, respectively, were pledged as collateral to secure these advances.

NOTE 9 – RETIREMENT PLAN AND EMPLOYEE BENEFITS

On December 15, 2009, the Board of Directors approved a resolution to merge the First National Bank of Shelby Profit Sharing Plan and Trust with the First National Bank of Shelby 401(k) Plan. Effective February 1, 2010, the 401(k) Plan’s name was changed to the First National Bank of Shelby 401(k) Profit Sharing Plan (the “Plan”). The plans were also amended and restated to include certain provisions. All Profit Sharing Plan assets were transferred from the Profit Sharing Plan to the 401(k) Profit Sharing Plan on May 12, 2010. Subsequent to merging the plans, participants became fully vested after 6 years and profit sharing contributions and forfeitures were allocated as a percentage of compensation.

Expenses related to the combined plans were $256,582, $300,678 and $316,212 for the years ended December 31, 2012, 2011 and 2010, respectively. The 401(k) Profit Sharing Plan is a defined contribution plan under section 401(k) of the Internal Revenue Code. Employees who have reached the age of 21 are eligible to participate in the Plan. Bank contributions to the Plan, to which the Bank contributes a minimum of 3% of eligible compensation, are determined quarterly.

NOTE 9 – RETIREMENT PLAN AND EMPLOYEE BENEFITS (Continued)

In 1999, the Bank purchased a private placement bank owned life insurance contract with a single premium of $10,000,000 to fund existing and future employee benefit liabilities. At December 31, 2012 and 2011, the cash surrender value of this insurance contract was $14,807,863 and $14,677,001, respectively.

Other life insurance policies held by the Bank have a cash surrender value of $622,310 and $613,477 at December 31, 2012 and 2011, respectively.

The Bank has entered into deferred compensation and supplemental income agreements providing retirement and death benefits for certain directors and officers. Vested benefits under these agreements are payable in monthly or annual installments over 5 to 15 year periods. There was no expense relating to the agreements for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 10 – INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

	2012	2011	2010
Current expense (benefit):
Federal	$(198,002)	$—	$274,549
State	—	36,884	18,062

	(198,002)	36,884	292,611

Deferred expense (benefit):
Federal	(230,318)	(934,364)	(1,285,750)
State	(39,575)	(125,177)	(285,573)

	(269,893)	(1,059,541)	(1,571,323)

Change in valuation allowance	3,892,300	—	—

	$3,424,405	$(1,022,657)	$(1,278,712)

The statutory income tax amounts are reconciled with the effective income tax amounts as follows:

	2012	2011	2010
Tax (benefit) at federal rate of 35%	$3,618	$(272,830)	$(3,229,774)
Differences:
Adjustment for tax at 34% federal rate	(103)	7,795	92,279
Tax-exempt interest income	(306,401)	(396,554)	(430,321)
State tax expense (benefit), net of federal benefit	(39,575)	(126,767)	289,640
Increase in cash surrender value of life insurance	(116,029)	(183,017)	(98,901)
Nondeductible interest expense	38,340	54,256	25,687
Goodwill impairment	—	—	2,112,192
Change in valuation allowance	3,892,300	—	—
Other, net	(47,745)	(105,540)	(39,514)

	$3,424,405	$(1,022,657)	$(1,278,712)

NOTE 10 – INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are presented as follows:

	2012	2011
Deferred tax assets:
Allowance for loan losses	$5,904,244	$6,723,747
OREO writedowns	560,192	199,979
Deferred compensation	52,604	60,627
Interest income – nonaccrual basis	1,306,138	1,374,035
Unrealized loss on securities available-for-sale	219,523	—
Unrealized loss on derivatives	250,858	—
Other than temporary impairment of securities	—	4,028,710
Net operating losses	5,456,923	1,131,690
Other	708,433	466,977

	14,458,915	13,985,765
Valuation allowance	(3,892,300)	—

	10,566,615	13,985,765
Deferred tax liabilities:
Fixed assets	(1,189,050)	(1,257,161)
Unrealized gain on securities AFS	—	(805,776)
Accumulated accretion	—	(1,040)
Other	(445,382)	(643,355)

	(1,634,432)	(2,707,332)

Net deferred tax asset	$8,932,183	$11,278,433

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As of December 31, 2012, in evaluating future tax planning strategies, management has provided a valuation allowance of $3,892,300. As of December 31, 2011, management believed it is more likely than not that the deferred tax assets will be realized in the future and that no valuation allowance was necessary.

Net operating loss carryforwards will expire 2026 through 2032.

Management has analyzed the tax positions taken or expected to be taken in the company’s tax returns and concluded the company has no liability related to uncertain tax positions in accordance with ASC Topic 740.

NOTE 11 – REGULATORY MATTERS

On June 8, 2011, the Bank entered into a Formal Agreement with the Comptroller of the Currency (“Comptroller”) requiring the Bank to take specified actions with respect to the operation of the Bank. The substantive actions called for by the agreement should strengthen the Bank. The Bank is working diligently to appropriately respond to all of the terms of the formal agreement, including implementing plans, programs, and progress reports within the timeframes required by the agreement. The Formal Agreement did not impose more stringent regulatory capital minimums on the Bank.

The Bank is subject to the dividend restrictions set forth by the Comptroller. Under such restrictions, the Bank may not, without the prior approval of the Comptroller, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years.

NOTE 11 – REGULATORY MATTERS (Continued)

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8.0% and 4.0%, respectively, and of Tier I capital (as defined) to average assets (as defined) of 3.0% to 5.0%, depending on the specific institution’s composite ratings as determined by its regulators. The Comptroller has not advised the Bank of any specific leverage ratio applicable to it. Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table as follows:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital (to risk-weighted assets)	$95,528,000	19.22%	$39,752,000	8.00%	$49,690,000	10.00%
Tier 1 capital (to risk-weighted assets)	89,204,000	17.95%	19,876,000	4.00%	29,814,000	6.00%
Tier 1 capital (to average assets)	89,204,000	10.41%	25,702,000	3.00%	42,836,000	5.00%

December 31, 2011
Total capital (to risk-weighted assets)	$102,201,000	15.73%	$51,972,000	8.00%	$64,965,000	10.00%
Tier 1 capital (to risk-weighted assets)	93,963,000	14.46%	25,986,000	4.00%	38,979,000	6.00%
Tier 1 capital (to average assets)	93,963,000	10.30%	27,374,000	3.00%	45,624,000	5.00%

Because the Bank had a relatively high level of nonperforming assets at December 31, 2012 the Comptroller may require the Bank to maintain capital ratios in excess of those shown to be well capitalized in the table above. The Comptroller may also seek the Bank’s agreement to take other specified actions intended to reduce the risks faced by the Bank. The Comptroller has the authority to enforce such an agreement with various regulatory actions.

NOTE 12 – COMMITMENTS

In the normal course of business, there are various commitments outstanding to extend credit which are not reflected in the consolidated financial statements. Preapproved but unused lines of credit available to borrowers and loan commitments aggregated approximately $47,965,034, including $1,018,000 of related party lines, at December 31, 2012 while standby letters of credit totaled approximately $562,500. Preapproved but unused lines of credit available to borrowers and loan commitments aggregated approximately $54,287,544, including

NOTE 12 – COMMITMENTS (Continued)

$1,030,582 of related party lines, at December 31, 2011 while standby letters of credit totaled approximately $1,250,956. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Bank will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Collateral obtained varies but may include accounts receivable, inventory, and commercial or residential real estate. Management expects that these commitments can be funded through normal operations.

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach are required. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, a fair value hierarchy is established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3	Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank’s financial assets and financial liabilities carried at fair value. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Bank’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Bank’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

The following is a description of the valuation methodologies used for assets and liabilities recorded at fair value:

Securities Available-for-Sale – Investment securities classified as available-for-sale are reported at fair value on a recurring basis utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the US Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speed, credit information and the bond’s terms and conditions, among other things.

Derivative Assets – The Bank uses derivatives to manage various financial risks. The fair value of derivative financial instruments are determined based on quoted market prices, dealer quotes and external pricing models that are primarily sensitive to market observable data. The fair value of interest rate lock commitments, which are related to Federal Home Loan Bank advances, is based on quoted market prices. Derivative assets are reported at fair value on a recurring basis utilizing Level 2 inputs.

Loans Held-for-Sale – Loans held-for-sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Bank classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Loans – The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by estimating the fair value of the impaired loan using one of several methods; including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Substantially all of the total impaired loans were evaluated based on the fair value of the collateral. For impaired loans that have an allowance established based on the fair value of collateral, a classification in the fair value hierarchy is required. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned (“OREO”) – Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the OREO as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the OREO as nonrecurring Level 3.

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis – The table below presents the Bank’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 aggregated by the level in the fair value hierarchy within which those measurements fall:

DECEMBER 31, 2012	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Securities available-for-sale:
Mortgage-backed	$—	$178,887,521	$—	$178,887,521
Derivatives	—	(649,512)	—	(649,512)

Total assets	$—	$178,238,009	$—	$178,238,009

DECEMBER 31, 2011	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Securities available-for-sale:
U.S. Government agencies	$—	$1,793,150	$—	$1,793,150
States and political subdivisions	—	22,580,460	—	22,580,460
Mortgage-backed	—	196,561,935	—	196,561,935
Corporate securities	—	1,352,974	—	1,352,974
Derivatives	—	(556,772)	—	(556,772)

Total assets	$—	$221,731,747	$—	$221,731,747

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis – The Bank may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis. These include assets and liabilities that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents the Bank’s assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011, aggregated by the level in the fair value hierarchy within which those measurements fall:

DECEMBER 31, 2012	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Impaired loans, net	$—	$—	$48,258,889	$48,258,889
Loans held for sale	—	1,546,446	—	1,546,446
Other real estate owned	—	—	3,640,836	3,640,836

Total assets	$—	$1,546,446	$51,899,725	$53,446,171

DECEMBER 31, 2011	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Impaired loans, net	$—	$—	$45,451,764	$45,451,764
Loans held for sale	—	3,909,963	—	3,909,963
Other real estate owned	—	—	5,708,838	5,708,838

Total assets	$—	$3,909,963	$51,160,602	$55,070,565

For assets and liabilities that are not presented on the balance sheet at fair value, the Bank uses the following methods to determine fair value:

The fair value of the Bank’s cash and cash equivalents is estimated to be equal to its recorded amount.

The fair value of investment securities classified as held-to-maturity are based on quoted market prices, except for certain other-than-temporarily impaired securities described in Note 2.

For federal bank stock, the fair value approximates the carrying value due to the redemptive provisions of the banks.

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The fair value for all fixed rate loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit ratings and for similar maturities. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. The fair value for all adjustable rate loans has been estimated to be equal to their carrying amounts because the repricing periods are relatively short-term in nature.

The fair value of deposits with no stated maturities, including checking accounts and statement savings accounts, is estimated to be equal to the amount payable on demand. The fair value of time deposits is based upon the discounted value of the contractual cash flows. The discount rates used in these calculations approximate the current rates offered for deposits of similar remaining maturities.

The estimated fair value of Borrowed Funds approximates carrying value for short-term borrowings. The fair value of long-term fixed-rate borrowings is estimated using quoted market prices, if available, or by discounting future cash flows using current interest rates for similar financial instruments.

The fair values of accrued interest receivable and accrued interest payable are presumed to be their recorded book values.

Commitments to extend credit and standby letters of credit are generally extended at variable rates and, therefore, are subject to minimal interest rate risk exposure. Accordingly, the fair value is nominal.

Based on the limitations, methods and assumptions noted above, the estimated fair values of the Bank’s financial instruments at December 31, 2012 and 2011 are as follows:

	2012		2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$161,780,115	$161,780,115	$18,362,001	$18,362,001
Federal bank stock	4,474,700	4,474,700	6,129,000	6,129,000
Securities available-for-sale	178,887,521	178,887,521	222,288,519	222,288,519
Securities held-to-maturity	—	—	93,194,539	91,288,521
Loans, net	457,575,195	471,207,000	496,885,909	513,442,000
Loans held-for-sale	1,546,446	1,546,446	3,909,963	3,909,963
Accrued interest receivable	1,833,568	1,833,568	3,147,672	3,147,672
Derivative	(649,512)	(649,512)	(556,772)	(556,772)

Financial Liabilities:
Deposits with no stated maturities	363,861,189	366,201,000	341,031,681	341,031,681
Deposits with stated maturities	277,514,488	284,084,000	325,324,713	335,224,000
Short-term borrowings	10,236,387	10,236,387	9,610,454	9,610,454
Repurchase agreements	42,500,000	48,054,025	42,500,000	48,403,300
Federal Home Loan Bank advances	61,500,000	65,989,526	76,500,000	82,109,566
Accrued interest payable	1,557,276	1,557,276	1,805,082	1,805,082

NOTE 14 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Bank utilizes a comprehensive risk management strategy to monitor sensitivity of earnings to movements in interest rates. Specific types of funding and principal amounts hedged are determined based on prevailing market conditions and the shape of the yield curve. In conjunction with this strategy, the Bank employs various interest

NOTE 14 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

rate derivatives as risk management tools to hedge interest rate risk from recognized assets and liabilities or from forecasted transactions. The terms and notional amounts of derivatives are determined based on management’s assessment of future interest rates, as well as other factors. The Bank establishes parameters for derivative usage, including identification of assets and liabilities to hedge, derivative instruments to be utilized, and notional amounts of hedging relationships. At December 31, 2012 and 2011, the Bank’s only outstanding interest rate hedging relationships relate to interest rate swaps that have been designated as cash flow hedges of probable forecasted transactions related to recognized floating rate Federal Home Loan Bank Advances.

Qualifying derivatives are accounted for as cash flow hedges when the hedged item is a forecasted transaction. Gains and losses on these instruments are recorded in other comprehensive income until the underlying transaction is recorded in earnings. When the hedged item is realized, gains or losses are reclassified from accumulated other comprehensive income (loss) (“AOCI”) to the Consolidated Statement of Operations on the same line item as the underlying transaction.

The cumulative net loss attributable to cash flow hedges recorded in AOCI at December 31, 2012 and 2011, was ($649,512) and ($556,772), respectively, related to the interest rate swaps that have been designated as cash flow hedges of probable forecasted transactions related to recognized floating rate Federal Home Loan Bank Advances.

The Bank is exposed to interest rate volatility with regard to future issuances of variable rate debt. The Bank periodically uses interest rate swaps to reduce rate volatility and funding costs associated with certain debt issues, and to achieve a desired proportion of variable versus fixed rate debt, based on current and projected market conditions. The purpose of the cash flow hedge transactions is to eliminate the variability of cash flows in the interest payments attributable to the benchmark interest rate in the Hedged Transaction. The Bank has effectively substituted fixed rate interest payments for the contracted floating rate interest payments in the Hedged Transaction.

The assessment of effectiveness will be based on the long haul method. This method will be applied consistently at inception and on an ongoing basis.

During the fourth quarter of 2010, the Bank executed four agreements of $34 million adjustable rate advances with the Federal Home Loan Bank of Atlanta. Along with the advances, the Bank executed four cash flow hedge agreements with Credit Suisse USA Inc. The terms of the hedged transactions match the corresponding floating interest rate leg of the hedge. Therefore, changes in the cash flow of the hedged advances are expected to be highly effective both at inception and on an ongoing basis in offsetting changes in cash flow of the hedged transactions.

	Asset Derivatives
	Balance Sheet Classification	Notional Amounts	Fair Value
December 31, 2012
Derivatives designated in cash flow hedging relationships	Trading Assets	$34,000,000	$(649,512)
December 31, 2011
Derivatives designated in cash flow hedging relationships	Trading Assets	$34,000,000	$(556,772)

NOTE 15 – CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Bank makes loans to individuals and small businesses for various personal and commercial purposes primarily in Cleveland, Gaston, Lincoln and Rutherford counties of North Carolina. The Bank’s loan portfolio is

NOTE 15 – CONCENTRATION OF CREDIT RISK (Continued)

not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Bank to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Bank to unusual credit risk.

The Bank’s investment portfolio consists principally of obligations of the United States and its agencies or its corporations. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Bank places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

NOTE 16 – ASSETS UNDER MANAGEMENT

At December 31, 2012 and 2011, the Bank’s Trust Department had approximately $359,163,000 and $337,506,000 of assets of which 40.3% and 38.0%, respectively, were under direct control and held either at a safekeeping agent, in its vault, or at a depository institution. These trust assets are held in a fiduciary capacity and are not assets of the Bank and are not reflected on the consolidated balance sheets.

NOTE 17 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date, but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

On January 24, 2013, Bank of the Ozarks, Inc. (the “Company”) entered into a definitive agreement and plan of merger (the “Agreement”) with the Bank, whereby the Company will acquire all of the outstanding common stock of the Bank in a transaction valued at approximately $64.0 million for the outstanding common stock of the Bank.

Under the terms of the Agreement, each outstanding share of common stock of the Bank will be converted, at the election of each Bank shareholder, into the right to receive shares of the Company’s common stock, plus cash in lieu of any fractional share, or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 51%, or approximately $32.6 million, of the merger consideration paid to Bank shareholders will consist of shares of the Company’s common stock. The number of Company shares to be issued will be determined based on Bank shareholder elections and the exchange ratio, which will be equal to $160.00 divided by the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date. For purposes of determining the exchange ratio, the average closing stock price used as the denominator will not be less than $27.00 per share and will not be greater than $44.20 per share, notwithstanding the fact that the actual average closing stock price may be less than $27.00 per share or greater than $44.20 per

NOTE 17 – SUBSEQUENT EVENTS (Continued)

share. Upon the closing of the transaction, the Bank will merge into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks. Completion of the transaction is subject to certain closing conditions, including regulatory approvals and the approval of the shareholders of the Bank. The transaction is expected to close during the third quarter of 2013.

Management has reviewed events occurring through February 12, 2013 the date the consolidated financial statements were available to be issued, and no additional subsequent events occurred requiring accrual or disclosure.

[END OF NOTES TO FINANCIAL STATEMENTS]

CERTAIN BENEFICIAL OWNERS OF FNB COMMON STOCK

As of May 22, 2013, FNB had 471 shareholders of record of its common stock. The following table lists the stock ownership of FNB’s directors, its executive officers, all directors and executive officers as a group, and those persons who, to FNB’s knowledge, beneficially owned 5% or more of FNB common stock outstanding as of May 22, 2013. According to SEC rules, a “beneficial owner” of securities has or shares the power to vote securities or to direct their investment.

Name of Directors, Executive Officers and 5% Shareholders	Number of Shares Beneficially Owned of FNB Common Stock Pre- Merger		Percent of Total Class of FNB Common Stock Pre-Merger	Value of Merger Consideration
Directors:
Glee Bridges	228		*	$36,480
Adelaide A. Craver	12,153		3.04%	$1,944,480
Catherine B. Freedberg(1)	26,959		6.74%	$4,313,440
Edgar B. Hamilton	2,647		*	$423,520
E. Blanton Hamilton, Jr.	1,071		*	$171,360
C. Rush Hamrick, Jr.	1,190		*	$190,400
Larry D. Hamrick, Jr.	30		*	$4,800
Max J. Hamrick	200		*	$32,000
John O. Harris, III	160		*	$25,600
Kevin T. James	50		*	$8,000
Helen A. Jeffords	410		*	$65,600
D. Leon Leonhardt	355		*	$56,800
Martha R. Plaster	907		*	$145,120
William E. Plowden, Jr.	672		*	$107,520
David W. Royster, III	125		*	$20,000
John E. Young	50		*	$8,000

Directors and Executive Officers as a group (16 persons)	47,207		11.80%	$7,553,120

Other 5% Shareholders:
Sydney J. Freedberg, Jr.(2)	65,244		16.31%	$10,439,040
C. Rush Hamrick, IV(3)	22,293		5.57%	$3,566,880
Lydia Blanton Matthews(4)	26,777		6.69%	$4,284,320
The First National Bank of Shelby as Trustee(5)	169,634	(6)	42.41%	$27,141,440

*	Less than one percent.
(1)	Dr. Freedberg is deemed to beneficially own 20,000 shares held in an irrevocable trust for the benefit of Lydia Blanton Matthews, under which trust Dr. Freedberg serves as the trustee. In her capacity as trustee of such trust, Dr. Freedberg has sole voting and dispositive power over the shares of FNB common stock held in such trust. Dr. Freedberg is also deemed to beneficially own 5,500 shares held in an irrevocable trust (the “Hamricks Irrevocable Trust”) for the benefit of G. Blanton Hamrick and C. Rush Hamrick IV, under which trust Dr. Freedberg serves as co-trustee with FNB. In her capacity as co-trustee of such trust, Dr. Freedberg shares voting and dispositive power with FNB over the shares of FNB common stock held in such trust.
(2)

Mr. Freedberg is deemed to beneficially own 17,000 shares held in an irrevocable trust for the benefit of Catherine B. Freedberg for which Mr. Freedberg, as a co-trustee of such trust, shares voting and dispositive power over the shares held in such trust with the co-trustee thereof who is not affiliated with FNB. Mr. Freedberg is also deemed to beneficially own 20,000 shares held in a separate irrevocable trust for the benefit of Catherine B. Freedberg for which Mr. Freedberg, as sole trustee, maintains sole voting and dispositive power over the shares held in such trust. Mr. Freedberg is also the beneficial owner of 16,183 shares held by an irrevocable trust (the “Freedberg Irrevocable Trust”) for which FNB serves as trustee, pursuant to which Mr. Freedberg, as the sole income beneficiary of such trust, has the sole power to vote the shares of FNB common stock held in such trust. Mr. Freedberg is also the settlor of a revocable trust (the “Freedberg Revocable Trust”) that holds 2,060 shares of FNB common stock, for which FNB serves as trustee, and he may be deemed to beneficially own such shares; he shares voting power over such shares with FNB, as the trustee thereof, and can terminate the trust at any time and retain the shares in his individual capacity. Mr. Freedberg is also deemed to beneficially own 252 shares of FNB common stock which are held in custodial accounts for the benefit of his minor children. As custodian of these accounts, Mr. Freedberg maintains sole voting and dispositive power over the shares held in such accounts.
(3)	Mr. Hamrick is deemed to beneficially own 16,221 shares held in an irrevocable trust (the “CR Hamrick Irrevocable Trust”) for which FNB serves as trustee, pursuant to which Mr. Hamrick, as the sole income beneficiary of such trust, has the sole power to vote the shares of FNB common stock held in such trust. Mr. Hamrick is also the settlor of two revocable trusts (the “CR Hamrick Revocable Trusts”) for which FNB serves as trustee, that together hold 5,126 shares of FNB common stock, and he may be deemed to beneficially own such shares; he shares voting power over such shares with FNB, as the trustee thereof, and can terminate such trusts at any time and retain the shares in his individual capacity. Mr. Hamrick is also deemed to beneficially own 946 shares of FNB common stock, which are held in custodial accounts for the benefit of his minor children. As custodian of these accounts, Mr. Hamrick maintains sole voting and dispositive power over the shares held in such accounts.
(4)	Ms. Matthews is deemed to beneficially own 2,059 shares held in an irrevocable trust (the “Matthews Irrevocable Trust”) for which FNB serves as trustee, pursuant to which Ms. Matthews, as the sole income beneficiary of such trust, has the sole power to vote the shares of FNB common stock held in such trust. Ms. Matthews is also the settlor of a revocable trust (the “Matthews Revocable Trust”), for which FNB serves as trustee, that holds 24,118 shares of FNB common stock, and she may be deemed to beneficially own such shares; she shares voting power over such shares with FNB, as the trustee thereof, and can terminate such trust at any time and retain the shares in her individual capacity. Ms. Matthews is also deemed to beneficially own 600 shares of FNB common stock, which are held in custodial accounts for the benefit of her minor grandchildren. As custodian of these accounts, Ms. Matthews maintains sole voting and dispositive power over the shares held in such accounts.
(5)	FNB, as trustee, has sole or shared voting and/or dispositive power over 169,634 shares of FNB common stock as set forth below. FNB, as trustee, is the deemed beneficial owner of these securities pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.
(6)

These 169,634 shares of common stock consist of the following: (i) 5,500 shares held in the Hamricks Irrevocable Trust in which FNB shares voting and dispositive power with Dr. Catherine B. Freedberg; (ii) 16,183 shares held in the Freedberg Irrevocable Trust in which Mr. Freedberg has sole voting power as the sole income beneficiary and FNB has sole dispositive power in its capacity as trustee; (iii) 2,060 shares held in the Freedberg Revocable Trust in which FNB has shared voting power with Mr. Freedberg and sole dispositive power in its capacity as trustee unless and until Mr. Freedberg exercises his right to amend or terminate the trust; (iv) 16,221 shares held in the CR Hamrick Irrevocable Trust in which Mr. Hamrick has sole voting power as the sole income beneficiary and FNB has sole dispositive power in its capacity as trustee; (v) 5,126 shares held in the CR Hamrick Revocable Trusts in which FNB has shared voting power with Mr. Hamrick and sole dispositive power in its capacity as trustee unless and until Mr. Hamrick exercise his right to amend or terminate the trust; (vi) 2,059 shares held in the Matthews Irrevocable Trust in which Ms. Matthews has sole voting power as the sole income beneficiary and FNB has sole dispositive power in its capacity as trustee; (vii) 24,118 shares held in the Matthews Revocable Trust in which FNB has shared voting power with Ms. Matthews and sole dispositive power in its capacity as trustee unless and until Ms. Matthews exercises her right to amend or terminate the trust; and (xiii) the remaining 98,367 shares are held in revocable and irrevocable trusts for which FNB serves as trustee, or in estates for which FNB serves as executor, and maintains sole or shared voting and/or dispositive power over such shares for the benefit of individuals or entities that are not directors, executive officers, or 5% or greater shareholders of FNB. To avoid any conflict of interest that may arise by reason of FNB voting the shares held in trusts for which it serves as trustee or in estates for which it serves as executor, FNB plans to seek voting directives or permission from the beneficiaries of such trusts and estates to allow FNB to vote such shares at the special meeting of shareholders. For any such trusts or estates that FNB is unable to obtain the necessary voting directives or permission, FNB plans to abstain from voting the shares of FNB common stock held by such trusts or estates at the special meeting of shareholders.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by FNB at the time of the special meeting to be voted for an adjournment, if necessary, FNB has submitted to its shareholders as a separate matter for their consideration the question of adjournment if necessary to solicit additional proxies to approve the merger agreement. The board of directors of FNB unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

OTHER MATTERS

As of the date of this document, the FNB board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2012 and 2011 and for the three years ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of FNB, included with this proxy statement/prospectus, as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2012 have been audited by Elliott Davis, PLLC, an independent public accounting firm, as stated in their report, and have been so included in reliance upon their report given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Bank of the Ozarks, Inc. common stock to be issued in the merger will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc.

The United States federal income tax consequences of the merger transaction will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc., and Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina, counsel to FNB.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the shares of Company common stock to be issued to FNB shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the stock of the Company and FNB.

The rules and regulations of the Securities and Exchange Commission allow the Company to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like the Company, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by the Company with the Securities and Exchange Commission are also available at the Company’s website. The address is www.bankozarks.com. We have included the web addresses of the Securities Exchange Commission and the Company as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The Securities and Exchange Commission allows the Company to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the Company, and you should read this document together with any other documents incorporated by reference in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by the Company:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Current Report on Form 8-K filed on January 25, 2013, as amended by Form 8-K/A filed on January 25, 2013, except to the extent such information is deemed furnished;

•	Current Report on Form 8-K filed on April 16, 2013; and

•

The description of Bank of the Ozarks, Inc. common stock set forth in the registration statement on Form 8-A filed on June 26, 1997, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, the Company is incorporating by reference any documents it may file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the special meeting of FNB shareholders, except to the extent such information is deemed furnished.

The Company has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to the Company, and FNB has supplied all information contained in this proxy statement/prospectus relating to FNB.

Neither the Company nor FNB has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of the Company and FNB; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of the Company or FNB and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the Company’s and FNB’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in the Company’s markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either the Company or FNB or any person acting on the Company’s or FNB’s behalf are expressly qualified in their entirety by the cautionary statements above. Neither the Company nor FNB undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 24, 2013

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

AND

THE FIRST NATIONAL BANK OF SHELBY

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 24, 2013, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), and The First National Bank of Shelby, a national banking association with its principal office in Shelby, North Carolina (“FNB”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank and FNB have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement and, in the case of FNB, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to its shareholders;

WHEREAS, in accordance with the terms of this Agreement, FNB will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors, Executive Officers and certain holders of 5% or more of the equity voting securities of FNB have entered into a voting agreement with Buyer dated as of the date hereof (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of FNB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FNB shall merge with and into Buyer Bank in accordance with the National Bank Act, 12 USC 215a-1 and 12 USC 1831u, and the Arkansas Banking Code, Ark. Code Section 23-48-902. Upon consummation of the Merger, the separate corporate existence of FNB shall cease and Buyer Bank shall survive and continue to exist as a state banking corporation incorporated under the laws of the State of Arkansas (Buyer Bank, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer Bank in office immediately prior to the Effective Time. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer Bank immediately prior to the Merger. Each of the directors and Executive Officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section  1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank and FNB will make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Arkansas State Bank Department and, if applicable, any federal bank regulatory agencies on or as nearly as practicable to the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger, the form of which shall be agreed to between Buyer and FNB not later than the time of filing of the Registration Statement.

(b) The closing of the merger transaction contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer, Buyer Bank and FNB the certificates and other documents required to be delivered under ARTICLE VI hereof.

Section 1.05 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Bank its right, title or interest in, to or under any of the rights, properties or assets of FNB or any Subsidiary of FNB, or (ii) otherwise carry out the purposes of this Agreement, FNB and its officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or either of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer Bank its right, title or interest in, to or under any of the rights, properties or assets of FNB or any Subsidiary of FNB, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer or Buyer Bank, as applicable, are authorized in the name of FNB or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, FNB or any shareholder of FNB:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of FNB Common Stock owned directly by Buyer (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and shares described in Section 2.01(b) above) shall, subject in all cases to Section 2.02, become and be converted at the election of the holder thereof, in accordance with the procedures set forth in Section 2.06, into the right to receive the following consideration, without interest:

(i) For each whole share of FNB Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made by a holder of FNB Common Stock and not revoked or deemed revoked pursuant to Section 2.06 (each a “Stock Election,” and the number of whole shares of FNB Common Stock with respect to which such election has been made, “Stock Election Shares”), or with respect to which the Exchange Agent has made an allocation of the right to receive Buyer Common Stock under Section 2.02, the Stock Consideration.

(ii) For each whole share of FNB Common Stock with respect to which an election to receive cash has been effectively made by a holder of FNB Common Stock and not revoked or deemed revoked pursuant to Section 2.06 (each a “Cash Election,” and the number of whole shares of FNB Common Stock with respect to which such election has been made, the “Cash Election Shares”), or with respect to which the Exchange Agent has made an allocation of the right to receive cash under Section 2.02, the Cash Consideration. For purposes of clarification, any holder of Dissenting Shares shall not be deemed to have made a Cash Election or a Stock Election with respect to such Dissenting Shares and such Dissenting Shares shall not be deemed Cash Election Shares, Stock Election Shares or Non-Election Shares.

(iii) For each share of FNB Common Stock other than (A) Dissenting Shares and (B) shares as to which a Stock Election and/or a Cash Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.06 (collectively, the “Non-Election Shares”), the Stock Consideration, as determined in accordance with Section 2.02.

(d) At least 51% of the aggregate Merger Consideration to be paid to holders of FNB Common Stock will be paid with Buyer Common Stock. Holders of record of shares of FNB Common Stock shall have the right to submit an election to receive Buyer Common Stock or cash for each of their FNB shares in accordance with Section 2.06. However, to the extent that the aggregate of those elections would result in less than 51% of the aggregate Merger Consideration being paid with Buyer Common Stock, pro-rata adjustments will be made by the Exchange Agent as provided in Section 2.02 to result in a payment of at least 51% of the aggregate Merger Consideration in Buyer Common Stock and the balance of the aggregate Merger Consideration in cash.

Section 2.02 Proration. Within five (5) Business Days after the Effective Time, if the aggregate of the elections made by the shareholders of FNB Common Stock would result in less than 51% of the aggregate Merger Consideration being paid with Buyer Common Stock, Buyer shall cause the Exchange Agent to effect the allocation among the holders of FNB Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(a) Stock Undersubscribed. If the sum of (1) Cash Election Shares plus (2) any Dissenting Shares, is greater than 196,000 shares of FNB Common Stock, then:

(i) each of the Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(ii) each of the Cash Election Shares shall be converted into:

(A) a number of shares of Buyer Common Stock equal to the Exchange Ratio multiplied by a fraction, the numerator of which is the sum of (1) the number of Cash Election Shares plus any Dissenting Shares, minus (2) 196,000, and the denominator of which is the total number of Cash Election Shares; and

(B) an amount of cash equal to (1) the FNB Stock Price less (2) the dollar value of the Stock Consideration to be received as provided in clause (A) immediately above, which shall be determined by taking the number determined in clause (A) immediately above and multiplying it by the Buyer Average Stock Price.

(b) Stock Subscriptions Sufficient. If the number of Cash Election Shares together with any Dissenting Shares is equal to or less than 196,000, then subparagraph (a) above shall not apply and (1) all Cash Election

Shares shall be converted into the right to receive only Cash Consideration in the amount of the FNB Stock Price; (2) solely for purposes of calculating the proration provided in this Section 2.02(b), all Dissenting Shares shall be deemed to be converted into the right to receive only Cash Consideration in the amount of the FNB Stock Price; and (3) subject to Section 2.04 and Section 2.06, all Stock Election Shares and Non-Election Shares shall be converted into the right to receive only Stock Consideration with the number of shares of Buyer Common Stock determined using the Exchange Ratio.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of FNB Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of FNB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this ARTICLE II and the right to receive any unpaid dividend with respect to the FNB Common Stock with a record date that is prior to October 31, 2012. At the Effective Time, holders of FNB Common Stock shall cease to be, and shall have no rights as, shareholders of FNB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II, and the right to receive any unpaid dividend with respect to the FNB Common Stock with a record date that is prior to October 31, 2012. After the Effective Time, there shall be no registration of transfers on the stock transfer books of FNB of shares of FNB Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.06 Election Procedures. Each holder of record of shares of FNB Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this ARTICLE II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.06 (each, an “Election”) (i) the number of shares of FNB Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of FNB Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) As promptly as practicable after the FNB Meeting, assuming the Requisite FNB Shareholder Approval is obtained, but in any event no later than ten (10) Business Days prior to the Effective Time, and provided that FNB has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent in accordance with the Exchange Agent Agreement shall mail or otherwise cause to be delivered to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates an Election Form and Letter of Transmittal, as hereinafter defined, to include or be accompanied by appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement

(collectively, the “Election Form and Letter of Transmittal” or “Election Form”). The form of Election Form and Letter of Transmittal shall be agreed to between FNB and Buyer not later than the time of filing of the Registration Statement. Each Election Form and Letter of Transmittal shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.06, to (i) elect to receive the Cash Consideration for all of the shares of FNB Common Stock held by such Holder in accordance with Section 2.01(c), (ii) elect to receive the Stock Consideration for all of such shares in accordance with Section 2.01(c), (iii) elect to receive the Stock Consideration for a specified number of whole shares of such Holder’s FNB Common Stock and the Cash Consideration for the remaining number of whole shares of such Holder’s FNB Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Buyer Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided, that each such Election Form covers all of the shares of FNB Common Stock held by such Representative for a particular beneficial owner. Any shares of FNB Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) Notwithstanding any other provision in this Agreement to the contrary, a Holder who (i) makes a Stock Election that would result in such Holder receiving less than ten (10) whole shares of Buyer Common Stock, or (ii) would otherwise be allocated Stock Consideration consisting of less than ten (10) whole shares of Buyer Common Stock under this Section 2.06 as a result of a Non-Election or deemed Non-Election or (iii) would otherwise be allocated Stock Consideration consisting of less than ten (10) whole shares of Buyer Common Stock pursuant to the allocation and pro-ration provisions of Section 2.02, shall instead in any such case of (i), (ii) or (iii) above, be allocated Cash Consideration in respect of such shares of FNB Common Stock as if such Holder had made a valid Election to receive Cash Consideration in respect of such shares of FNB Common Stock.

(d) To be effective, a properly completed Election Form, accompanied by the Certificate(s) to which such Election Form relates, shall be submitted to the Exchange Agent no later than 5:00 p.m., Central time, on the date that Buyer and FNB agree is as near as practicable to five (5) Business Days before the anticipated Effective Time (or such other time and date as Buyer and FNB may mutually agree, and as to be set forth in the Election Form) (the “Election Deadline”). FNB shall provide to the Exchange Agent all information reasonably necessary for it to perform the duties as specified herein. An Election shall be deemed to have been properly made only if the Exchange Agent shall have duly received a properly completed Election Form, accompanied by the Certificate(s) to which such Election Form relates, by the Election Deadline, unless a Holder elects to make delivery of the Certificate(s) pursuant to a guarantee of delivery as provided in the Election Form, in which case a properly completed Election Form shall be delivered to and received by the Exchange Agent by the Election Deadline, and the Certificates(s) shall be delivered pursuant to the guarantee of delivery as provided in the Election Form no later than two (2) Business Days after the Election Deadline. If a Holder either (i) does not submit a properly completed Election Form and the Certificate(s) in a timely fashion or (ii) revokes his, her or its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of FNB Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his, her or its Election by written notice to the Exchange Agent only if such notice of revocation or change is duly received by the Exchange Agent before the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have sole authority to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

Section 2.07 Deposit of Merger Consideration.

(a) A reasonable time in advance of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (a) stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver, the Aggregate Stock Consideration, (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04), and (c) if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay Cash Consideration, and such cash in lieu of fractional shares, and Stock Consideration in accordance with this Agreement, and to hold the cash deposited with the Exchange Agent in order to pay the holders of Dissenting Shares upon Buyer’s request such cash to which they become entitled upon perfection of their dissenters’ rights in accordance with the National Bank Act.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FNB for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of FNB who have not theretofore complied with Section 2.05 and this Section 2.07 shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of FNB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of FNB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of FNB Common Stock represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect to the Stock Consideration) paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of FNB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of FNB Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Election Form and Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of FNB Common Stock represented by its Certificate or Certificates. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a holder of FNB Common Stock to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of FNB Common Stock for exchange as provided in this ARTICLE II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the customary amount required under Buyer’s agreement with its transfer agent).

(b) No dividends or other distributions with a record date on or after October 31, 2012 with respect to FNB Common Stock shall be valid in any respect or paid to the holder of any unsurrendered Certificate. After the surrender of a Certificate in accordance with this Section 2.08, the record holder thereof shall be entitled to receive any theretofore unpaid dividends or other distributions with a record date prior to October 31, 2012, without any interest thereon, with respect to shares of FNB Common Stock represented by such Certificate.

(c) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of FNB Common Stock such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of FNB Common Stock in respect of which such deduction and withholding was made by Buyer.

Section  2.09 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, grants or similar equity awards or Buyer Common Stock upon exercise or vesting of any such options, grants or awards, in the Ordinary Course of Business.

Section 2.10 Dissenting Shareholders. Any holder of shares of FNB Common Stock who perfects his, her or its dissenters’ rights (the aggregate shares of all such holders constituting the “Dissenting Shares”) in accordance with and as contemplated by 12 USC 214a / 12 CFR 5.33(g)(3)(iii)(B), shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 USC 214a / 12 CFR 5.33(g)(3)(iii)(B) and surrendered to FNB, or after the Effective Time to Buyer, the Certificate or Certificates representing the shares for which payment is being made. In the event that, whether before or after the Effective Time, a dissenting shareholder of FNB fails to perfect, or effectively withdraws or loses, his, her or its right to dissent and of payment for his, her or its shares, subject to Buyer’s consent in its sole discretion, Buyer shall issue and deliver the Merger Consideration to which such holder of shares of FNB Common Stock is entitled under this ARTICLE II (without interest), upon surrender by such holder of the Certificate or Certificates representing shares of FNB Common Stock held by such holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, FNB has delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Disclosure Schedule, FNB represents and warrants to Buyer that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority. FNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. FNB has full corporate power and authority to carry on its business as now conducted. FNB has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. FNB’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by FNB when due.

Section 3.03 Capital Stock. The authorized capital stock of FNB consists of four hundred thousand (400,000) shares of FNB Common Stock, $10.00 par value per share. As of the date of this Agreement, there are four hundred thousand (400,000) shares of FNB Common Stock outstanding. There are no shares of FNB Common Stock held by FNB’s Subsidiaries. The outstanding shares of FNB Common Stock are duly authorized and validly issued and fully paid and non-assessable, except to the extent such shares may be deemed assessable under 12 U.S.C. Section 55, and have not been issued in violation of nor are they subject to preemptive rights of any FNB shareholder. Disclosure Schedule Section 3.03 sets forth the name and address, as reflected on the books and records of FNB, of each holder of outstanding FNB Common Stock, and the number of shares held by each such holder. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which FNB is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of FNB or any of FNB’s Subsidiaries or obligating FNB or any of FNB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, FNB or any of FNB’s Subsidiaries other than those listed in Disclosure Schedule Section 3.03. All shares of FNB Common Stock subject to issuance as set forth in this Section 3.03 or Disclosure Schedule Section 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable, except to the extent such shares may be deemed assessable under 12 U.S.C. Section 55, and not issued in violation of or be subject to preemptive rights in favor of any person. Except as set forth in Disclosure Schedule Section 3.03, there are no obligations, contingent or otherwise, of FNB or any of FNB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of FNB Common Stock or capital stock of any of FNB’s Subsidiaries or any other securities of FNB or any of FNB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Voting Agreements, to FNB’s Knowledge, there are no agreements, arrangements or other understandings with respect to the voting of FNB’s capital stock. All of the outstanding shares of capital stock of each of FNB’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by FNB or another Subsidiary of FNB free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in FNB’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Disclosure Schedule Section 3.03. Except as set forth in Disclosure Schedule Section 3.03, neither FNB or any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a)(i) Disclosure Schedule Section 3.04 sets forth a complete and accurate list of all of FNB’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) FNB owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of FNB’s Subsidiaries are or may become required to be issued (other than to FNB) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to FNB or a wholly-owned Subsidiary of FNB), (v) there are no contracts, commitments, understandings or arrangements relating to FNB’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by FNB, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by FNB free and clear of all Liens.

(b) Except as set forth on Disclosure Schedule Section 3.04, FNB does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of FNB’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Disclosure Schedule Section 3.04.

Section 3.05 Corporate Power; Minute Books.

(a) FNB and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the merger transaction contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite FNB Shareholder Approval.

(b) The minute books of FNB and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of FNB and each of its Subsidiaries and the Board of the Directors of FNB (including committees of FNB’s and each Subsidiary’s board of directors) and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of FNB Common Stock entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite FNB Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FNB and FNB’s board of directors on or prior to the date hereof. FNB’s board of directors has directed that this Agreement be submitted to FNB’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite FNB Shareholder Approval in accordance with the National Bank Act and FNB’s Articles of Incorporation and Bylaws, no other vote of the shareholders of FNB is required by Law, the Articles of Incorporation of FNB, the Bylaws of FNB or otherwise to approve this Agreement and the transactions contemplated hereby. FNB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of FNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FNB or any of its Subsidiaries in connection with the execution, delivery or performance by FNB of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the Office of the Comptroller of the Currency (“OCC”), the FDIC and the Arkansas State Bank Department; (ii) the Requisite FNB Shareholder Approval; and (iii) the filing of the Articles of Merger with the Arkansas State Bank Department. Each consent, approval or waiver by the FDIC, the OCC and the Arkansas State Bank Department referred to in clause (i) hereof is a “Regulatory Approval” with respect to the obligations of FNB pursuant hereto. As of the date hereof, FNB is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.07(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FNB, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FNB, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FNB is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 Reports; Internal Controls.

(a) FNB and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. Other than normal examinations conducted by a Governmental Authority in the regular course of the business of FNB and its Subsidiaries, no Governmental Authority has notified FNB that it has initiated any proceeding or, to FNB’s Knowledge, threatened an investigation into the business or operations of FNB or any of its Subsidiaries since December 31, 2008. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of FNB or any of its Subsidiaries.

(b) The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) Since December 31, 2008, neither FNB nor any of its Subsidiaries nor, to FNB’s Knowledge, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) FNB has previously delivered or made available to Buyer accurate and complete copies of FNB’s (i) audited financial statements for the years ended December 31, 2011, 2010 and 2009, accompanied by the unqualified audit reports of Elliott Davis PLLC, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim financial statements for the ten months ended October 31, 2012 (the “Unaudited Financial Statements;” and collectively with the Audited Financial Statements, the “Financial Statements”). Each of the Audited Financial Statements fairly presents, in all material respects, the financial condition, results of operations and changes in shareholders’ equity and cash flows of FNB for the respective periods or as of the respective dates set forth therein, all in accordance with GAAP, except as may be noted therein. Each of the Unaudited Financial Statements fairly presents, in all material respects, the financial condition and results of operations of FNB for the respective periods or as of the respective dates set forth therein except as may be noted therein. True, correct and complete copies of the Financial Statements are set forth in Disclosure Schedule 3.09(a).

(b) The audits of FNB have been conducted in accordance with generally accepted auditing standards in the United States of America.

(c) FNB has no liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in FNB’s Ordinary Course of Business since October 31, 2012 (the “FNB Balance Sheet Date”).

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in Disclosure Schedule Section 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since the FNB Balance Sheet Date there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of FNB or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FNB or any of its Subsidiaries, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to FNB or any of its Subsidiaries in the future; (ii) any change by FNB or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by FNB’s independent accountants; (iii) any entry by FNB or any of its Subsidiaries into any contract or commitment of (A) more than $50,000 or (B) $25,000 per annum with a term of more than one year, other than purchases or sales of investment securities, and loans and loan commitments, all in the Ordinary Course of Business; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of FNB or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of FNB or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of FNB or any of its Subsidiaries; (vi) any material election or material changes in existing elections made by FNB or any of its Subsidiaries for federal or state income tax purposes; (vii) any material change in the credit policies or procedures of FNB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than (A) investment securities in FNB’s investment portfolio or (B) loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings. Except as set forth in Disclosure Schedule Section 3.11:

(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to FNB’s Knowledge, threatened against FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries is a party;

(b) Neither FNB nor any of its Subsidiaries is a party to any, nor are there any pending or, to FNB’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against FNB or any of its Subsidiaries in which, to FNB’s Knowledge, there is a reasonable probability of any material recovery against or other potentially Material Adverse Effect with respect to FNB or any of its Subsidiaries or which challenges or would challenge the validity or propriety of the transactions contemplated by this Agreement; and

(c) There is no injunction, order, judgment or decree imposed upon FNB or any of its Subsidiaries, or the assets of FNB or any of its Subsidiaries, and neither FNB nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Except as set forth in Disclosure Schedule Section 3.12, FNB and each of its Subsidiaries is and since December 31, 2008 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, and the Dodd-Frank Act;

(b) FNB and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FNB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Except as set forth in Disclosure Schedule Section 3.12, neither FNB nor any of its Subsidiaries has received, since December 31, 2008, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13 Material Contracts; Defaults.

(a) Except as disclosed in Disclosure Schedule Section 3.13, neither FNB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of FNB or any of its Subsidiaries to indemnification from FNB or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of FNB and/or its Subsidiaries; (v) which provides for payments to be made by FNB or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of FNB; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by FNB or any of its Subsidiaries (collectively, “Material Contracts”). FNB has previously made available to Buyer true, complete and correct copies of each such Material Contract.

(b) Neither FNB nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, including but not limited to any Material Contract, to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by FNB is currently outstanding.

Section  3.14 Agreements with Regulatory Agencies. Except as set forth in Disclosure Schedule Section 3.14, neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Schedule Section 3.14, a “FNB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has FNB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any FNB Regulatory Agreement. To FNB’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to the FNB or any of its Subsidiaries.

Section 3.15 Brokers. Neither FNB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FNB has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, LP in accordance with the terms of a letter agreement between Sandler O’Neill & Partners, LP and FNB, a true, complete and correct copy of which has been previously delivered by FNB to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of FNB or any of its Subsidiaries (the “FNB Employees”), (ii) covering current or former directors of FNB or any of its Subsidiaries, or (iii) with respect to which the FNB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans and other policies, plans or arrangements whether or not subject to ERISA (the “FNB Benefit Plans”), are identified and described in Disclosure Schedule 3.16(a). Neither FNB nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new company benefit plan or to modify any FNB Benefit Plan (except to the extent required by law).

(b) FNB has provided Buyer with true and complete copies of all FNB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any FNB Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition any annual and periodic accounting, service contract, fidelity bonds and employee and participant disclosures pertaining to the FNB Benefit Plans have been made available to the Buyer.

(c) All FNB Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code. Each FNB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“FNB 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and FNB is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such FNB 401(a) Plan under Section 401(a) of the Code, and to FNB’s Knowledge, nothing has occurred that would be expected to result in the FNB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. To FNB’s Knowledge, all FNB Benefit Plans have been administered in accordance with their terms. There is no pending or, to FNB’s Knowledge, threatened litigation or regulatory action relating to the FNB Benefit Plans. Neither FNB nor any of its Subsidiaries has engaged in a transaction with respect to any FNB Benefit Plan, including a FNB 401(a) Plan that could subject FNB or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No FNB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no audits, investigations, inquiries or proceedings pending or threatened by the IRS or the Department of Labor with respect to any FNB Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by FNB, any of its Subsidiaries or any entity which is considered one employer with FNB or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of FNB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither FNB nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any FNB Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all FNB Benefit Plans have been timely made or have been reflected on the financial statements of FNB. No FNB Benefit Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f) No FNB Benefit Plan provides or has any liability to provide life insurance, medical or other employee welfare benefits to any FNB Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither FNB nor any Subsidiary has ever represented or contracted (whether in oral or written form) to any FNB Employee (either individually, or to FNB Employees as a group) that such FNB Employee(s) would be provided with life insurance, medical or other employee welfare benefits, upon their retirement or termination of employment, except to the extent required by Law.

(g) All FNB Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. FNB may amend or terminate any such FNB Benefit Plan at any time without incurring any liability thereunder for further benefits coverage at any time after such termination.

(h) Except as otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any FNB Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required by law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the FNB Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of FNB or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the FNB Benefit Plans, or (vi) result in payments under any of the FNB Benefit Plans which would not be deductible under Section 280G of the Code.

(i) Each FNB Benefit Plan that is a deferred compensation plan or arrangement is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A(a)(4) of the Code, to the extent applicable. Neither FNB nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a FNB Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a FNB Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Disclosure Schedule Section 3.16(j) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of FNB or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any FNB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) FNB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the FNB or any of its Subsidiaries for purposes of each FNB Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section  3.17 Labor Matters. Neither FNB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to FNB’s Knowledge threatened, asserting that FNB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FNB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FNB’s Knowledge, threatened, nor is FNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Except as set forth in Disclosure Schedule Section 3.18, and except as would not be expected to have a Material Adverse Effect, to FNB’s Knowledge, there has been no release of Hazardous Substances at, on, or under any real property (including buildings or other structures) currently or formerly owned, operated or leased by FNB or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against FNB or any of its Subsidiaries.

(b) Except as disclosed on Disclosure Schedule Section 3.18, to FNB’s Knowledge, neither FNB nor its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as disclosed on Disclosure Schedule Section 3.18, to FNB’s Knowledge, neither FNB nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) To FNB’s Knowledge, neither FNB nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any FNB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither FNB nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither FNB nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on property owned, operated or leased by FNB or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and to FNB’s Knowledge there is no action, proceeding, writ, injunction or claim pending or threatened which could result in the imposition or any such Lien or encumbrance on property owned, operated or leased by FNB or any of its Subsidiaries.

(g) Neither FNB nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) Except as disclosed on Disclosure Schedule Section 3.18, and except as would not be expected to have a Material Adverse Effect, to FNB’s Knowledge there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving FNB, any of its Subsidiaries, or any currently or formerly owned, operated or leased property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against FNB or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) FNB has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to FNB and in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by FNB or any of its Subsidiaries. Disclosure Schedule Section 3.18 includes a list of environmental reports and other information provided.

(j) There is no litigation pending or, to FNB’s Knowledge, threatened against FNB or any of its Subsidiaries, or, to FNB’s Knowledge, affecting any property now or formerly owned, used or leased by FNB or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) Except as disclosed on Disclosure Schedule Section 3.18, to FNB’s Knowledge, there are no underground storage tanks on, in or under any property currently owned, operated or leased by FNB or any of its Subsidiaries.

Section 3.19 Tax Matters.

(a) FNB and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Disclosure Schedule Section 3.19, all Taxes due and owing by FNB or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of FNB and which FNB is contesting in good faith. FNB is not currently the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Disclosure Schedule Section 3.19, neither FNB nor any of its Subsidiaries currently has any open tax years. Since December 31, 2008 no claim has been made by any Governmental Authority in a jurisdiction where FNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FNB or any of its Subsidiaries.

(b) FNB and each of its Subsidiaries, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are currently being conducted or to FNB’s Knowledge are pending with respect to FNB or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither FNB nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where FNB and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against FNB or any of its Subsidiaries.

(d) FNB has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to FNB for taxable periods ended December 31, 2011, 2010 and 2009. FNB has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by FNB filed for the years ended December 31, 2011, 2010 and 2009. FNB has timely and properly taken such actions in response to and in compliance with notices that FNB has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) FNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) FNB has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). FNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. FNB is not a party to or bound by any Tax allocation or sharing agreement. FNB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FNB), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than FNB) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of FNB (i) did not, as of October 31, 2012, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of FNB in filing its Tax Returns. Since December 31, 2011, FNB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) FNB will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) FNB has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Disclosure Schedule Section 3.20 sets forth as of the FNB Balance Sheet Date, the investment securities of FNB, as well as any purchases or sales of such securities between the FNB Balance Sheet Date to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in ASC 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after the FNB Balance

Sheet Date. Except as set forth in Disclosure Schedule Section 3.20, neither FNB nor any of its Affiliates has purchased or sold any such securities listed and described thereon. Neither FNB or any of its Affiliates owns, individually or in the aggregate, in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section  3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by FNB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FNB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. FNB and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to FNB’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Disclosure Schedule Section 3.21, no Derivative Transaction, were it to be a Loan held by FNB, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

(c) Each Derivative Transaction is listed on Disclosure Schedule Section 3.21, and the financial position of FNB under or with respect to each has been reflected in the books and records of FNB in accordance with GAAP, and no open exposure of FNB with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as disclosed on Disclosure Schedule Section 3.21.

Section 3.22 Regulatory Capitalization. FNB is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Disclosure Schedule Section 3.23, as of the date hereof, neither FNB nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of October 31, 2012, over sixty (60) days delinquent in payment of principal or interest. Disclosure Schedule Section 3.23 identifies (x) each Loan that as of October 31, 2012 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by FNB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (y) each asset of FNB that as of October 31, 2012 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Disclosure Schedule Section 3.23 is a true and correct copy of FNB’s Policy Exception Report as of October 31, 2012.

(b) Each Loan held in FNB’s loan portfolio (“FNB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to FNB’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding FNB Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and FNB’s lending policies at the time of origination of such

FNB Loans, and the loan documents with respect to each such FNB Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the FNB Loans that are not reflected in the written records of FNB. All such FNB Loans are owned by FNB free and clear of any Liens. No claims of defense as to the enforcement of any FNB Loan have been asserted in writing against FNB for which there is a reasonable possibility of an adverse determination, and FNB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to FNB. Except as set forth in Disclosure Schedule Section 3.23, none of the FNB Loans are presently serviced by third parties, and there is no obligation which could result in any FNB Loan becoming subject to any third party servicing.

(d) FNB is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates FNB to repurchase from any such Person any Loan or other asset of FNB, unless there is a material breach of a representation or covenant by FNB or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. FNB’s allowance for loan losses as reflected in the latest balance sheet included in the Audited Financial Statements and in the balance sheet as of October 31, 2012 included in the Unaudited Financial Statements, was, in the opinion of management, as of each of the dates thereof, in compliance with FNB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. FNB has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. FNB has not, nor to FNB’s Knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Investment Management and Related Activities. Except as set forth on Disclosure Schedule Section 3.26, none of FNB, any Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which FNB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, FNB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of FNB are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and FNB has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to FNB’s Knowledge, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither FNB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and to FNB’s Knowledge (because of FNB’s Home Mortgage Disclosure Act data for the year ended December 31, 2011, filed with the FDIC, or otherwise), no facts or circumstances exist, which would cause FNB:

(i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FNB pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of FNB has adopted and FNB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Disclosure Schedule Section 3.30, there are no outstanding amounts payable to or receivable from, or advances by FNB or any of its Subsidiaries to, and neither FNB nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent (5%) or greater shareholder or other Affiliate of FNB or any of its Subsidiaries, or to FNB’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with FNB or any of its Subsidiaries and other than deposits held by FNB in the Ordinary Course of Business. Except as set forth in Disclosure Schedule Section 3.30, neither FNB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between FNB and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Disclosure Schedule Section 3.31 sets forth a true, correct and complete list of all real property owned by FNB and each of its Subsidiaries. Except as set forth in Disclosure Schedule Section 3.31, and except for properties and assets disposed of in the Ordinary Course of Business or as permitted by this Agreement, FNB or its Subsidiary has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent.

(b) Disclosure Schedule Section 3.31 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which FNB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither FNB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by FNB or any of its Subsidiaries of, or material default by FNB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To FNB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Disclosure Schedule Section 3.31, there is no pending or, to FNB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that FNB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. FNB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of FNB and its Subsidiaries.

Section 3.32 Intellectual Property. Disclosure Schedule Section 3.32 sets forth a true, complete and correct list of all FNB Intellectual Property. FNB or its Subsidiaries owns or has a valid license to use all FNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The FNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of FNB and its Subsidiaries as currently conducted. The FNB Intellectual Property owned by FNB, and to FNB’s Knowledge, all other FNB Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither FNB nor any of its Subsidiaries has received notice challenging the validity or enforceability of FNB Intellectual Property. The conduct of the business of FNB or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of FNB or any of its Subsidiaries to own or use any of FNB Intellectual Property.

Section 3.33 Insurance.

(a) Disclosure Schedule Section 3.33 identifies all of the material insurance policies, binders, or bonds currently maintained by FNB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. FNB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of FNB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither FNB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither FNB nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Disclosure Schedule Section 3.33 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FNB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by FNB, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under FNB’s BOLI. FNB does not have any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the FNB Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by FNB for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information contained in any report or filing with the SEC in connection with such Proxy Statement-Prospectus as of a later date shall be deemed to modify information as of an earlier date.

Section 3.36 Transaction Costs. Disclosure Schedule Section 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of FNB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the merger transaction contemplated by this Agreement.

Section 3.37 Disclosure. The representations and warranties contained in this ARTICLE III, when considered as a whole and with the Disclosure Schedules, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE III not misleading.

Section 3.38 No Knowledge of Breach. FNB has no Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties. Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to FNB that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section  4.02 Organization, Standing and Authority. Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Arkansas and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB-D.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $.01 par value per share, of which, as of December 31, 2012 no shares were outstanding and (b) 50,000,000 shares of Buyer Common Stock, of which, as of December 31, 2012, (i) 35,271,724 shares were outstanding, (ii) no shares were held by Buyer’s Subsidiaries, and (iii) 957,150 shares were reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. All of the issued and outstanding shares of capital stock of Buyer Bank are owned by Buyer free and clear of any Liens, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by Law, the Buyer Articles, the Buyer Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FNB, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2008 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2008 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011, and in the other Buyer Reports since December 31, 2011, as filed with the SEC, or (ii) liabilities incurred since September 30, 2012 in the Ordinary Course of Business, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC, the Arkansas State Bank Department and the OCC; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger and (iv) the filing of the Articles of Merger with the Arkansas State Bank Department. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 4.08(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Buyer Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To the Knowledge of Buyer, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2011 or in the Buyer Reports since December 31, 2011, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since December 31, 2008 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the FNB Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which FNB will be liable or have any obligation with respect thereto.

Section 4.14 Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2009. Since December 31, 2008, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 4.15 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.16 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.17 Disclosure. The representations and warranties contained in this ARTICLE IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE IV not misleading.

Section 4.18 No Knowledge of Breach. Buyer and Buyer Bank have no Knowledge of any facts or circumstances that would result in FNB being in breach on the date of execution of this Agreement of any representations and warranties of FNB set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of FNB. During the period from the date of this Agreement (except where a different commencement date for the observance or performance of a covenant is specifically referenced in this Section 5.01) and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, which prior written consent, in each instance set forth in Section 5.01(q), Section 5.01(r) and Section 5.01(s), where Buyer’s prior written consent is required, shall not be unreasonably withheld, conditioned or delayed; provided, if Buyer has not responded to FNB’s request for consent within five (5) Business Days of receipt of such request in the case of Section 5.01(q), Section 5.01(r) and Section 5.01(s) shall be deemed to have been approved by Buyer; provided further, that for purposes of requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), FNB’s sole representative shall be FNB’s Chief Executive Officer and Buyer’s sole representative shall be Buyer’s Director of Mergers and Acquisitions, FNB shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, FNB and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact FNB’s equity capital, operate only in the Ordinary Course of Business and, where specifically required in this Section 5.01, only with Buyer’s approval or mutual agreement. FNB will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of FNB and its Subsidiaries, (iii) preserve for itself and Buyer the goodwill of the customers of FNB and others with whom business relationships exist, and (iv) use its commercially reasonable efforts to continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without further limiting the generality of the foregoing provisions in this Section 5.01, and except as set forth in the Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither FNB nor any of its Subsidiaries shall, subsequent to the date of this Agreement:

(a) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. On or after October 31, 2012, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of FNB or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that such increases shall not result in an annual adjustment in total compensation of more than 4% for any individual or 3% in the aggregate for all employees of FNB or any of its Subsidiaries other than as disclosed on Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Disclosure Schedule Section 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of FNB or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(d), if any.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any FNB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of FNB or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel or release any indebtedness owed to FNB or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Except as set forth on Disclosure Schedule Section 5.01(i), make any capital expenditures, other than capital expenditures in the Ordinary Course of Business, in amounts exceeding $50,000 in the aggregate.

(j) Governing Documents. Amend FNB’s Articles of Incorporation or Bylaws or any equivalent documents of FNB’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth on Disclosure Schedule Section 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FNB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by FNB or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of FNB or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Except with the express written consent of Buyer (which consent will not be unreasonably withheld or delayed), incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business).

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless such acquisition, sale or disposal is mutually agreed in writing by FNB and Buyer (provided that any such agreement of Buyer will not be unreasonably withheld or delayed), nor classify any security now held in or subsequently purchased for FNB’s investment portfolio as other than “available for sale,” as that term is used in ASC 320.

(r) Deposits. Make any changes to deposit pricing that are not consented to in writing by Buyer (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any (A) unsecured loan over $25,000, (B) loan over $25,000 secured by other than a first lien, (C) loan over $25,000 in excess of FFIEC regulatory guidelines relating to loan to value ratios, or (D) any secured loan over $250,000, unless any such loan or extension of credit has been expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed).

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(u) Taxes. Except as required by applicable law:

(i) Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $25,000 or more in taxes or $50,000 or more of taxable income.

(ii) Knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by FNB under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which FNB is a party or by which it or its properties are bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) 1527-05 Phase I Environmental Site Assessment of the property that satisfies the requirements of 40 CFR Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Law or regulation.

(y) Common Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as set forth on Disclosure Schedule Section 5.01(z) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of FNB, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end. Without limiting the generality of the foregoing, FNB will use its commercially reasonable efforts to cause (a) drafts of its audited financial statements as of and for the year ended December 31, 2012 to be provided to Buyer no later than January 31, 2013, and (b) its final audited financial statements, including the signed report of Elliott Davis PLLC thereon, to be provided to Buyer no later than February 15, 2013.

Section 5.04 Shareholder Approval. FNB agrees to take, in accordance with applicable Law, the Articles of Incorporation and Bylaws of FNB, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by FNB’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “FNB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. FNB agrees to use commercially reasonable efforts to convene the FNB Meeting within forty-

five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of FNB shareholders at the FNB Meeting. Except to the extent provided otherwise in Section 5.09(b), the board of directors of FNB shall at all times prior to and during the FNB Meeting recommend approval of this Agreement by the shareholders of FNB and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite FNB Shareholder Approval, FNB will not adjourn or postpone the FNB Meeting unless FNB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of FNB’s board of directors. FNB shall keep Buyer updated with respect to the proxy solicitation results in connection with the FNB Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing; Deposit of Aggregate Cash Consideration.

(a) Buyer and FNB agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and FNB agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FNB agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from FNB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, FNB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise FNB, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the FNB Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, FNB and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to FNB shareholders such amendment or supplement.

(d) Buyer will provide FNB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and Buyer will provide FNB and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use its commercially reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(f) Buyer shall deposit with the Exchange Agent prior to the Closing Date the Aggregate Cash Consideration and the Aggregate Stock Consideration (rounded to the nearest number of whole shares) to be issued as part of the Merger Consideration, together with cash representing the value of any fractional shares of Buyer Common Stock to be delivered to FNB shareholders, and if applicable, cash in an aggregate amount sufficient to make the appropriate payments to the holders of Dissenting Shares.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and FNB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by FNB or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of FNB or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of FNB or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of the Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Buyer and FNB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or FNB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and FNB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) FNB will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by FNB or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the merger transaction contemplated by this Agreement (and the response thereto from FNB, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from FNB, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting FNB or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from FNB, its Subsidiaries or its representatives). With respect to any of the foregoing, FNB will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit FNB and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify FNB promptly and shall promptly furnish FNB with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the merger transaction contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and FNB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the reach of the preceding sentence, Buyer and FNB shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, FNB and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) FNB agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, FNB shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to FNB’s and FNB’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as the Buyer may reasonably request and, during such period, shall from time to time furnish promptly to the Buyer all information concerning the business, properties and personnel of FNB and its Subsidiaries as the Buyer may reasonably request.

(b) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of FNB set forth in this Agreement, or the conditions to the respective obligations of Buyer and FNB to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by FNB.

(a) FNB and its Subsidiaries shall immediately cease, and FNB and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. After the execution and delivery of this Agreement, FNB and its directors, executive officers and Subsidiaries shall not, and FNB shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to FNB’s Knowledge, has indicated without solicitation that it is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to FNB’s Knowledge, without solicitation is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by FNB’s shareholders, (1) FNB receives an unsolicited written Acquisition Proposal that the FNB’s board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section 5.09, (3) the FNB’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) FNB’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then FNB may (and may authorize its representatives to) (x) furnish nonpublic information regarding FNB to the person making such Acquisition

Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to FNB than, those contained in the confidentiality agreement with Buyer, and (y) participate in discussions and negotiations with the person making such Acquisition Proposal.

(b) The board of directors of FNB shall not (i) withhold, withdraw, amend, modify, change or qualify (or publicly propose to withhold, withdraw, amend, modify, change or qualify), in a manner adverse in any respect to the interests of Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend or announce its intention to approve, recommend or propose) any Acquisition Proposal (either (i) or (ii), an “Adverse Recommendation Change”). FNB shall not, and its board of directors shall not allow FNB to, and FNB shall not allow any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time before obtaining approval of the Merger by FNB’s shareholders, FNB’s board of directors may, if FNB’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 5.09(b), make an Adverse Recommendation Change; provided that FNB may not make any Adverse Recommendation Change in response to an Acquisition Proposal unless (x) FNB shall not have breached this Section 5.09 in any respect and (y):

(i) The FNB’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 5.09(b);

(ii) FNB has given Buyer at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) Before effecting such Adverse Recommendation Change, FNB has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, FNB shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and FNB shall be required to comply with its obligations under this Section 5.09 with respect to such new written notice.

(c) In addition to the obligations of FNB under Section 5.09(a) and Section 5.09 (b), FNB shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to FNB or any of its Subsidiaries or for access to the properties, books or records of FNB or any Subsidiary by any person that informs the FNB’s board of directors or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting nonpublic information or access to the books and records of FNB or any Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. FNB shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. FNB shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.09(a).

(d) Nothing contained in this Agreement shall prohibit FNB from informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors, officers and employees of FNB and its Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for FNB occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of FNB or its Subsidiaries, in effect on the date of this Agreement with FNB and its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six years following the Effective Time, Buyer will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of FNB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by FNB; provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available; and provided, further, that officers and directors of FNB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance; and provided, further, that in satisfaction of its obligations under this paragraph (c), Buyer may require FNB to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not Buyer or FNB shall procure such coverage, in no event shall FNB expend, or Buyer or the Surviving Entity be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by the FNB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FNB, Buyer or the Surviving Entity, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

Section 5.11 Employees; Benefit Plans.

(a) All FNB Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank so long as such FNB Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, FNB agrees, upon Buyer’s reasonable request, to facilitate discussions between Buyer and FNB Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and FNB’s employees shall be coordinated by FNB.

(b) FNB Employees (other than those listed on Disclosure Schedule Section 5.11 who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by FNB or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with FNB or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a maximum payment equal to twelve (12) weeks of base pay. Such severance payment will be made within thirty (30) days after such employee’s termination date. Such severance payments will be in lieu of any severance pay plans that may be in effect at FNB or any of its Subsidiaries prior to the Effective Time. No officer or employee of FNB or any Subsidiary is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change of control plan; (iii) this section; or (iv) any other program or arrangement.

(c) Not later than fifteen (15) Business Days prior to the Closing Date, FNB shall (i) take all action required to cause any FNB Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent necessary to pay out all required benefits, (ii) terminate all such plans and (iii) pay out or commence the process to pay out any vested benefits thereunder to participating and eligible FNB Employees in such form or forms as FNB elects and as permitted or required under applicable Law. FNB Employees shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of FNB Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent feasible under any of such plans, FNB Employees shall be given credit for prior service or employment with FNB and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with FNB or FNB Bank. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d) If employees of FNB or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of FNB or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and the Surviving Entity or Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of FNB, but only if such obligations, rights, agreements, plans or policies are set forth in Disclosure Schedule Section 5.11. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of FNB for purposes of any benefit plans, agreements and arrangements of FNB. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the FNB Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such FNB Benefit Plans.

(f) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of FNB or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any FNB Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any FNB Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

Section 5.12 Notification of Certain Changes. Buyer and FNB shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to itself or any of its respective Subsidiaries or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), FNB will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Disclosure Schedule or provision of information relating to the subject matter of any Disclosure Schedule after the date of this Agreement shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or compliance by Buyer or FNB with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of FNB and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of FNB and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, FNB agrees to provide to Buyer (i) a copy of each report filed by FNB or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) by 10:00 a.m., Central Time, on each Business Day, a copy of FNB’s Daily Statement of Condition for the preceding Business Day.

Section 5.14 Board Packages. FNB shall distribute a copy of any FNB board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the board of directors of FNB; provided, however, that FNB shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that FNB’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of the FNB’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and FNB shall use their commercially reasonable efforts to facilitate the integration of FNB with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of FNB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of FNB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by FNB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse FNB on request for any reasonable out-of-pocket fees, expenses or charges that FNB may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, FNB shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of FNB and its Subsidiaries for the purpose of facilitating the integration of FNB and its business into that of Buyer. Any interaction between Buyer and FNB’s customers and suppliers shall be coordinated by FNB. FNB shall have the right to participate in any discussions between Buyer and FNB’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) FNB shall cooperate with and grant access (or obtain from the owner of any real property subject to a Lease, a grant of access) to an environmental consulting firm selected and paid for by Buyer (the “Environmental Consultant”), during normal business hours (and at such other times as may be agreed to by FNB), to any property (including real properties subject to Leases) set forth on Disclosure Schedule Section 3.31, for the purpose of conducting an ASTM Phase I (ASTM 1527-2005), as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I shall be delivered in counterpart copies to Buyer and FNB, and will include customary language allowing both Buyer and FNB to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to FNB and Buyer for review and comment prior to the finalization of such report.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” FNB shall, subject to the provisions of subsection (d) below, cooperate with and grant access to the Environmental Consultant, during normal business hours (and at such other times as may be agreed by FNB), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment (“Phase II Assessment”), including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I.

(c) Where any Phase I identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), FNB shall, subject to the provisions of subsection (d) below, cooperate with and grant access to the Environmental Consultant, during normal business hours (and at such other times as may be agreed by FNB) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work and cost estimate prepared by the Environmental Consultant and approved in advance by both FNB and Buyer. The cost of any such approved Additional Environmental Assessment shall be shared equally between FNB and Buyer.

(e) The reports of any Additional Environmental Assessment will be given directly to Buyer and to FNB by the Environmental Consultant.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to FNB’s Knowledge, threatened, against FNB and/or the members of the board of directors of FNB prior to the Effective Time, FNB shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). FNB shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against FNB and/or members of the board of directors of FNB within one (1) Business Day after FNB receives notice of any such claim or threat, and shall keep Buyer reasonably informed with respect to the status thereof.

Section 5.19 Coordination.

(a) Prior to the Effective Time, FNB shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of FNB with Buyer Bank. Without limiting the foregoing, senior officers of FNB and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of FNB, and FNB shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of FNB or any of its Subsidiaries prior to the Effective Time. FNB shall permit representatives of Buyer Bank to be onsite at FNB to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, each of FNB and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of FNB with Buyer Bank, from the date of execution of this Agreement and prior to the Effective Time, as more particularly set forth in and subject to the provisions of Section 5.01(q), FNB shall use commercially reasonable efforts to sell or otherwise divest itself of such investment securities and loans as are identified by Buyer and agreed to in writing between FNB and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.19(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(c) FNB shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by FNB or any of its Subsidiaries pursuant to this Section 5.19 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FNB or its management with any such adjustments.

(e) Subject to Section 5.19(b), Buyer and FNB shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

(f) FNB shall use its commercially reasonable efforts to cause the Retention Agreements, the Non-Compete Agreements and the Employment Agreement to be executed and delivered at the Closing by the individuals identified on Disclosure Schedule Section 8.01.

Section 5.20 Transactional Expenses. FNB has provided in Disclosure Schedule Section 3.36 a reasonable good faith estimate of costs and fees that FNB and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “FNB Expenses”). FNB shall use its commercially reasonable efforts to cause the aggregate amount of all FNB Expenses to not exceed the total expenses disclosed in Disclosure Schedule Section 3.36. FNB shall promptly notify Buyer if or when it determines that it expects to exceed its budget for FNB Expenses. Notwithstanding anything to the contrary in this Section 5.20, FNB shall not incur any investment banking, brokerage, finder’s or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Disclosure Schedule Section 3.36.

Section 5.21 Assumption by Buyer of Certain Obligations. At or before the Closing, Buyer shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to FNB, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the FNB) of the indentures, trust agreements and guarantee agreements entered into by FNB. Disclosure Schedule Section 5.21 lists all of the indentures, trust agreements and guarantee agreements entered into by FNB.

Section 5.22 Confidentiality. In addition to the parties’ respective obligations under the existing non-disclosure agreement previously entered into between the parties or their duly authorized representatives, which obligations are hereby reaffirmed and adopted, and incorporated by reference herein, each party hereto shall, and shall cause its directors, Executive Officers, advisers and agents to, maintain the confidentiality of all confidential information, whether written or oral, furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. For purposes of this Section 5.22, the term “confidential information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section  6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and FNB to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite FNB Shareholder Approval at the FNB Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. FNB and Buyer, respectively, shall have received opinions from Kutak Rock LLP and Nelson Mullins Riley & Scarborough, LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FNB and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Nelson Mullins Riley & Scarborough, LLP may require and rely upon representations contained in certificates of officers of each of FNB and Buyer.

Section 6.02 Conditions to Obligations of FNB. The obligations of FNB to consummate the Merger also are subject to the fulfillment or written waiver by FNB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure of such representations and warranties of Buyer to be so true and correct, individually or in the aggregate, has not had and does not have a Material Adverse Effect on Buyer. FNB shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and FNB shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished FNB with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as FNB may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer and its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(e) Agreements with Buyer Bank. The Retention Agreements, the Non-Compete Agreements and the Employment Agreement shall have been executed and delivered at the Closing by Buyer Bank.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) FNB Common Stock. The number of shares of FNB Common Stock outstanding as of the Closing Date of this Agreement shall not exceed four hundred thousand (400,000) shares.

(b) Representations and Warranties. The representations and warranties of FNB and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure of such representations and warranties of FNB to be so true and correct, individually or in the aggregate, has not had and does not have a Material Adverse Effect on FNB. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of FNB by FNB’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c) Performance of Obligations of FNB. FNB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on FNB, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of FNB by FNB’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(d) Other Actions. FNB’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed FNB or any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. FNB shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(e) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in either FNB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(f) Purchase of Leased Facilities. Buyer and the current owners of each of (i) the land and improvements on which the main FNB building is located, (ii) the land and improvements on which the Blanton Building is located, (iii) the land and improvements on which the North Shelby branch facility is located and (iv) the Lincolnton land shall have entered into purchase agreements, upon terms acceptable to Buyer in its sole discretion, including but not limited to matters of title, environmental compliance and property condition, pursuant to which Buyer will acquire such real properties, and (x) the closing of each of such purchases shall have occurred simultaneous with the Closing of the Merger or (y) the current owners of any of the parcels described in (i) through (iv) above shall not have terminated such purchase agreements or been in material breach of such purchase agreements.

(g) Agreements with Certain Individuals. The Retention Agreements, the Non-Compete Agreements and the Employment Agreement shall have been executed and delivered at the Closing by the individuals identified in Disclosure Schedule Section 8.01.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor FNB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and FNB if the board of directors of Buyer and the board of directors of FNB each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or FNB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or FNB (provided in the case of FNB that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite FNB Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or FNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a material breach by the other party and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on either the breaching party or the non-breaching party, and which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or FNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching party or the non-breaching party, and which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner, by either Buyer or FNB if the Merger shall not have been consummated on or before August 31, 2013 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), at any time prior to the FNB Meeting, by Buyer if (i) FNB shall have materially breached its obligations under Section 5.09, (ii) the board of directors of FNB shall have failed to make its recommendation in favor of the Merger referred to in Section 5.04 or shall have made an Adverse Recommendation Change, (iii) the board of directors of FNB shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, or (iv) FNB shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the FNB Meeting in accordance with Section 5.04.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, FNB shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to four percent (4%) of the Purchase Price (the “Termination Fee”), in the event Buyer terminates this Agreement pursuant to Section 7.01(g), in which case FNB shall pay the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of FNB’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections or capable of being cured prior to the Closing, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that FNB shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of Five Hundred Thousand Dollars ($500,000) (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination.

(c) FNB and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if FNB fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against FNB for such amounts, FNB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Buyer pursuant to Section 7.01(d), Section 7.01(e) or Section 7.01(g), and if FNB pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a) or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), FNB (or any successor in interest of FNB) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer other than this Agreement or any amendment hereto after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving FNB: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the assets of FNB in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

“Additional Environmental Assessment” has the meaning set forth in Section 5.17(d).

“Adjusted Purchase Price” means, the Purchase Price as further adjusted as follows: in the event that the Closing Consolidated Net Book Value of FNB, determined in accordance with this Agreement, is less than $96,000,000, then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount by which the Closing Consolidated Net Book Value of FNB is less than $96,000,000.

“Adverse Recommendation Change” has the meaning set forth in Section 5.09(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Consideration” means the total of Cash Consideration to be paid to holders of record of FNB Common Stock entitled thereto.

“Aggregate Stock Consideration” means the total number of shares of Buyer Common Stock to be delivered to holders of record of FNB Common Stock entitled thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“ASTM” has the meaning set forth in Section 5.01(w).

“Audited Financial Statements” has the meaning set forth in Section 3.09(a).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of North Carolina are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02.

“Buyer Average Stock Price” means the average closing sale price of a share of Buyer Common Stock on Nasdaq, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the fifth (5th) Business Day prior to the Closing Date, rounded to the nearest whole cent; provided, that the Buyer Average Stock Price shall be not less than Twenty-Seven Dollars ($27.00) nor greater than Forty-Four and 20/100 Dollars ($44.20).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Cash Consideration” means cash to be received in the Merger by a holder of a share of FNB Common Stock in respect of each share of FNB Common Stock held of record by such holder as of immediately prior to the Effective Time, as elected to be received by such holder pursuant to Section 2.06 or as allocated to such holder in accordance with Section 2.02, as applicable.

“Cash Election” has the meaning set forth in Section 2.01(c)(ii).

“Cash Election Shares” has the meaning set forth in Section 2.01(c)(ii).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of FNB Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Closing Consolidated Net Book Value” means the unaudited consolidated net tangible shareholders’ equity of FNB as of the Determination Date, determined in accordance with GAAP, plus or minus, as the case may be, any changes in such shareholders’ equity, determined in accordance with GAAP, between the Determination Date and as of the end of the month prior to the Effective Time, and without giving effect to any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.19 which would otherwise not have been taken or required to be taken, all as mutually agreed between FNB and Buyer; provided, that there shall be added back to the Closing Consolidated Net Book Value (i) the amount, if any, of any deferred tax asset valuation allowance; (ii) the amount, if any, of prepayment penalties or unwind costs on prepayment of any FHLB-A advances and certain structured repurchase agreements and Derivative Transactions related thereto, made after the Determination Date with the prior written consent of Buyer, and including such amounts reflected on Disclosure Schedule Section 8.01(a) which were incurred prior to the date of this Agreement; and (iii) the amount, if any, of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that Buyer and FNB agree are appropriate under the circumstances.

“Code” has the meaning set forth in Section 2.05.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means December 31, 2012.

“Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election” has the meaning set forth in Section 2.06(a).

“Election Deadline” has the meaning set forth in Section 2.06(d).

“Election Form and Letter of Transmittal” or “Election Form” has the meaning set forth in Section 2.06(b).

“Employment Agreement” means that certain employment agreement to be entered into at the Closing between Buyer Bank and Helen Jeffords, in substantially the form attached as Exhibit A to this Agreement.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.17(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer, and reasonably acceptable to FNB (which shall be Buyer’s transfer agent), to act as agent, in accordance with the Exchange Agent Agreement, for purposes of conducting the exchange procedures described in ARTICLE II.

“Exchange Agent Agreement” means the written agreement between Buyer and the Exchange Agent, in form and substance reasonably acceptable to FNB and to be entered into no later than one (1) Business Day after approval by FNB shareholders at the FNB Meeting of the Merger and the related transactions contemplated by this Agreement, under which agreement the Exchange Agent shall agree to perform the duties and responsibilities of the Exchange Agent as set forth in ARTICLE II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient of the FNB Stock Price, divided by the Buyer Average Stock Price.

“Executive Officer” means the Chief Executive Officer, Chief Financial Officer, President, Controller, Chief Lending Officer, and each other officer with significant policy-making authority of FNB, Buyer, Buyer Bank or the Surviving Entity, as applicable.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FHLB-A” means the Federal Home Loan Bank of Atlanta.

“FHLB-D” means the Federal Home Loan Bank of Dallas.

“Financial Statements” has the meaning set forth in Section 3.09(a).

“FNB” has the meaning set forth in the preamble to this Agreement.

“FNB 401(a) Plan” has the meaning set forth in Section 3.16(c).

“FNB Balance Sheet Date” has the meaning set forth in Section 3.09(c).

“FNB Benefit Plans” has the meaning set forth in Section 3.16(a).

“FNB Common Stock” means the common stock, $10.00 par value per share, of FNB.

“FNB Employees” has the meaning set forth in Section 3.16(a).

“FNB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of FNB and its Subsidiaries.

“FNB Loan” has the meaning set forth in Section 3.23(b).

“FNB Loan Property” has the meaning set forth in Section 3.18(a).

“FNB Meeting” has the meaning set forth in Section 5.04.

“FNB Regulatory Agreement” has the meaning set forth in Section 3.14.

“FNB Stock Price” means a cash value equal to the quotient of (i) the Purchase Price or the Adjusted Purchase Price, whichever is applicable, divided by (ii) the number of shares of FNB Common Stock issued and outstanding immediately prior to the Effective Time.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter), as used with respect to FNB and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of FNB, including for this purpose and without limitation, the Chairman of the Board, of FNB. Knowledge, as used with respect to Buyer and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Buyer or Buyer Bank, including for this purpose and without limitation, the Chairman of the Board of Buyer and Buyer Bank. Without limiting the scope of the preceding sentences, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by FNB, or by Buyer or Buyer Bank, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any change or effect that is material and adverse to the financial condition (financial or other), results of operations, business or business prospects of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to FNB valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting FNB or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of FNB or Buyer, including the expenses incurred by FNB or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (vi) the effects of any action or omission taken by FNB with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (viii) the public disclosure of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means Stock Consideration and Cash Consideration.

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Compete Agreements” means those certain non-competition agreements to be entered into at the Closing between Buyer Bank and the respective individuals identified on Disclosure Schedule Section 8.01, in substantially the form attached as Exhibit B to this Agreement.

“Non-Election” has the meaning set forth in Section 2.06(b).

“Non-Election Shares” has the meaning set forth in Section 2.01(c)(iii).

“Non-scope Issues” has the meaning set forth in Section 5.17(c).

“OCC” has the meaning set forth in Section 3.07(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(b).

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of FNB Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” shall mean an amount equal to $64,000,000.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Representative” has the meaning set forth in Section 2.06(b).

“Requisite FNB Shareholder Approval” has the meaning set forth in Section 3.06.

“Retention Agreements” means those certain retention agreements to be entered into at the Closing between Buyer Bank and the respective individuals identified on Disclosure Schedule Section 8.01(b), in substantially the form attached as Exhibit C to this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of FNB Common Stock held by a holder of FNB Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio, as such number of shares is elected to be received by such holder pursuant to Section 2.06 or as allocated to such holder in accordance with Section 2.02, as applicable.

“Stock Election” has the meaning set forth in Section 2.01(c)(i).

“Stock Election Shares” has the meaning set forth in Section 2.01(c)(i).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a FNB Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of FNB.

“Superior Proposal” means any unsolicited bona fide Acquisition Proposal (with the percentages set forth in or incorporated into the definition of such term changed from 20% to 50%) that FNB’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including the break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of FNB from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 5.09(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.09(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the preamble to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 (except for agreements or covenants contained herein that by their express terms are to be performed after the Effective Time).

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the FNB Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or FNB without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if (a) if personally delivered, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) sent by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

Attention: H. Watt Gregory, III

If to FNB:

The First National Bank of Shelby

106 S. Lafayette St.

Shelby, North Carolina 28150

Attention: Helen A. Jeffords

With a copy (which shall not constitute notice) to:

Nelson, Mullins, Riley & Scarborough, LLP

Poinsett Plaza, 9th Floor

104 South Main Street

Greenville, South Carolina 29601

Attn: Neil E. Grayson

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and FNB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

THE FIRST NATIONAL BANK OF SHELBY

By:	/s/ Helen A. Jeffords
Name:	Helen A. Jeffords
Title:	President and Chief Executive Officer

Exhibit A

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of                     , 2013 (the “Effective Date”) by and between Bank of the Ozarks (the “Bank”) and Helen A. Jeffords (the “Executive”).

WHEREAS, the Bank is acquiring The First National Bank of Shelby (“Shelby”), of Shelby, North Carolina; and

WHEREAS, the Bank desires to continue employing the Executive for the period of time described in Section 4 hereof, and the Executive desires to render her services to the Bank for such period of time after the acquisition; and

WHEREAS, the Bank and the Executive desire to enter into an employment arrangement the terms and conditions of which are set forth herein; and

WHEREAS, the Bank desires to protect its confidential and trade secret information and to prevent unfair competition.

NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Bank and the Executive hereby agree as follows:

1. Employment. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank upon the terms and conditions hereinafter set forth.

2. Exclusive Services. The Executive shall devote all working time, ability and attention to the business of the Bank during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of the Bank, other than the duties of the Executive as an officer of the Shelby Division of the Bank (the “Shelby Division”). Notwithstanding this Section 2, the Executive shall be permitted to serve on civic, political and philanthropic boards, task forces, etc. on which she is currently serving and to perform her duties in connection therewith. Prior to undertaking any such additional duties which involve significant time commitments, the Executive will receive approval from the Board of Directors of the Bank or the designated Bank officer to whom she will directly report.

3. Duties. The Executive is hereby employed as an executive officer of the Shelby Division, and shall perform for or on behalf of the Shelby Division such duties as the Bank shall assign from time to time, provided, that the Executive shall not be nor be deemed to be an “executive officer” of the Bank within the meaning of Regulation O. The Executive shall render her services at the Bank’s primary place of business in Shelby, North Carolina, and at other agreed-upon locations, and shall perform such duties in accordance with the Bank’s policies and practices, including its employment policies and practices.

4. Term. The term of this Agreement (the “Term”) shall be for two (2) years, and this Agreement will terminate on the second year anniversary of the Effective Date, if not otherwise terminated as provided herein.

5. Compensation. The Bank shall pay the Executive a base annual salary (the “Base Salary”) of Two Hundred Eighty Five Thousand Dollars ($285,000.00) during the Term of this Agreement, payable in twenty-six (26) equal bi-weekly installments per year, less applicable deductions and withholdings, all of which shall be prorated for any partial employment month.

6. Participation in Employee Plans. Until the earlier of expiration of the Term of this Agreement or termination of the Executive’s employment pursuant to Section 11 or Section 16 hereof, the Executive shall be entitled to participate in any health, disability and group term life insurance plans, in any pension, retirement or profit-sharing plans, in any executive bonus plan, in any deferred benefit plan, or in any other perquisites and fringe benefits that may be extended generally from time to time to senior employees of the Bank in accordance with the terms of such plans. To the extent feasible under the Bank’s plans, the Executive shall be given credit for prior service or employment with Shelby for eligibility and benefit purposes.

7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Bank, the Bank shall reimburse the Executive on a monthly basis for reasonable customary business expenses, including, but not limited to, travel, cellular phone, one country club membership (dues and business-related use/activity expenses only), car allowance of $500 per month, reimbursement for taxes owed by Executive under Shelby’s Supplemental Executive Retirement Plan, and marketing and client development expenses reasonably incurred in the performance of her duties under this Agreement.

8. Confidentiality/Trade Secrets. The Executive acknowledges her position with the Bank is one of the highest trust and confidence both by reason of her position and by reason of her access to and contact with the trade secrets and confidential and proprietary business information, including, but not limited to, data, plans, budgets and customer lists, of the Bank. Both during the term of this Agreement and thereafter, the Executive therefore covenants and agrees as follows:

(a) She shall use her best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or confidential and proprietary information of the Bank and the Shelby Division, including, but not limited to, the identity of its current or prospective customers, suppliers and licensors, its arrangements with its customers, suppliers and licensors, and its technical, financial and marketing data, records, compilations of information, processes, programs, methods, techniques and specifications relating to its customers, suppliers, licensors, products and services;

(b) She shall not disclose any of such trade secrets and/or confidential and proprietary information, except as may be required in the course of her employment with the Bank or by law; and

(c) She shall not use, directly or indirectly, for her own benefit or for the benefit of another, any of such trade secrets and/or confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes or other documents relating to the business of the Bank, whether prepared by the Executive or otherwise coming into her possession, shall be the exclusive property of the Bank and shall be delivered to the Bank and not reproduced and/or retained by the Executive upon termination of her employment for any reason whatsoever or at any other time upon request of the Bank.

9. Nonsolicitation. The Executive agrees that, during the period of her employment and for twelve (12) months after termination of employment, she will not, either directly or indirectly, for herself or for any third party, except as otherwise agreed to in writing by the Bank, which agreement may be withheld in the Bank’s sole discretion:

(a) employ or hire any other person who is then employed by the Bank or solicit, induce, recruit or cause any other person who is then employed by the Bank to terminate his or her employment with the Bank; or

(b) solicit on behalf of any other bank, or other financial services provider, any current or prospective customers of the Bank or any other prior persons or entities which were customers of the Bank during the three (3) years prior to such termination of employment. In the event that a court shall determine that the provisions of this Section 9 are unenforceable in any way, to the extent permitted by applicable law, the court shall reform the provisions to the extent required in order to make them enforceable.

10. Remedies for Breach of Covenants of the Executive.

(a) The Bank and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8 and 9 are reasonable in content and scope and are given by the Executive knowingly, willingly and voluntarily and for adequate consideration. The Bank and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

(b) The covenants set forth in Sections 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of her employment with the Bank for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Bank and the Executive. The existence of any claim or cause of action by the Executive against the Bank, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Bank of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate, injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof and that the party bringing the claim shall not be required to post bond in pursuit of such claim. For any such claim, the prevailing party shall be entitled to recover its or her attorneys’ fees and costs incurred in pursuit of such claim to the extent permitted by law.

11. Termination. This Agreement (other than Sections 8, 9 and 10 hereof, which shall survive any termination hereof for any reason) may be terminated as follows:

(a) The Bank may terminate this Agreement and the Executive’s employment hereunder at any time, with or without cause, and if without cause, upon at least thirty (30) days prior written notice to the Executive. The Executive may terminate this Agreement and her employment hereunder, at any time, for good reason or no reason, upon at least thirty (30) days’ prior written notice to the Bank, and “good reason” with respect to Executive shall mean (i) a substantial adverse change in the Executive’s position or authority; (ii) the requirement by the Bank that the Executive permanently relocate to any Bank office located more than fifty (50) miles from the Executive’s then permanent place of residence (currently Shelby, North Carolina); or (iii) any other action or inaction that constitutes a material breach of the Agreement by the Bank that causes material harm to the Executive. The Executive shall not be deemed to have resigned for good reason unless and until there is delivered to the Bank’s Board of Directors written notice of the Executive’s ground for resignation fully explaining her contention that good reason exists for her resignation and the Board of Directors has been provided at least thirty (30) days following the receipt of this written notice to respond to the Executive’s stated concerns and attempt to cure same.

(b) For purposes of this Section 11, “cause” with respect to the Executive shall mean actions or omissions of the Executive which reflect fraud, dishonesty, gross dereliction of duty, or actions willfully taken in disregard of the interests of the Bank.

(c) In the event that the Bank terminates the Executive’s employment with cause, the Bank shall pay the Executive all accrued and unpaid Base Salary up to the date of termination, and shall reimburse the Executive for all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at her own expense.

(d) In the event that the Bank terminates the Executive’s employment without cause during the Term of this Agreement or the Executive terminates her employment for good reason, the Bank shall pay the Executive the Base Salary for the remainder of the Term of this Agreement, in the same installments and at the same intervals as provided for during the period of the Executive’s employment, plus all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at her own expense.

(e) In the event that the Executive voluntarily terminates her employment pursuant to Section 11(a) hereof, or termination of the Executive’s employment occurs pursuant to Section 16 hereof, the Bank shall pay the Executive (or her estate) all accrued and unpaid Base Salary up to the date of termination, and shall reimburse the Executive (or her estate) for all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive, and the Executive (or her estate) shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at her own expense.

12. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

If to the Bank:

Bank of the Ozarks

17901 Chenal Parkway

Little Rock, AR 72223

Attention: Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, AR 72201

Attention: H. Watt Gregory III

If to the Executive:

Helen A. Jeffords

3029 River Road

Shelby, NC 28152

Either party may change its address for notice by giving notice in accordance with the terms of this Section 12.

13. Best Efforts of Executive. The Executive agrees that she will at all times faithfully, industriously and to the best of her ability, experience and talents perform all of the duties that may be required of and from her pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Bank.

14. Employment Policies and Procedures. The Executive agrees to abide by all of the Bank’s employment policies and procedures that apply generally to other senior employees of the Bank. Such policies and procedures may be revised from time to time.

15. Cooperation with Bank After Termination of Employment. Following the termination of the Executive’s employment, by either the Executive or the Bank, the Executive shall fully cooperate with the Bank in all matters relating to the continuation or completion of the Executive’s pending work on behalf of the Bank and the orderly transfer of any such pending work to other employees as may be designated by the Bank. The Bank shall be entitled to such full-time or part-time services of the Executive as the Bank may reasonably require during all or any part of the thirty (30) day period following any notice of termination of employment by the Executive.

16. Termination by Death or Incapacity of Executive. In spite of anything in this Agreement to the contrary, this Agreement shall terminate prior to the expiration of the term specified above if the Executive dies or becomes permanently disabled. As used in this paragraph, “permanently disabled” is defined as the inability of the Executive to perform the essential functions of her position, either with or without reasonable accommodation, for a period extending beyond six (6) months. The Bank shall pay the Executive or the Executive’s estate, as the case may be, the Base Salary for the remainder of the Term of this Agreement, in the same installments and at the same intervals as provided for during the period of the Executive’s employment, plus all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive.

17. General Provisions.

(a) Law Governing. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

(b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

(c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

(d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Bank to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Bank.

(e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

(f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	BANK OF THE OZARKS:

By:
Helen A. Jeffords	Name:	Dennis James
	Title:	Director of Mergers and Acquisitions

Exhibit B

BANK OF THE OZARKS

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is effective as of [                    ], 2013 by and between BANK OF THE OZARKS (the “Bank”), and [                    ] (the “Director”).

RECITALS

WHEREAS, the Company intends to acquire The First National Bank of Shelby (“Shelby”), of Shelby, North Carolina on or about [            ], 2013 (the “Acquisition Date”); and

WHEREAS, it is a material prerequisite to the acquisition that certain directors of Shelby enter into this Agreement; and

WHEREAS, the Director, for good and valuable consideration as evidenced herein, agrees to the following terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Company and the Director, each intending to be legally bound, agree to the following terms and conditions:

Section 1. General. By signing this Agreement, the Director expressly acknowledges that the territorial limitations, duration and scope of the restrictions described in sections 2 and 3 below are fair and reasonable. This Agreement is not contingent on the employment or continued employment of the Director. If, under the circumstances existing at the time of enforcement of this Agreement, the territorial limitations, duration or scope described in sections 2 and 3 below are found or held to be unreasonable by an arbitrator or court of competent jurisdiction, the Director and the Company expressly agree that the maximum territorial limitations, duration and scope reasonable under the circumstances shall be substituted for the stated territorial limitations, duration and scope.

Section 2. Nondisclosure; Nonsolicitation. The Director acknowledges that the information, observations and data obtained by him during the course of his employment with Shelby is the property of the Company. Therefore, at no time during the 12 months following the Acquisition Date (the “Restricted Period”), shall the Director, individually or jointly with others, for the benefit of the Director or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of Shelby or the Company, including, without limitation, any secret or confidential information relating to the business, customers, trade or commercial practices, trade secrets, technology or know-how of Shelby or the Company. As used herein, the term “secret or confidential information” does not include (i) information now known to the general public and (ii) information which the Director is authorized by the Company to disclose to third parties on a non-confidential basis. The Director shall deliver to the Company upon the Acquisition Date all memoranda, notes, plans, records, reports and other documents relating to the business of Shelby or the Company which he may then possess or have under his control, or in the alternative the Director shall destroy all such memoranda, notes, plans, records, reports and other documents relating to the business of Shelby or the Company, and the Director shall execute and deliver a certificate in form and substance satisfactory to the Company to such effect within one (1) Business Day after the Acquisition Date. At no time during the Restricted Period, shall the Director for himself or on behalf of any other person or entity contact any employee of the Company for the purpose of hiring, diverting or otherwise soliciting the employee.

Section 3. Noncompetition. At no time during the Restricted Period, shall the Director individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity be involved with any person or entity engaged in a business competing with any of the businesses then conducted (or, to the knowledge of the Director on or prior to the Acquisition Date, planned to be conducted) by Shelby or the Company in Shelby’s primary service area. As used herein, “primary service area” means the geographical area in North Carolina within a fifteen (15) mile radius of any banking office operated by Shelby on the Acquisition Date. During the Restricted Period the Director shall not induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

Section 4. Consideration. In fair and appropriate consideration of the above agreements by the Director, the Company agrees to pay the Director the sum of Ten Thousand Dollars ($10,000.00), payable in one lump sum payment no later than one (1) business day following the Acquisition Date.

Section 5. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by mail to his or her residence, in the case of the Director, or to its principal office, in the case of the Company.

Section 6. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

Section 7. Amendment. No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the Company and the Director.

Section 8. Validity. This Agreement and its validity, interpretation, performance and enforcement will be governed by the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

Section 9. Section Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 11. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 12. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter covered hereby and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in a writing signed by the parties hereto.

Section 13. No Right to Employment. Nothing in this Agreement shall give or be deemed to give the Director the right to employment or employment benefits with the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Director has executed this Agreement, as of the day and year first above written.

BANK OF THE OZARKS

By

[ ]

Attest:

Exhibit C

BANK OF THE OZARKS

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is effective as of [                    ], 2013 by and between BANK OF THE OZARKS (the “Bank”), and [                    ] (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Bank considers it essential to its operations that certain key officers and employees of The First National Bank of Shelby (“Shelby”), of Shelby, North Carolina be retained from the effective date (the “Effective Date”) of the merger of Shelby with and into the Bank (the “Acquisition”) and continuing through the completion of the Bank’s integration of Shelby’s computer, information and telecommunications systems with those of the Bank (the “Integration”), which Integration is expected to take approximately six (6) months; and

WHEREAS, the Bank recognizes that the Acquisition and the period of transition following the Acquisition could be a distraction to the Employee and could cause the Employee to consider alternative employment opportunities; and

WHEREAS, the Bank has determined that it is in the best interests of the Bank to assure that the Bank will have the continued dedication, efforts and services of the Employee through the Integration and to motivate the Employee to maximize the value of the Bank through the Acquisition and Integration;

NOW, THEREFORE, the Bank and the Employee, each intending to be legally bound, agree to the following terms and conditions:

Section 1. Retention Bonus.

(a) Subject to the terms of this Agreement, the Employee shall be entitled to receive a bonus in the amount of [        ] (less applicable withholdings and deductions) (the “Retention Bonus”) to induce the Employee to maintain continuous full-time employment with the Bank and to assist in the Integration from the Effective Date through the date which is the earlier of thirty (30) days following the completion of the Integration or seven (7) months after the Effective Date (as applicable, the “Completion Date”). Subject to the terms of this Agreement, the Retention Bonus shall be paid to the Employee in two equal installments, the first installment of which (the “First Installment”) shall be paid upon the Effective Date, and the remaining installment of which (the “Final Installment”) shall be paid upon the Completion Date.

(b) The Bank may terminate this Agreement and the Employee’s employment under this Agreement at any time, with or without cause, upon written notice to the Employee. The Employee may voluntarily terminate this Agreement and his employment hereunder, at any time, for any reason or no reason, upon written notice to the Bank.

(c) If the Employee voluntarily terminates employment at any time prior to the Completion Date, the Employee shall not be entitled to receive the Final Installment or any further compensation or benefits from the Bank.

(d) In the event that the Bank terminates the Employee’s employment with cause at any time prior to the Completion Date, the Employee shall not be entitled to receive the Final Installment or any further compensation or benefits from the Bank. For purposes of this Section 1, “cause” with respect to the Employee shall mean actions or omissions of the Employee which reflect fraud, dishonesty, gross dereliction of duty, or actions willfully taken in disregard of the interests of the Bank.

(e) In the event that the Bank terminates the Executive’s employment without cause during the Term of this Agreement, the Bank shall pay the Executive the full amount of the Final Installment within five (5) business days following the Bank’s notice of termination, and the Employee shall not be entitled to any further compensation or benefits from the Bank.

(f) No part of the Retention Bonus shall be payable hereunder to the Employee if the Acquisition does not occur for any reason.

Section 2. Assumption by Successor in Interest. The Bank shall cause any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Bank’s business and/or assets to assume all obligations and rights of the Bank under this Agreement as if an original party hereto. The terms of this Agreement and each of the Employee’s rights hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs, successors and assigns.

Section 3. Miscellaneous Provisions.

(a) No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(b) All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(c) Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and to this end the provisions of this Agreement are declared to be severable.

(d) This Agreement shall be interpreted, administered and enforced in accordance with the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(f) This Agreement does not modify or supersede the employment relationship of the Employee and the Bank as at-will. Nothing in this Agreement shall confer upon the Employee any right to continue in the employment or service of the Bank (or its successor in interest) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Bank or of the Employee to terminate the Employee’s employment at any time and for any reason, with or without cause.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer and the Employee has signed this Agreement.

BANK OF THE OZARKS

By:
Name:
Title:

EMPLOYEE

By:
Name:	[ ]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated February 5, 2013 (this “Amendment”) amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 24, 2013, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas, (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), and The First National Bank of Shelby, a national banking association with its principal office in Shelby, North Carolina (“FNB”).

RECITALS

WHEREAS, the Merger Agreement entered into among the above-named parties contemplates that subject to the terms and conditions therein, FNB will be merged with and into Buyer Bank, with Buyer Bank to be the Surviving Entity in the Merger;

WHEREAS, Section 9.02 of the Merger Agreement provides that at any time prior to the Effective Time and the FNB Meeting, the Merger Agreement may be amended or modified by the parties thereto by written agreement executed in the same manner as the Merger Agreement;

WHEREAS, the parties desire to amend the Merger Agreement on the terms set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, and intending to be legally bound, Buyer, Buyer Bank and FNB hereby agree as follows:

1. Amendments to Section 5.01 of the Merger Agreement. The parties agree that Section 5.01 of the Merger Agreement shall be amended as follows:

(a) The first sentence of Section 5.01 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“During the period from the date of this Agreement (except where a different commencement date for the observance or performance of a covenant is specifically referenced in this Section 5.01) and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which prior written consent, in each instance set forth in Section 5.01(q), Section 5.01(r) and Section 5.01(s), where Buyer’s prior written consent is required, shall not be unreasonably withheld, conditioned or delayed; provided, if Buyer has not responded to FNB’s request for consent within five (5) Business Days of receipt of such request in the case of Section 5.01(q), Section 5.01(r) and Section 5.01(s) shall be deemed to have been approved by Buyer; provided further, that for purposes of requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), FNB’s representative shall be FNB’s Chief Executive Officer, or such other person or persons designated in writing by such Chief Executive Officer, and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions, or such other person or persons designated in writing by such Director of Mergers and Acquisitions), FNB shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws.”

(b) Section 5.01(s) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any (A) unsecured loan over $25,000, (B) loan over $25,000 secured by other than a first lien, (C) loan over $25,000 in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) secured loan over $250,000, (E) loan with a duration of more than sixty months, or (F) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of FNB (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $250,000, unless any such loan or extension of credit described in (A) through (F) above has been expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed).”

2. Amendment to Section 8.01 of the Merger Agreement. The parties agree that the definition of “Closing Consolidated Net Book Value” set forth in Section 8.01 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Closing Consolidated Net Book Value” means the unaudited consolidated net tangible shareholders’ equity of FNB as of the Determination Date, determined in accordance with GAAP, plus or minus, as the case may be, any changes in such shareholders’ equity, determined in accordance with GAAP, between the Determination Date and as of the end of the month prior to the Effective Time, and without giving effect to any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.19 which would otherwise not have been taken or required to be taken, all as mutually agreed between FNB and Buyer; provided, that there shall be added back to the Closing Consolidated Net Book Value (i) the amount, if any, of any deferred tax asset valuation allowance; (ii) the amount, if any, of prepayment penalties or unwind costs, net of any tax benefit recorded on FNB’s financial statements in connection with such prepayment penalties or unwind costs, on prepayment of any FHLB-A advances and certain structured repurchase agreements and Derivative Transactions related thereto, made after the Determination Date with the prior written consent of Buyer, and including such amounts reflected on Disclosure Schedule Section 8.01(a), net of any tax benefit recorded on FNB’s financial statements in connection with such amounts, which were incurred prior to the date of this Agreement; and (iii) the amount, if any, of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that Buyer and FNB agree are appropriate under the circumstances.”

3. Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Merger Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.

4. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

5. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

THE FIRST NATIONAL BANK OF SHELBY

By:	/s/ Helen A. Jeffords
Name:	Helen A. Jeffords
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

Appendix B

January 24, 2013

Board of Directors

The First National Bank of Shelby

106 South Lafayette Street

Shelby, NC 28150

Ladies and Gentlemen:

The First National Bank of Shelby (“Shelby”), Bank of the Ozarks, Inc. (“Buyer”) and Bank of the Ozarks (“Buyer Bank”) have entered into an agreement and plan of merger dated as of January 24, 2013 (the “Agreement”) pursuant to which Shelby will merge with and into Buyer Bank (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of Shelby common stock issued and outstanding immediately before the Effective Time, except those shares described in the Agreement, will be converted into and represent the right to receive shares of the Buyer’s common stock (the “Stock Consideration”), plus cash in lieu of any fractional share, or the right to receive cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), all subject to certain conditions and potential adjustments as described in the Agreement and provided that at least 5l%, or approximately $32.6 million, of the Merger Consideration paid to Shelby shareholders will consist of shares of the Buyer’s common stock. The number of Buyer shares to be issued will be determined based on Shelby shareholder elections and the Buyer’s 10-day average closing stock price as of the fifth business day prior to the closing date, ranging between $27.00 per share and $44.20 per share. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Shelby common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Shelby that we deemed relevant; (iii) certain financial statements and other historical financial information of Buyer that we deemed relevant; (iv) internal financial projections for Shelby for the years ending December 31, 2013 through December 31, 2015 as provided by and discussed with senior management of Shelby; (v) median publicly available analyst earnings estimates for Buyer for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate for the year ending December 31, 2015 in each case as discussed with senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Buyer; (vii) a comparison of certain financial and other information for

Shelby and Buyer, including relevant stock trading information for Buyer, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Shelby the business, financial condition, results of operations and prospects of Shelby and held similar discussions with the senior management of Buyer regarding the business, financial condition, results of operations and prospects of Buyer.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Shelby and Buyer or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Shelby and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Shelby or Buyer or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Shelby, Buyer or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Shelby or Buyer. We have assumed, with your consent, that the respective allowances for loan losses for both Shelby and Buyer are adequate to cover such losses and will he adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Shelby as provided by the senior management of Shelby and median publicly available earnings estimates and a long-term growth rate for Buyer as discussed with senior management of Buyer. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Buyer. With respect to those projections, estimates and judgments, the respective managements of Shelby and Buyer confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Shelby and Buyer, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Shelby and Buyer since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Shelby and Buyer would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof

We have acted as Shelby’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from Shelby for providing this opinion. Shelby has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Shelby and Buyer and their affiliates. We may also actively trade the debt securities of Shelby and Buyer or their affiliates for our own account and for the accounts of our customers. We render no opinion as to the value of Buyer’s common stock when such stock is actually received by shareholders of the Shelby.

This letter is directed to the Board of Directors of Shelby in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Shelby as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Shelby common stock and does not address the underlying business decision of Shelby to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Shelby or the effect of any other transaction in which Shelby might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Shelby’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Shelby.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Shelby common stock from a financial point of view.

Very truly yours,

Appendix C

UNITED STATES CODE

TITLE 12. BANKS AND BANKING

CHAPTER 2. NATIONAL BANKS

SUBCHAPTER XV. CONVERSION OF NATIONAL BANKS INTO STATE BANKS

12 U.S.C. § 214a. Procedure for conversion, merger, or consolidation; vote of stockholders

A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a) [Text Omitted]

(b) Rights of dissenting stockholders – A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders’ meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

EXCERPT FROM

COMPTROLLER’S LICENSING MANUAL

BUSINESS COMBINATIONS

DECEMBER 2006

DISSENTING SHAREHOLDER RIGHTS AND THE APPRAISAL PROCESS

Perfecting Dissenters’ Rights

A shareholder dissenting from a conversion, consolidation, or merger involving a national bank may be entitled to receive the value of his or her shares from the resulting entity. The specific details of the steps a shareholder must follow to perfect his or her dissenters’ rights are detailed in the appropriate statute under which the transaction is authorized. See 12 USC 214a, 215, 215a, 215a-2, 215a-3, or 215c and 12 CFR 5.33. The requirements in each of these sections vary slightly and should be read carefully and followed precisely to ensure dissenters’ rights are not erroneously forfeited. In addition, any proxy material distributed to the shareholders should describe the appropriate steps for dissenting shareholders.

Generally, a shareholder must either dissent by voting against the transaction at the shareholders’ meeting or notifying the bank in writing at or prior to such meeting that he or she dissents from the plan to convert, consolidate, or merge. Within 30 days after the date of consummation of the transaction, the dissenting shareholder also must confirm in writing his or her dissent to the transaction and surrender his or her stock certificates to the resulting bank. Next, a committee of three is selected to appraise the stock of the dissenting shareholders. The committee is comprised of one representative that the majority of dissenting shareholders appoints, one representative the resulting entity appoints, and one representative that those two representatives appoint. If two members of the three-member committee agree on the value of the shares, that value will govern. If that value is acceptable to one or more dissenting shareholders, the process is complete for those shareholders who find the value acceptable, and the appraised value of the shares is paid by the resulting entity. If that value in not acceptable to one or more dissenting shareholders, those shareholders may, within five days of being notified of the appraised value, appeal to the OCC, who will then conduct a reappraisal that will be final and binding upon the appellants.

In addition, if, within 90 days of the date of consummation of the transaction, for any reason one or more of the appraisers are not selected, or the appraisers fail to determine a value, any interested party may request in writing an appraisal from the OCC. With two exceptions, the statutes indicate that the OCC’s appraisal or reappraisal is final and binding on all parties, and the resulting entity pays the cost of an OCC appraisal or reappraisal.

The exceptions are for transactions in which a national bank is merging or consolidating into a federal savings association or in which an uninsured national bank is merging into a nonbank affiliate. In both of those instances, the regulations require the parties, including the national bank, to agree that the OCC’s appraisal will be final and binding and on how the total expenses of the OCC will be divided among the parties and paid to the OCC. See 12 CFR 5.33(g)(3)(iii) and 5.33(g)(5)(iv). Also, see the Licensing Fee Schedule for the OCC’s current fee for performing a stock appraisal.

In addition, when dissenters’ rights are provided in accordance with 12 USC 215 or 215a, the dissenting shareholder may also be entitled to receive additional compensation. The shares of stock of the receiving entity that would have been delivered to the dissenting shareholder must be sold at public auction. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sale price must also be paid to such dissenting shareholders.

The rights and appraisal process for dissenting shareholders of a state bank or nonbank affiliate is determined in the manner as prescribed by the law of the state or other jurisdiction, as appropriate.

OCC’s Valuation Methodology

Because the statutes that provide for appraisals do not define “value” nor does the legislative history illuminate congressional intent, the OCC has elected to use valuation methods that ensure that stockholders receive full value for their shares being appraised. The OCC normally will not apply certain minority discounts to the fair valuation of the dissenting shares of stock. After reviewing the particular facts in each case and the available information on a bank’s shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a fair estimate of the shares’ value.

The OCC values the stock as of the date of consummation of the conversion, consolidation, or merger, with the exception of those transactions that are subject to the requirements of 12 USC 214a, in which case the value is determined as of the date the shareholders meeting was held authorizing the transaction. The OCC also may apply a market discount due to the lack of marketability for stock that is closely held or has a limited trading history. The use of a marketability discount for stock that is not readily marketable is a standard practice in the business valuation industry. The OCC has determined that where the facts warrant the inclusion of this type of discount, such a discount is helpful in reaching the best possible determination of the value.

For banks that are considered going concerns, the OCC typically uses one of three methods or a combination of those methods to determine a reasonable estimate of the shares’ value. Each of those methods is described below – market value, investment value, and adjusted book value. If more than one method is used, varying weights are applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent a fair price. For example, the OCC may give more weight to a value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank’s earnings trend is so irregular that it is considered to be a poor predictor of future earnings

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of value. Consequently, the OCC’s valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

Market Value Method

Market value is the price at which a willing buyer and seller would exchange a share of stock in an “arm’s-length” transaction. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market maker, those quotes are considered in determining value. In the event the stock is heavily traded on a major exchange, it is likely the OCC would simply apply that value for the appropriate date. If no value is readily available, or if the value available is not well established, the OCC likely will use other methods of estimating value, such as the investment value and adjusted book value methods.

Investment Value Method

Investment value is a method of valuation that attempts to make a reasonable and informed assessment of earnings capacity at the bank and then applies the market perception of the value of banking organizations with similar earnings potential. This two-step process requires the establishment of a peer group comprised of banking organizations with similar earnings potential for which market data is readily available, and an analysis of historical earnings data for the target bank. In practice, the investment value is calculated by multiplying a selected price to earnings ratio for the peer banks by the earnings capacity per share of the target bank.

The peer banks are selected based on location, size, and earnings patterns. In order to select a reasonable peer group when there are too few comparable independent banks in a location that are comparable to that of the subject bank, the pool of banks from which a peer group is selected may be broadened. For example, the peer group may be broadened to include one-bank holding company banks in a comparable location, or by selecting banks in less comparable locations that are similar in asset size and earnings’ patterns to the subject bank. Once the peer banks are selected, the selected price to earnings ratio of the peer banks is then applied to the earnings per share estimated for the subject bank to reach a fair estimate of value.

Adjusted Book Value Method

The third method the OCC uses for reaching a fair estimate of value is the adjusted book value method. An adjusted book value is derived by multiplying the book value of the target bank’s assets per share times a selected market price to book value ratio for a group of comparable banking organizations. The adjusted book value reflects the premium or discount to a bank’s book value that is attributed to the condition and prospects of banking organizations in similar situations. The adjusted book value method is an asset-based method whose value is reflective of a bank in liquidation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 4-27-850 of the Arkansas Business Corporation Act of 1987 (the “Arkansas Act”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 4-27-850 of the Arkansas Act provides that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him.

Section 4-27-850 of the Arkansas Act provides that expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 4-27-850 of the Arkansas Act also affords a corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

Pursuant to Section 4-27-202 of the Arkansas Act, the Company’s amended and restated articles of incorporation, as amended, provide that the Company’s directors will not be personally liable to the Company or its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 4-27-833 of the Arkansas Act, which makes directors liable for unlawful dividends or unlawful distributions, (d) for transactions from which directors derive improper personal benefit or (e) for any action, omission, transaction, or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or shareholder.

Article Tenth of the Company’s amended and restated articles of incorporation, as amended, provides as follows:

(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this section.

(f) The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.

(h) The powers and duties of the Corporation to indemnify any person under this Article shall apply with equal force whether an action, suit or proceeding is threatened or commenced in this State or outside this State.

The Company’s Bylaws provide that the Company shall, to the fullest extent permitted by the Arkansas Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, the Company maintains a directors’ and officers’ liability insurance policy.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules: Not Applicable.

(c) Reports, Opinions or Appraisals: The opinion of Sandler O’Neill & Partners, L.P. is included as Appendix B to the proxy statement/prospectus set forth in Part I of this registration statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on May 24, 2013.

BANK OF THE OZARKS, INC.
(Registrant)

By:	/s/ Greg L. McKinney
Greg L. McKinney
Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ George G. Gleason George G. Gleason (Principal Executive Officer)	Chairman of the Board and Chief Executive Officer	May 24, 2013

/s/ Greg L. McKinney Greg L. McKinney (Principal Financial Officer and Accounting Officer)	Chief Financial Officer and Chief Accounting Officer	May 24, 2013

Dan Thomas	Vice Chairman, Chief Lending Officer and President—Real Estate Specialties Group	May , 2013

* Jean Arehart	Director	May 24, 2013

* Nicholas Brown	Director	May 24, 2013

* Richard Cisne	Director	May 24, 2013

* Robert East	Director	May 24, 2013

* Linda Gleason	Director	May 24, 2013

Peter Kenny	Director	May , 2013

* Henry Mariani	Director	May 24, 2013

* Robert Proost	Director	May 24, 2013

* R.L. Qualls	Director	May 24, 2013

* John Reynolds	Director	May 24, 2013

* Sherece West-Scantlebury	Director	May 24, 2013

*By:	/s/ Greg L. McKinney
Greg L. McKinney Attorney-in-Fact for person indicated

EXHIBIT INDEX

Exhibit	Description

2.1(a)	Agreement and Plan of Merger dated as of January 24, 2013 by and among Bank of the Ozarks, Inc., Bank of the Ozarks and The First National Bank of Shelby (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, as amended, filed with the Commission on January 25, 2013, and incorporated herein by this reference).

2.1(b)	Amendment No. 1 to Agreement and Plan of Merger dated as of February 5, 2013 (previously filed as Exhibit 2(b) to the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2013, and incorporated herein by this reference).

2.2	List of Schedules to the Agreement and Plan of Merger (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, as amended, filed with the Commission on January 25, 2013, and incorporated herein by this reference).

2.3	Form of Voting Agreement.*

2.4	Agreement of Purchase and Sale dated January 24, 2013 by and among Bank of the Ozarks, Shelby Loan and Mortgage Corporation and SLMC, LLC. Immaterial exhibits to this agreement are described in the agreement and are omitted from this filing. Copies of such exhibits will be furnished to the Commission upon request.*

3.1	Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc. (previously filed as Exhibit 3.1 to Bank of the Ozarks, Inc.’s Registration Statement on Form S-1 filed with the Commission on May 22, 1997, as amended, Commission File Number 333-27641, and incorporated herein by this reference).

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant dated December 9, 2003 (previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2004 for the year ended December 31, 2003, and incorporated herein by this reference).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc., dated December 10, 2008 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 10, 2008, and incorporated herein by this reference).

3.4	Amended and Restated By-Laws of the Registrant, dated December 11, 2007 (previously filed as Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed with the Commission on December 11, 2007, and incorporated herein by this reference).

5.1	Opinion of Kutak Rock LLP.*

8.1	Opinion of Kutak Rock LLP on Certain Tax Matters.*

8.2	Opinion of Nelson Mullins Riley & Scarborough LLP on Certain Tax Matters.*

23.1	Consent of Kutak Rock LLP (included in Exhibit 5.1).*

23.2	Consent of Kutak Rock LLP ( included in Exhibit 8.1).*

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.2).*

23.4	Consent of Crowe Horwath LLP.

23.5	Consent of Elliott Davis, PLLC.

24.1	Powers of Attorney.*

99.1	Form of Proxy of The First National Bank of Shelby*

99.2	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.